As filed with the Securities and Exchange Commission on February 9, 2011 Registration No. 333-170971

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FIBROCELL SCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	87-0458888

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
405 Eagleview Boulevard
Exton, Pennsylvania 19341
(484) 713-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Declan Daly
405 Eagleview Boulevard
Exton, Pennsylvania 19341
(484) 713-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Cavas S. Pavri, Esq.
Cozen O’Connor
1900 Market Street
Philadelphia, PA 19103
Professional Corporation
(215) 665-5542
Facsimile: (215) 701-2478
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐.
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Calculation of Registration Fee

Proposed
		Maximum	Proposed
		Offering	Maximum
Title of each Class of Security being	Amount being	Price Per	Aggregate	Amount of Registration
Registered	Registered (1)	Security(2)	Offering Price(2)	Fee
Common Stock, $0.001 par value	2,707,027	$0.60	$1,624,216	$162.26 (3)

     (1) All of the shares are offered by the Selling Stockholders. Accordingly, this registration statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
     (2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, using the average of the bid and asked prices as reported on the OTC Bulletin Board on February 7, 2011, which was $0.60 per share.
     (3) $41.86 of this fee was paid at the time of the initial filing of this registration statement.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Explanatory Note
     Fibrocell Science, Inc. (the “Company”) previously filed a Registration Statement on Form S-1 (File No. 333-163386) with the U.S. Securities and Exchange Commission (the “SEC”) on November 27, 2009, which was declared effective on February 12, 2010 (the “2010 Prior Registration Statement”). The February 2010 Prior Registration Statement registered up to 3,918,210 shares of our common stock for resale by the selling stockholders named therein, including (a) 501,542 shares of common stock underlying Class A warrants issued in the Company’s October 2009 Series A Preferred offering (the “Series A Preferred offering”); (b) 416,666 shares of common stock underlying Class B warrants issued in the Series A Preferred offering; and (c) 250,000 shares of common stock underlying warrants issued to the placement agent in the Series A Preferred offering.
     The Company also previously filed a Registration Statement on Form S-1 (File No. 333-166652) with the SEC on May 7, 2010, which was declared effective on June 21, 2010 (the “June 2010 Prior Registration Statement”). The June 2010 Prior Registration Statement registered up to 7,366,666 shares of our common stock for resale by the selling stockholders named therein, including (a) 4,766,667 shares of common stock representing 110% of the shares underlying the Series A Preferred that we issued in October 2009; (b) 1,083,331 shares of common stock underlying Class A warrants issued in the Series A Preferred offering; (c) 1,083,332 shares of common stock underlying Class B warrants issued in the Series A Preferred offering; and (d) 433,333 shares of common stock underlying warrants issued to the placement agent in the Series A Preferred offering.
     Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement is a combined prospectus and also relates to 3,918,210 shares of common stock registered under the February 2010 Prior Registration Statement and the 7,366,666 shares of common stock registered under the June 2010 Prior Registration Statement. Accordingly, the June 2010 Prior Registration Statement constituted Post-Effective Amendment No. 1 to the February 2010 Prior Registration Statement, and this Registration Statement, which is a new registration statement, constitutes Post-Effective Amendment No. 2 to the February 2010 Prior Registration Statement. This new Registration Statement is being filed to, among other things: (i) include unaudited financial statements for our third quarter ended September 30, 2010 and to reflect additional information disclosed in our Quarterly Report on Form 10-Q (the “Quarterly Report”) for our third quarter ended September 30, 2010; and (ii) register the resale of additional shares of common stock issuable as a result of antidilution provisions contained in the Company’s Class A warrants, Class B warrants, Placement Agent warrant and the Certificate of Designation for the Series A Preferred.
     Accordingly, the prospectus that is part of this Registration Statement (i) carries forward from the June 2010 Prior Registration Statement 7,366,666 shares of our common stock, which includes 2,599,993 shares of our common stock issuable upon the exercise of certain warrants held by certain of the named selling stockholders and (ii) registers an additional 2,707,027 shares of our common stock (the “Additional Shares”), which includes (a) 1,582,532 shares of common stock underlying Series A Preferred stock, (b) 541,664 shares of common stock underlying Class A warrants issued in the Series A Preferred offering, (c) 541,665 shares of common stock underlying Class B warrants issued in the Series A Preferred offering, and (d) 41,166 shares of common stock underlying warrants issue to the placement agent in the Series A Preferred offering. None of the Additional Shares have been registered previously.
     All filing fees payable in connection with the 2010 Prior Registration Statement were previously paid at the time of the initial filing. A registration fee in respect of the 2,882,530 shares of our common stock being registered in this Registration Statement on Form S-1 is being paid in conjunction with the filing of this Registration Statement on Form S-1.

PROSPECTUS
FIBROCELL SCIENCE, INC.
10,073,693 Common Stock
          This prospectus relates to the resale of our common stock by certain of our stockholders, or Selling Stockholders, named in the section of this prospectus titled “Selling Security Holders.” The following shares may be offered for resale under this prospectus: (a) 6,349,200 shares of common stock representing 110% of the shares underlying the Series A convertible preferred stock, or Series A Preferred, we issued in October 2009; (b) 1,624,996 shares of common stock underlying Class A warrants issued in the Series A Preferred offering; (c) 1,624,997 shares of common stock underlying Class B warrants issued in the Series A Preferred offering; and (d) 474,500 shares of common stock underlying warrants issued to the placement agent in the Series A Preferred offering.
          Although we will pay substantially all the expenses incident to the registration of the shares, we will not receive any proceeds from the sales by the Selling Stockholders. We will, however, receive proceeds if the warrants are exercised; to the extent we receive such proceeds, they will be used for working capital purposes.
          Our common stock is presently quoted for trading under the symbol “FCSC” on the over the counter bulletin board, or OTCBB. On February 7, 2011, the last sales price of the common stock, as reported on the OTCBB was $0.60 per share.
          Investing in our common stock is highly speculative and involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus before making a decision to purchase our common stock.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is February         , 2011

PROSPECTUS SUMMARY
          This summary highlights information set forth in greater detail elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read the following summary together with the more detailed information regarding us and our common stock being sold in this offering. Unless the context requires otherwise, references to the “Company,” “Fibrocell,” “we,” “our,” and “us,” refer to Fibrocell Science, Inc. and its subsidiaries.
          Our Company
We are an aesthetic and therapeutic development stage biotechnology company focused on developing novel skin and tissue rejuvenation products. Our clinical development product candidates are designed to improve the appearance of skin injured by the effects of aging, sun exposure, acne and burn scars with a patient’s own, or autologous, fibroblast cells produced by our proprietary Fibrocell process. Our clinical development programs encompass both aesthetic and therapeutic indications. Our most advanced indication is for the treatment of nasolabial folds wrinkles (United States adopted name, or USAN, is azficel-T) and has completed Phase III clinical studies, and the related Biologics License Application, or BLA, has been submitted to the Food and Drug Administration, or FDA. In October 2009, the FDA’s Cellular, Tissue and Gene Therapies Advisory Committee reviewed this indication. On December 21, 2009, Fibrocell received a Complete Response letter from the FDA related to the BLA for azficel-T, an autologous cell therapy for the treatment of moderate to severe nasolabial fold wrinkles in adults. A Complete Response letter is issued by the FDA’s Center for Biologics Evaluation and Research (CBER) when the review of a file is completed and additional data are needed prior to approval. The Complete Response letter requested that Fibrocell Science provide data from a histopathological study on biopsied tissue samples from patients following injection of azficel-T. The histology study (IT-H-001) will evaluate tissue treated with azficel-T as compared to tissue treated with sterile saline (placebo). The study will also provide information about the skin after treatment, including evaluation of collagen and elastin fibrils, and cellular structure of the sampled tissues. The Company submitted a proposed protocol concerning a histopathological study on biopsied samples to the FDA and to the Company’s Investigational Review Board (“IRB”). The IRB has approved the protocol and the Company received the comments from the FDA on the protocol in May 2010.
On May 13, 2010, the Company announced the initiation of a small histology study of azficel-T, an autologous cell therapy currently under review by the U.S. Food and Drug Administration (FDA) for the treatment of moderate to severe nasolabial fold wrinkles. The study has a target enrollment of approximately 20 participants from the completed and statistically significant pivotal Phase III studies of azficel-T (IT-R-005 and IT-R-006). The Company announced on July 8, 2010, the completion of enrollment of and first treatment visits for participants in its histology study of azficel-T. The second treatment visits for participants enrolled in the histology study of azficel-T were completed by the end of July. The third treatment visits for participants enrolled in the histology study of azficel-T were completed by the end of August.
The Complete Response letter also requested finalized Chemistry, Manufacturing and Controls (CMC) information regarding the manufacture of azficel-T as follow-up to discussions that occurred during the BLA review period, as well as revised policies and procedures.
The Company filed its response to the FDA’s Complete Response letter on December 17, 2010. On January 12, 2011, the Company announced that the FDA has accepted for review the Company’s response submission for azficel-T, proposed brand name laViv©, for the treatment of moderate to severe nasolabial folds and wrinkles. There is no assurance that the FDA will approve our product. The FDA, under the Prescription Drug User Fee Act (“PDUFA”), has a target six months review window to completely evaluate the Company’s response upon acceptance of the response.
During 2009 we completed a Phase II/III study for the treatment of acne scars. During 2008 we completed our open-label Phase II study related to full face rejuvenation.
We also develop and market an advanced skin care product line through our Agera subsidiary, in which we acquired a 57% interest in August 2006.
          Exit from Bankruptcy
          On August 27, 2009, the United States Bankruptcy Court for the District of Delaware in Wilmington entered an order, or Confirmation Order, confirming the Joint First Amended Plan of Reorganization dated July 30, 2009, as supplemented by the Plan Supplement dated August 21, 2009, or the Plan, of Isolagen, Inc. and Isolagen’s wholly owned subsidiary, Isolagen Technologies, Inc. The effective date of the Plan was September 3, 2009.
          Our officers and directors as of the effective date were all deemed to have resigned and a new board of directors was appointed. As of the effective date, our initial board of directors consisted of: David Pernock, Paul Hopper and Kelvin Moore. Dr. Robert Langer was appointed to the Board in late September 2009. Declan Daly remained as chief operating officer and chief financial officer of the reorganized company, and in November 2009, he was appointed to the Board of Directors. Mr. Pernock became our chief executive officer in February 2010.
          Pursuant to the Plan, all of our equity interests, including without limitation our common stock, options and warrants outstanding as of the effective date were cancelled. On the effective date, we completed an exit financing of common stock in the amount of $2 million, after which the equity holders of our company were:
•	7,320,000 shares, to our pre-bankruptcy lenders and the lenders that provided us our debtor-in-possession facility, collectively;

•	3,960,000 shares, to the holders of our 3.5% convertible subordinated notes;

•	600,000 shares, to our management as of the effective date, which was our chief operating officer;

•	120,000 shares, to the holders of our general unsecured claims; and

•	2,666,666 shares, to the purchasers of shares in the $2 million exit financing (our pre-bankruptcy lenders, the lenders that provided us our debtor-in-possession facility and the holders of our 3.5% convertible subordinated notes were permitted to participate in our exit financing).
          In the Plan, in addition to the common stock set forth above, each holder of Isolagen’s 3.5% convertible subordinated notes, due November 2024, in the approximate non-converted aggregate principal amount of $81 million, received, in full and final satisfaction, settlement, release and discharge of and in exchange for any and all claims arising out of the 3.5% convertible subordinated notes, its pro rata share of an unsecured note in the principal amount of $6 million, or the New Notes. The New Notes have the following features:
•	12.5% interest payable quarterly in cash or, at our option, 15% payable in kind by capitalizing such unpaid amount and adding it to the principal as of the date it was due;

•	mature June 1, 2012;

•	at any time prior to the maturity date, we may redeem any portion of the outstanding principal of the New Notes in cash at 125% of the stated face value of the New Notes; provided that we will be obligated to redeem all outstanding New Notes upon the following events: (a) we or our subsidiary, Fibrocell Technologies, Inc. (formerly, Isolagen Technologies, Inc.) successfully complete a capital campaign raising in excess of $10,000,000; or (b) we or our subsidiary, Fibrocell Technologies, Inc., are acquired by, or sell a majority stake to, an outside party;

•	the New Notes contain customary representations, warranties and covenants, including a covenant that we and our subsidiary, Fibrocell Technologies, Inc., shall be prohibited from the incurrence of additional debt without obtaining the consent of 66 2/3% of the New Note holders.
          Recent Developments
          March 2010 Offering
          On March 2, 2010 pursuant to a securities purchase agreement, we completed an offering, referred to as the March 2010 Private Offering, in which we issued to certain accredited investors in the aggregate 5,076,664 shares of common stock at a purchase price of $0.75 per share. Each investor also received a warrant to purchase the same number of shares of common stock acquired in the March 2010 Private Offering at an initial exercise price of $0.98 per share. The aggregate purchase price paid by the investors for the common stock and the warrants was $3,807,500. The Company intends to use the proceeds for working capital purposes.
          Effect of March 2010 Private Offering on Series A Preferred
          With certain exceptions, the Certificate of Designation of the Series A Preferred, which was issued as part of our Series A Preferred Offering, provides that if at any time while the Series A Preferred is outstanding, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents at an effective price per share that is lower than the then conversion price of the Series A Preferred, then the conversion price of the Series A Preferred will be reduced to equal the lower price.
          Consequently, as a result of the purchase price of the common stock sold in the March 2010 Private Offering, effective as of March 2, 2010, the conversion price of the Series A Preferred was reduced from $1.30 to $0.75.
          Effect of March 2010 Private Offering on Warrants
          With certain exceptions, the Class A warrants, Class B warrants and placement agent warrants, which were issued as part of our Series A Preferred Offering, provide that if at any time while the warrants are outstanding, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents at an effective price per share that is lower than the then exercise price of the relevant warrant, then the exercise price of such warrant will be reduced to equal the lower price and the number of shares issuable thereunder will be increased such that the aggregate exercise price after the exercise price adjustment will be equal to the aggregate exercise price prior to the adjustment.
          Consequently, as a result of the purchase price of the common stock were sold in the March 2010 Private Offering, effective as of March 2, 2010, (a) the exercise prices for the Class A, Class B and placement agent warrants, which were issued as part of our Series A Preferred Offering, reduced from $1.62, $1.95 and $1.30 per share, respectively, to $0.75 per share and (b) the numbers of shares underlying the Class A, Class B and placement agent warrants were increased to 1,083,331, 1,083,332 and 433,333 respectively.
          July through November 2010 Offerings
          Pursuant to securities purchase agreements, we completed offerings in July, September, October and November 2010 in which we issued to certain accredited investors (i) in the aggregate 4,640 shares of Series B Convertible Preferred Stock, with a stated value of $1,000 per share, referred to as the Series B Preferred, and (ii) warrants to purchase 7,733,333 shares of Company common stock at an exercise price of $0.8054 per share. The aggregate purchase price paid by the investors for the Series B Preferred and the warrants was $4,640,000. Of the foregoing, to date, the Company has not received $210,000 in subscription proceeds representing 210 shares of Series B Preferred and warrants to purchase 350,000 shares. The Company intends to use the proceeds for working capital purposes.
          In connection with the September offering, the Company recorded on its September 30, 2010 balance sheet a $450,000 receivable of subscription proceeds, representing two subscriptions for an aggregate of 450 shares of Series B Preferred and warrants to purchase 750,000 shares. On November 17, 2010, the Company entered into a Termination Agreement with the two Subscribers owing the $450,000 to terminate their Securities Purchase Agreements. As a result, the Subscribers are no longer obligated to pay the Company the $450,000 and the Company is not obligated to issue the Series B Preferred shares or warrants. Accordingly, the $450,000 receivable will not be reflected on future balance sheets.
          Effect of July through November 2010 Private Offerings on Series A Preferred
          With certain exceptions, the Certificate of Designation of the Series A Preferred, which was issued as part of our Series A Preferred Offering, provides that if at any time while the Series A Preferred is outstanding, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents at an effective price per share that is lower than the then conversion price of the Series A Preferred, then the conversion price of the Series A Preferred will be reduced to equal the lower price.
          Consequently, as a result of the purchase price of the common stock sold in the July, September, October and November 2010 private offerings the conversion price of the Series A Preferred has been reduced from $0.75 to $0.60.
          Effect of July through November 2010 Private Offerings on Warrants issued as part of Series A Preferred Offering
          With certain exceptions, the Class A warrants, Class B warrants and placement agent warrants, which were issued as part of the Series A Preferred Offering, provide that if at any time while the warrants are outstanding, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents at an effective price per share that is lower than the then exercise price of the relevant warrant, then the exercise price of such warrant will be reduced to equal the lower price and the number of shares issuable thereunder will be increased such that the aggregate exercise price after the exercise price adjustment will be equal to the aggregate exercise price prior to the adjustment.
          Consequently, as a result of the purchase price of the common stock sold in the July, September, October and November 2010 private offerings, (a) the exercise prices for the Class A, Class B and placement agent warrants issued as part of the Series A Preferred Offering were reduced from $0.75 per share to $0.60 per share and (b) the numbers of shares underlying the Class A, Class B and placement agent warrants were increased to 1,354,163, 1,354,165, and 541,667, respectively.
          Effect of July through November 2010 Private Offerings on Warrants issued as part of March 2010 Private Offering
          With certain exceptions, the warrants and placement agent warrants issued as part of the March 2010 Private Offering provide that if at any time while the warrants are outstanding, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents at an effective price per share that is lower than the then exercise price of the relevant warrant, then the exercise price of such warrant will be reduced to equal the lower price and the number of shares issuable thereunder will be increased such that the aggregate exercise price after the exercise price adjustment will be equal to the aggregate exercise price prior to the adjustment.
          Consequently, as a result of the purchase price of the common stock sold in the July, September, October and November 2010 private offerings, (a) the exercise prices for the warrants and placement agent warrants issued as part of the March 2010 Private Offering were reduced from $0.98 and $0.75 per share, respectively, to $0.60 per share and (b) the numbers of shares underlying the warrants and placement agent warrants have been increased to 8,291,885 and 507,666 respectively.
          December 2010 and January 2011 Offerings
          In December 2010 and January 2011, we entered into securities purchase agreements with certain accredited investors, pursuant to which we issued: (i) 4,293 shares of Series D Convertible Preferred Stock, with a par value of $0.001 per share and a stated value of $1,000 per share, referred to as Series D Preferred, and (ii) warrants to purchase 8,586,000 shares of Company common stock at an exercise price of $0.50 per share.
          The aggregate purchase price to be paid by the purchasers for the Series D Preferred and the warrants will be $4,293,000 (representing $1,000 for each share of Series D Preferred together with warrants). The Company intends to use the proceeds for working capital purposes.
          Effect of Series D Preferred Private Placement on Other Company Securities
          As a result of the Series D Preferred private placement, anti-dilution provisions of other Company securities were triggered, and as a result the following adjustments were made effective December 8, 2010.
          Conversion Price — Series A Preferred Stock and Series B Preferred Stock
          Section 7(b) of the Certificates of Designation for the Series A Preferred Stock and Series B Preferred Stock requires that the Conversion Price for the Series A Preferred Stock and Series B Preferred Stock be reduced to equal the price per share of the common stock sold in the Offering. Accordingly, the Conversion Price for the Series A Preferred Stock and Series B Preferred Stock is being reduced to $0.50.
          Convertible Shares — Series A Preferred Stock and Series B Preferred Stock
          Section 6(a) of the Certificates of Designation for the Series A Preferred Stock and Series B Preferred Stock states that each share of Preferred Stock is convertible into that number of shares of common stock determined by dividing the Stated Value of such share of Preferred Stock (currently, $1,000 per share) by the Conversion Price. Accordingly, each investor’s Series A Preferred Stock and Series B Preferred Stock may be converted into the number of shares of common stock equal to ($1,000/.50) multiplied by the number of shares held by the investor. After giving effect to this anti-dilution provision, there will be (i) 5,772,000 shares of common stock underlying the Series A Preferred Stock and (ii) 9,280,000 shares of common stock underlying the Series B Preferred Stock.
          As used below, “Warrants” refers to the following Company warrants: (i) the Series A and Series B warrants issued in connection with the Series A Preferred Stock, (ii) the warrants issued in connection with the Company’s March 2010 offering, and (iii) the warrants issued in connection with the Company’s Series B Preferred Stock.
          Exercise Price — Warrants
          Section 3(b) of the Warrants requires that the Exercise Price for the Warrants be reduced to equal the price per share of the common stock sold in the Offering. Accordingly, the Exercise Price for all of the Warrants is being reduced to $0.50.
          Underlying Shares — Warrants
          Section 3(b) of the Warrants requires that the number of shares of common stock underlying the Warrants (the “Warrant Shares”) be increased such that the aggregate exercise price following the exercise price adjustment equals the aggregate exercise price prior to the exercise price adjustment. As a result of this adjustment, the number of shares underlying each investor’s Warrant will increase to equal the number of shares underlying the respective warrant multiplied by the exercise price prior to dilution, divided by $0.50. After giving effect to this anti-dilution provision, there will be:
•	1,624,996 shares of common stock underlying the Series A warrants;
•	1,624,997 shares of common stock underlying the Series B warrants;
•	9,950,261 shares of common stock underlying the warrants issued in connection with our March 2010 Offering; and
•	12,456,851 shares of common stock underlying the warrants issued in connection with our Series B Offering.
          Our Contact Information
          Our corporate headquarters is located at 405 Eagleview Boulevard, Exton, Pennsylvania 19341. Our phone number is (484) 713-6000. Our corporate website is www.fibrocellscience.com. Information contained on our website or any other website does not constitute part of this prospectus.
          Risks Related to Our Business
          Our business is subject to a number of risks, which you should be aware of before making an investment decision. These risks are discussed more fully under the section entitled “Risk Factors.”
          Securities Being Offered
          The Selling Stockholders named in this prospectus may offer for resale the following securities:

•	up to 6,349,200 shares of common stock representing 110% of the shares underlying the Series A Preferred we issued in October 2009;

•	up to 1,624,996 shares of common stock underlying Class A warrants issued in the Series A Preferred offering;

•	up to 1,624,997 shares of common stock underlying Class B warrants issued in the Series A Preferred offering; and

•	up to 474,500 shares of common stock underlying warrants issued to the placement agent in the Series A Preferred offering.

          Although we will pay substantially all the expenses incident to the registration of the shares, we will not receive any proceeds from the sales by the Selling Stockholders. However, we may receive proceeds of up to $1,950,000 from the exercise of the outstanding warrants; if such proceeds are received by us, they will be used for working capital purposes.
RISK FACTORS
Investing in our company involves a high degree of risk. Before investing in our company you should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment.

We could fail to remain a going concern. We will need to raise substantial additional capital to fund our operations through commercialization of our product candidates, and we do not have any commitments for that capital.
There exists substantial doubt regarding our ability to continue as a going concern. As of September 30, 2010, we had cash and cash equivalents of $200,000 million and negative working capital of $1.1 million. Cumulatively, in July, September, October and November 2010, we raised approximately $4.6 million less fees as a result of the issuance of Series B Convertible Preferred Stock and warrants. The Company has not yet received $0.2 million in subscription proceeds from the above raises. Although the Company believes that these outstanding funds will be received, there is no guarantee that these funds will be received. Additionally, in December 2010 and January 2011 the Company raised $4,293,000 less fees as a result of the issuance of Series D Convertible Preferred Stock and warrants.
As of February 1, 2011, the Company had cash and cash equivalents of approximately $1.6 million and liabilities of approximately $0.6 million. Thus, the Successor Company will require to raise additional cash resources in the very near future, or it will likely cease operations. The Successor Company will need to access the capital markets in the future in order to fund future operations. There is no guarantee that any such required financing will be available on terms satisfactory to the Successor Company or available at all. These matters create uncertainty relating to its ability to continue as a going concern.
We will need additional capital to achieve commercialization of our product candidates and to execute our business strategy, and if we are unsuccessful in raising additional capital we will be unable to achieve commercialization of our product candidates or unable to fully execute our business strategy on a timely basis, if at all. If we raise additional capital through the issuance of debt securities, the debt securities may be secured and any interest payments would reduce the amount of cash available to operate and grow our business. If we raise additional capital through the issuance of equity securities, such issuances will likely cause dilution to our stockholders, particularly if we are required to do so during periods when our common stock is trading at low price levels. If we file for bankruptcy, it is likely that our common stock will become worthless, given that there currently exists approximately $7.2 million of debt as of January 31, 2011, which has a priority over common shareholders. Additionally, we do not know whether any financing, if obtained, will be adequate to meet our capital needs and to support our growth. If adequate capital cannot be obtained on satisfactory terms, we may terminate or delay our efforts related to regulatory approval of one or more of our product candidates, curtail or delay the implementation of manufacturing process improvements or delay the expansion of our sales and marketing capabilities, any of which could cause our business to fail.
If we do not obtain additional funding, we will likely enter into bankruptcy and/or cease operations. Further, if we do raise additional cash resources in the very near future, it may be raised in contemplation of or in connection with bankruptcy. If we enter into bankruptcy, it is likely that our common stock and common stock equivalents will become worthless and our creditors will receive significantly less than what is owed to them.
Our independent registered public accounting firm issued their report for our fiscal year ended December 31, 2009, which included an explanatory paragraph for our uncertainty to continue as a going concern. If we became unable to continue as a going concern, we would have to liquidate our assets and we may likely receive significantly less than the values at which they are carried on our consolidated financial statements. The inclusion of a going concern explanatory paragraph in our independent registered public accounting firm’s audit opinion for the year ended December 31, 2009 may materially and adversely affect our stock price and our ability to raise new capital.
Obtaining FDA and other regulatory approvals is complex, time consuming and expensive, and the outcomes are uncertain.
The process of obtaining FDA and other regulatory approvals is time consuming, expensive and difficult. Clinical trials are required and the marketing and manufacturing of our product candidates are subject to rigorous testing procedures. We have finished injections related to our pivotal Phase III clinical trial for our lead facial product candidate and have submitted the related BLA to the FDA. In October 2009, the FDA Cellular, Tissue and Gene Therapies Advisory Committee reviewed our nasolabial fold/wrinkles product candidate. The Committee voted 11 “yes” to 3 “no” that the data presented on our product demonstrated efficacy, and 6 “yes” to 8 “no” that the data demonstrated safety; both for the proposed indication of treatment of nasolabial fold wrinkles. The Committee’s recommendations are not binding on the FDA, but the FDA will consider their recommendations during their review of our application, which could adversely effect the application. On December 21, 2009, Fibrocell received a Complete Response letter from the FDA related to the BLA for azficel-T, an autologous cell therapy for the treatment of moderate to severe nasolabial fold wrinkles in adults. A Complete Response letter is issued by the FDA’s Center for Biologics Evaluation and Research (CBER) when the review of a file is completed and additional data are needed prior to approval. The Complete Response letter requested that Fibrocell Science provide data from a histopathological study on biopsied tissue samples from patients following injection of azficel-T. The letter also requested finalized Chemistry, Manufacturing and Controls (CMC) information regarding the manufacture of azficel-T as follow-up to discussions that occurred during the BLA review period, as well as revised policies and procedures. To the extent that the data obtained from the histopathological study is negative and/or the CMC information and revised policies and procedures required by the FDA is not satisfactory, we may not obtain approval from the FDA or there may be a delay in approval.
Our other product candidates will require additional clinical trials. The commencement and completion of clinical trials for any of our product candidates could be delayed or prevented by a variety of factors, including:
•	delays in obtaining regulatory approvals to commence a study;
•	delays in identifying and reaching agreement on acceptable terms with prospective clinical trial sites;
•	delays or failures in obtaining approval of our clinical trial protocol from an institutional review board, or IRB, to conduct a clinical trial at a prospective study site;
•	delays in the enrollment of subjects;
•	manufacturing difficulties;
•	failure of our clinical trials and clinical investigators to be in compliance with the FDA’s Good Clinical Practices, or GCP;
•	failure of our third-party contract research organizations, clinical site organizations and other clinical trial managers, to satisfy their contractual duties, comply with regulations or meet expected deadlines;
•	lack of efficacy during clinical trials; or
•	unforeseen safety issues.
We do not know whether our clinical trials will need to be restructured or will be completed on schedule, if at all, or whether they will provide data necessary to support necessary regulatory approval. Significant delays in clinical trials will impede our ability to commercialize our product candidates and generate revenue, and could significantly increase our development costs.
We utilize bovine-sourced materials to manufacture our Fibrocell Therapy. Future FDA regulations, as well as currently proposed regulations, may require us to change the source of the bovine-sourced materials we use in our products or to cease using bovine-sourced materials. If we are required to use alternative materials in our products, and in the event that such alternative materials are available to us, or if we choose to change the materials used in our products in the future, we would need to validate the new manufacturing process and run comparability trials with the reformulated product, which could delay our submission for regulatory approval.
Even if marketing approval from the FDA is received for one or more of our product candidates, the FDA may impose post-marketing requirements, such as:
•	labeling and advertising requirements, restrictions or limitations, including the inclusion of warnings, precautions, contra-indications or use limitations that could have a material impact on the future profitability of our product candidates;
•	testing and surveillance to further evaluate or monitor our future products and their continued compliance with regulatory standards and requirements;

•	submitting products for inspection; or
•	imposing a risk evaluation and mitigation strategy, or REMS, to ensure that the benefits of the drug outweigh the risks.
Because our consolidated financial statements for the year ended December 31, 2009 reflect fresh-start accounting adjustments made on emergence from bankruptcy and because of the effects of the transactions that became effective pursuant to the Plan, financial information in our current and future financial statements will not be comparable to our financial information from prior periods.
In connection with our emergence from bankruptcy, we adopted fresh-start accounting as of September 1, 2009 in accordance with ASC 852-10. The adoption of fresh-start accounting resulted in our becoming a new entity for financial reporting purposes. As required by fresh-start accounting, our assets and liabilities have been preliminarily adjusted to fair value, and certain assets and liabilities not previously recognized in our financial statements have been recognized. In addition to fresh-start accounting, our financial statements reflect all effects of the transactions implemented by the Plan. Accordingly, the financial statements prior to September 1, 2009 are not comparable with the financial statements for periods on or after September 1, 2009. Furthermore, the estimates and assumptions used to implement fresh-start accounting are inherently subject to significant uncertainties and contingencies beyond our control. Accordingly, we cannot provide assurance that the estimates, assumptions, and values reflected in the valuations will be realized, and actual results could vary materially. For further information about fresh-start accounting, see Note 5 — “Fresh-Start Accounting” in Notes to Consolidated Financial Statements.
Protocol deviations may release the FDA from its binding acceptance of our SPA study design, which may result in the delay, or non-approval, by the FDA of the Fibrocell Therapy.
In connection with preparations for FDA Investigator Inspections related to our nasolabial fold/wrinkle Phase III studies, we identified protocol deviations related to the timing of visits and other types of deviations. The possibility exists that our special protocol assessment could no longer be binding on the FDA if the FDA considers these deviations, individually or in aggregate, to be significant. Further, future investigator audits may identify deviations unknown at this time. Accordingly, the possibility exists that although our Phase III studies yielded statistically significant results, the studies may not be acceptable to the FDA under the SPA.
Clinical trials may fail to demonstrate the safety or efficacy of our product candidates, which could prevent or significantly delay regulatory approval and prevent us from raising additional financing.
Prior to receiving approval to commercialize any of our product candidates, we must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA and other regulatory authorities in the United States and abroad, that our product candidates are both safe and effective. We will need to demonstrate our product candidates’ efficacy and monitor their safety throughout the process. We have recently completed a pivotal Phase III clinical trial related to our lead facial aesthetic product candidate. The success of prior pre-clinical or clinical trials does not ensure the success of these trials, which are being conducted in populations with different racial and ethnic demographics than our previous trials. If our current trials or any future clinical trials are unsuccessful, our business and reputation would be harmed and the price at which our stock trades could be adversely affected. In addition, if our Phase III clinical trials related to our lead facial aesthetic product candidate is deemed to be unacceptable or deficient in any way by the FDA, we may be unable to raise additional equity or debt financing that we may require to continue our operations.
All of our product candidates are subject to the risks of failure inherent in the development of biotherapeutic products. The results of early-stage clinical trials of our product candidates do not necessarily predict the results of later-stage clinical trials. Product candidates in later-stage clinical trials may fail to demonstrate desired safety and efficacy traits despite having successfully progressed through initial clinical testing. Even if we believe the data collected from clinical trials of our product candidates is promising, this data may not be sufficient to support approval by the FDA or any other U.S. or foreign regulatory approval. Pre-clinical and clinical data can be interpreted in different ways. Accordingly, FDA officials could reach different conclusions in assessing such data than we do, which could delay, limit or prevent regulatory approval. In addition, the FDA, other regulatory authorities, our Institutional Review Boards or we, may suspend or terminate clinical trials at any time.

Unlike our Phase III nasolabial/wrinkle trial, our Phase II/III Acne Scar trial is not subject to a SPA with the FDA. In addition, we have developed a photo guide for use in the evaluators’ assessment of acne study subjects. Our evaluator assessment scale and photo guide have not been previously used in a clinical trial. To obtain FDA approval with respect to the acne scar indication, we will require FDA concurrence with the use of our evaluator assessment scale and photo guide.
Any failure or delay in completing clinical trials for our product candidates, or in receiving regulatory approval for the sale of any product candidates, has the potential to materially harm our business, and may prevent us from raising necessary, additional financing that we may need in the future.
We may issue additional equity securities and thereby materially and adversely affect the price of our common stock.
Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. We have used and it is likely that we will continue to use our common stock or securities convertible into or exchangeable for our common stock to fund our working capital needs or to acquire technology, product rights or businesses, or for other purposes. If we issue additional equity securities, particularly during times when our common stock is trading at relatively low price levels, the price of our common stock may be materially and adversely affected.
We have a significant number of warrants and convertible preferred stock outstanding that contain anti-dilution and price-protection provisions that may result in the reduction of their exercise prices or conversion prices in the future.
In October 2009, we completed an offering of Series A Preferred Stock and warrants. In March 2010, we completed an offering of common stock and warrants. In July, September, October and November 2010 we completed offerings of Series B Preferred Stock and warrants. In December 2010 and January 2011 we completed an offering of Series D Preferred Stock and warrants. Each of the foregoing securities were subject to certain anti-dilution provisions, which provisions require the lowering of the conversion price or exercise price, as applicable, to the purchase price of future offerings. Furthermore, with respect to the warrants, if we complete an offering below the exercise price of such warrants, the number of shares issuable under the warrants will be proportionately increased such that the aggregate exercise price payable after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment. The conversion and exercise price of securities issued in the October 2009 offering were adjusted due to the March, July, September, October, November and December 2010 and January 2011 offerings and the conversion and exercise price of securities issued in the March 2010 offering were adjusted due to the July, September, October, November and December 2010 and January 2011 offerings. Additionally, the conversion and exercise prices of the securities issued in the July through November 2010 offerings were adjusted due to the December 2010 and January 2011 offering. If in the future we issue securities for less than the conversion or exercise price of the securities we issued in the October 2009, March, July, September, October, November and December 2010 and January 2011 offerings, we may be required to further reduce the relevant conversion or exercise prices, and the number of shares underlying the warrants may be increased.
During the term that the warrants and preferred stock are outstanding, the holders of those securities are given the opportunity to profit from a rise in the market price of our common stock. In addition, certain of the warrants are not redeemable by us. We may find it more difficult to raise additional equity capital while these warrants or preferred stock are outstanding. At any time during which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms from other sources.
We have yet to be profitable, losses may continue to increase from current levels and we will continue to experience significant negative cash flow as we expand our operations, which may limit or delay our ability to become profitable.
We have incurred losses since our inception, have never generated significant revenue from commercial sales of our products, and have never been profitable. We are focused on product development, and we have expended significant resources on our clinical trials, personnel and research and development. We expect these costs to continue to rise in the future. We expect to continue to experience increasing operating losses and negative cash flow as we expand our operations.

We expect to continue to incur significant additional costs and expenses related to:
•	FDA clinical trials and regulatory approvals;
•	expansion of laboratory and manufacturing operations;
•	research and development;
•	brand development;
•	personnel costs;
•	development of relationships with strategic business partners, including physicians who might use our future products; and
•	interest expense and amortization of issuance costs related to our outstanding note payables.
If our product candidates fail in clinical trials or do not gain regulatory approval, if our product candidates do not achieve market acceptance, or if we do not succeed in effectively and efficiently implementing manufacturing process and technology improvements to make our product commercially viable, we will not be profitable. If we fail to become and remain profitable, or if we are unable to fund our continuing losses, our business may fail.
We will continue to experience operating losses and significant negative cash flow until we begin to generate significant revenue from (a) the sale of our product candidates, which is dependent on the receipt of FDA approval for our product candidates and is dependent on our ability to successfully market and sell such product candidates, and (b) our Agera product line, which is dependent on achieving significant market penetration in its markets.
We may be unable to successfully commercialize any of our product candidates currently under development.
Before we can commercialize any of our product candidates in the United States, we will need to:
•	conduct substantial additional research and development;
•	successfully complete lengthy and expensive pre-clinical and clinical testing, including the Phase II/III clinical trial for our acne scar product candidate;
•	successfully improve our manufacturing process; and
•	obtain FDA approvals.
Even if our product development efforts are successful, we cannot assure you that we will be able to commercialize any of our product candidates currently under development. In that event, we will be unable to generate significant revenue, and our business will fail.
We have not generated significant revenue from commercial sales of our products to date, and we do not know whether we will ever generate significant revenue.
We are focused on product development and have not generated significant revenue from commercial sales of our products to date. Prior to the fourth quarter of 2006 we offered the Fibrocell Therapy for sale in the United Kingdom. Our United Kingdom operation had been operating on a negative gross margin as we investigated means to improve manufacturing technologies for the Fibrocell Process.

We do not currently offer any products for sale that are based upon our Fibrocell Therapy, and we cannot guarantee that we will ever market any such products. We must demonstrate that our product candidates satisfy rigorous standards of safety and efficacy before the FDA and other regulatory authorities in the United States and abroad will approve the product candidates for commercial marketing. We will need to conduct significant additional research, including potentially pre-clinical testing and clinical testing before we can file additional applications with the FDA for approval of our product candidates. We must also develop, validate and obtain FDA approval of any improved manufacturing process. In addition, to compete effectively our future products must be easy to use, cost-effective and economical to manufacture on a commercial scale. We may not achieve any of these objectives, and we may never generate revenue from our product candidates.
Our ability to effectively commercialize our product candidates depends on our ability to improve our manufacturing process and validate such future improvements.
As part of the approval process, we must pass a pre-approval inspection of our manufacturing facility before we can obtain marketing approval for our product candidates. The Complete Response letter that we received from the FDA in December 2009 requested finalized Chemistry, Manufacturing and Controls (CMC) information regarding the manufacture of azficel-T as follow-up to discussions that occurred during the BLA review period. FDA. We cannot guarantee that this CMC information will satisfy the FDA’s requirements for approval. All of our manufacturing methods, equipment and processes for the active pharmaceutical ingredient and finished product must comply with the FDA’s current Good Manufacturing Practices, or cGMP, requirements. We will also need to perform extensive audits of our suppliers, vendors and contract laboratories. The cGMP requirements govern all areas of recordkeeping, production processes and controls, personnel and quality control. To ensure that we meet these requirements, we will expend significant time, money and effort. Due to the unique nature of our Fibrocell Therapy, we cannot predict the likelihood that the FDA will approve our facility as compliant with cGMP requirements even if we believe that we have taken the steps necessary to achieve compliance.
The FDA, in its regulatory discretion, may require us to undergo additional clinical trials with respect to any new or improved manufacturing process we develop or utilize, in the future, if any. This could include a requirement to change the materials used in our manufacturing process. These improvements or modifications could delay or prevent approval of our product candidates. If we fail to comply with cGMP requirements, pass an FDA pre-approval inspection or obtain FDA approval of our manufacturing process, we would not receive FDA approval and would be subject to possible regulatory action. The failure to successfully implement our manufacturing process may delay or prevent our future profitability.
Even if we obtain FDA approval in the future and satisfy the FDA with regard to a validated manufacturing process, we still may be unable to commercially manufacture the Fibrocell Therapy profitably. Our manufacturing cost has been subject to fluctuation, depending, in part, on the yields obtained from our manufacturing process. There is no guarantee that future manufacturing improvements will result in a manufacturing cost low enough to effectively compete in the market. Further, we currently manufacture the Fibrocell Therapy on a limited basis (for research and development and for trial purposes only) and we have not manufactured commercial levels of the Fibrocell Therapy in the United States. Such commercial manufacturing volumes, in the future, could lead to unexpected inefficiencies and result in unprofitable performance results.
We may not be successful in our efforts to develop commercial-scale manufacturing technology and methods.
In order to successfully commercialize any approved product candidates, we will be required to produce such products on a commercial scale and in a cost-effective manner. As stated in the preceding risk factor, we intend to seek FDA approval of our manufacturing process as a component of the BLA application and approval process. However, we can provide no assurance that we will be able to cost-effectively and commercially scale our operations using our current manufacturing process. If we are unable to develop suitable techniques to produce and manufacture our product candidates, our business prospects will suffer.

We depend on a third-party manufacturer for our Agera product line, the loss or unavailability of which would require us to find a substitute manufacturer, if available, resulting in delays in production and additional expenses.
Our Agera skin care product line is manufactured by a third party. We are dependent on this third party to manufacture Agera’s products, and the manufacturer is responsible for supplying the formula ingredients for the Agera product lines. If for any reason the manufacturer discontinues production of Agera’s products at a time when we have a low volume of inventory on hand or are experiencing a high demand for the products, significant delays in production of the products and interruption of product sales may result as we seek to establish a relationship and commence production with a new manufacturer, which would negatively impact our results of operation.
The large majority of our revenue, which relates to the Agera business segment, is to one, international customer.
Our revenues, which relate solely to the Agera business segment, are highly concentrated in one large, international customer. This large customer represented 64% of 2009 and 2008 consolidated revenues. Further, this large customer represented 87% and 94% of consolidated accounts receivable, net, at December 31, 2009 and December 31, 2008, respectively. A reduction of revenue related to this large customer, due to competitor product alternatives, pricing pressures, the financial health of the large customer, or otherwise, would have a significant, negative impact on the business of Agera, and the related value thereof.
If our Fibrocell Therapy is found to be unsafe or ineffective, or if our Fibrocell Therapy is perceived to be unsafe or ineffective, our business would be materially harmed.
Our product candidates utilize our Fibrocell Therapy. In addition, we expect to utilize our Fibrocell Therapy in the development of any future product candidates. If our Fibrocell Therapy is found to be, or perceived to be, unsafe or ineffective, we will not be successful in obtaining marketing approval for any product candidates then pending, and we may have to modify or cease production of any products that previously may have received regulatory approval. Negative media exposure, whether founded or unfounded, related to the safety and/or effectiveness of our Fibrocell Therapy may harm our reputation and/or competitive position.
If physicians do not follow our established protocols, the efficacy and safety of our product candidates may be adversely affected.
We are dependent on physicians to follow our established protocols both as to the administration and the handling of our product candidates in connection with our clinical trials, and we will continue to be dependent on physicians to follow such protocols if our product candidates are commercialized. The treatment protocol requires each physician to verify the patient’s name and date of birth with the patient and the patient records immediately prior to injection. In the event more than one patient’s cells are delivered to a physician or we deliver the wrong patient’s cells to the physician, which has occurred in the past, it is the physician’s obligation to follow the treatment protocol and assure that the patient is treated with the correct cells. If the physicians do not follow our protocol, the efficacy and safety of our product candidates may be adversely affected.
Our business, which depends on one facility, is vulnerable to natural disasters, telecommunication and information systems failures, terrorism and similar problems, and we are not fully insured for losses caused by all of these incidents.
We currently conduct all our research, development and manufacturing operations in one facility located in Exton, Pennsylvania. As a result, if we obtain FDA approval of any of our product candidates, all of the commercial manufacturing for the U.S. market are currently expected to take place at a single U.S. facility. If regulatory, manufacturing or other problems require us to discontinue production at that facility, we will not be able to supply product, which would adversely impact our business.
Our Exton facility could be damaged by fire, floods, power loss, telecommunication and information systems failures or similar events. Our insurance policies have limited coverage levels for loss or damages in these events and may not adequately compensate us for any losses that may occur. In addition, terrorist acts or acts of war may cause harm to our employees or damage our Exton facility. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security, and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations in ways that we cannot predict, and could cause our stock price to fluctuate or decline. We are uninsured for these types of losses.

As a result of our limited operating history, we may not be able to correctly estimate our future operating expenses, which could lead to cash shortfalls.
We have a limited operating history and our primary business activities consist of conducting clinical trials. As such, our historical financial data is of limited value in estimating future operating expenses. Our budgeted expense levels are based in part on our expectations concerning the costs of our clinical trials, which depend on the success of such trials and our ability to effectively and efficiently conduct such trials, and expectations related to our efforts to achieve FDA approval with respect to our product candidates. In addition, our budgeted expense levels are based in part on our expectations of future revenue that we may receive from our Agera product line, and the size of future revenue depends on the choices and demand of individuals. Our limited operating history and clinical trial experience make these costs and revenues difficult to forecast accurately. We may be unable to adjust our operations in a timely manner to compensate for any unexpected increase in costs or shortfall in revenue. Further, our fixed manufacturing costs and business development and marketing expenses will increase significantly as we expand our operations. Accordingly, a significant increase in costs or shortfall in revenue could have an immediate and material adverse effect on our business, results of operations and financial condition.
Our operating results may fluctuate significantly in the future, which may cause our results to fall below the expectations of securities analysts, stockholders and investors.
Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include, but are not limited to:
•	the level of demand for the products that we may develop;
•	the timely and successful implementation of improved manufacturing processes;
•	our ability to attract and retain personnel with the necessary strategic, technical and creative skills required for effective operations;
•	the amount and timing of expenditures by practitioners and their patients;
•	introduction of new technologies;
•	product liability litigation, class action and derivative action litigation, or other litigation;
•	the amount and timing of capital expenditures and other costs relating to the expansion of our operations;
•	the state of the debt and/or equity markets at the time of any proposed offering we choose to initiate;
•	our ability to successfully integrate new acquisitions into our operations;
•	government regulation and legal developments regarding our Fibrocell Therapy in the United States and in the foreign countries in which we may operate in the future; and
•	general economic conditions.
As a strategic response to changes in the competitive environment, we may from time to time make pricing, service, technology or marketing decisions or business or technology acquisitions that could have a material adverse effect on our operating results. Due to any of these factors, our operating results may fall below the expectations of securities analysts, stockholders and investors in any future period, which may cause our stock price to decline.

We may be liable for product liability claims not covered by insurance, and, our predecessor company was publicly threatened with claims related to our product in the United Kingdom.
Physicians who used our facial aesthetic product in the past, or who may use any of our future products, and patients who have been treated by our facial aesthetic product in the past, or who may use any of our future products, may bring product liability claims against us. In particular, our predecessor company received negative publicity and negative correspondence from patients in the United Kingdom that had previously received our treatment. While we have taken, and continue to take, what we believe are appropriate precautions, we may be unable to avoid significant liability exposure. We currently keep in force product liability insurance, although such insurance may not be adequate to fully cover any potential claims or may lapse in accordance with its terms prior to the assertion of claims. We may be unable to obtain product liability insurance in the future, or we may be unable to do so on acceptable terms. Any insurance we obtain or have obtained in the past may not provide adequate coverage against any asserted claims. In addition, regardless of merit or eventual outcome, product liability claims may result in:
•	diversion of management’s time and attention;
•	expenditure of large amounts of cash on legal fees, expenses and payment of damages;
•	decreased demand for our products or any of our future products and services; or
•	injury to our reputation.
If we are the subject of any future product liability claims, our business could be adversely affected, and if these claims are in excess of insurance coverage, if any, that we may possess, our financial position will suffer.
Our failure to comply with extensive governmental regulation may significantly affect our operating results.
Even if we obtain regulatory approval for some or all our product candidates, we will continue to be subject to extensive ongoing requirements by the FDA, as well as by a number of foreign, national, state and local agencies. These regulations will impact many aspects of our operations, including testing, research and development, manufacturing, safety, efficacy, labeling, storage, quality control, adverse event reporting, import and export, record keeping, approval, distribution, advertising and promotion of our future products. We must also submit new or supplemental applications and obtain FDA approval for certain changes to an approved product, product labeling or manufacturing process. Application holders must also submit advertising and other promotional material to the FDA and report on ongoing clinical trials. The FDA enforces post-marketing regulatory requirements, including the cGMP requirements, through periodic unannounced inspections. We do not know whether we will pass any future FDA inspections. Failure to pass an inspection could disrupt, delay or shut down our manufacturing operations. Failure to comply with applicable regulatory requirements could, among other things, result in:
•	administrative or judicial enforcement actions;
•	changes to advertising;
•	failure to obtain marketing approvals for our product candidates;
•	revocation or suspension of regulatory approvals of products;
•	product seizures or recalls;
•	court-ordered injunctions;
•	import detentions;
•	delay, interruption or suspension of product manufacturing, distribution, marketing and sales; or
•	civil or criminal sanctions.

The discovery of previously unknown problems with our future products may result in restrictions of the products, including withdrawal from the market. In addition, the FDA may revisit and change its prior determinations with regard to the safety or efficacy of our future products. If the FDA’s position changes, we may be required to change our labeling or cease to manufacture and market our future products. Even prior to any formal regulatory action, we could voluntarily decide to cease the distribution and sale or recall any of our future products if concerns about their safety or efficacy develop.
In their regulation of advertising and other promotion, the FDA and the FTC may issue correspondence alleging that some advertising or promotional practices are false, misleading or deceptive. The FDA and FTC are authorized to impose a wide array of sanctions on companies for such advertising and promotion practices, which could result in any of the following:
•	incurring substantial expenses, including fines, penalties, legal fees and costs to comply with the FDA’s requirements;
•	changes in the methods of marketing and selling products;
•	taking FDA mandated corrective action, which may include placing advertisements or sending letters to physicians rescinding previous advertisements or promotions; or
•	disruption in the distribution of products and loss of sales until compliance with the FDA’s position is obtained.
Improper promotional activities may also lead to investigations by federal or state prosecutors, and result in criminal and civil penalties. If we become subject to any of the above requirements, it could be damaging to our reputation and restrict our ability to sell or market our future products, and our business condition could be adversely affected. We may also incur significant expenses in defending ourselves.
Physicians may prescribe pharmaceutical or biologic products for uses that are not described in a product’s labeling or differ from those tested by us and approved by the FDA. While such “off-label” uses are common and the FDA does not regulate physicians’ choice of treatments, the FDA does restrict a manufacturer’s communications on the subject of off-label use. Companies cannot promote FDA-approved pharmaceutical or biologic products for off-label uses, but under certain limited circumstances they may disseminate to practitioners articles published in peer-reviewed journals. To the extent allowed by the FDA, we intend to disseminate peer-reviewed articles on our future products to practitioners. If, however, our activities fail to comply with the FDA’s regulations or guidelines, we may be subject to warnings from, or enforcement action by, the FDA or other regulatory or law enforcement authorities.
Our sales, marketing, and scientific/educational grant programs, if any in the future, must also comply with applicable requirements of the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act, the federal anti-kickback law, and similar state laws, each as amended. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veteran’s Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws. The distribution of product samples to physicians must comply with the requirements of the Prescription Drug Marketing Act.
Depending on the circumstances, failure to meet post-approval requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, or refusal to allow us to enter into supply contracts, including government contracts. Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity.

Legislative or regulatory reform of the healthcare system may affect our ability to sell our future products profitably.
In the United States and a number of foreign jurisdictions, there have been legislative and regulatory proposals to change the healthcare system in ways that could impact our ability to sell our future products profitably. For instance, there currently is no legal pathway for generic or similar versions of BLA-approved biologics, sometimes called “follow-on biologics” or “biosimilars,” but there is continuing interest by Congress on this issue and on healthcare reform in general. It is unknown what type of regulatory framework, what legal provisions, and what timeframes for issuance of regulations or guidance any final legislation on biosimilars would contain, but the future profitability of any approved biological product could be materially adversely impacted by the approval of a biosimilar product. The FDA’s policies may change and additional government regulations may be enacted, which could prevent or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we might not be permitted to market our future products and our business could suffer.
Any future products that we develop may not be commercially successful.
Even if we obtain regulatory approval for our product candidates in the United States and other countries, those products may not be accepted by the market. A number of factors may affect the rate and level of market acceptance of our products, including:
•	labeling requirements or limitations;
•	market acceptance by practitioners and their patients;
•	our ability to successfully improve our manufacturing process;
•	the effectiveness of our sales efforts and marketing activities; and
•	the success of competitive products.
If our current or future product candidates fail to achieve market acceptance, our profitability and financial condition will suffer.
Our competitors in the pharmaceutical, medical device and biotechnology industries may have superior products, manufacturing capabilities, financial resources or marketing position.
The human healthcare products and services industry is extremely competitive. Our competitors include major pharmaceutical, medical device and biotechnology companies. Most of these competitors have more extensive research and development, marketing and production capabilities and greater financial resources than we do. Our future success will depend on our ability to develop and market effectively our future products against those of our competitors. If our future products receive marketing approval but cannot compete effectively in the marketplace, our results of operations and financial position will suffer.
We are dependent on our key scientific and other management personnel, and the loss of any of these individuals could harm our business.
We are dependent on the efforts of our key management and scientific staff. The loss of any of these individuals, or our inability to recruit and train additional key personnel in a timely manner, could materially and adversely affect our business and our future prospects. A loss of one or more of our current officers or key personnel could severely and negatively impact our operations. We have employment agreements with most of our key management personnel, but some of these people are employed “at-will,” and any of them may elect to pursue other opportunities at any time. We have no present intention of obtaining key man life insurance on any of our executive officers or key management personnel.

We may need to attract, train and retain additional highly qualified senior executives and technical and managerial personnel in the future.
In the future, we may need to seek additional senior executives, as well as technical and managerial staff members. There is a high demand for highly trained executive, technical and managerial personnel in our industry. We do not know whether we will be able to attract, train and retain highly qualified technical and managerial personnel in the future, which could have a material adverse effect on our business, financial condition and results of operations.
If we are unable to effectively promote our brands and establish a competitive position in the marketplace, our business may fail.
Our Fibrocell Therapy brand names are new and unproven. We believe that the importance of brand recognition will increase over time. In order to gain brand recognition, we may increase our marketing and advertising budgets to create and maintain brand loyalty. We do not know whether these efforts will lead to greater brand recognition. If we are unable effectively to promote our brands, including our Agera product line, and establish competitive positions in the marketplace, our business results will be materially adversely affected.
If we are unable to adequately protect our intellectual property and proprietary technology, the value of our technology and future products will be adversely affected, and if we are unable to enforce our intellectual property against unauthorized use by third parties our business may be materially harmed.
Our long-term success largely depends on our future ability to market technologically competitive products. Our ability to achieve commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our technology and future products, as well as successfully defending these patents against third party challenges. In order to do so we must:
•	obtain and protect commercially valuable patents or the rights to patents both domestically and abroad;
•	operate without infringing upon the proprietary rights of others; and
•	prevent others from successfully challenging or infringing our proprietary rights.
As of December 31, 2009, we had 9 issued U.S. patents, 4 pending U.S. patent applications, 28 granted foreign patents and 3 pending international patent application. However, we may not be able to obtain additional patents relating to our technology or otherwise protect our proprietary rights. If we fail to obtain or maintain patents from our pending and future applications, we may not be able to prevent third parties from using our proprietary technology. We will be able to protect our proprietary rights from unauthorized use only to the extent that these rights are covered by valid and enforceable patents that we control or are effectively maintained by us as trade secrets. Furthermore, the degree of future protection of our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep a competitive advantage.
The patent situation of companies in the markets in which we compete is highly uncertain and involves complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States. The laws of other countries do not protect intellectual property rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology and/or pharmaceuticals, which could make it difficult for us to stop the infringement of our patents in foreign countries in which we hold patents. Proceedings to enforce our patent rights in the United States or in foreign jurisdictions would likely result in substantial cost and divert our efforts and attention from other aspects of our business. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents.

Other risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:
•	the inventors of the inventions covered by each of our pending patent applications might not have been the first to make such inventions;
•	we might not have been the first to file patent applications for these inventions or similar technology;
•	the future and pending applications we will file or have filed, or to which we will or do have exclusive rights, may not result in issued patents or may take longer than we expect to result in issued patents;
•	the claims of any patents that are issued may not provide meaningful protection;
•	our issued patents may not provide a basis for commercially viable products or may not be valid or enforceable;
•	we might not be able to develop additional proprietary technologies that are patentable;
•	the patents licensed or issued to us may not provide a competitive advantage;
•	patents issued to other companies, universities or research institutions may harm our ability to do business;
•	other individual companies, universities or research institutions may independently develop or have developed similar or alternative technologies or duplicate our technologies and commercialize discoveries that we attempt to patent;
•	other companies, universities or research institutions may design around technologies we have licensed, patented or developed; and
•	many of our patent claims are method, rather than composition of matter, claims; generally composition of matter claims are easier to enforce and are more difficult to circumvent.
Our business may be harmed and we may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.
A third party may assert that we, one of our subsidiaries or one of our strategic collaborators has infringed his, her or its patents and proprietary rights or challenge the validity or enforceability of our patents and proprietary rights. Likewise, we may need to resort to litigation to enforce our patent rights or to determine the scope and validity of a third party’s proprietary rights.
We cannot be sure that other parties have not filed for or obtained relevant patents that could affect our ability to obtain patents or operate our business. Even if we have previously filed patent applications or obtain issued patents, others may file their own patent applications for our inventions and technology, or improvements to our inventions and technology. We have become aware of published patent applications filed after the issuance of our patents that, should the owners pursue and obtain patent claims to our inventions and technology, could require us to challenge such patent claims. Others may challenge our patent or other intellectual property rights or sue us for infringement. In all such cases, we may commence legal proceedings to resolve our patent or other intellectual property disputes or defend against charges of infringement or misappropriation. An adverse determination in any litigation or administrative proceeding to which we may become a party could subject us to significant liabilities, result in our patents being deemed invalid, unenforceable or revoked, or drawn into an interference, require us to license disputed rights from others, if available, or to cease using the disputed technology. In addition, our involvement in any of these proceedings may cause us to incur substantial costs and result in diversion of management and technical personnel. Furthermore, parties making claims against us may be able to obtain injunctive or other equitable relief that could effectively block our ability to develop, commercialize and sell products, and could result in the award of substantial damages against us.

The outcome of these proceedings is uncertain and could significantly harm our business. If we do not prevail in this type of litigation, we or our strategic collaborators may be required to:
•	pay monetary damages;
•	expend time and funding to redesign our Fibrocell Therapy so that it does not infringe others’ patents while still allowing us to compete in the market with a substantially similar product;
•	obtain a license, if possible, in order to continue manufacturing or marketing the affected products or services, and pay license fees and royalties, which may be non-exclusive. This license may be non-exclusive, giving our competitors access to the same intellectual property, or the patent owner may require that we grant a cross-license to our patented technology; or
•	stop research and commercial activities relating to the affected products or services if a license is not available on acceptable terms, if at all.
Any of these events could materially adversely affect our business strategy and the value of our business.
In addition, the defense and prosecution of intellectual property suits, interferences, oppositions and related legal and administrative proceedings in the United States and elsewhere, even if resolved in our favor, could be expensive and time consuming and could divert financial and managerial resources. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater financial resources.
If we are unable to keep up with rapid technological changes, our future products may become obsolete or unmarketable.
Our industry is characterized by significant and rapid technological change. Although we attempt to expand our technological capabilities in order to remain competitive, research and discoveries by others may make our future products obsolete. If we cannot compete effectively in the marketplace, our potential for profitability and financial position will suffer.
We have not declared any dividends on our common stock to date, and we have no intention of declaring dividends in the foreseeable future.
The decision to pay cash dividends on our common stock rests with our Board of Directors and will depend on our earnings, unencumbered cash, capital requirements and financial condition. We do not anticipate declaring any dividends in the foreseeable future, as we intend to use any excess cash to fund our operations. Investors in our common stock should not expect to receive dividend income on their investment, and investors will be dependent on the appreciation of our common stock to earn a return on their investment.
Provisions in our charter documents could prevent or delay stockholders’ attempts to replace or remove current management.
Our charter documents provide for staggered terms for the members of our Board of Directors. Our Board of Directors is divided into three staggered classes, and each director serves a term of three years. At stockholders’ meetings, only those directors comprising one of the three classes will have completed their term and be subject to re-election or replacement.
In addition, our Board of Directors is authorized to issue “blank check” preferred stock, with designations, rights and preferences as they may determine. Accordingly, our Board of Directors may, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. This type of preferred stock could also be issued to discourage, delay or prevent a change in our control.

In May 2006, our Board of Directors declared a dividend of one right for each share of our common stock to purchase our newly created Series C participating preferred stock in connection with the adoption of a stockholder rights plan. These rights may have certain anti-takeover effects. For example, the rights may cause substantial dilution to a person or group that attempts to acquire us in a manner which causes the rights to become exercisable. As such, the rights may have the effect of rendering more difficult or discouraging an acquisition of our company which is deemed undesirable by our board of directors.
The use of a staggered Board of Directors, the ability to issue “blank check” preferred stock, and the adoption of stockholder rights plans are traditional anti-takeover measures. These provisions in our charter documents make it difficult for a majority stockholder to gain control of the Board of Directors and of our company. These provisions may be beneficial to our management and our Board of Directors in a hostile tender offer and may have an adverse impact on stockholders who may want to participate in such a tender offer, or who may want to replace some or all of the members of our Board of Directors.
Provisions in our bylaws provide for indemnification of officers and directors, which could require us to direct funds away from our business and future products.
Our bylaws provide for the indemnification of our officers and directors. We have in the past and may in the future be required to advance costs incurred by an officer or director and to pay judgments, fines and expenses incurred by an officer or director, including reasonable attorneys’ fees, as a result of actions or proceedings in which our officers and directors are involved by reason of being or having been an officer or director of our company. Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business and the development of our product candidates, thereby affecting our ability to attain profitability.
Future sales of our common stock may depress our stock price.
The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or as a result of the perception that these sales could occur, which could occur if we issue a large number of shares of common stock (or securities convertible into our common stock) in connection with a future financing, as our common stock is trading at low levels. These factors could make it more difficult for us to raise funds through future offerings of common stock. As of February 1, 2011, there were 20,490,255 shares of common stock issued and outstanding. All of our outstanding shares are freely transferable without restriction or further registration under the Securities Act.
There is a limited, volatile and sporadic public trading market for our common stock.
There is a limited, volatile and sporadic public trading market for our common stock. Without an active trading market, there can be no assurance of any liquidity or resale value of our common stock, and stockholders may be required to hold shares of our common stock for an indefinite period of time.
Lack of effectiveness of internal controls over financial reporting could adversely affect the value of our securities.
As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting in their annual reports on Form 10-K that contains an assessment by management of the effectiveness of the company’s internal control over financial reporting. In addition, the independent registered public accounting firm auditing the company’s financial statements has been required to and may be required in the future to attest to and report on the company’s internal control over financial reporting. Ineffective internal controls over our financial reporting have occurred in the past and may arise in the future. As a consequence, our investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, as well as information relating to Fibrocell that is based on management’s exercise of business judgment and assumptions made by and information currently available to management. When used in this document and other documents, releases and reports released by us, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “the facts suggest” and words of similar import, are intended to identify any forward-looking statements. You should not place undue reliance on these forward-looking statements. These statements reflect our current view of future events and are subject to certain risks and uncertainties as noted below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results could differ materially from those anticipated in these forward-looking statements. Actual events, transactions and results may materially differ from the anticipated events, transactions or results described in such statements. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward looking statements. Several of these factors include, without limitation:
•	our ability to finance our business and continue in operations;

•	whether the results of our full Phase III pivotal study and our BLA filing will result in approval of our product candidate, and whether any approval will occur on a timely basis;

•	our ability to meet requisite regulations or receive regulatory approvals in the United States, Europe, Asia and the Americas, and our ability to retain any regulatory approvals that we may obtain; and the absence of adverse regulatory developments in the United States, Europe, Asia and the Americas or any other country where we plan to conduct commercial operations;

•	whether our clinical human trials relating to the use of autologous cellular therapy applications, and such other indications as we may identify and pursue can be conducted within the timeframe that we expect, whether such trials will yield positive results, or whether additional applications for the commercialization of autologous cellular therapy can be identified by us and advanced into human clinical trials;

•	our ability to develop autologous cellular therapies that have specific applications in cosmetic dermatology, and our ability to explore (and possibly develop) applications for periodontal disease, reconstructive dentistry, treatment of restrictive scars and burns and other health-related markets;

•	our ability to decrease our manufacturing costs for our Fibrocell Therapy product candidates through the improvement of our manufacturing process, and our ability to validate any such improvements with the relevant regulatory agencies;

•	our ability to reduce our need for fetal bovine calf serum by improved use of less expensive media combinations and different media alternatives;

•	continued availability of supplies at satisfactory prices;

•	new entrance of competitive products or further penetration of existing products in our markets;

•	the effect on us from adverse publicity related to our products or the company itself;

•	any adverse claims relating to our intellectual property;

•	the adoption of new, or changes in, accounting principles;

•	our issuance of certain rights to our shareholders that may have anti-takeover effects;

•	our dependence on physicians to correctly follow our established protocols for the safe administration of our Fibrocell Therapy; and

•	other risks referenced from time to time elsewhere in this prospectus and in our filings with the SEC.
          These factors are not necessarily all of the important factors that could cause actual results of operations to differ materially from those expressed in these forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. We cannot assure you that projected results will be achieved.
USE OF PROCEEDS
          This prospectus relates to the resale of shares of our common stock to be issued to persons who convert their Series A Preferred or exercise their warrants. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds from the exercise of any warrants, up to a maximum amount of $1,950,000, and we will use any such proceeds for working capital purposes.
MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK
AND RELATED STOCKHOLDER MATTERS
          Market Information
          On October 21, 2009, our common stock became available for trading OTCBB under the symbol “FCSC.” Currently, there is only a limited, sporadic and volatile market for our stock on the OTCBB. The table below presents the high and low bid price for our common stock each quarter during the past two years and reflects inter-dealer prices, without retail markup, markdown, or commission, and may not represent actual transactions.

	High	Low
Year ended December 31, 2009 Fourth Quarter (from October 21, 2009)	$2.40	$0.50
Year ended December 31, 2010 First Quarter	$1.18	$0.75
Second Quarter	$1.04	$0.60
Third Quarter	$0.85	$0.51
Fourth Quarter	$0.72	$0.39
          The common stock of our predecessor company, Isolagen, Inc., traded on the NYSE Amex under the symbol “ILE.” The common stock ceased trading on the NYSE Amex on May 6, 2009 and in June 2009 the NYSE Amex delisted the common stock from listing on the NYSE Amex. Upon the effective date of our bankruptcy plan, the outstanding common stock of Isolagen was cancelled. Consequently, the stockholders of Isolagen prior to the effective date of the bankruptcy plan no longer have any interest as stockholders of Fibrocell by virtue of their ownership of Isolagen’s common stock prior to the emergence from bankruptcy.
          As of February 1, 2011, there were 20,490,255 shares of our common stock outstanding and held by 200 stockholders of record. As of February 1, 2011, there were 2,886 shares of Series A Preferred issued and outstanding, 4,640 shares of Series B Preferred issued and outstanding and 4,293 shares of Series D Preferred issued and outstanding.
          On February 7, 2011 the last sale price of our common stock as reported on the OTCBB was $0.60 per share.
          Dividends
          We have never paid any cash dividends on our common stock and our board of directors does not intend to do so in the foreseeable future. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the board of directors in light of conditions then existing, including earnings, financial condition, capital requirements and other factors.
          Holders of the Series A Preferred, holders of the Series B Preferred and holders of the Series D Preferred are entitled to receive cumulative dividends at the rate per share (as a percentage of the stated value per share) of 6% per annum (subject to increase in certain circumstances), payable quarterly in arrears on January 15, April 15, July 15 and October 15, beginning on April 15, 2010 for the Series A Preferred holders, on January 15, 2011 for the Series B Preferred holders and July 15, 2011 for the Series D Preferred holders. The dividends are payable in cash, or at our option, in duly authorized, validly issued, fully paid and non-assessable shares of common stock equal to 110% of the cash dividend amount payable on the dividend payment date, or a combination thereof; provided that we may not pay the dividends in shares of common stock unless we meet certain conditions described in the Certificate of Designation. If we pay the dividend in shares of common stock, the common stock will be valued for such purpose at 80% of the average of the volume weighted average price for the 10 consecutive trading days ending on the trading day that is immediately prior to the dividend payment date.
          Shares of common stock issued as dividends on the Series A Preferred, Series B Preferred or Series D Preferred are not being registered under this prospectus. Such shares are deemed to be “restricted securities” under Rule 144 of the Securities Act and may only be sold in compliance with Rule 144.
          Penny Stock
          The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Our stock is currently a “penny stock.” Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form as the SEC shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.
          These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
We are an aesthetic and therapeutic development stage biotechnology company focused on developing novel skin and tissue rejuvenation products. Our clinical development product candidates are designed to improve the appearance of skin injured by the effects of aging, sun exposure, acne and burn scars with a patient’s own, or autologous, fibroblast cells produced by our proprietary Fibrocell process. Our clinical development programs encompass both aesthetic and therapeutic indications. Our most advanced indication is for the treatment of nasolabial folds wrinkles (United States adopted name, or USAN, is azficel-T) and has completed Phase III clinical studies, and the related Biologics License Application, or BLA, has been submitted to the Food and Drug Administration, or FDA. In October 2009, the FDA’s Cellular, Tissue and Gene Therapies Advisory Committee reviewed this indication. On December 21, 2009, Fibrocell received a Complete Response letter from the FDA related to the BLA for azficel-T, an autologous cell therapy for the treatment of moderate to severe nasolabial fold wrinkles in adults. A Complete Response letter is issued by the FDA’s Center for Biologics Evaluation and Research (CBER) when the review of a file is completed and additional data are needed prior to approval. The Complete Response letter requested that Fibrocell Science provide data from a histopathological study on biopsied tissue samples from patients following injection of azficel-T. The histology study (IT-H-001) will evaluate tissue treated with azficel-T as compared to tissue treated with sterile saline (placebo). The study will also provide information about the skin after treatment, including evaluation of collagen and elastin fibrils, and cellular structure of the sampled tissues. The Company submitted a proposed protocol concerning a histopathological study on biopsied samples to the FDA and to the Company’s Investigational Review Board (“IRB”). The IRB has approved the protocol and the Company received the comments from the FDA on the protocol in May 2010.
On May 13, 2010, the Company announced the initiation of a small histology study of azficel-T, an autologous cell therapy currently under review by the U.S. Food and Drug Administration (FDA) for the treatment of moderate to severe nasolabial fold wrinkles. The study has a target enrollment of approximately 20 participants from the completed and statistically significant pivotal Phase III studies of azficel-T (IT-R-005 and IT-R-006). The Company announced on July 8, 2010, the completion of enrollment of and first treatment visits for participants in its histology study of azficel-T. The second treatment visits for participants enrolled in the histology study of azficel-T were completed by the end of July. The third treatment visits for participants enrolled in the histology study of azficel-T were completed by the end of August.
The Complete Response letter also requested finalized Chemistry, Manufacturing and Controls (CMC) information regarding the manufacture of azficel-T as follow-up to discussions that occurred during the BLA review period, as well as revised policies and procedures.
The Company anticipates filing its response to the FDA’s Complete Response letter by the end of 2010. There is no assurance that the FDA will accept the Company’s response as it may find that the Company’s response does not provide sufficient information to address its Complete Response letter. Even if the FDA accepts the Company’s response for complete evaluation, there is no assurance that it will approve our product. The FDA, under the Prescription Drug User Fee Act (“PDUFA”), has a target six months review window to completely evaluate the Company’s response upon acceptance of the response.
During 2009 we completed a Phase II/III study for the treatment of acne scars. During 2008 we completed our open-label Phase II study related to full face rejuvenation.
We also develop and market an advanced skin care product line through our Agera subsidiary, in which we acquired a 57% interest in August 2006.
Emergence from Voluntary Reorganization Under Chapter 11 Proceedings and Reorganization Plan
Fibrocell emerged from Chapter 11 on September 3, 2009. See Note 1 in the accompanying Consolidated Financial Statements.
Going Concern
The Successor Company emerged from Bankruptcy in September 2009 and continues to operate as a going concern. At September 30, 2010, the Successor Company had cash and cash equivalents of approximately $0.2 million and negative working capital of $1.9 million. In early July 2010, the Successor Company raised approximately $2.7 million less fees as a result of the issuance of preferred stock and warrants. In early September 2010, the Successor Company raised approximately $0.3 million less fees as a result of the issuance of preferred stock and warrants. The Successor Company has also raised approximately $1.7 million less fees as the result of the issuance of preferred stock and warrants in the period from October 1, 2010 to November 17, 2010. From December 2010 through January 2011 the Successor Company raised an additional $4.3 million less fees as the of the issuance of preferred stock and warrants.
The Company has not yet received $210,000 in subscription proceeds from the above raises. Although the Company believes that these outstanding funds will be received, there is no guarantee that these funds will be received.
In connection with the September offering, the Company recorded on its September 30, 2010 balance sheet a $450,000 receivable of subscription proceeds, representing two subscriptions for an aggregate of 450 shares of Series B Preferred and warrants to purchase 750,000 shares. On November 17, 2010, the Company entered into a Termination Agreement with the two Subscribers owing the $450,000 to terminate their Securities Purchase Agreements. As a result, the Subscribers are no longer obligated to pay the Company the $450,000 and the Company is not obligated to issue the Series B Preferred shares or warrants. Accordingly, the $450,000 receivable will not be reflected on future balance sheets.
As of February 1, 2011, the Company had cash and cash equivalents of approximately $1.6 million and liabilities of approximately $0.6 million. Thus, the Successor Company will require to raise additional cash resources in the very near future, or it will likely cease operations. The Successor Company will need to access the capital markets in the future in order to fund future operations. There is no guarantee that any such required financing will be available on terms satisfactory to the Successor Company or available at all. These matters create uncertainty relating to its ability to continue as a going concern. The accompanying consolidated financial statements do not reflect any adjustments relating to the recoverability and classification of assets or liabilities that might result from the outcome of these uncertainties.
Further, if the Successor Company raises additional cash resources in the very near future, it may be raised in contemplation of or in connection with bankruptcy. In the event of a bankruptcy, it is likely that its common stock and common stock equivalents will become worthless and our creditors will receive significantly less than what is owed to them.
Through September 30, 2010, the Successor Company has been primarily engaged in developing its initial product technology. In the course of its development activities, the Company has sustained losses and expects such losses to continue through at least 2010. During the nine months ended September 30, 2010, the Successor Company financed its operations primarily through its existing cash, but as discussed above it now requires additional financing. There is substantial doubt about the Successor Company’s ability to continue as a going concern.
         The Successor Company’s ability to complete additional offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of the Successor Company and the offering terms. The Successor Company’s ability to complete an offering is also dependent on the status of its FDA regulatory milestones and its clinical trials, and in particular, the status of its indication for the treatment of nasolabial fold wrinkles and the status of the related BLA, which cannot be predicted. There is no assurance that capital in any form would be available to the Company, and if available, on terms and conditions that are acceptable.
As a result of the conditions discussed above, and in accordance with GAAP, there exists substantial doubt about the Successor Company’s ability to continue as a going concern, and its ability to continue as a going concern is contingent, among other things, upon its ability to secure additional adequate financing or capital in the very near future. If the Successor Company does not obtain additional funding, or does not anticipate additional funding, in the very near future, it will likely enter into bankruptcy and/or cease operations. Further, if it does raise additional cash resources in the very near future, it may be raised in contemplation of or in connection with bankruptcy. If the Successor Company enters into bankruptcy, it is likely that its common stock and common stock equivalents will become worthless and its creditors, including preferred stock, will receive significantly less than what is owed to them.
Basis of Presentation
As of September 1, 2009, the Successor Company adopted fresh-start accounting in accordance with ASC 852-10, Reorganizations. The Successor Company selected September 1, 2009, as the date to effectively apply fresh-start accounting based on the absence of any material contingencies at the August 27, 2009 confirmation hearing and the immaterial impact of transactions between August 27, 2009 and September 1, 2009. The adoption of fresh-start accounting resulted in the Successor Company becoming a new entity for financial reporting purposes.
Accordingly, the financial statements prior to September 1, 2009 are not comparable with the financial statements for periods on or after September 1, 2009. References to “Successor” or “Successor Company” refer to the Company on or after September 1, 2009, after giving effect to the cancellation of Isolagen, Inc. common stock issued prior to the Effective Date, the issuance of new Fibrocell Science, Inc. common stock in accordance with the Plan, and the application of fresh-start accounting. References to “Predecessor” or “Predecessor Company” refer to the Company prior to September 1, 2009. See Note 5 — “Fresh Start Accounting” in the notes to these Consolidated Financial Statements for further details.
For discussions on the results of operations, the Successor Company has compared the results of operations for the three and nine months ended September 30, 2010, with the results of operations for the three and nine months ended September 30, 2009. The Successor Company believes that the comparison of the financial results provide management and investors a more meaningful analysis of the Company’s performance and trends.
The following discussion should be read in conjunction with the Consolidated Financial Statements and the accompanying Notes to the Consolidated Financial Statements in Part 1, Item 1 of this report.
Results of Operations—Comparison of the three months ended September 30, 2010 and 2009
REVENUES. Revenue remained relatively constant at $0.2 million for the three months ended September 30, 2010 and 2009. Our revenue from continuing operations is from the operations of Agera, which we acquired on August 10, 2006. Agera markets and sells a complete line of advanced skin care systems based on a wide array of proprietary formulations, trademarks and non-peptide technology. For the three months ended September 30, 2010 and 2009, 75% and 69%, respectively, of Agera’s revenue were to one foreign customer. As such, total revenue is subject to fluctuation depending primarily on the orders received and orders fulfilled with respect to this large customer.
COST OF SALES. Cost of sales decreased approximately $0.2 million to $0.1 million for the three months ended September 30, 2010 as compared to $0.3 million for the three months ended September 30, 2009. Our cost of sales relates to the operation of Agera. As a percentage of revenue, Agera cost of sales was approximately 49% for the three months ended September 30, 2010 and 149% for the three months ended September 30, 2009. The decrease is due to a write off of slow moving and obsolete inventory that occurred during the three months ended September 30, 2009.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased by approximately $0.9 million, or 37%, to $1.6 million for the three months ended September 30, 2010 as compared to $2.5 million for the three months ended September 30, 2009. The decrease primarily relates to a $0.9 million decrease in payroll related expenses and $0.1 million decrease in office expenses and promotion expense offset by $0.1 million increase related to consultants for financing and marketing. In the three months ending September 30, 2009, there was a recognition of the balance of the cancelled stock options which had increased the payroll expense.

RESEARCH AND DEVELOPMENT. Research and development expenses increased by approximately $0.2 million, or 19%, to $1.4 million for the three months ended September 30, 2010 as compared to $1.2 million for the three months ended September 30, 2009. The increase primarily relates to a $0.2 million increase in payroll related expenses. Research and development costs are composed primarily of costs related to our efforts to gain FDA approval for our Fibrocell Therapy for specific dermal applications in the United States, as well as costs related to other potential indications for our Fibrocell Therapy, such as acne scars and burn scars. Also, research and development expense includes costs to develop manufacturing, cell collection and logistical process improvements. Research and development costs primarily include personnel and laboratory costs related to these FDA trials and certain consulting costs. The total inception (December 28, 1995) to date cost of research and development as of August 31, 2009 for the Predecessor Company was $56.3 million and total inception (September 1, 2009) to date cost of research and development as of September 30, 2010, for the Successor Company was $5.9 million.
The FDA approval process is extremely complicated and is dependent upon our study protocols and the results of our studies. In the event that the FDA requires additional studies for our product candidate or requires changes in our study protocols or in the event that the results of the studies are not consistent with our expectations, the process will be more expensive and time consuming. Due to the complexities of the FDA approval process, we are unable to predict what the cost of obtaining approval for our dermal product candidate will be.
REORGANIZATION ITEMS, NET. On June 15, 2009, Isolagen, Inc. and its wholly-owned, U.S. subsidiary Isolagen Technologies, Inc., filed voluntary petitions for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the District of Delaware, as more fully discussed under Note 1 in the accompanying Consolidated Financial Statements. There were no reorganization costs for the three months ended September 30, 2010 as compared to reorganization gain, net of reorganization costs, of $74.1 million recorded for the three months ended September 30, 2009, which were comprised primarily of legal fees and the unamortized debt acquisition costs and gain on discharge of debt.
INTEREST EXPENSE. Interest expense decreased $0.1 million to $0.2 million for the three months ended September 30, 2010, as compared to $0.3 million for the three months ended September 30, 2009. Our 2010 interest expense is related to our $6.0 million (in original principal amount) 12.5% notes. Our interest expense for the three months ended September 30, 2009, was primarily related to our 3.5% convertible subordinated notes, which with the emergence out of bankruptcy was exchanged for $6.0 million of debt and 3,960,000 shares of new common stock. As of September 30, 2010 and 2009, $6.0 million of debt was outstanding. There was no amortization of debt issuance costs for the three months ended September 30, 2009 because of the bankruptcy. There was an expense of $0.2 million of debt issuance costs related to the DIP financing in the three months ending September 30, 2009.
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS. Net loss attributable to common shareholders decreased approximately $2.3 million to a net loss of $1.8 million for the three months ended September 30, 2010, as compared to a net loss of $4.1 million (excluding the reorganization gain of $74.1 million) for the three months ended September 30, 2009. This decrease in loss primarily represents the recording of the warrant liability revaluation gain of $1.3 million for the preferred stock warrants issued in October 2009, July 2010 and September 2010 and the warrants attached to the common shares issued in March 2010.
Results of Operations—Comparison of the nine months ended September 30, 2010 and 2009
REVENUES. Revenue increased approximately $0.1 million for the nine months ended September 30, 2010 to $0.7 million as compared to $0.6 million for the nine months ended September 30, 2009. Our revenue from continuing operations is from the operations of Agera which we acquired on August 10, 2006. Agera markets and sells a complete line of advanced skin care systems based on a wide array of proprietary formulations, trademarks and non-peptide technology. For the nine months ended September 30, 2010 and 2009, 73% and 60%, respectively, of Agera’s revenue were to one foreign customer. As such, total revenue is subject to fluctuation depending primarily on the orders received and orders fulfilled with respect to this large customer. Due to our financial statement presentation of our United Kingdom operation as a discontinued operation, our revenue for all periods presented is representative of only Agera, as all historical United Kingdom revenue is reflected in loss from discontinued operations.
COST OF SALES. Cost of sales decreased approximately $0.1 million to $0.4 million for the nine months ended September 30, 2010 as compared to $0.5 million for the nine months ended September 30, 2009. Our cost of sales relates to the operation of Agera. As a percentage of revenue, Agera cost of sales was approximately 55% and 78% for the nine months ended September 30, 2010 and 2009, respectively. The decrease is due to a write off of slow moving and obsolete inventory that occurred during the nine months ended September 30, 2009.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by approximately $0.6 million, or 13%, to $5.4 million for the nine months ended September 30, 2010 as compared to $4.8 million for the nine months ended September 30, 2009. The increase primarily relates to a $0.4 million increase related to general and administrative expenses associated with consultants for financing and marketing as well as office expenses, $0.4 million increase related to legal expenses, offset by a $0.2 million decrease in payroll related expenses. Legal expenses for the nine months ended September 30, 2009 were less than ($0.1) million due to a $0.3 million reimbursement received from our insurance carrier related to defense costs associated with our class action and derivative matters. Had we not received this reimbursement, legal expenses for the nine months ended September 30, 2010 and September 30, 2009 would have been $0.4 million and $0.2 million, respectively.
RESEARCH AND DEVELOPMENT. Research and development expenses increased by approximately $1.4 million, or 52%, to $4.1 million for the nine months ended September 30, 2010 as compared to $2.7 million for the nine months ended September 30, 2009. The increase primarily relates to a $0.5 million increase in payroll related expenses, $0.6 million increase in consulting fees and $0.3 million increase in laboratory costs associated with clinical and manufacturing activities in our Exton, Pennsylvania location. Research and development costs are composed primarily of costs related to our efforts to gain FDA approval for our Fibrocell Therapy for specific dermal applications in the United States, as well as costs related to other potential indications for our Fibrocell Therapy, such as acne scars and burn scars. Also, research and development expense includes costs to develop manufacturing, cell collection and logistical process improvements. Research and development costs primarily include personnel and laboratory costs related to these FDA trials and certain consulting costs. The total inception (December 28, 1995) to date cost of research and development as of August 31, 2009 for the Predecessor Company was $56.3 million and total inception (September 1, 2009) to date cost of research and development as of September 30, 2010, for the Successor Company was $5.9 million.
The FDA approval process is extremely complicated and is dependent upon our study protocols and the results of our studies. In the event that the FDA requires additional studies for our product candidate or requires changes in our study protocols or in the event that the results of the studies are not consistent with our expectations, the process will be more expensive and time consuming. Due to the complexities of the FDA approval process, we are unable to predict what the cost of obtaining approval for our dermal product candidate will be.
         REORGANIZATION ITEMS, NET. On June 15, 2009, Isolagen, Inc. and its wholly-owned, U.S. subsidiary Isolagen Technologies, Inc., filed voluntary petitions for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the District of Delaware, as more fully discussed under Note 1 in the accompanying Consolidated Financial Statements. A reorganization gain, net of reorganization costs, of less than $0.1 million was recorded for the nine months ended September 30, 2010, which was comprised primarily of administrative costs offset by the gain of discharge of liabilities. Reorganization gain, net or reorganization costs, of $73.5 million were recorded for the nine months ended September 30, 2009, which were comprised primarily of legal fees and the unamortized debt acquisition costs, and gain on discharge of liabilities.
INTEREST EXPENSE. Interest expense decreased $1.7 million to $0.6 million for the nine months ended September 30, 2010, as compared to $2.3 million for the nine months ended September 30, 2009. Our 2010 interest expense is related to our $6.0 million (in original principal amount) 12.5% notes. Our 2009 interest expense was primarily related to our 3.5% convertible subordinated notes, which with the emergence out of bankruptcy was exchanged for $6.0 million of debt and 3,960,000 shares of the new common stock. There was related amortization of debt issuance costs of $1.0 million for the nine months ended September 30, 2009.
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS. Net loss attributable to common shareholders decreased approximately $1.5 million to a net loss of $8.3 million for the nine months ended September 30, 2010, as compared to a net loss of $9.8 million (excluding the reorganization gain of $73.5 million) for the nine months ended September 30, 2009.

Results of Operations—Comparison of Years Ending December 31, 2009 and 2008
REVENUES. Revenue decreased $0.2 million to $0.9 million for the year ended December 31, 2009, as compared to $1.1 million for the year ended December 31, 2008. Our revenue from continuing operations is from the operations of Agera which we acquired on August 10, 2006. Agera markets and sells a complete line of advanced skin care systems based on a wide array of proprietary formulations, trademarks and non-peptide technology. Due to our financial statement presentation of our United Kingdom operation as a discontinued operation, our revenue for all periods presented is representative of only Agera, as all historical United Kingdom revenue is reflected in loss from discontinued operations. We believe that the decline in Agera’s sales in fiscal 2009 was due to the general economic conditions during 2009.
COST OF SALES. Costs of sales remained constant at $0.6 million for the year ended December 31, 2009 and December 31, 2008. Our cost of sales relates to the operation of Agera. As a percentage of revenue, Agera cost of sales were approximately 70% for the year ended December 31, 2009 and 55% for the year ended December 31, 2008. Cost of sales as a percentage of revenue has increased primarily due to a reserve recorded during the three months ended September 30, 2009 of approximately $0.2 million, as compared to a reserve of less than $0.1 million recorded for slow moving and/or obsolete inventory recorded during the three months ended September 30, 2008, and changes in Agera’s product mix.
IMPAIRMENT OF LONG-LIVED ASSETS. There was no impairment of assets in 2009. During 2008, due to the likelihood of bankruptcy and in connection with the Company’s review for impairment of long-lived assets in accordance with ASC 360, “Accounting for the Impairment or Disposal of Long-lived Assets,” we recorded a full impairment on all of our long-lived assets as of December 31, 2008 in the consolidated statement of operations, and as such, we have recorded an impairment charge of $6.7 million during the year ended December 31, 2008.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased approximately $2.4 million, or 28%, to $6.1 million for the year ended December 31, 2009, as compared to $8.5 million for the year ended December 31, 2008. The decrease in selling, general and administrative expense is primarily due to the following:
a) Salaries, bonuses and payroll taxes decreased by approximately $1.0 million to $2.8 million for the year ended December 31, 2009, as compared to $3.8 million for the year ended December 31, 2008, due to a decrease in the number of our employees which resulted in lower salary expense.
b) Marketing expense decreased by less than $0.1 million to less than $0.1 million for the year ended December 31, 2009, as compared to $0.1 million during the year ended December 31, 2008 due primarily to decreased marketing and promotional efforts related to marketing and selling our Agera line of advanced skin care systems.
c) Travel expense decreased by approximately $0.1 million to $0.1 million for the year ended December 31, 2009, as compared to $0.2 million for the year ended December 31, 2008 due to the decrease in the number of our employees, primarily at the executive management level and focused efforts to conserve cash resources during 2009.
d) Other general and administrative expenses decreased by approximately $1.1 million to $3.0 million for the year ended December 31, 2009, as compared to $4.1 million for the year ended December 31, 2008. The decrease of $1.1 million in other general and administrative expenses are due to cost-saving measures continued during 2009, including savings related to accounting and audit expenses, insurance premiums, consultants and other general costs.
e) Legal expenses decreased by approximately $0.1 million to $0.2 million for the year ended December 31, 2009, as compared to $0.3 million for the year ended December 31, 2008. For the years ended December 31, 2009 and December 30, 2008, we received $0.3 million and $1.3 million, respectively, of reimbursements from our insurance carrier as reimbursement for defense costs related to our class action and derivative matters. If we had not received these reimbursements, our legal expenses would have been $0.5 million for the year ended December 31, 2009 and $1.6 million for the year ended December 31, 2008. As such, excluding reimbursements of legal defense costs, our legal expenses have decreased $1.1 million in 2009 from the prior year as a result of the June 2008 mediation efforts which resulted in a settlement in principle related to our class action and derivative action matters. Our legal expenses fluctuated primarily as a result of the amount and timing of defense costs related to our class action and derivative action matters, as well as a result of the amount and timing of defense cost reimbursements from our insurance carrier. Such reimbursements are recorded when received. We also incurred $0.2 million in legal costs, during the year ended December 31, 2008, related to investigating and responding to claims related to our previous United Kingdom operation.
RESEARCH AND DEVELOPMENT. Research and development expenses decreased by approximately $6.3 million for the year ended December 31, 2009 to $3.9 million, as compared to $10.2 million for the year ended December 31, 2008. Research and development costs are composed primarily of costs related to our efforts to gain FDA approval for our Fibrocell Therapy for specific dermal applications in the United States, as well as costs related to other potential indications for our Fibrocell Therapy, such as acne scars and burn scars. Also, research and development expense includes costs to develop manufacturing, cell collection and logistical process improvements. Research and development costs primarily include personnel and laboratory costs related to these FDA trials and certain consulting costs. The total inception cost of research and development as of August 31, 2009 for the Predecessor Company was $56.3 million and total inception (September 1, 2009) to date cost of research and development as of December 31, 2009, for the Successor Company was $1.8 million.

The FDA approval process is extremely complicated and is dependent upon our study protocols and the results of our studies. In the event that the FDA requires additional studies for our product candidate or requires changes in our study protocols or in the event that the results of the studies are not consistent with our expectations, the process will be more expensive and time consuming. Due to the complexities of the FDA approval process, we are unable to predict what the cost of obtaining approval for our dermal product candidate will be.
The major changes in research and development expenses are due primarily to the following:
a) Consulting expense decreased by approximately $3.3 million to $1.6 million for the year ended December 31, 2009, as compared to $4.9 million for the year ended December 31, 2008, primarily as a result of decreased expenditures related to our Phase III wrinkle/nasolabial fold study, which concluded during 2008.
b) Salaries, bonuses and payroll taxes decreased by approximately $1.5 million to $0.9 million for the year ended December 31, 2009, as compared to $2.4 million for the year ended December 31, 2008, as a result of decreased employees engaged in research and development activities.
c) Laboratory costs decreased by approximately $0.4 million to $0.6 million for the year ended December 31, 2009, as compared to $1.0 million for the year ended December 31, 2008, as a result of decreased clinical and manufacturing activities in our Exton, Pennsylvania location, primarily due to the completion of the Phase III nasolabial folds trials during 2008.
d) Contract labor support related to our clinical manufacturing operation decreased $0.2 million to less than $0.1 million for the year ended December 31, 2009, as compared to $0.2 million for the year ended December 31, 2008, as a result of decreased clinical activities in our Exton, Pennsylvania location.
e) Facilities, depreciation and travel costs decreased $0.9 million to $0.8 million for the year ended December 31, 2009 as compared to $1.7 million for the year ended December 31, 2008. The decrease is due primarily to the impairment of fixed assets at December 31, 2008 resulting in no depreciation for 2009.
LOSS FROM DISCONTINUED OPERATIONS. Discontinued operations had income of less than $0.1 million for the year ended December 31, 2009 as compared to a loss of $4.5 million for the year ended December 31, 2008. The $4.5 million loss from discontinued operations for the year ended December 31, 2008, primarily related to the sale of our Swiss campus in March 2008. In connection with this sale, we recorded a loss on sale of $6.3 million, offset by a foreign currency exchange gain of $2.1 million upon the substantial liquidation of the Swiss subsidiary. The foreign exchange gain recorded during the three months ended March 31, 2008 results from removing from the accumulated foreign currency translation adjustment account in stockholders’ equity, a credit balance which related to the translation into U.S. dollars of our Swiss franc assets and liabilities. The credit balance which had accumulated, and the resulting gain recorded upon the substantial liquidation of our Swiss franc assets, reflected the increase in the value of the Swiss franc relative to the U.S. dollar over the period that we had operated in Switzerland. Administrative costs and facility costs related to the United Kingdom and Swiss operations comprised approximately $0.3 million, net, during the year ended December 31, 2008.
As of December 31, 2008, all previously leased facilities related to discontinued operations have been exited, and all buildings, property and equipment related to discontinued operations have been sold or otherwise disposed of.
INTEREST INCOME. Interest income decreased approximately $0.2 million to less than $0.1 million for the year ended December 31, 2009, as compared to $0.2 million for the year ended December 31, 2008. The decrease in interest income of $0.2 million resulted from a decrease in the amount of cash, cash equivalents and restricted cash balances, as a result of our use of these balances primarily to fund our operating activities related to our efforts to gain FDA approval for our Fibrocell Therapy.
REORGANIZATION ITEMS, NET. On June 15, 2009, Isolagen, Inc. and its wholly-owned, U.S. subsidiary Isolagen Technologies, Inc., filed voluntary petitions for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the District of Delaware, as more fully discussed under Bankruptcy, Debt and Going Concern. A reorganization gain, net of reorganization costs, of $73.5 million was recorded for the year ended December 31, 2009, which was comprised primarily of legal fees and the unamortized debt acquisition costs, and gain of discharge of liabilities.

INTEREST EXPENSE. Interest expense decreased $1.4 million to $2.5 million for the year ended December 31, 2009, as compared to $3.9 million for the year ended December 31, 2008. Our interest expense is related to our $90.0 million, 3.5% convertible subordinated notes, as well as the related amortization of deferred debt issuance costs of $0.1 million and interest expense related to the secured bridge loan and DIP financing until the emergence out of bankruptcy for the year ended December 31, 2009. With the emergence out of bankruptcy, the 3.5% convertible subordinated notes were exchanged for $6.0 million of debt and 3,960,000 shares of the new common stock. There is also interest expense related to the 12.5% note for the year end December 31, 2009. For the year ended December 31, 2008, our interest expense is related to our $90.0 million, 3.5% convertible subordinated notes, as well as the related amortization of deferred debt issuance costs of $0.8 million.
NONCONTROLLING INTEREST. The noncontrolling interest loss was $0.2 million for the year ended December 31, 2009, as compared to noncontrolling interest income of $1.7 million for the year ended December 31, 2008. The decrease in minority interest income of $1.5 million is primarily due to an impairment charge recorded during the year ended December 31, 2008 of $3.7 million, which related to the full impairment of the Agera segment intangible assets, and the associated 43% minority interest ownership of Agera.
NET INCOME/(LOSS). Net loss, excluding reorganization items, was $12.8 million for the year ended December 31, 2009 as compared to a net loss of $31.4 million for the year ended December 31, 2008. This decrease in our net loss primarily is a result of a decrease in research and development expenses, general and administrative expenses, the reduction in employees and compensation expense and cost saving measures continued in 2009, offset by the impairment charge of $6.7 million related to long-lived assets for the year ended December 31, 2008, the increase in loss from discontinued operations and reductions in interest income, as discussed above. Net income of $60.7 million for the year ended December 31, 2009, included reorganization items of $73.5 million as a result of the emergence out of bankruptcy and discharge of debt and unsecured liabilities.
Liquidity and Capital Resources
Cash Flows
Net cash provided by (used in) operating, investing and financing activities for the nine months ended September 30, 2010, the one month ended September 30, 2009 and the eight months ended August 31, 2009, respectively, were as follows:

	Successor	Successor	Predecessor
	Nine Months	One Month	Eight Months
	Ended	Ended	Ended
	September 30,	September 30,	August 31,
	2010	2009	2009
		(in millions)
Cash flows from operating activities	$(6.9)	$(1.6)	$(4.7)
Cash flows from investing activities	—	—	—
Cash flows from financing activities	5.8	1.8	2.8
OPERATING ACTIVITIES. Cash used in operating activities during the nine months ended September 30, 2010 amounted to $6.9 million, an increase of $0.6 million over the nine months ended September 30, 2009. The increase in our cash used in operating activities over the prior year is primarily due to an increase in net losses (adjusted for non-cash items) of $0.9 million, in addition to an increase of $0.3 million of operating cash inflows from changes in operating assets and liabilities.
Our negative operating cash flows for the nine months ended September 30, 2010 were funded from cash on hand at December 31, 2009, which was primarily the result of the issuance of preferred stock in 2009. Funds were also received from the proceeds of the issuance of common stock in March 2010 and the issuance of preferred stock series B in July 2010 and September 2010, discussed further below.
INVESTING ACTIVITIES. Less than $0.1 million cash was provided by or used for investing activities during the nine months ended September 30, 2010 and the nine months ended September 30, 2009.
FINANCING ACTIVITIES. There was $5.8 million, net of fees, cash proceeds from financing activities during the nine months ended September 30, 2010, as compared to cash received of $4.6 million from financing activities during the nine months ended September 30, 2009. In March 2010, we sold to investors in the aggregate 5,076,664 shares of Company common stock at a purchase price of $0.75 per share. Each purchaser also received a warrant to purchase the same number of shares of common stock acquired in the offering at an exercise price of $0.98 per share. In July and September 2010, we sold to investors in the aggregate 5,711,666 shares of Company Preferred Stock Series B at a purchase price of $.60 per share. Each purchaser also received a warrant to purchase one share of common stock for every share of Preferred Stock Series B owned at a purchase price of $0.8054 per share.
Working Capital
As of September 30, 2010, we had cash and cash equivalents of approximately $0.2 million and negative working capital of $1.9 million. As discussed in the above paragraph, in early March 2010, we raised approximately $3.4 million, net of fees as a result of the issuance of common stock and warrants.
In early July 2010, the Successor Company raised approximately $2.7 million less fees as a result of the issuance of preferred stock and warrants. In early September 2010, the Successor Company raised approximately $0.3 million less fees as a result of the issuance of preferred stock and warrants. The Successor Company has also raised approximately $1.7 million less fees as the result of the issuance of preferred stock and warrants in the period from October 1, 2010 to November 17, 2010. Total funds raised for the Preferred Stock Series B for the period July 1, 2010 through November 17, 2010 is approximately $4.6 million, net of fees.
The Company has not yet received $210,000 in subscription proceeds from the above raises. Although the Company believes that these outstanding funds will be received, there is no guarantee that these funds will be received.
In December 2010 and January 2011, the Successor Company raised, in the aggregate, approximately $4.3 million less fees as a result of the issuance of preferred stock and warrants.
In connection with the September offering, the Company recorded on its September 30, 2010 balance sheet a $450,000 receivable of subscription proceeds, representing two subscriptions for an aggregate of 450 shares of Series B Preferred and warrants to purchase 750,000 shares. On November 17, 2010, the Company entered into a Termination Agreement with the two Subscribers owing the $450,000 to terminate their Securities Purchase Agreements. As a result, the Subscribers are no longer obligated to pay the Company the $450,000 and the Company is not obligated to issue the Series B Preferred shares or warrants. Accordingly, the $450,000 receivable will not be reflected on future balance sheets.
         As of February 1, 2011, the Company had cash and cash equivalents of approximately $1.6 million and liabilities of approximately $0.6 million. Thus, the Successor Company will require to raise additional cash resources in the very near future, or it will likely cease operations. The Successor Company will need to access the capital markets in the future in order to fund future operations. There is no guarantee that any such required financing will be available on terms satisfactory to the Successor Company or available at all. These matters create uncertainty relating to its ability to continue as a going concern. The accompanying consolidated financial statements do not reflect any adjustments relating to the recoverability and classification of assets or liabilities that might result from the outcome of these uncertainties.
Factors Affecting Our Capital Resources
Inflation did not have a significant impact on the Company’s results during the nine months ended September 30, 2010.

Off-Balance Sheet Transactions
We do not engage in material off-balance sheet transactions.
Critical Accounting Policies
The preceding discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. However, certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of the control of management. As a result they are subject to an inherent degree of uncertainty. In applying these policies, our management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, the terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. The following discusses our critical accounting policies and estimates.
Intangible assets: Intangible assets are research and development assets related to the Successor Company’s primary study that was recognized upon emergence from bankruptcy (see Note 5). Intangibles are tested for recoverability whenever events or changes in circumstances indicate the carrying amount may not be recoverable. An impairment loss, if any, would be measured as the excess of the carrying value over the fair value determined by discounted cash flows. There was no impairment of the intangible assets as of September 30, 2010.
Warrant Liability: The warrants for the Successor Company are measured at fair value and liability-classified under ASC 815, Derivatives and Hedging, (“ASC 815”) because the warrants contain “down-round protection” and therefore, do not meet the scope exception for treatment as a derivative under ASC 815. Since “down-round protection” is not an input into the calculation of the fair value of the warrants, the warrants cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under ASC 815. The fair value of the warrants is determined using the Black-Scholes option pricing model and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. We will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability.
Stock-Based Compensation: We account for stock-based awards to employees and non-employees using the fair value based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. We use a Black-Scholes options-pricing model to determine the fair value of each option grant as of the date of grant for expense incurred. The Black-Scholes model requires inputs for risk-free interest rate, dividend yield, volatility and expected lives of the options. Expected volatility is based on historical volatility of our competitor’s stock since the Predecessor Company ceased trading as part of the bankruptcy and emerged as a new entity. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected lives for options granted represents the period of time that options granted are expected to be outstanding and is derived from the contractual terms of the options granted. We estimate future forfeitures of options based upon expected forfeiture rates.
Income taxes: An asset and liability approach is used for financial accounting and reporting for income taxes. Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws. In addition, a deferred tax asset can be generated by net operating loss (“NOLs”) carryover. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.
In the event the Company is charged interest or penalties related to income tax matters, the Company would record such interest as interest expense and would record such penalties as other expense in the consolidated statements of operations. No such charges have been incurred by the Company. As of September 30, 2010 and December 31, 2009, the Successor Company had no accrued interest related to uncertain tax positions.
At September 30, 2010 and December 31, 2009, the Company has provided a full valuation allowance for the net deferred tax assets, the large majority of which relates to the future benefit of loss carryovers. In addition, as a result of fresh-start accounting, the Successor Company may be limited by section 382 of the Internal Revenue Service Code. The tax years 2006 through 2009 remain open to examination by the major taxing jurisdictions to which we are subject. The deferred tax liability at September 30, 2010 and December 31, 2009, relates to the intangible assets recognized upon fresh-start accounting.

Research and Development Expenses: Research and development costs are expensed as incurred and include salaries and benefits, costs paid to third-party contractors to perform research, conduct clinical trials, develop and manufacture drug materials and delivery devices, and a portion of facilities cost. Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. Invoicing from third-party contractors for services performed can lag several months. We accrue the costs of services rendered in connection with third-party contractor activities based on our estimate of management fees, site management and monitoring costs and data management costs. Actual clinical trial costs may differ from estimated clinical trial costs and are adjusted for in the period in which they become known.
Recently Issued Accounting Pronouncements
In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements, or ASU 2009-13. ASU 2009-13, amends existing revenue recognition accounting pronouncements that are currently within the scope of FASB ASC Topic 605. This consensus provides accounting principles and application guidance on how the arrangement should be separated, and the consideration allocated. This guidance changes how to determine the fair value of undelivered products and services for separate revenue recognition. Allocation of consideration is now based on management’s estimate of the selling price for an undelivered item where there is no other means to determine the fair value of that undelivered item. This new approach is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. We are currently evaluating the guidance to determine the impact on the Company’s results of operations, cash flows, and financial position.
In March 2010, the FASB codified the consensus reached in EITF Issue No. 08-9, Milestone Method of Revenue Recognition. FASB ASU 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research and development transactions. The Task Force concluded that the milestone method is a valid application of the proportional performance model for revenue recognition if the milestones are substantive and there is substantive uncertainty about whether the milestones will be achieved. The Task Force agreed that whether a milestone is substantive is a judgment that should be made at the inception of the arrangement. To meet the definition of a substantive milestone, the consideration earned by achieving the milestone (1) would have to be commensurate with either the level of effort required to achieve the milestone or the enhancement in the value of the item delivered, (2) would have to relate solely to past performance, and (3) should be reasonable relative to all deliverables and payment terms in the arrangement. No bifurcation of an individual milestone is allowed and there can be more than one milestone in an arrangement. The new guidance became effective for interim and annual periods beginning on or after June 15, 2010. We are currently evaluating the guidance to determine the impact on the Company’s results of operations, cash flows, and financial position.

BUSINESS AND PROPERTY
Overview
We are an aesthetic and therapeutic development stage biotechnology company focused on developing novel skin and tissue rejuvenation products. Our clinical development product candidates are designed to improve the appearance of skin injured by the effects of aging, sun exposure, acne and burn scars with a patient’s own, or autologous, fibroblast cells produced by our proprietary Fibrocell process. Our clinical development programs encompass both aesthetic and therapeutic indications. Our most advanced indication is for the treatment of nasolabial folds wrinkles (United States adopted name, or USAN, is azficel-T) and has completed Phase III clinical studies, and the related Biologics License Application, or BLA, has been submitted to the Food and Drug Administration, or FDA. In October 2009, the FDA’s Cellular, Tissue and Gene Therapies Advisory Committee reviewed this indication. On December 21, 2009, Fibrocell received a Complete Response letter from the FDA related to the BLA for azficel-T, an autologous cell therapy for the treatment of moderate to severe nasolabial fold wrinkles in adults. A Complete Response letter is issued by the FDA’s Center for Biologics Evaluation and Research (CBER) when the review of a file is completed and additional data are needed prior to approval. The Complete Response letter requested that Fibrocell Science provide data from a histopathological study on biopsied tissue samples from patients following injection of azficel-T. The histology study (IT-H-001) will evaluate tissue treated with azficel-T as compared to tissue treated with sterile saline (placebo). The study will also provide information about the skin after treatment, including evaluation of collagen and elastin fibrils, and cellular structure of the sampled tissues. The Company submitted a proposed protocol concerning a histopathological study on biopsied samples to the FDA and to the Company’s Investigational Review Board (“IRB”). The IRB has approved the protocol and the Company received the comments from the FDA on the protocol in May 2010.
On May 13, 2010, the Company announced the initiation of a small histology study of azficel-T, an autologous cell therapy currently under review by the U.S. Food and Drug Administration (FDA) for the treatment of moderate to severe nasolabial fold wrinkles. The study has a target enrollment of approximately 20 participants from the completed and statistically significant pivotal Phase III studies of azficel-T (IT-R-005 and IT-R-006). The Company announced on July 8, 2010, the completion of enrollment of and first treatment visits for participants in its histology study of azficel-T. The second treatment visits for participants enrolled in the histology study of azficel-T were completed by the end of July. The third treatment visits for participants enrolled in the histology study of azficel-T were completed by the end of August.
The Complete Response letter also requested finalized Chemistry, Manufacturing and Controls (CMC) information regarding the manufacture of azficel-T as follow-up to discussions that occurred during the BLA review period, as well as revised policies and procedures.
The Company filed its response to the FDA’s Complete Response letter on December 17, 2010. On January 12, 2011, the Company announced that the FDA has accepted for review the Company’s response submission for azficel-T, proposed brand name laViv©, for the treatment of moderate to severe nasolabial folds and wrinkles. There is no assurance that the FDA will approve our product. The FDA, under the Prescription Drug User Fee Act (“PDUFA”), has a target six months review window to completely evaluate the Company’s response upon acceptance of the response.
During 2009 we completed a Phase II/III study for the treatment of acne scars. During 2008 we completed our open-label Phase II study related to full face rejuvenation.
We also develop and market an advanced skin care product line through our Agera subsidiary, in which we acquired a 57% interest in August 2006.
Exit from Bankruptcy
On August 27, 2009, the United States Bankruptcy Court for the District of Delaware in Wilmington entered an order, or Confirmation Order, confirming the Joint First Amended Plan of Reorganization dated July 30, 2009, as supplemented by the Plan Supplement dated August 21, 2009, or the Plan, of Isolagen, Inc. and Isolagen’s wholly owned subsidiary, Isolagen Technologies, Inc. The effective date of the Plan was September 3, 2009. Isolagen, Inc. and Isolagen Technologies, Inc. were subsequently renamed Fibrocell Science, Inc. and Fibrocell Technologies, Inc., respectively.
Our officers and directors as of the effective date were all deemed to have resigned and a new board of directors was appointed. As of the effective date, our initial board of directors consisted of: David Pernock, Paul Hopper and Kelvin Moore. Dr. Robert Langer was appointed to the Board in late September 2009. Declan Daly remained as chief operating officer and chief financial officer of the reorganized company, and in November 2009, he was appointed to the Board of Directors. Mr. Daly also acted as interim chief executive officer until February 1, 2010 when David Pernock became the chief executive officer.
Pursuant to the Plan, all our equity interests, including without limitation our common stock, options and warrants outstanding as of the effective date were cancelled. On the effective date, we completed an exit financing of common stock in the amount of $2 million, after which the equity holders of our Successor Company were:
•	7,320,000 shares, to our pre-bankruptcy lenders and the lenders that provided us our debtor-in-possession facility, collectively;

•	3,960,000 shares, to the holders of our 3.5% convertible subordinated notes;

•	600,000 shares, to our management as of the effective date, which was our chief operating officer;

•	120,000 shares, to the holders of our general unsecured claims; and

•	2,666,666 shares, to the purchasers of shares in the $2 million exit financing (our pre-bankruptcy lenders, the lenders that provided us our debtor-in-possession facility and the holders of our 3.5% convertible subordinated notes were permitted to participate in our exit financing).

In the Plan, in addition to the common stock set forth above, each holder of Isolagen’s 3.5% convertible subordinated notes, due November 2024, in the approximate non-converted aggregate principal amount of $81 million, received, in full and final satisfaction, settlement, release and discharge of and in exchange for any and all claims arising out of the 3.5% convertible subordinated notes, its pro rata share of an unsecured note in the principal amount of $6 million, or the New Note. The New Note has the following features:
•	12.5% interest payable quarterly in cash or, at our option, 15% payable in kind by capitalizing such unpaid amount and adding it to the principal as of the date it was due;

•	matures June 1, 2012;

•	at any time prior to the maturity date, we may redeem any portion of the outstanding principal of the New Notes in cash at 125% of the stated face value of the New Notes; provided that we will be obligated to redeem all outstanding New Notes upon the following events: (a) we or our subsidiary, Fibrocell Technologies, Inc. (formerly, Isolagen Technologies, Inc.) successfully complete a capital campaign raising in excess of $10,000,000; or (b) we or our subsidiary, Fibrocell Technologies, Inc., are acquired by, or sell a majority stake to, an outside party;

•	the New Notes contain customary representations, warranties and covenants, including a covenant that we and our subsidiary, Fibrocell Technologies, Inc., shall be prohibited from the incurrence of additional debt without obtaining the consent of 66 2/3% of the New Note holders.

Fibrocell Science’s Technology Platform
We use our proprietary Fibrocell Science Process to produce an autologous living cell therapy. We refer to this autologous living cell therapy as the Fibrocell Therapy. We believe this therapy addresses the normal effects of aging or injury to the skin. Each of our product candidates is designed to use Fibrocell Therapy to treat an indicated condition. We use our Fibrocell Science Process to harvest autologous fibroblasts from a small skin punch biopsy from behind the ear with the use of a local anesthetic. We chose this location both because of limited exposure to the sun and to avoid creating a visible scar. In the case of our dental product candidate, the biopsy is taken from the patient’s palette. The biopsy is then packed in a vial in a special shipping container and shipped to our laboratory where the fibroblast cells are released from the biopsy and initiated into our cell culture process where the cells proliferate until they reach the required cell count. The fibroblasts are then harvested, tested by quality control and released by quality assurance prior to shipment. The number of cells and the frequency of injections may vary and will depend on the indication or application being studied.
If and when approved, we expect our product candidates will offer patients their own living fibroblast cells in a personalized therapy designed to improve the appearance of damaged skin and wrinkles; or in the case of restrictive burn scars, improve range of motion. Our product candidates are intended to be a minimally invasive alternative to surgical intervention and a viable natural alternative to other chemical, synthetic or toxic treatments. We also believe that because our product candidates are autologous, the risk of an immunological or allergic response is low. With regard to the therapeutic markets, we believe that our product candidates may address an insufficiently met medical need for the treatment of each of restrictive burn scars, acne scars and dental papillary insufficiency, or gum recession, and potentially help patients avoid surgical intervention. Certain of our product candidates are still in clinical development and, as such, benefits we expect to see associated with our product candidates may not be validated in our clinical trials. In addition, disadvantages of our product candidates may become known in the future.
Our Strategy
Our business strategy is primarily focused on our approval efforts related to our nasolabial fold/wrinkle indication, for which we have submitted a BLA in March 2009. Our additional objectives include achieving regulatory milestones related to our other Phase II/III Acne Scar program and potentially pursuing other clinical trials in burn scarring, vocal scarring and the dental arena, as funding permits in the future. Refer to Clinical Development Programs below for current status.
Trading of Common Stock
The Predecessor’s common stock ceased trading on the NYSE Amex on May 6, 2009 and in June 2009 the NYSE Amex delisted the Predecessor’s common stock from listing on the NYSE Amex. Upon the Effective Date, the outstanding common stock of the Predecessor Company was cancelled for no consideration. Consequently, the Predecessor’s stockholders prior to the Effective Date no longer have any interest as stockholders of the Successor Company by virtue of their ownership of the Predecessor’s common stock prior to the emergence from bankruptcy. On October 21, 2009, the Successor Company was available for trading on the OTC Bulletin Board under the symbol “FCSC”.
Clinical Development Programs
Our product development programs are focused on the aesthetic and therapeutic markets. These programs are supported by a number of clinical trial programs at various stages of development.
Our aesthetics development programs include product candidates to treat targeted areas or wrinkles and to provide full-face rejuvenation that includes the improvement of fine lines, wrinkles, skin texture and appearance. Our therapeutic development programs are designed to treat acne scars, restrictive burn scars and dental papillary recession. All of our product candidates are non-surgical and minimally invasive. Although the discussions below may include estimates of when we expect trials to be completed, the prediction of when a clinical trial will be completed is subject to a number of factors and uncertainties. Also, please refer to the section contained herein entitled “Risk Factors” for a discussion of certain of our risk factors related to our clinical development programs, as well as other risk factors related to our business.

Aesthetic Development Programs
Nasolabial Fold Wrinkles — Phase III Trials: In October 2006, we reached an agreement with the FDA, on the design of a Phase III pivotal study protocol for the treatment of nasolabial fold wrinkles (lines which run from the sides of the nose to the corners of the mouth). The randomized, double-blind protocol was submitted to the FDA under the agency’s Special Protocol Assessment, or SPA. Pursuant to this assessment process, the FDA has agreed that our study design for two identical trials, including subject numbers, clinical endpoints, and statistical analyses, is adequate to provide the necessary data that, depending on the outcome, could form the basis of an efficacy claim for a marketing application. The pivotal Phase III trials evaluated the efficacy and safety of our Fibrocell therapy (USAN name — azficel-T) against placebo in approximately 400 subjects total with approximately 200 subjects enrolled in each trial. The injections were completed in January 2008 and the trial data results were disclosed in October 2008. The Phase III trial data results indicated statistically significant efficacy results for the treatment of nasolabial fold wrinkles. The Phase III data analysis, including safety results, was disclosed in October 2008. We submitted the related BLA to the FDA in March 2009. In May 2009, the FDA accepted our BLA submission for filing. On October 9, 2009, the FDA’s Cellular, Tissue and Gene Therapies Advisory Committee reviewed azficel-T. The committee voted 11 “yes” to 3 “no” that the data presented on azficel-T demonstrated efficacy, and 6 “yes” to 8 “no” that the data demonstrated safety, both for the proposed indication. The Committee’s recommendations are not binding on the FDA, but the FDA will consider their recommendations during their review of our application. On December 21, 2009, Fibrocell Science received a Complete Response letter from the FDA related to the BLA for azficel-T. A Complete Response letter is issued by the FDA’s Center for Biologics Evaluation and Research (CBER) when the review of a file is completed and additional data are needed prior to approval. The Complete Response letter requested that Fibrocell Science provide data from a histopathological study on biopsied tissue samples from patients following injection of azficel-T. The letter also requested finalized Chemistry, Manufacturing and Controls (CMC) information regarding the manufacture of azficel-T as follow-up to discussions that occurred during the BLA review period, as well as revised policies and procedures regarding shipping practices, and proposed labeling. The Company is currently working on obtaining the finalized CMC information for the FDA as well as the revised policies and procedures regarding shipping practices and the proposed labeling. In addition, the Company has submitted a proposed protocol concerning a histopathological study on biopsied samples to the FDA and to the Company’s Investigational Review Board (“IRB”). The IRB has approved the protocol and the Company received comments from the FDA on the protocol in May 2010.
On May 13, 2010, the Company announced the initiation of a small histology study (ITH-001) of azficel-T, an autologous cell therapy currently under review by the U.S. Food and Drug Administration (FDA) for the treatment of moderate to severe nasolabial fold wrinkles. The study has a target enrollment of approximately 20 participants from the completed and statistically significant pivotal Phase III studies of azficel-T (IT-R-005 and IT-R-006). The Company announced on July 8, 2010, the completion of enrollment of and first treatment visits for participants in its histology study of azficel-T. The second treatment visits for participants enrolled in the histology study of azficel-T were completed by the end of July. The third treatment visits for participants enrolled in the histology study of azficel-T were completed by the end of August.
The Complete Response letter also requested finalized Chemistry, Manufacturing and Controls (CMC) information regarding the manufacture of azficel-T as follow-up to discussions that occurred during the BLA review period, as well as revised policies and procedures regarding shipping practices, and proposed labeling. The Company is currently working on obtaining the finalized CMC information for the FDA as well as the revised policies and procedures regarding shipping practices and the proposed labeling.
The Company filed its response to the FDA’s Complete Response letter on December 17, 2010. On January 12, 2011, the Company announced that the FDA has accepted for review the Company’s response submission for azficel-T, proposed brand name laViv©, for the treatment of moderate to severe nasolabial folds and wrinkles. There is no assurance that the FDA will approve our product. The FDA, under the Prescription Drug User Fee Act (“PDUFA”), has a target six months review window to completely evaluate the Company’s response upon acceptance of the response.
The United States Adopted Names (USAN) Council adopted the USAN name, azficel-T, on October 28, 2009, and the FDA is currently evaluating a proposed brand name, Laviv™.
Full Face Rejuvenation — Phase II Trial: In March 2007, the Predecessor Company commenced an open label (unblinded) trial of approximately 50 subjects. Injections of azficel-T began to be administered in July 2007. This trial was designed to further evaluate the safety and use of azficel-T to treat fine lines and wrinkles for the full face. Five investigators across the United States participated in this trial. The subjects received two series of injections approximately one month apart. In late December 2007, all 45 remaining subjects completed injections. The subjects were followed for twelve months following each subject’s last injection. Data results related to this trial were disclosed in August 2008, which included top line positive efficacy results related to this open label Phase II trial.
Additional safety data from this trial, collected through telephone calls placed to participating subjects twelve months from the date of their final study treatment, were submitted to the FDA on November 1, 2009. No changes to the safety profile of azficel-T were identified during our review of this data.
Therapeutic Development Programs
Acne Scars — Phase II/III Trial: In November 2007, the Predecessor Company commenced an acne scar Phase II/III study. This study included approximately 95 subjects. This placebo controlled trial was designed to evaluate the use of azficel-T to correct or improve the appearance of acne scars. Each subject served as their own control, receiving azficel-T on one side of their face and placebo on the other. The subjects received three treatments two weeks apart. The follow-up and evaluation period was completed four months after each subject’s last injection. In March 2009, the Predecessor Company disclosed certain trial data results, which included statistically significant efficacy results for the treatment of moderate to severe acne scars. Compilation of safety data and data related to the validation of the study photo guide assessment scale discussed below is ongoing and is also subject to additional financing.

In connection with this acne scar program, the Predecessor Company developed a photo guide for use in the evaluators’ assessment of acne study subjects. The Predecessor Company had originally designed the acne scar clinical program as two randomized, double-blind, Phase III, placebo-controlled trials. However, our evaluator assessment scale and photo guide have not previously been utilized in a clinical trial. In November 2007, the FDA recommended that the Predecessor Company consider conducting a Phase II study in order to address certain study issues, including additional validation related to our evaluator assessment scale. As such, the Predecessor Company modified our clinical plans to initiate a single Phase II/III trial. This Phase II/III study, was powered to demonstrate efficacy, and has allowed for a closer assessment of the evaluator assessment scale and photo guide that is ongoing. The Successor Company submitted on August 9, 2010, a clinical study report for its Phase II/III study of azficel-T for the treatment of moderate to severe acne scars to the FDA. The next step is to initiate a discussion with the FDA concerning the validation of the evaluator assessment scale and agree the path forward. These steps will be subject to obtaining sufficient financial resources.
Restrictive Burn Scars — Phase II Trial: In January 2007, the Predecessor Company met with the FDA to discuss our clinical program for the use of azficel-T for restrictive burn scar patients. This Phase II trial would evaluate the use of azficel-T to improve range of motion, function and flexibility, among other parameters, in existing restrictive burn scars in approximately 20 patients. However, the Predecessor Company delayed the screening and enrollment in this trial until such time as we raise sufficient additional financing and gather additional data regarding the burn scar market.
Dental Study — Phase II Trial: In late 2003, the Predecessor Company completed a Phase I clinical trial for the treatment of condition relating to periodontal disease, specifically to treat Interdental Papillary Insufficiency. In the second quarter of 2005, the Predecessor Company concluded the Phase II dental clinical trial with the use of azficel-T and subsequently announced that investigator and subject visual analog scale assessments demonstrated that the azficel-T was statistically superior to placebo at four months after treatment. Although results of the investigator and subject assessment demonstrated that the azficel-T was statistically superior to placebo, an analysis of objective linear measurements did not yield statistically significant results.
In 2006, the Predecessor Company commenced a Phase II open-label dental trial for the treatment of Interdental Papillary Insufficiency. This single site study included 11 subjects. All study treatment and follow up visits were completed, but full analysis of the study was previously placed on internal hold due to our financial resource constraints. The Company is also currently reviewing potential other clinical paths in the dental arena.
Agera Skincare Systems
The Successor Company markets and sells a skin care product line through our majority-owned subsidiary, Agera Laboratories, Inc., which the Predecessor Company acquired in August 2006. Agera offers a complete line of skincare systems based on a wide array of proprietary formulations, trademarks and nano-peptide technology. These skincare products can be packaged to offer anti-aging, anti-pigmentary and acne treatment systems. Agera primarily markets its products primarily in the United States and Europe (primarily the United Kingdom).
Our Target Market Opportunities
Aesthetic Market Opportunity
Our product candidate for wrinkles/nasolabial folds and full face rejuvenation are directed primarily at the aesthetic market. Aesthetic procedures have traditionally been performed by dermatologists, plastic surgeons and other cosmetic surgeons. According to the American Society for Aesthetic Plastic Surgery, or ASAPS, the total market for non-surgical cosmetic procedures was approximately $4.5 billion in 2009. We believe the aesthetic procedure market is driven by:
•	aging of the “baby boomer” population, which currently includes ages approximately 46 to 64;
•	the desire of many individuals to improve their appearance;

•	impact of managed care and reimbursement policies on physician economics, which has motivated physicians to establish or expand the menu of elective, private-pay aesthetic procedures that they offer; and
•	broadening base of the practitioners performing cosmetic procedures beyond dermatologists and plastic surgeons to non-traditional providers.
According to the ASAPS, 10.0 million surgical and non-surgical cosmetic procedures were performed in 2009, as compared to 10.3 million in 2008. Also according to the ASAPS, approximately 8.5 million non-surgical procedures were performed in 2009 and 2008. We believe that the concept of non-surgical cosmetic procedures involving injectable materials has become more mainstream and accepted. According to the ASAPS, the following table shows the top five non-surgical cosmetic procedures performed in 2009:

Procedure	Number
Botulinum toxin type A	2,557,068
Hyaluronic acid	1,313,038
Laser hair removal	1,280,031
Microdermabrasion	621,943
Chemical peel	529,285
Procedures among the 35 to 50 year old age group made up approximately 44% of all cosmetic procedures in 2009. The 51 to 64 year old age group made up 27% of all cosmetic procedures in 2009, while the 19 to 34 year old age group made up 20% of cosmetic procedures in 2009. The Botulinum toxin type A injection was the most popular treatment among the 35 to 50 year old age group.
Therapeutic Market Opportunities
In addition to the aesthetic market, we believe there are opportunities for our Fibrocell Therapy to treat certain medical conditions such as acne scars, restrictive burn scars and tissue loss due to papillary recession. Presently, we are studying therapeutic applications of our technology for acne scars. Indications related to restrictive burn scars and periodontal disease are on internal company hold. We are not aware of other autologous cell-based treatments for any of these therapeutic applications.
Sales and Marketing
While our Fibrocell Therapy product candidates are still in the pre-approval phase in the United States, no marketing or sales can occur within the United States. Our Agera skincare products are primarily sold directly to our established distributors and salons, with historically and recently very little focus on marketing efforts. We continue to attempt to identify additional third party distributors for our Agera product line. We believe that our Agera products have the potential to complement our Fibrocell Therapy product candidates in the future.
Intellectual Property
We believe that patents, trademarks, copyrights, proprietary formulations (related to our Agera skincare products) and other proprietary rights are important to our business. We also rely on trade secrets, know-how and continuing technological innovations to develop and maintain our competitive position. We seek to protect our intellectual property rights by a variety of means, including obtaining patents, maintaining trade secrets and proprietary know-how, and technological innovation to operate without infringing on the proprietary rights of others and to prevent others from infringing on our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, actively seeking patent protection in the United States and certain foreign countries.
As of December 31, 2009, we had 9 issued U.S. patents, 4 pending U.S. patent applications, 28 granted foreign patents and 3 pending international patent applications. Our issued patents and patent applications primarily cover the method of using autologous cell fibroblasts for the repair of skin and soft tissue defects and the use of autologous fibroblast cells for tissue regeneration. We are in the process of pursuing several other patent applications.

In January 2003, we acquired two pending U.S. patent applications. As consideration, we issued 100,000 shares of Predecessor Company common stock and agreed to pay a royalty on revenue from commercial applications and licensing, up to a maximum of $2.0 million.
In August 2006, we acquired 57% of the common stock of Agera Laboratories. Agera has a number of trade names, trademarks, exclusive proprietary rights to product formulations and specified peptides that are used in the Agera skincare products.
Our success depends in part on our ability to maintain our proprietary position through effective patent claims and their enforcement against our competitors, and through the protection of our trade secrets. Although we believe our patents and patent applications provide a competitive advantage, the patent positions of companies like ours are generally uncertain and involve complex legal and factual questions. We do not know whether any of our patent applications or those patent applications which we have acquired will result in the issuance of any patents. Our issued patents, those that may be issued in the future or those acquired by us, may be challenged, invalidated or circumvented, and the rights granted under any issued patent may not provide us with proprietary protection or competitive advantages against competitors with similar technology. In particular, we do not know if competitors will be able to design variations on our treatment methods to circumvent our current and anticipated patent claims. Furthermore, competitors may independently develop similar technologies or duplicate any technology developed by us. Because of the extensive time required for the development, testing and regulatory review of a potential product, it is possible that, before any of our products can be commercialized or marketed, any related patent claim may expire or remain in force for only a short period following commercialization, thereby reducing the advantage of the patent.
We also rely upon trade secrets, confidentiality agreements, proprietary know-how and continuing technological innovation to remain competitive, especially where we do not believe patent protection is appropriate or obtainable. We continue to seek ways to protect our proprietary technology and trade secrets, including entering into confidentiality or license agreements with our employees and consultants, and controlling access to and distribution of our technologies and other proprietary information. While we use these and other reasonable security measures to protect our trade secrets, our employees or consultants may unintentionally or willfully disclose our proprietary information to competitors.
Our commercial success will depend in part on our ability to operate without infringing upon the patents and proprietary rights of third parties. It is uncertain whether the issuance of any third party patents would require us to alter our products or technology, obtain licenses or cease certain activities. Our failure to obtain a license to technology that we may require to discover, develop or commercialize our future products may have a material adverse impact on us. One or more third-party patents or patent applications may conflict with patent applications to which we have rights. Any such conflict may substantially reduce the coverage of any rights that may issue from the patent applications to which we have rights. If third parties prepare and file patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference proceedings in the United States Patent and Trademark Office to determine priority of invention.
We have collaborated and may collaborate in the future with other entities on research, development and commercialization activities. Disputes may arise about inventorship and corresponding rights in know-how and inventions resulting from the joint creation or use of intellectual property by us and our subsidiaries, collaborators, partners, licensors and consultants. As a result, we may not be able to maintain our proprietary position.
Competition
The pharmaceutical and dermal aesthetics industries are characterized by intense competition, rapid product development and technological change. Competition is intense among manufacturers of prescription pharmaceuticals and dermal injection products. Our core products are considered dermal injection products.
If certain of our product candidates are approved, we will compete with a variety of companies in the dermatology and plastic surgery markets, many of which offer substantially different treatments for similar problems. These include silicone injections, laser procedures, facial surgical procedures, such as facelifts and eyelid surgeries, fat injections, dermabrasion, collagen, allogenic cell therapies, hyaluronic acid injections and Botulinum toxin injections, and other dermal fillers. Indirect competition comes from facial care treatment products. Items catering to the growing demand for therapeutic skin care products include facial scrubs, anti-aging treatments, tonics, astringents and skin-restoration formulas.

Many of our competitors are large, well-established pharmaceutical, chemical, cosmetic or health care companies with considerably greater financial, marketing, sales and technical resources than those available to us. Additionally, many of our present and potential competitors have research and development capabilities that may allow them to develop new or improved products that may compete with our product lines. Our products could be rendered obsolete or made uneconomical by the development of new products to treat the conditions addressed by our products, technological advances affecting the cost of production, or marketing or pricing actions by one or more of our competitors. Our facial aesthetics product may compete for a share of the existing market with numerous products and/or technologies that have become relatively accepted treatments recommended or prescribed by dermatologists and administered by plastic surgeons and aesthetic dermatologists.
There are several dermal filler products under development and/or in the FDA pipeline for approval which claim to offer certain facial aesthetic benefits. Depending on the clinical outcomes of the Fibrocell Science Therapy trials in aesthetics, the success or failure of gaining approval and the label granted by the FDA if and when the therapy is approved, the competition for the Fibrocell Therapy may prove to be direct competition to certain dermal fillers, laser technologies or new technologies. However, if we gain approval, we believe our Fibrocell Therapy would be a “first to market” autologous cellular technology that could complement other modalities of treatment and represent a significant additional market opportunity.
The field for therapeutic treatments or tissue regeneration for use in wound healing is rapidly evolving. A number of companies are either developing or selling therapies involving stem cells, human-based, animal-based or synthetic tissue products. If approved as a therapy for acne scars, restrictive burn scars or periodontal disease, our product candidates would or may compete with synthetic, human or animal derived cell or tissue products marketed by companies larger and better capitalized than us.
The market for skincare products is quite competitive with low barriers to entry.
Government Regulation
Our Fibrocell Therapy technologies are subject to extensive government regulation, principally by the FDA and state and local authorities in the United States and by comparable agencies in foreign countries. Governmental authorities in the United States extensively regulate the pre-clinical and clinical testing, safety, efficacy, research, development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution, among other things, of pharmaceutical products under various federal laws including the Federal Food, Drug and Cosmetic Act, or FFDCA, the Public Health Service Act, or PHSA, and under comparable laws by the states and in most foreign countries.
Domestic Regulation
In the United States, the FDA, under the FFDCA, the PHSA, and other federal statutes and regulations, subjects pharmaceutical and biologic products to rigorous review. If we do not comply with applicable requirements, we may be fined, the government may refuse to approve our marketing applications or allow us to manufacture or market our products or product candidates, and we may be criminally prosecuted. The FDA also has the authority to discontinue or suspend manufacture or distribution, require a product withdrawal or recall or revoke previously granted marketing authorizations if we fail to comply with regulatory standards or if we encounter problems following initial marketing.

FDA Approval Process
To obtain approval of a new product from the FDA, we must, among other requirements, submit data demonstrating the product’s safety and efficacy as well as detailed information on the manufacture and composition of the product candidate. In most cases, this entails extensive laboratory tests and pre-clinical and clinical trials. This testing and the preparation of necessary applications and processing of those applications by the FDA are expensive and typically take many years to complete. The FDA may deny our applications or may not act quickly or favorably in reviewing these applications, and we may encounter significant difficulties or costs in our efforts to obtain FDA approvals that could delay or preclude us from marketing any products we may develop. The FDA also may require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approvals that could restrict the commercial applications of these products. Regulatory authorities may withdraw product approvals if we fail to comply with regulatory standards or if we encounter problems following initial marketing. With respect to patented products or technologies, delays imposed by the governmental approval process may materially reduce the period during which we will have the exclusive right to exploit the products or technologies.
The FDA does not apply a single regulatory scheme to human tissues and the products derived from human tissue. On a product-by-product basis, the FDA may regulate such products as drugs, biologics, or medical devices, in addition to regulating them as human cells, tissues, or cellular or tissue-based products (“HCT/Ps”), depending on whether or not the particular product triggers any of an enumerated list of regulatory factors. A fundamental difference in the treatment of products under these classifications is that the FDA generally permits HCT/Ps that do not trigger any of those regulatory factors to be commercially distributed without marketing approval. In contrast, products that trigger those factors, such as if they are more than minimally manipulated when processed or manufactured, are regulated as drugs, biologics, or medical devices and require FDA approval. We have determined that our Fibrocell Therapy ™ triggers regulatory factors that make it a biologic, in addition to an HCT/P, and consequently, we must obtain approval from FDA before marketing Fibrocell Therapy ™ and must also satisfy all regulatory requirements for HCT/Ps.
The process required by the FDA before a new drug or biologic may be marketed in the United States generally involves the following:
•	completion of pre-clinical laboratory tests or trials and formulation studies;
•	submission to the FDA of an IND for a new drug or biologic, which must become effective before human clinical trials may begin;
•	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug or biologic for its intended use;
•	detailed information on product characterization and manufacturing process; and
•	submission and approval of a New Drug Application, or NDA, for a drug, or a Biologics License Application, or BLA, for a biologic.
Pre-clinical tests include laboratory evaluation of product chemistry formulation and stability, as well as animal and other studies to evaluate toxicity. In view of the autologous nature of our product candidates and our prior clinical experience with our product candidates, we concluded that it was reasonably safe to initiate clinical trials without pre-clinical studies and that the clinical trials would be adequate to further assess both the safety and efficacy of our product candidates. Under FDA regulations, the results of any pre-clinical testing, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND application. The FDA requires a 30-day waiting period after the filing of each IND application before clinical trials may begin, in order to ensure that human research subjects will not be exposed to unreasonable health risks. At any time during this 30-day period or at any time thereafter, the FDA may halt proposed or ongoing clinical trials, or may authorize trials only on specified terms. The IND application process may become extremely costly and substantially delay development of our products. Moreover, positive results of pre-clinical tests will not necessarily indicate positive results in clinical trials.

The sponsor typically conducts human clinical trials in three sequential phases, which may overlap. These phases generally include the following:
•	Phase I: The product is usually first introduced into healthy humans or, on occasion, into patients, and is tested for safety, dosage tolerance, absorption, distribution, excretion and metabolism.
•	Phase II: The product is introduced into a limited subject population to:
•	assess its efficacy in specific, targeted indications;
•	assess dosage tolerance and optimal dosage; and
•	identify possible adverse effects and safety risks.
•	Phase III: These are commonly referred to as pivotal studies. If a product is found to have an acceptable safety profile and to be potentially effective in Phase II clinical trials, new clinical trials will be initiated to further demonstrate clinical efficacy, optimal dosage and safety within an expanded and diverse subject population at geographically-dispersed clinical study sites.
•	If the FDA does ultimately approve the product, it may require post-marketing testing, including potentially expensive Phase IV studies, to confirm or further evaluate its safety and effectiveness.
Before proceeding with a study, sponsors may seek a written agreement from the FDA regarding the design, size, and conduct of a clinical trial. This is known as a Special Protocol Assessment, or SPA. Among other things, SPAs can cover clinical studies for pivotal trials whose data will form the primary basis to establish a product’s efficacy. SPAs thus help establish up-front agreement with the FDA about the adequacy of a clinical trial design to support a regulatory approval, but the agreement is not binding if new circumstances arise. Even if the FDA agrees to an SPA, the agreement may be changed by the sponsor or the FDA on written agreement by both parties, or a senior FDA official determines that a substantial scientific issue essential to determining the safety or effectiveness of the product was identified after the testing began. There is no guarantee that a study will ultimately be adequate to support an approval even if the study is subject to an SPA. The FDA retains significant latitude and discretion in interpreting the terms of the SPA agreement and the data and results from any study that is the subject of the SPA agreement.
Clinical trials must meet requirements for Institutional Review Board, or IRB, oversight, patient informed consent and the FDA’s Good Clinical Practices. Prior to commencement of each clinical trial, the sponsor must submit to the FDA a clinical plan, or protocol, accompanied by the approval of the committee responsible for overseeing clinical trials at the clinical trial sites. The FDA or the IRB at each institution at which a clinical trial is being performed may order the temporary or permanent discontinuation of a clinical trial at any time if it believes that the clinical trial is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial subjects. Data safety monitoring committees, who monitor certain studies to protect the welfare of study subjects, may also require that a clinical study be discontinued or modified.
The sponsor must submit to the FDA the results of the pre-clinical and clinical trials, together with, among other things, detailed information on the manufacturing and composition of the product, and proposed labeling, in the form of an NDA, or, in the case of a biologic, a BLA. The applicant must also submit with the NDA or BLA a substantial user fee payment, unless a waiver or reduction applies. On February 17, 2009, the US Small Business Administration issued a letter formally determining that we are a small business and therefore qualify for the Small Business Exception to the Prescription Drug and User fee Act of 1992 (21 USC § 379h(b)(2)) related to our BLA submission for the nasolabial folds/wrinkles indication. For fiscal year 2009, this fee was $1,247,200 for companies that did not receive an exception. The FDA has advised us it is regulating our Fibrocell Therapy as a biologic. Therefore, we expect to submit BLAs to obtain approval of our product candidates. In some cases, we may be able to expand the indications in an approved BLA through a Prior Approval Supplement. Each NDA or BLA submitted for FDA approval is usually reviewed for administrative completeness and reviewability within 45 to 60 days following submission of the application. If deemed complete, the FDA will “file” the NDA or BLA, thereby triggering substantive review of the application. The FDA can refuse to file any NDA or BLA that it deems incomplete or not properly reviewable. Once the submission has been accepted for filing, the FDA will review the application and will usually respond to the applicant in accordance with performance goals the FDA has established for the review of NDAs and BLAs — six months from the receipt of the application for priority applications and ten months for regular applications. The review process is often significantly extended by FDA requests for additional information, preclinical or clinical studies, clarification, or a risk evaluation and mitigation strategy, or REMS, or by changes to the application submitted by the applicant in the form of amendments. The FDA may refer the BLA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved, but the FDA is not bound by the recommendation of an advisory committee.

It is possible that our product candidates will not successfully proceed through this approval process or that the FDA will not approve them in any specific period of time, or at all. The FDA may deny or delay approval of applications that do not meet applicable regulatory criteria, or if the FDA determines that the clinical data do not adequately establish the safety and efficacy of the product. Satisfaction of FDA pre-market approval requirements for a new biologic is a process that may take a number of years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. The FDA reviews these applications and, when and if it decides that adequate data are available to show that the product is both safe and effective and that other applicable requirements have been met, approves the drug or biologic for marketing. Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon our activities. Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Upon approval, a product candidate may be marketed only for those indications approved in the BLA or NDA and may be subject to labeling and promotional requirements or limitations, including warnings, precautions, contraindications and use limitations, which could materially impact profitability. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-market regulatory standards is not maintained or if safety, efficacy or other problems occur after the product reaches the marketplace.
The FDA may, during its review of an NDA or BLA, ask for additional test data. If the FDA does ultimately approve the product, it may require post-marketing testing, including potentially expensive Phase IV studies, to confirm or otherwise further evaluate the safety and effectiveness of the product. The FDA also may require, as a condition to approval or continued marketing of a drug, a risk evaluation and mitigation strategy, or REMS, if deemed necessary to manage a known or potential serious risk associated with the product. An REMS can include additional educational materials for healthcare professionals and patients such as Medication Guides and Patient Package Inserts, a plan for communicating information to healthcare professionals, and restricted distribution of the product. In addition, the FDA may, in some circumstances, impose restrictions on the use of the product, which may be difficult and expensive to administer and may require prior approval of promotional materials. Following approval, FDA may require labeling changes or impose new post-approval study, risk management, or distribution restriction requirements.
Ongoing FDA Requirements
Before approving an NDA or BLA, the FDA usually will inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facilities are in compliance with the FDA’s current Good Manufacturing Practices, or cGMP, requirements which govern the manufacture, holding and distribution of a product. Manufacturers of human cellular or tissue-based biologics also must comply with the FDA’s Good Tissue Practices, as applicable, and the general biological product standards. Following approval, the FDA periodically inspects drug and biologic manufacturing facilities to ensure continued compliance with the cGMP requirements. Manufacturers must continue to expend time, money and effort in the areas of production, quality control, record keeping and reporting to ensure compliance with those requirements. Failure to comply with these requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing, seizure of product, voluntary recall of product, withdrawal of marketing approval or civil or criminal penalties. Adverse experiences with the product must be reported to the FDA and could result in the imposition of marketing restrictions through labeling changes or market removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.
The labeling, advertising, promotion, marketing and distribution of a drug or biologic product also must be in compliance with FDA and FTC requirements which include, among others, standards and regulations for direct-to-consumer advertising, industry-sponsored scientific and educational activities, and promotional activities involving the internet. In general, all product promotion must be consistent with the FDA approval for such product, contain a balanced presentation of information on the product’s uses and benefits and important safety information and limitations on use, and otherwise not be false or misleading. The FDA and FTC have very broad enforcement authority, and failure to abide by these regulations can result in penalties, including the issuance of a Warning Letter directing a company to correct deviations from regulatory standards and enforcement actions that can include seizures, injunctions and criminal prosecution.

Manufacturers are also subject to various laws and regulations governing laboratory practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances in connection with their research. In each of the above areas, the FDA has broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products and deny or withdraw approvals.
HIPAA Requirements
Other federal legislation may affect our ability to obtain certain health information in conjunction with our research activities. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, mandates, among other things, the adoption of standards designed to safeguard the privacy and security of individually identifiable health information. In relevant part, the U.S. Department of Health and Human Services, or HHS, has released two rules to date mandating the use of new standards with respect to such health information. The first rule imposes new standards relating to the privacy of individually identifiable health information. These standards restrict the manner and circumstances under which covered entities may use and disclose protected health information so as to protect the privacy of that information. The second rule released by HHS establishes minimum standards for the security of electronic health information. While we do not believe we are directly regulated as a covered entity under HIPAA, the HIPAA standards impose requirements on covered entities conducting research activities regarding the use and disclosure of individually identifiable health information collected in the course of conducting the research. As a result, unless they meet these HIPAA requirements, covered entities conducting clinical trials for us may not be able to share with us any results from clinical trials that include such health information.
Other U.S. Regulatory Requirements
In the United States, the research, manufacturing, distribution, sale, and promotion of drug and biological products are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration), other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General), the U.S. Department of Justice and individual U.S. Attorney offices within the Department of Justice, and state and local governments. For example, sales, marketing and scientific/educational grant programs must comply with the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act, and similar state laws, each as amended. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection, unfair competition, and other laws.
International Regulation
The regulation of our product candidates outside of the United States varies by country. Certain countries regulate human tissue products as a pharmaceutical product, which would require us to make extensive filings and obtain regulatory approvals before selling our product candidates. Certain other countries classify our product candidates as human tissue for transplantation but may restrict its import or sale. Other countries have no application regulations regarding the import or sale of products similar to our product candidates, creating uncertainty as to what standards we may be required to meet.
Manufacturing
We currently have one operational manufacturing facility located in Exton, Pennsylvania. The costs incurred in operating our Exton facility (except for costs related to general corporate administration) are currently classified as research and development expenses as the activities there have been devoted to the research and development of our clinical applications and the development of a commercial scale and in a cost-effective production method. All component parts used in our Exton, Pennsylvania manufacturing process are readily available with short lead times, and all machinery is maintained and calibrated. We believe we have made improvements in our manufacturing processes, and we expect to continue such efforts in the future.

Our Agera products are manufactured by a third-party contract manufacturer under a contract manufacturing agreement. The agreement is effective through July 2014.
Research and Development
In addition to our clinical development activities, our research and development activities include improving our manufacturing processes and reducing manufacturing costs. We expense research and development costs as they are incurred. For the years ended December 31, 2009 and 2008, we incurred research and development expenses of $3.9 million and $10.2 million, respectively. For the three months ended September 30, 2010, we incurred research and development expenses of $1.4 million, which is an 19% increase over the research and development expenses we incurred for the three months ended September 30, 2009.
Employees
As of February 1, 2011, we employed 23 people on a full-time basis, all located in the United States, and one employee, our Chief Operating and Chief Financial Officer, who is based in Ireland and works in both Ireland and the United States. We also employ one full-time and one part-time Agera employees. None of our employees are covered by a collective bargaining agreement, and we consider our relationship with our employees to be good. We also employ consultants and temporary labor on an as needed basis to supplement existing staff.
Segment Information
Financial information concerning the Company’s business segments and geographic areas of operation is included in Note 17 in the Notes to Consolidated Financial Statements contained herein.
Discontinued Operations
As part of our continuing efforts to evaluate the best uses of our resources, in the fourth quarter of 2006 our Board of Directors approved the closing of our United Kingdom operation. On March 31, 2007, we completed the closure of the United Kingdom manufacturing facility. As a result of the completion of the closure of the United Kingdom manufacturing facility, as of March 31, 2007 our United Kingdom operation was classified as a discontinued operation. In addition, as a result of the closure of our United Kingdom operation, the operations that we previously conducted in Switzerland and Australia, which had been absorbed into the United Kingdom operation, were also classified as discontinued operations as of March 31, 2007. Accordingly, the historical results of the United Kingdom, Switzerland and Australia have been retrospectively adjusted herein, for all periods presented, to reflect the treatment of these operations as discontinued operations.
Corporate History
On August 10, 2001, our company, then known as American Financial Holding, Inc., acquired Isolagen Technologies through the merger of our wholly-owned subsidiary, Isolagen Acquisition Corp., and an affiliated entity, Gemini IX, Inc., with and into Isolagen Technologies. As a result of the merger, Isolagen Technologies became our wholly owned subsidiary. On November 13, 2001, we changed our name to Isolagen, Inc. On August 27, 2009, the United States Bankruptcy Court for the District of Delaware in Wilmington entered an order, or Confirmation Order, confirming the Joint First Amended Plan of Reorganization dated July 30, 2009, as supplemented by the Plan Supplement dated August 21, 2009, or the Plan, of Isolagen, Inc. and Isolagen’s wholly owned subsidiary, Isolagen Technologies, Inc. The effective date of the Plan was September 3, 2009. Isolagen, Inc. and Isolagen Technologies, Inc. were subsequently renamed Fibrocell Science, Inc. and Fibrocell Technologies, Inc. respectively.
Properties
Our corporate headquarters and manufacturing operations are located in one location, Exton, Pennsylvania. The Exton, Pennsylvania location is leased and consists of approximately 86,500 square feet. The lease is noncancelable through March 31, 2013.
MANAGEMENT
     The following table sets forth the names and ages of all of our directors and executive officers as of February 1, 2011. Our officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Title	Age
David Pernock	Director and Chief Executive Officer	55

Declan Daly	Director, Chief Operating Officer and Chief Financial Officer	47

Kelvin Moore	Director	61

Robert Langer	Director	61

Marc Mazur	Director	51

George J. Korkos	Director	79
          Biographical information with respect to our directors and executive officers is provided below. There are no family relationships between any of our executive officers or directors.
          Declan Daly. Mr. Daly has served as Fibrocell’s Chief Operating Officer and Chief Financial Officer since September 2009, and as a director of Fibrocell since November 2009. Mr. Daly served as Isolagen’s Chief Executive Officer and President from January 2008 until September 3, 2009, as Chief Financial Officer from June 2006 until March 2008, and as Chief Operating Officer from June 2007 until January 2008. Mr. Daly was elected to the Board of Directors of Isolagen in June 2008. Mr. Daly served as Executive Vice President and Chief Financial Officer of Inamed Corp. from November 2004 until March 2006, prior to which he served as Inamed’s Senior Vice President since September 2002 and as the Corporate Controller and Principal Accounting Officer since March 2002. He was previously Vice President of Finance & Administration for Inamed International Corp. from 1998 to 2002. From 1996 to 1998, Mr. Daly was a Senior Manager with BDO Simpson Xavier, Chartered Accountants or BDO, in Dublin. Prior to joining BDO, he worked with PricewaterhouseCoopers in Dublin and London. Mr. Daly holds a B.A. in Management Science and Industrial Systems Studies from Trinity College, Dublin and he is also a Fellow of the Institute of Chartered Accountants in Ireland.
          David Pernock. Mr. Pernock has served as a chairman of the board of Fibrocell since September 2009 and as our Chief Executive Officer since February 2010. From December 1993 until November 2009, Mr. Pernock held various positions at GlaxoSmithKline, eventually serving as Senior Vice President of Pharmaceuticals, Vaccines (Biologics), Oncology, Acute Care, and HIV Divisions. Mr. Pernock is a director of Martek Biosciences Corporation. Mr. Pernock holds a B.S. in Business Administration from Arizona State University.
          Kelvin Moore. Mr. Moore has served as a director of Fibrocell since September 2009. Since March 2009, Mr. Moore has served as the consultant sales director for the UK based Seaborne Group developing their business in building constructions from converting shipping sea containers. Since July 2008, Mr. Moore has been a director of Acorn Cultural Developments Limited which is developing a social networking site. Between June 2004 and May 2008, Mr. Moore was a senior advisor with Exit Strategy Planning dealing with the sale of businesses. Mr. Moore holds a London University Degree in Geography and Pure Mathematics.
          Robert Langer. Dr. Langer has served as a director of Fibrocell since September 2009. Dr. Langer was named an Institute Professor at Massachusetts Institute of Technology in 2006 and has been on the faculty of Massachusetts Institute of Technology since 1978. Dr. Langer is also a Director of Alseres Pharmaceuticals, Inc. and Echo Therapeutics, Inc. Dr. Langer received his Bachelor’s Degree from Cornell University in 1970 and his Sc.D. from the Massachusetts Institute of Technology in 1974, both in Chemical Engineering.
          Marc B. Mazur. Mr. Mazur has served as a director of Fibrocell since April 2010. Since May 2009, Mr. Mazur has served as the Chairman of Elsworthy Capital Management Ltd., a London-based European equity hedge fund. From October 2006 until December 2009, Mr. Mazur served as the CEO of Brevan Howard U.S. Asset Management, the U.S. arm of London-based Brevan Howard. In 2001 Mr. Mazur founded Ambassador Capital Group, a privately held investment and advisory entity providing capital, business development and strategic planning advice to companies in the healthcare, financial services and real estate fields. Mr. Mazur received his B.A. in political science from Columbia University in 1981 and a J.D. from Villanova University in 1984.
          George J. Korkos. Dr. Korkos has served as a director of Fibrocell since July 2010. Since 1965, Dr. Korkos has served as President of both Plastic Surgery Associates and Rejuva Skin Care & Laser Center, each of which is located in Waukesha, Wisconsin. Dr. Korkos also presently serves as Associate Clinical Professor at the Medical College of Wisconsin in Milwaukee. Dr. Korkos received his D.D.S. from Marquette University School of Dentistry, his M.D. and general surgery degrees from Medical College of Wisconsin, and his degree in plastic and reconstructive surgery from St. Louis University Medical School.
          In connection with our emergence from bankruptcy, our plan of reorganization provided that our directors prior to our emergence from bankruptcy were all deemed to have resigned, and a new board of directors was appointed as of the effective date of our emergence from bankruptcy. Pursuant to the plan of reorganization, the new board of directors was determined by the lenders that provided us debtor-in-possession while we were in bankruptcy and the investors that provided us exit financing. The members of our board of directors that were designated in our plan of reorganization are David Pernock, Paul Hopper and Kelvin Moore.

          No director is related to any other director or executive officer of our company or our subsidiaries, and, subject to the above paragraph, there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director.
          Our Certificate of Incorporation, as amended, provides that the Board of Directors be divided into three classes. Each director serves a term of three years. At each annual meeting, the stockholders elect directors for a full term or the remainder thereof, as the case may be, to succeed those whose terms have expired. Each director holds office for the term for which elected or until his or her successor is duly elected.
          No director or officer of our company has, during the last five years: (i) been convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violations with respect to such laws.
          Board Committees
          We do not currently have an audit committee, compensation committee or nominating committee. Our full board currently performs the duties and responsibilities of such committees.
          Executive Officer Compensation
          The following table sets forth information regarding compensation with respect to the fiscal years ended December 31, 2010, 2009 and 2008 paid or accrued by us to or on behalf of those persons who, during the fiscal year ended December 31, 2010, served as our Chief Executive Officer or Chief Financial Officer, as well as our most highly compensated key employees as of December 31, 2010 (the “named executive officers”).
Summary Compensation Table — 2010

							All Other
		Salary	Bonus	Stock Awards	Option Awards		Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)		($)	($)
David Pernock,
Chief Executive Officer (2)	2010	415,385			1,036,491		104,167 (3)	1,556,043

Declan Daly,
Chief Financial Officer and	2010	300,000	71,500		120,761		113,297 (4)	605,558
Chief Operating Officer	2009	403,538	100,000	288,000 (5)	17,908		—	809,446
	2008	427,635	25,000	—	766,839	(6)	—	1,219,474

John Maslowski,	2010	147,019	21,500					168,519
Vice President of Operations	2009	149,279	—		16,117	(7)	—	165,396
Karen Donhauser,	2010	122,131	12,000					134,131
Vice President of Quality	2009	110,936	—		9,670	(8)	—	120,606

(1)	Except as disclosed in footnotes (7) and (8), represents the full grant date fair value of the stock award or option grant, as applicable, calculated in accordance with FASB ASC Topic 718.

For the purposes of making the option calculation for 2010, the following assumptions were made: : (a) expected life (years) — 5.5 for options to Mr. Pernock and 5.25 for options to Mr. Daly; (b) volatility — 64.82% for options to Mr. Pernock and 63.26% for options to Mr. Daly; (c) dividend yield — none; and (d) discount rate — 2.38% for options to Mr. Pernock and 1.43% for options to Mr. Daly.

For the purposes of making the stock award calculation in 2009 for Mr. Daly, an assumed value of $0.48 per share was utilized. For the purposes of making the option calculation for 2009, the following assumptions were made: (a) expected life (years) — 3.5 (for the options issued to Mr. Maslowski and Ms. Donhauser); expected life (years) — 2.5 (for the options issued to Mr. Daly); (b) volatility — 65.87%; (c) dividend yield — none; and (d) discount rate — 1.64% (for the options issued to Mr. Maslowski and Ms. Donhauser); discount rate — 0.99% (for the options issued to Mr. Daly).

For the purposes of making the option calculation for 2008, the following assumptions were made: (a) expected life (years) — 10; (b) volatility — 82.87%; (c) dividend yield — none; and (d) discount rate — 3.89%. We excluded the assumed forfeiture rate for the purposes of the calculations in the table.

(2)	Mr. Pernock agreed to become our Chief Executive Officer in February 2010. All amounts shown in the table include all compensation received during 2010.

(3)	Represents a one-time payment of $100,000 for services rendered prior to becoming Chief Executive Officer, which payment was made during 2010, and $4,167 of Board fees paid prior to Mr. Pernock becoming Chief Executive Officer.

(4)	Represents a tax gross-up payment made during 2010.

(5)	Pursuant to our bankruptcy plan, our management was granted shares of our common stock. Mr. Daly received 600,000 shares of common stock, of which 300,000 shares vested in September 2009, 150,000 shares vested September 2010, and the remaining shares shall vest on September 2011; provided that if we do not renew Mr. Daly’s employment agreement at the end of its term or in the event of a change of control, any unvested shares will automatically vest.

(6)	During 2008, Mr. Daly was granted options to purchase 450,000 shares of common stock. These options were terminated in our bankruptcy and are no longer outstanding.

(7)	Consists of an option to purchase 100,000 shares of common stock at an exercise price of $0.75 per share of which 50,000 shares vested on October 6, 2010 and 50,000 shares vest if our BLA is approved by the FDA. The grant date fair value in the table above excludes the 50,000 shares that would vest if our BLA is approved by the FDA as that portion of the option is subject to performance conditions and is not considered to be “probable” pursuant to FASB ASC Topic 718. The full grant date fair value of the option assuming the performance conditions are met was $32,234.

(8)	Consists of an option to purchase 60,000 shares of common stock at an exercise price of $0.75 per share of which 30,000 shares vested on October 6, 2010 and 30,000 shares vest if our BLA is approved by the FDA. The grant date fair value in the table above excludes the 30,000 shares that would vest if our BLA is approved by the FDA as that portion of the option is subject to performance conditions and is not considered to be “probable” pursuant to FASB ASC Topic 718. The full grant date fair value of the option assuming the performance conditions are met was $19,341.

          Equity Awards
          The following table sets forth certain information concerning our outstanding options for our named executive officers at December 31, 2010.
Outstanding Equity Awards At Fiscal Year-End—2010

	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of	Market value of
	Unexercised	Unexercised			shares of stock	shares of stock
	Options	Options	Option Exercise		that have not	that have not
	(#)	(#)	Price	Option	vested	vested
Name	Exercisable	Unexercisable	($)	Expiration Date	(#)	($)
David Pernock	611,110 (1)	1,038,890 (1)	1.08	2/1/2020	—	—
	450,000		0.75	9/30/2019	—	—
Declan Daly	80,000 (2)	320,000 (2)	0.55	8/24/2020	—	—
	50,000	—	0.75	11/20/2019	—	—
					150,000	76,500 (3)
John Maslowski	50,000 (4)	50,000 (4)	0.75	10/6/2014	—	—
Karen Donhauser	30,000 (5)	30,000 (5)	0.75	10/6/2014	—	—

(1)	Consists of an option to purchase 1,650,000 shares issued in connection with Mr. Pernock’s employment agreement. Of the unexercised portion of the option, 938,890 shares vest in 26 equal installments of 36,111 shares on the first day of each month commencing January 1, 2011, and 100,000 shares vest upon the closing of a strategic partnership or licensing deal.

(2)	Consists of an option to purchase 400,000 shares issued in connection with Mr. Daly’s employment agreement. Of the unexercised portion of the option, 320,000 shares vest in 32 equal installments of 10,000 shares on the first day of each month commencing January 24, 2011.

(3)	Based on the closing price of our common stock of $0.51 on December 31, 2010.

(4)	Consists of an option to purchase 100,000 shares of common stock at an exercise price of $0.75 per share of which 50,000 shares vested on October 6, 2010 and 50,000 shares vest if our BLA is approved by the FDA.

(5)	Consists of an option to purchase 60,000 shares of common stock at an exercise price of $0.75 per share of which 30,000 shares vested on October 6, 2010 and 30,000 shares vest if our BLA is approved by the FDA.

          None of our named executive officers has exercised any options.
          Pension Benefits
          None of our named executives participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.
          Nonqualified Deferred Compensation
          None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

          Director Compensation
          In September 2009, our board of directors approved a compensation plan for its non-executive directors pursuant to which each such director will receive an annual fee of $50,000, payable in monthly installments, and upon appointment to the board of directors will receive an initial option grant to purchase 200,000 shares of Company common stock at the fair market value of the Company on the date of issuance.
Director Compensation Table—2010

	Fees Earned or Paid			All other
	in Cash	Option Awards		compensation	Total
Name	($)	($)(1)		($)	($)
Robert Langer	37,500	—	(3)	37,500 (2)	75,000
Kelvin Moore	37,500	—	(3)	—	37,500
Marc Mazur	25,000	118,378	(3)	—	143,378
George Korkos	9,946	90,738	(3)	—	100,684
Paul Hopper	37,500	—	(3)	—	37,500

(1)	Represents the full grant date fair value of the option grant calculated in accordance with FASB ASC Topic 718. For the purposes of making the option calculation, the following assumptions were made: (a) expected life (years) — 2.5 for the options issued to Messrs. Hopper, Langer and Moore and 5.25 for options issued to Mr. Mazur and Dr. Korkos; (b) volatility — 66.75% for the options issued to Messrs. Hopper, Langer and Moore, 64.01% for options issued to Mr. Mazur, and 63.26% for options issued to Dr. Korkos; (c) dividend yield — none; and (d) discount rate — 1.36% for the options issued to Messrs. Hopper, Langer and Moore, 2.71% and for options issued to Mr. Mazur, and 1.795% for options issued to Dr. Korkos.

(2)	Consists of consulting fees.

(3)	As of December 31, 2010: (i) Messrs. Langer, Moore, and Hooper each held an option to purchase 200,000 shares of our common stock with an exercise price of $0.75 per share; (ii) Mr. Mazur held an option to purchase 200,000 shares of our common stock with an exercise price of $1.04 per share; and (iii) Dr. Korkos held an option to purchase 200,000 shares of our common stock with an exercise price of $0.82 per share.

          Equity Incentive Plan
          We currently have an outstanding equity incentive plan, the Fibrocell Science, Inc. 2009 Equity Incentive Plan, or Incentive Plan, that permits us to grant awards in the form of incentive stock options, as defined in Section 422 of the Internal Revenue Code, or Code, as well as options which do not so qualify, called non-qualified stock options, stock units, stock awards, stock appreciation rights, and other stock-based awards. The purpose of the plan is to promote the interests of Fibrocell, and to motivate, attract and retain the services of the people upon whose efforts and contributions our success depends.
          On January 14, 2011, our board of directors agreed to provide: (i) Mr. Pernock with an option to purchase 2,100,000 shares of common stock; (ii) Mr. Daly with an option to purchase 1,065,000 shares of common stock; and (iii) Messrs. Kelvin Moore, Robert Langer, Marc Mazur, and George Korkos each with an option to purchase 200,000 shares of common stock. Each of the foregoing options has: (i) a ten-year term, (ii) an exercise price equal to the closing price of our common stock on the date of grant, and (iii) vests 50% on the date of grant; 25% on the one-year anniversary of the date of grant; and 25% on the two-year anniversary of the date of grant; provided in each case that the grantee is providing service to us on the vesting date.
          The three outstanding stock option plans we had prior to our reorganization, (a) our 2001 Stock Option and Appreciation Rights Plan reserving 5,000,000 shares of common stock for the issuance of options to employees, directors and consultants, (b) our 2003 Stock Option and Appreciation Rights Plan reserving 2,250,000 shares of common stock for the issuance of options to employees, directors and consultants, and(c) our 2005 Equity Incentive Plan reserving 2,100,000 shares of common stock for the issuance of options to employees, directors and consultants, terminated as of the effective date of our reorganization and all outstanding options issued pursuant to the plans were cancelled.
          Management Agreements

          On February 1, 2010, the Company entered into an employment agreement with Mr. Pernock pursuant to which Mr. Pernock agreed to serve as Chief Executive Officer of the Company for an initial term ending February 1, 2013, which may be renewed for an additional one-year term by mutual agreement. The agreement provides for an annual salary of $450,000. Mr. Pernock is entitled to receive an annual bonus each year, payable subsequent to the issuance of the Company’s final audited financial statements, but in no case later than 120 days after the end of its most recently completed fiscal year. The final determination on the amount of the annual bonus will be made by the Board of Directors (or the Compensation Committee of the Board of Directors, if such committee has been formed), based on criteria established by the Board of Directors (or the Compensation Committee of the Board of Directors, if such committee has been formed). The targeted amount of the annual bonus shall be 60% of Mr. Pernock’s base salary, although the actual bonus may be higher or lower.
          Under the agreement, Mr. Pernock was granted a ten-year option to purchase 1,650,000 shares at an exercise price per share equal to the closing price of the Company’s common stock on the date of execution of the agreement, or February 1, 2010. The options vest as follows: (i) 250,000 shares upon execution of the agreement; (ii) 100,000 shares upon the closing of a strategic partnership or licensing deal with a major partner that enables the Company to significantly improve and/or accelerate its capabilities in such areas as research, production, marketing and/or sales and enable the Company to reach or exceed its major business milestones within the Company’s strategic and operational plans, provided Mr. Pernock is the CEO on the closing date of such partnership or licensing deal (the determination of whether any partnership or licensing deal meets the foregoing criteria will be made in good faith by the Board upon the closing of such partnership or licensing deal); and (iii) 1,300,000 shares in equal 1/36th installments (or 36,111 shares per installment) monthly over a three-year period, provided Executive is the CEO on each vesting date. The vesting of all options set forth above shall accelerate upon a “change in control” as defined in the agreement, provided Mr. Pernock is employed by the Company within 60 days prior to the date of such change in control.
          If Mr. Pernock’s employment is terminated at the Company’s election at any time, for reasons other than death, disability, cause (as defined in the agreement) or a voluntary resignation, or by Mr. Pernock for good reason (as defined in the agreement), Mr. Pernock shall be entitled to receive severance payments equal to twelve months of Mr. Pernock’s base salary and of the premiums associated with continuation of Mr. Pernock’s benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment; provided that if anytime within eighteen months after a change in control either (i) Mr. Pernock is terminated, at the Company’s election at any time, for reasons other than death, disability, cause or voluntary resignation, or (ii) Mr. Pernock terminates the agreement for good reason, Mr. Pernock shall be entitled to receive severance payments equal to: (1) two years of Mr. Pernock’s base salary, (2) Mr. Pernock’s most recent annual bonus payment, and (3) the premiums associated with continuation of Mr. Pernock’s benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment for a period of one year after termination. All severance payments shall be made in a lump sum within ten business days of Mr. Pernock’s execution and delivery of a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in a form acceptable to the Company. If severance payments are being made, Mr. Pernock has agreed not to compete with the Company until twelve months after the termination of his employment.
          On August 24, 2010, the Company entered into an amended and restated employment agreement with Mr. Declan Daly, which replaced and terminated his prior employment agreement with the Company, pursuant to which Mr. Daly agreed to serve as Chief Operating Officer and Chief Financial Officer of the Company for an initial term ending August 24, 2013, which may be renewed for an additional one-year term by mutual agreement. The agreement provides for an annual salary of $300,000. Mr. Daly is entitled to receive an annual bonus each year, payable subsequent to the issuance of the Company’s final audited financial statements, but in no case later than 120 days after the end of its most recently completed fiscal year. The final determination on the amount of the annual bonus will be made by the Board of Directors (or the Compensation Committee of the Board of Directors, if such committee has been formed), based on criteria established by the Board of Directors (or the Compensation Committee of the Board of Directors, if such committee has been formed). The targeted amount of the annual bonus shall be 50% of Mr. Daly’s base salary, although the actual bonus may be higher or lower.
          Under the agreement, Mr. Daly was granted a ten-year option to purchase 400,000 shares at an exercise price per share equal to the closing price of the Company’s common stock on the date of execution of the agreement, or $0.55 per share. The options vest as follows: (i) 40,000 shares upon execution of the agreement; and (ii) 360,000 shares in equal 1/36th installments (or 10,000 shares per installment) monthly over a three-year period, provided Mr. Daly is the COO or CFO on each vesting date. The vesting of all options set forth above shall accelerate upon a “change in control” as defined in the agreement, provided Mr. Daly is employed by the Company within 60 days prior to the date of such change in control.
          Mr. Daly is entitled to receive a one-time bonus in the amount of $50,000 (the “Milestone Bonus”) upon the U.S. Food and Drug Administration’s (the “FDA”) approval of the Company’s Biologics License Application filing, provided that Mr. Daly is the CFO or COO at the time of said event.
          If Mr. Daly’s employment is terminated at the Company’s election at any time, for reasons other than death, disability, cause (as defined in the agreement) or a voluntary resignation, or by Mr. Daly for good reason (as defined in the agreement), Mr. Daly shall be entitled to receive severance payments equal to twelve months of Mr. Daly’s base salary and of the premiums associated with continuation of Mr. Daly’s benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment; provided that if anytime within eighteen months after a change in control either (i) Mr. Daly is terminated, at the Company’s election at any time, for reasons other than death, disability, cause or voluntary resignation, or (ii) Mr. Daly terminates the agreement for good reason, Mr. Daly shall be entitled to receive severance payments equal to: (1) two years of Mr. Daly’s base salary, (2) Mr. Daly’s most recent annual bonus payment, and (3) the premiums associated with continuation of Mr. Daly’s benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment for a period of one year after termination. All severance payments shall be made in a lump sum within ten business days of Mr. Daly’s execution and delivery of a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in a form acceptable to the Company. If severance payments are being made, Mr. Daly has agreed not to compete with the Company until twelve months after the termination of his employment.
          Effective upon our exit from bankruptcy on September 3, 2009, we entered into a consultant agreement, pursuant to which Dr. Langer agreed to provide consulting services to us, including serving a scientific advisor. The agreement has a one year term, provided that either party may terminate the agreement on 30 days notice. The agreement provides Dr. Langer annual compensation of $50,000.
RELATED PARTY TRANSACTIONS
Review and Approval Policies and Procedures for Related Party Transactions
          Pursuant to Board policy, our executive officers and directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent committee of our board of directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our audit committee any such related party transaction. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee. Our audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. We do not currently have an audit committee and our full board currently performs the duties and responsibilities of the audit committee.
PRINCIPAL STOCKHOLDERS
          The following table sets forth information regarding the beneficial ownership of our common stock as of February 1, 2011 by:
•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers and directors; and

•	all of our officers and directors as a group.
          Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Unless otherwise indicated, the address for our named executive officers and directors is c/o Fibrocell Science Inc., 405 Eagleview Boulevard, Exton, Pennsylvania 19341.

	Common stock
	Beneficially		Percent of
Name of Beneficial Owner	Owned(1)		Class(2)
Declan Daly	1,292,500	(3)	6.3%
David Pernock	2,255,554	(4)	11.0%
Kelvin Moore	300,000	(5)	1.5%
Robert Langer	300,000	(5)	1.5%
Marc Mazur	200,000	(6)	1.0
George Korkos	200,000	(7)	1.0
John Maslowski	270,000	(8)	1.3
Karen Donhauser	110,000	(9)	*
All Executive Officers and Directors as a Group (7 persons)	4,928,054	(10)	24.1%

Five percent or more of shareholders
James E. Flynn (11)	1,800,000		8.8%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise noted, all listed shares of common stock are owned of record by each person or entity named as beneficial owner and that person or entity has sole voting and dispositive power with respect to the shares of common stock owned by each of them. As to each person or entity named as beneficial owners, that person’s or entity’s percentage of ownership is determined based on the assumption that any options or convertible securities held by such person or entity which are exercisable or convertible within 60 days of the date of this report have been exercised or converted, as the case may be.

(2)	Based upon 20,490,255 shares of common stock outstanding as of February 1, 2011.

(3)	Includes (i) 50,000 shares underlying an option exercisable at $0.75 per share, (ii) 110,000 shares underlying an option exercisable at $0.55 per share and (iii) 532,500 shares underlying an option exercisable at $0.62 per share.

(4)	Includes: (i) 450,000 shares underlying an option exercisable at $0.75 per share; (ii) 755,554 shares underlying an option exercisable at $1.08 per share (which represents the vested portion, plus the shares that will vest within 60 days of the date of this filing, of an option to purchase 1,650,000 shares issued in connection with Mr. Pernock’s employment agreement) and (iii) 1,050,000 shares underlying an option exercisable at $0.62 per share.

(5)	Consists of 200,000 shares underlying an option exercisable at $0.75 per share and 100,000 shares underlying an option exercisable at $0.62 per share.

(6)	Consists of 100,000 shares underlying an option exercisable at $1.04 per share and 100,000 shares underlying an option exercisable at $0.62 per share. In addition, Mr. Mazur holds an option to purchase 100,000 shares at $1.04 per share, which is exercisable in April 2011.

(7)	Consists of 100,000 shares underlying an option exercisable at $0.82 per share and 100,000 shares underlying an option exercisable at $0.62 per share. In addition, Dr. Korkos holds an option to purchase 100,000 shares at $0.82 per share, which is exercisable in July 2011.

(8)	Consists of 100,000 shares underlying an option exercisable at $0.75 per share and 170,000 shares underlying an option exercisable at $0.62 per share.

(9)	Consists of 60,000 shares underlying an option exercisable at $0.75 per share and 50,000 shares underlying an option exercisable at $0.62 per share.

(10)	Includes options to purchase 1,744,999 shares of common stock.

(11)	Reflects the beneficial ownership of the reported entities and their affiliates as reported in the Schedule 13G filed March 2, 2010 and their Form 4 filed August 18, 2010. The business address for James E. Flynn, Deerfield Capital, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Management Company, L.P. is 780 Third Avenue, 37th Floor, New York, NY 10017. The business address for Deerfield Special Situations Fund International Limited is c/o Bisys Management, Bison Court, Columbus Centre, P.O. Box 3460, Road Town, Tortola, British Virgin Islands. Deerfield Capital, L.P. and Deerfield Special Situations Fund, L.P. have shared investment discretion over 637,200 shares. Deerfield Management Company, L.P. and Deerfield Special Situations Fund International Limited have shared investment discretion over 1,162,800 shares. James E. Flynn has shared investment discretion over 1,800,000 shares.

DESCRIPTION OF SECURITIES
          General
          We are authorized to issue 250,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of February 1, 2011, we had 20,490,255 shares of common stock outstanding, 2,886 shares of Series A Preferred outstanding and 4,640 shares of Series B Preferred outstanding and 4,293 shares of Series D Preferred outstanding. In addition, as of such date we had:
          ▪ 5,677,000 shares of common stock issuable upon the exercise of options issued pursuant to our current stock option plan and outside our stock option plan;
          ▪ 6,349,200 shares of common stock issuable upon the conversion of the Series A Preferred;
          ▪ 9,280,000 shares of common stock issuable upon the conversion of the Series B Preferred;
          ▪ 1,624,996 shares of common stock for issuance upon exercise of the Class A warrants; 1,624,997 shares of common stock for issuance upon exercise of the Class B warrants; and 474,500 shares of common stock for issuance upon exercise of the warrants issued to the placement agents for our Series A Preferred offering;
          ▪ 9,950,261 shares of common stock issuable upon exercise of common stock purchase warrants issued in the March 2010 offering and 376,941 shares of common stock underlying the warrants issued to the placement agents in such offering; and
          ▪ 12,456,851 shares of common stock issuable upon exercise of common stock purchase warrants issued in the July through November 2010 offerings and 708,788 shares of common stock underlying the warrants issued to the placement agents in such offering.
          Common Stock
          Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized.
          Our common stock is not subject to conversion or redemption and holders of our common stock are not entitled to preemptive rights. Upon the liquidation, dissolution or winding up of our company, the remaining assets legally available for distribution to stockholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time. Each outstanding share of common stock is fully paid and nonassessable.
          Preferred Stock
          Our Board of Directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our Board of Directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until our Board of Directors determines the specific rights of the holders of the preferred stock. However, these effects might include: (a) restricting dividends on the common stock; (b) diluting the voting power of the common stock; (c) impairing the liquidation rights of the common stock; and (d) delaying or preventing a change in control of our company without further action by our stockholders.
          As of the date of this prospectus, we have authorized four classes of preferred stock, Series A Convertible Preferred Stock, or Series A Preferred, Series B Convertible Preferred Stock, or Series B Preferred, Series C Junior Participating Preferred Stock, or Series C Preferred and Series D Convertible Preferred Stock, or Series D Preferred. As of February 1, 2011, there were 2,886 shares of Series A Preferred outstanding, 4,640 shares of Series B Preferred outstanding, no shares of Series C Preferred outstanding and 4,293 shares of Series D Preferred outstanding.

          Series A Preferred
          The Series A Preferred shares were issued in October 2009 pursuant to an agreement between us and certain accredited investors. To designate and establish the shares of Series A Preferred, our board approved, and on October 8, 2009, we filed with the Delaware Secretary of State, a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, or Certificate of Designation.
          Dividends; Rank; Liquidation
          Holders of the Series A Preferred are entitled to receive cumulative dividends at the rate per share (as a percentage of the stated value per share) of 6% per annum (subject to increase in certain circumstances), payable quarterly in arrears on January 15, April 15, July 15 and October 15, beginning on April 15, 2010. The dividends are payable in cash, or at our option, in duly authorized, validly issued, fully paid and non-assessable shares of common stock equal to 110% of the cash dividend amount payable on the dividend payment date, or a combination thereof; provided that we may not pay the dividends in shares of common stock unless we meet certain conditions described in the Certificate of Designation. If we pay the dividend in shares of common stock, the common stock will be valued for such purpose at 80% of the average of the volume weighted average price for the 10 consecutive trading days ending on the trading day that is immediately prior to the dividend payment date.
          Shares of common stock issued as dividends on the Series A Preferred are not being registered under this prospectus. Such shares are deemed to be “restricted securities” under Rule 144 of the Securities Act and may only be sold in compliance with Rule 144.
          The Series A Preferred ranks senior to all shares of common stock.
          Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of the Series A Preferred shall be entitled to receive out of our assets, whether capital or surplus, an amount equal to the stated value of the common stock, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under the Certificate of Designation, for each share of Series A Preferred before any distribution or payment shall be made to the holders of any junior securities, and if our assets are insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series A Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.
          Conversion; Conversion Price; Forced Conversion; Optional Redemption
          Each share of Series A Preferred is convertible into a number of shares of common stock equal to (1) the stated value of the share ($1,000), divided by (2) the conversion price, which is currently $0.50, but is subject to adjustment as discussed below. We refer to this price as the Conversion Price.
          With certain exceptions, if, at any time while the Series A Preferred is outstanding, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents at an effective price per share that is lower than the then Conversion Price, then the Conversion Price will be reduced to equal the lower price. The Conversion Price is also subject to proportional adjustment in the event of any stock split, stock dividend, reclassification or similar event with respect to the common stock.
          Commencing six months from the date of the agreement pursuant to which we issued the Series A Preferred, if the volume weighted average price for each of any 20 consecutive trading days exceeds 200% of the then effective Conversion Price and various other equity conditions are satisfied (including that the resale of the shares underlying the Series A Preferred has been registered under the Securities Act), upon 30 days notice, the Series A Preferred plus all accrued and unpaid dividends will automatically convert into shares of common stock.
          Commencing two years from the date of the agreement pursuant to which we issued the Series A Preferred, upon 30 days notice and provided various other equity conditions are satisfied (including that the resale of the shares underlying the Series A Preferred has been registered under the Securities Act), we may redeem some or all of the then outstanding Series A Preferred for cash in an amount equal to the 150% of the stated value of the Series A Preferred.
          Voting
          The holders of the Series A Preferred have no voting rights except with respect to specified matters affecting the rights of the Series A Preferred.
          Negative Covenants
          As long as any shares of Series A Preferred are outstanding, we may not, directly or indirectly: (a) amend our charter documents in any manner that materially and adversely affects any rights of the holders of the Series A Preferred; (b) pay cash dividends or distributions on our junior securities (including the common stock); or (c) enter into any transaction with any affiliate of ours which would be required to be disclosed in any public filing, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of our disinterested directors.
          Triggering Events
          In the event of a Triggering Event (as defined in the Certificate of Designation and described below), any holder of Series A Preferred may require us to redeem all of its Series A Preferred, at a redemption price equal to the greater of (a) 130% of the stated value and (b) the product of (i) the volume weighted average price on the trading day immediately preceding the date of the Triggering Event and (ii) the stated value divided by the then Conversion Price, plus all accrued but unpaid dividends thereon and all liquidated damages and other costs, expenses or amounts due in respect of the Series A Preferred. Triggering Events include, among other things, bankruptcy related events, change of control transactions (as defined in the Certificate of Designation), and various types of failures to perform under, and breaches of, the transaction documents.
          Series B Preferred
          The Series B Preferred shares were issued in July, September, October and November 2010 pursuant to agreements between us and certain accredited investors. To designate and establish the shares of Series B Preferred, our board of directors approved, and on July 16, 2010, we filed with the Delaware Secretary of State, a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock.
          Dividends; Rank; Liquidation
          Holders of the Series B Preferred are entitled to receive cumulative dividends at the rate per share (as a percentage of the stated value per share) of 6% per annum (subject to increase in certain circumstances), payable quarterly in arrears on January 15, April 15, July 15 and October 15, beginning on January 15, 2011. The dividends are payable in cash, or at our option, in duly authorized, validly issued, fully paid and non-assessable shares of common stock equal to 110% of the cash dividend amount payable on the dividend payment date, or a combination thereof; provided that we may not pay the dividends in shares of common stock unless we meet certain conditions described in the Certificate of Designation. If we pay the dividend in shares of common stock, the common stock will be valued for such purpose at 80% of the average of the volume weighted average price for the 10 consecutive trading days ending on the trading day that is immediately prior to the dividend payment date
          The Series B Preferred ranks senior to all shares of common stock, and junior to our Series A Convertible Preferred Stock.
          Upon any liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of the Series B Preferred shall be entitled to receive out of the assets, whether capital or surplus, an amount equal to the stated value of the common stock, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under the Certificate of Designation, for each share of Series B Preferred before any distribution or payment shall be made to the holders of any junior securities, and if our assets are insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series B Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.
          Conversion; Conversion Price; Forced Conversion; Optional Redemption
          Each share of Series B Preferred is convertible into a number of shares of common stock equal to (1) the stated value of the share ($1,000), divided by (2) $0.50, subject to adjustment as discussed below. We refer to this price as the Conversion Price.
          With certain exceptions, if, at any time while the Series B Preferred is outstanding, we sell or grant any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announce any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents at an effective price per share that is lower than the then Conversion Price, then the Conversion Price will be reduced to equal the lower price. The Conversion Price is also subject to proportional adjustment in the event of any stock split, stock dividend, reclassification or similar event with respect to the common stock.
          Commencing six months from the date of the agreement pursuant to which we issued the Series B Preferred, if the volume weighted average price for each of any 20 consecutive trading days exceeds 200% of the then effective Conversion Price and various other equity conditions are satisfied (including that the resale of the shares underlying the Series B Preferred has been registered under the Securities Act), upon 30 days notice, the Series B Preferred plus all accrued and unpaid dividends will automatically convert into shares of common stock.
          Commencing two years from the date of the agreement pursuant to which we issued the Series B Preferred, upon 30 days notice and provided various other equity conditions are satisfied (including that the resale of the shares underlying the Series B Preferred has been registered under the Securities Act), the Company may redeem some or all of the then outstanding Series B Preferred for cash in an amount equal to the 150% of the stated value of the Series B Preferred.
          Voting
          The holders of the Series B Preferred have no voting rights except with respect to specified matters affecting the rights of the Series B Preferred.
          Negative Covenants
          As long as any shares of Series B Preferred are outstanding, we may not, directly or indirectly: (a) amend its charter documents in any manner that materially and adversely affects any rights of the holders of the Series B Preferred; (b) pay cash dividends or distributions on our junior securities (including the common stock); or (c) enter into any transaction with any of our affiliates which would be required to be disclosed in any public filing, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of our disinterested directors.
          Triggering Events
          In the event of a Triggering Event (as defined in the Certificate of Designation and described below), any holder of Series B Preferred may require us to redeem all of its Series B Preferred, at a redemption price equal to the greater of (a) 130% of the stated value and (b) the product of (i) the volume weighted average price on the trading day immediately preceding the date of the Triggering Event and (ii) the stated value divided by the then Conversion Price, plus all accrued but unpaid dividends thereon and all liquidated damages and other costs, expenses or amounts due in respect of the Series B Preferred. Triggering Events include, among other things, bankruptcy related events, change of control transactions (as defined in the Certificate of Designation), and various types of failures to perform under, and breaches of, the transaction documents.
          Series C Preferred
          In 2006, our Board of Directors declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record at the close of business on May 22, 2006, the record date. Each right entitles the registered holder to purchase from us a unit consisting of one ten-thousandth of a share of Series C Preferred at a purchase price of $35.00 per unit, subject to adjustment. The rights are not exercisable until the distribution date and will expire at 5:00 P.M. (New York City time) on May 12, 2016, unless such date is extended or the rights are earlier redeemed or exchanged by us. The distribution date occurs upon the earlier of:
•	ten business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of our outstanding common stock (20%, in the case of certain institutional investors) other than as a result of repurchases of stock by us or certain inadvertent actions by institutional or certain other stockholders; or

•	ten business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.
          Series D Preferred
          The Series D Preferred shares were issued in December 2010 in connection with a private placement of securities. To designate and establish the shares of Series B Preferred, our board of directors approved, and on December 2, 2010, we filed with the Delaware Secretary of State, a Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock.
          Dividends; Rank; Liquidation
          Holders of the Series D Preferred are entitled to receive cumulative dividends at the rate per share (as a percentage of the stated value per share) of 6% per annum (subject to increase in certain circumstances), payable quarterly in arrears on January 15, April 15, July 15 and October 15, beginning on July 15, 2011. The dividends are payable in cash, or at the Company’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock equal to 110% of the cash dividend amount payable on the dividend payment date, or a combination thereof; provided that the Company may not pay the dividends in shares of Common Stock unless the Company meets certain conditions described in the Certificate of Designation, including that the resale of the shares has been registered under the Securities Act of 1933, as amended (the “Securities Act”) or is otherwise eligible to be resold pursuant to an exemption from the Securities Act. If the Company pays the dividend in shares of Common Stock, the Common Stock will be valued for such purpose at 80% of the average of the volume weighted average price for the 10 consecutive trading days ending on the trading day that is immediately prior to the dividend payment date.
          The Series D Preferred ranks senior to all shares of Common Stock, and junior to the Company’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.
          Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Series D Preferred shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the stated value of the Common Stock, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under the Certificate of Designation, for each share of Series D Preferred before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company are insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series D Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.
          Conversion; Conversion Price; Forced Conversion; Optional Redemption
          Each share of Series D Preferred is convertible into a number of shares of Common Stock equal to (1) the stated value of the share ($1,000), divided by (2) $0.50, subject to adjustment as discussed below (the “Conversion Price”).
          With certain exceptions, if, at any time while the Series D Preferred is outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock equivalents at an effective price per share that is lower than the then Conversion Price, then the Conversion Price will be reduced to equal the lower price. The Conversion Price is also subject to proportional adjustment in the event of any stock split, stock dividend, reclassification or similar event with respect to the Common Stock.
          Commencing six months from the date of the acquisition of the Series D Preferred, if the volume weighted average price for each of any 20 consecutive trading days exceeds 200% of the then effective Conversion Price and various other equity conditions are satisfied (including that the resale of the shares underlying the Series D Preferred has been registered under the Securities Act), upon 30 days notice, the Series D Preferred plus all accrued and unpaid dividends will automatically convert into shares of Common Stock.
          Commencing two years from the date of the acquisition of the Series D Preferred, upon 30 days notice and provided various other equity conditions are satisfied (including that the resale of the shares underlying the Series D Preferred has been registered under the Securities Act), the Company may redeem some or all of the then outstanding Series D Preferred for cash in an amount equal to the 150% of the stated value of the Series D Preferred.
          Voting
          The holders of the Series D Preferred have no voting rights except with respect to specified matters affecting the rights of the Series D Preferred.
          Negative Covenants
          As long as any shares of Series D Preferred are outstanding, the Company may not, directly or indirectly: (a) amend its charter documents in any manner that materially and adversely affects any rights of the holders of the Series D Preferred; (b) pay cash dividends or distributions on junior securities of the Company (including the Common Stock); or (c) enter into any transaction with any affiliate of the Company which would be required to be disclosed in any public filing, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company.
          Triggering Events
          In the event of a Triggering Event (as defined in the Certificate of Designation and described below), any holder of Series D Preferred may require the Company to redeem all of its Series D Preferred, at a redemption price equal to the greater of (a) 130% of the stated value and (b) the product of (i) the volume weighted average price on the trading day immediately preceding the date of the Triggering Event and (ii) the stated value divided by the then Conversion Price, plus all accrued but unpaid dividends thereon and all liquidated damages and other costs, expenses or amounts due in respect of the Series D Preferred. Triggering Events include, among other things, bankruptcy related events, change of control transactions (as defined in the Certificate of Designation), and various types of failures to perform under, and breaches of, the transaction documents.
          Warrants
          Class A Warrants, Class B Warrants and Placement Agent Warrants
          Pursuant to, and contemporaneous with the execution of, the agreement in which we issued the Series A Preferred, we issued Class A warrants to purchase 501,542 shares of common stock and Class B warrants to purchase 416,666 shares of common stock to the investors that purchased our Series A Preferred pursuant to the agreement in which we issued the Series A Preferred. At the same time we also issued warrants to purchase 250,000 shares of common stock to the placement agents for the Series A Preferred. Each of the warrants is exercisable upon issuance and has a five-year term. The initial exercise price of the Class A warrants was $1.62 per share, the initial exercise price of the Class B warrants was $1.95 per share, and the initial exercise price of the warrants issued to the placement agents was $1.30 per share.
          With certain exceptions, the Class A warrants, Class B warrants and placement agent warrants provide that if at any time while the warrants are outstanding, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents at an effective price per share that is lower than the then exercise price of the relevant warrant, then the exercise price of such warrant will be reduced to equal the lower price and the number of shares issuable thereunder will be increased such that the aggregate exercise price after the exercise price adjustment will be equal to the aggregate exercise price prior to the adjustment. As a result of the purchase price of the common stock sold in the December 2010 and January 2011 private offerings discussed below (a) the exercise prices for the Class A, Class B and placement agent warrants issued as part of the Series A Preferred Offering were reduced from $0.60 per share to $0.50 per share and (b) the numbers of shares underlying the Class A, Class B and placement agent warrants were increased to 1,624,996, 1,624,997, and 650,000, respectively.
          March 2010 Private Offering Warrants
          We entered a securities purchase agreement dated March 2, 2010 with certain accredited investors pursuant to which the Company agreed to sell in the aggregate 5,076,664 shares of our common stock. In addition to the common stock purchased, each investor received a warrant to purchase the same number of shares of common stock acquired in the offering at an exercise price of $0.98 per share. Each of the warrants was exercisable immediately and has a five-year term. The warrants may be exercised on a cash-less basis and are non-redeemable.
          With certain exceptions, the warrants provide that if, at any time while the warrants are outstanding, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents at an effective price per share that is lower than the then exercise price of the relevant warrant, then the exercise price of such warrant will be reduced to equal the lower price and the number of shares issuable thereunder will be increased such that the aggregate exercise price after the exercise price adjustment will be equal to the aggregate exercise price prior to the adjustment. If we enter into a fundamental transaction (which term is defined in the warrants), then at the warrant holder’s option, exercisable at any time concurrently with, or within 30 days after, the announcement of a fundamental transaction, we must redeem all or any portion of the warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes value of the remaining unexercised portion of this warrant on or prior to the date of the consummation of such fundamental transaction. Any cash payments to be made pursuant to the preceding sentence shall have priority to payments to holders of common stock in connection with a fundamental transaction. The assumptions to be used in calculating the Black Scholes value are set forth in Schedule 1 to the warrant. As a result of the purchase price of the common stock sold in the December 2010 and January 2011 private offerings discussed below (a) the exercise prices for the warrants and placement agent warrants issued as part of the March 2010 Private Offering were reduced from $0.60 and $0.50 per share, respectively and (b) the numbers of shares underlying the warrants and placement agent warrants have been increased to 9,950,261 and 609,200 respectively.
          July through November 2010 Private Offerings Warrants
          We entered securities purchase agreements in July, September, October and November 2010 with certain accredited investors pursuant to which we agreed to sell in the aggregate (i) 4,640 shares of Series B Convertible Preferred Stock, with a stated value of $1,000 per share, and (ii) warrants to purchase 7,733,333 shares of our common stock at an exercise price of $0.8054 per share. Each of the warrants was exercisable immediately and has a five-year term. The warrants may be exercised on a cash-less basis and are non-redeemable.
          With certain exceptions, the warrants provide that if, at any time while the warrants are outstanding, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents at an effective price per share that is lower than the then exercise price of the relevant warrant, then the exercise price of such warrant will be reduced to equal the lower price and the number of shares issuable thereunder will be increased such that the aggregate exercise price after the exercise price adjustment will be equal to the aggregate exercise price prior to the adjustment. If we enter into a fundamental transaction (which term is defined in the warrants), then at the warrant holder’s option, exercisable at any time concurrently with, or within 30 days after, the announcement of a fundamental transaction, we must redeem all or any portion of the warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes value of the remaining unexercised portion of this warrant on or prior to the date of the consummation of such fundamental transaction. Any cash payments to be made pursuant to the preceding sentence shall have priority to payments to holders of common stock in connection with a fundamental transaction. The assumptions to be used in calculating the Black Scholes value are set forth in Schedule 1 to the warrant. As a result of the purchase price of the common stock sold in the December 2010 and January 2011 private offerings discussed below (a) the exercise prices for the warrants and placement agent warrants issued as part of the July through November 2010 Offerings were reduced from $0.60 per share to $0.50 per share and (b) the numbers of shares underlying the warrants and placement agent warrants were increased to 12,456,851 and 708,788, respectively.
          December 2010 and January 2011 Private Offering Warrants
          In connection with our December 2010 and January 2011 private placements of securities, we issued warrants to purchase 8,586,000 shares of our common stock at an exercise price of $0.50 per share. Each of the warrants is exercisable upon issuance and expires on the fifth anniversary of issuance.
          With certain exceptions, if, at any time while the warrants are outstanding, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue (or announces any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents at an effective price per share that is lower than the then exercise price of the relevant warrant, then the exercise price of such warrant will be reduced to equal the lower price, and the number of shares issuable under the warrant be proportionately increased such that the aggregate exercise price payable, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment. If we enter into a fundamental transaction (which term is defined in the warrants), then at the warrant holder’s option, exercisable at any time concurrently with, or within 30 days after, the announcement of a fundamental transaction, we must redeem all or any portion of the warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes value of the remaining unexercised portion of this warrant on or prior to the date of the consummation of such fundamental transaction. Any cash payments to be made pursuant to the preceding sentence shall have priority to payments to holders of common stock in connection with a fundamental transaction. The assumptions to be used in calculating the Black Scholes value are set forth in Schedule 1 to the warrant.
          Registration Rights
          In connection with the Series A Preferred purchase agreement, we entered into registration rights agreements with the purchasers of the Series A Preferred, which requires us to register the resale of the 110% of the shares of common stock underlying the Series A Preferred and the shares of common stock underlying the Class A warrants, Class B warrants and placement agent warrant.
          In connection with the March 2, 2010 securities purchase agreement, we also entered into registration rights agreements with the purchasers of the common stock, which requires us to register the resale of the shares of common stock issued and the shares of common stock underlying the warrants issued.
          In connection with the July, September, October and November 2010 purchase agreements, we also entered into Registration Rights Agreements with the purchasers, which requires us to register the resale of the shares of common stock underlying the Series B Preferred, the shares of common stock underlying the warrants and, at our option, all shares of common stock issuable as dividends on the Series B Preferred. We are required to file the registration statement within the time periods set forth in the agreement and the registration statement must be declared effective within 90 days of filing date (120 days if the registration statement is fully reviewed by the SEC), or we will be required to pay liquidated damages as set forth in the agreement.
          12.5% Notes

          In our bankruptcy reorganization plan, each holder of Isolagen’s 3.5% convertible subordinated notes, due November 2024, in the approximate non-converted aggregate principal amount of $81 million, received, in full and final satisfaction, settlement, release and discharge of and in exchange for any and all claims arising out of the 3.5% convertible subordinated notes, its pro rata share of an unsecured note in the principal amount of $6 million, or the New Notes. The New Notes have the following features:
•	12.5% interest payable quarterly in cash or, at our option, 15% payable in kind by capitalizing such unpaid amount and adding it to the principal as of the date it was due;

•	mature June 1, 2012;

•	at any time prior to the maturity date, we may redeem any portion of the outstanding principal of the New Notes in cash at 125% of the stated face value of the New Notes; provided that we will be obligated to redeem all outstanding New Notes upon the following events: (a) we or our subsidiary, Fibrocell Technologies, Inc. (formerly, Isolagen Technologies, Inc.) successfully complete a capital campaign raising in excess of $10,000,000; or (b) we or our subsidiary, Fibrocell Technologies, Inc., are acquired by, or sell a majority stake to, an outside party;

•	the New Notes contain customary representations, warranties and covenants, including a covenant that we and our subsidiary, Fibrocell Technologies, Inc., shall be prohibited from the incurrence of additional debt without obtaining the consent of 66 2/3% of the New Note holders.
          Anti-Takeover Effects of Provisions of Delaware Law
          Provisions of Delaware law and our Certificate of Incorporation, as amended, and Bylaws could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our Board of Directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.
          Anti-Takeover Effects of Provisions of Our Charter Documents
          Our Certificate of Incorporation, as amended, provides for our Board of Directors to be divided into three classes serving staggered terms. Approximately one-third of the Board of Directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board of Directors until the second annual stockholders’ meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions.
          Our Bylaws do not permit stockholders to call a special meeting of stockholders. Our Bylaws provide that special meetings of the stockholders may be called only by a majority of the members of our Board of Directors, our Chairman of the Board of Directors, our Chief Executive Officer or our President. Our Bylaws require that all stockholder actions be taken by a vote of the stockholders at an annual or special meeting, and do not permit our stockholders to act by written consent without a meeting. Our Bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his, her or its intention to bring that business before the meeting. The Bylaws do not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our

Bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
          Listing
          Our common stock is listed on the OTCBB under the symbol “FCSC.”
          Transfer Agent
          The transfer agent for our common stock is American Stock Transfer & Trust Company located at 59 Maiden Lane, New York, New York 11038.
SHARES ELIGIBLE FOR FUTURE SALE
          As of February 1, 2011, there were approximately 20,490,255 shares of our common stock outstanding.
          Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this prospectus, the shares of common stock underlying the Series A Preferred and the warrants may be resold without restriction or further registration under the Securities Act, except that any shares offered by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.
          Shares Covered by this Prospectus
          The following shares may be offered for resale under this prospectus:

•	up to 6,349,200 shares of common stock representing 110% of the shares underlying the Series A Preferred we issued in October 2009;

•	up to 1,624,996 shares of common stock underlying Class A warrants issued in the Series A Preferred offering;

•	up to 1,624,997 shares of common stock underlying Class B warrants issued in the Series A Preferred offering; and

•	up to 474,500 shares of common stock underlying warrants issued to the placement agent in the Series A Preferred offering.

          All of the shares being registered in this offering may be resold by the investors without restriction under the Securities Act.
          Rule 144
          The SEC adopted amendments to Rule 144 which became effective on February 15, 2008, and apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.
          Of the 20,375,343 shares of our common stock issued and outstanding as of February 1, 2011, a total of 600,000 shares are deemed “control securities,” within the meaning of Rule 144. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act. Similarly, any shares we issue as dividends on the Series A Preferred are deemed “restricted securities” under Rule 144 and may only be sold in compliance with Rule 144. The remainder of our outstanding shares may be sold without limitation or restriction.
          Sales under Rule 144 by Affiliates
          Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
          (a) 1% of the number of shares of common stock then outstanding, which will equal 203,753 shares as of the date of this prospectus; or
          (b) if the common stock is listed on a national securities exchange, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
          However, since our shares are quoted on the OTCBB, our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.
          Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.
          Sales Under Rule 144 by Non-Affiliates
          Under Rule 144, a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned their shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale and volume limitation or notice provisions of Rule 144. We must be current in our public reporting if the non-affiliate is seeking to sell under Rule 144 after holding his shares between six months and one year. After one year, non-affiliates do not have to comply with any other Rule 144 requirements.
          The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

SELLING SECURITY HOLDERS
          The following table presents information regarding the Selling Stockholders. The percentage of outstanding shares beneficially owned is based on 20,490,255 shares of common stock issued and outstanding on February 1, 2011. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. As to each person or entity named as beneficial owners, that person’s or entity’s percentage of ownership is determined based on the assumption that any warrants or convertible securities (such as the Series A Preferred) held by such person or entity which are exercisable or convertible within 60 days of the date of this report have been exercised or converted, as the case may be.
          The Series A Preferred and warrants each provide that at no time may a holder convert the Series A Preferred or exercise the warrants if the number of shares of common stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of common stock owned by such holder at such time, the number of shares of common stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of our common stock; provided, however, that upon the holder providing us with 61 days notice that such holder would like to waive this provision then this provision will be of no force or effect; provided, further, that this provision will be of no force or effect during the 61 days immediately preceding the expiration of the Series A Preferred or warrant.
          The warrants issued in the July, September, October and November 2010 offerings each provide that at no time may a holder exercise the warrants if the number of shares of common stock to be issued pursuant to such exercise would exceed, when aggregated with all other shares of common stock owned by such holder at such time, the number of shares of common stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of our common stock; provided, however, that upon not less than 61 days’ prior notice, the holder may increase or decrease such percentage, except that such percentage may in no event exceed 9.99%.
          Except as may be otherwise described below, to the best of our knowledge, the named Selling Stockholder beneficially owns and has sole voting and investment authority as to all of the shares set forth opposite his name, none of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer, and none of the Selling Stockholders has not held any position or office, or has had any material relationship with us or any of our affiliates within the past three years. Each of the Selling Stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.
          Information with respect to beneficial ownership is based upon information provided to us by the Selling Stockholders. For purposes of presentation, we have assumed that the Selling Stockholders will sell all shares offered hereby, including the shares issuable on the exercise of warrants or conversion of their Series A Preferred.

No. of
No. of	No. of	Shares of
Shares	Shares	Common
No. of	Issuable	No. of	Issuable	Stock
Shares	Upon	Shares	Upon	Beneficially	Approximate
Issuable	Exercise	Issuable	Exercise of	Owned Prior	Percentage
Upon	of the	Upon	the	to the	of Issued and
Conversion	Class A	Exercise of	Placement	Offering	Outstanding	No. of	Approximate
of Series A	Warrants	the Class B	Agent	(excluding	Shares	Shares	No. of	Percentage
Preferred	Owned	Warrants	Warrants	those set	Beneficially	Registered	Shares to be	of Shares to
Owned Prior	Prior to	Owned Prior	Owned Prior	forth in the	Owned Prior	and to be	Beneficially	be Owned
Name of Selling	to the	the	to the	to the	prior	to the	Sold in this	Owned After	After the
Stockholders	Offering (1)	Offering	Offering	Offering	columns)	Offering	Offering	the Offering	Offering
Basu Biosciences, LLC (2)	200,000	50,000	50,003	—	468,467	(9)	3.61%	300,002	468,467	2.24%
MOG Capital, LLC (3)	2,000,000	500,000	500,000	—	1,973,334	(10)	20.06	%(3)	2,999,999	1,973,334	9.14%
Ravinder Holder	100,001	25,001	24,999	—	—	*	150,000	—	—
Straus Healthcare Partners, L.P. (4)	682,001	170,499	170,501	—	1,130,289	(10)	9.71%	1,023,000	1,130,289	5.35%
Option Opportunities Corp.	0	182,001	182,001	—	—	1.75%	364,002	—	—
Straus Partners, L.P.	1,090,001	272,501	272,501	—	229,505	8.43%	1,635,002	229,505	1.12%
Bao Ruo Wang	375,000	93,750	93,749	—	87,725	3.09%	562,499	87,725	*
Chen Zhang	375,000	93,750	93,749	—	87,725	3.09%	562,499	87,725	*
William Zuo	375,000	93,750	93,749	—	87,725	3.09%	562,499	87,725	*
Tao Zhou	375,000	93,750	93,749	—	87,725	3.09%	562,499	87,725	*
Margery M. Scotti	200,000	50,000	50,003	—	2,082,741	(10) (11)	10.87%	300,002	2,082,741	9.63%
George Carris (7)	—	—	—	325,001	878,289	(5) (10)	5.64%	325,001	878,289	(5) (10)	4.12%
David Walter Boral (8)	—	—	—	162,500	287,203	(10) (12)	2.17%	162,500	287,203	(9) (10)	1.38%

*	Stockholder owns less than 1%

(1)	The Selling Stockholders and any broker-dealers or agents that are involved in selling these shares are deemed to be underwriters within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

(2)	Shekhar Basu, in his capacity as managing member of Basu Biosciences, LLC has voting and dispositive power over the securities held by Basu Biosciences, LLC.

(3)	MOG Capital, LLC is a registered broker dealer. The registrable securities were acquired in the ordinary course of business and not as compensation for investment banking services. Accordingly, the selling security holder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act under the interpretations of the SEC. Jason Adler, in his capacity as managing member of MOG Capital, LLC has voting and dispositive power over the securities held by MOG Capital, LLC. Mr. Adler disclaims beneficial ownership of such securities. Notwithstanding the percentage set forth in the table above, the Series A Preferred and warrants each provide that at no time may a holder convert the Series A Preferred or exercise the warrants if the number of shares of common stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of common stock owned by such holder at such time, the number of shares of common stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of our common stock; provided, however, that upon the holder providing us with 61 days notice that such holder would like to waive this provision then this provision will be of no force or effect; provided, further, that this provision will be of no force or effect during the 61 days immediately preceding the expiration of the Series A Preferred or warrant.

(4)	Jonathen Blumberg has voting and dispositive power over the securities held by Option Opportunities Corp. Option Opportunities Corp.’s address is 716 Oak. St., Winnetka, Illinois 60093.

(5)	Includes an option to purchase 300,000 shares of common stock at $0.75 per share, a warrant to purchase 304,600 shares underlying warrants we agreed to issue to our placement agent in connection with our March 2010 offering and a warrant to purchase 175,024 shares underlying warrants we agreed to issue to our placement agent in connection with our July, September, October and November 2010 offerings. Mr. Carris is an affiliate of the placement agent.

(6)	Includes an option to purchase 400,000 shares of common stock at $0.75 per share, a warrant to purchase 232,259 shares underlying warrants we agreed to issue to our placement agent in connection with our March 2010 offering and a warrant to purchase 144,230 shares underlying warrants we agreed to issue to our placement agent in connection with our July, September, October and November 2010 offerings. Mr. Batista is an affiliate of the placement agent.

(7)	The shares being registered underlie warrants we agreed to issue to our placement agent in connection with the Series A Preferred offering. Mr. Carris is an affiliate of the placement agent.

(8)	The shares being registered underlie warrants we agreed to issue to our placement agent in connection with the Series A Preferred offering. Mr. Boral is an affiliate of the placement agent.

(9)	Includes (i) 200,000 shares of common stock underlying our Series B Preferred stock issued in our July, September, October and November 2010 offerings and (ii) Warrants to purchase 268,467 shares of common stock that were acquired in our July, September, October and November 2010 offerings.

(10)	Includes shares of common stock acquired pursuant to our March 2, 2010 securities purchase agreement with certain accredited investors, as well as shares of common stock underlying warrants acquired pursuant to our March 2, 2010 securities purchase agreement.

(11)	Includes (i) 300,000 shares of common stock underlying our Series B Preferred stock issued in our July, September, October and November 2010 private offerings and (ii) Warrants to purchase 402,700 shares of common stock acquired in our July, September, October and November 2010 private offerings.

(12)	Includes an option to purchase 100,000 shares of common stock at $0.75 per share, a warrant to purchase 72,342 shares underlying warrants we agreed to issue to our placement agent in connection with our March 2010 offering and a warrant to purchase 77,663 shares underlying warrants we agreed to issue to our placement agent in connection with our July, September, October and November 2010 offerings. Mr. Boral is an affiliate of the placement agent.

          We may require the Selling Stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.
PLAN OF DISTRIBUTION
          Each Selling Stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
          The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

          Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.
          In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
          The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed 8%.
          The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
          Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.
          We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
          Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS
The financial statements as of December 31, 2009 (“Successor”) and 2008 (“Predecessor” as described in Note 1 of the notes to the consolidated financial statements included herein) and for the year ended December 31, 2008 (“Predecessor”), for the period from January 1, 2009 to August 31, 2009 (“Predecessor”) and for the period from the Successor’s inception (September 1, 2009) through December 31, 2009 and included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP (formerly known as BDO Seidman, LLP), an independent registered public accounting firm, the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.
You may inspect our registration statement and the attached exhibits without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.
Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Fibrocell Science, Inc.
(A Development Stage Company)
Index to Consolidated Financial Statements

PAGE
Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2009 (Successor Company) and 2008 (Predecessor Company)	F-3

Consolidated Statements of Operations for the four months ended December 31, 2009 (Successor Company), eight months ended August 31, 2009 (Predecessor Company) and for the year ended 2008 (Predecessor Company) and from inception (December 28, 1995) to August 31, 2009 (Predecessor Company)
F-4

Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss) From Inception (December 28, 1995) to August 31, 2009 (Predecessor Company) and four months ended December 31, 2009 (Successor Company)
F-5-15

Consolidated Statements of Cash Flows for the four months ended December 31, 2009 (Successor Company), eight months ended August 31, 2009 (Predecessor Company) and year ended December 31, 2008 (Predecessor Company) and cumulative period from inception (December 28, 1995) to August 31, 2009 (Predecessor Company)
F-16-17

Notes to Consolidated Financial Statements	F-18-42

Consolidated Successor Balance Sheets (unaudited) September 30, 2010 and December 31, 2009	F-43

Consolidated Statements of Operations (unaudited)
Three months ended September 30, 2010 (Successor Company), one month ended September 30, 2009 (Successor Company) and two months ended August 31, 2009 (Predecessor Company)	F-44

Consolidated Statements of Operations (unaudited)
Nine months ended September 30, 2010 (Successor Company), cumulative period from inception (September 1, 2009) to September 30, 2010 (Successor Company), one month ended September 30, 2009 (Successor Company), eight months ended August 31, 2009 (Predecessor Company) and cumulative period from inception (December 28, 1995) to August 31, 2009 (Predecessor Company)
F-45

Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss)
From inception (December 28, 1995) to August 31, 2009 (Predecessor Company) and from inception (September 1, 2009) to September 30, 2010 (Successor Company) (unaudited)	F-46-57

Consolidated Statements of Cash Flows (unaudited)
Nine months ended September 30, 2010 (Successor Company), cumulative period from inception (September 1, 2009) to September 30, 2010 (Successor Company), one month ended September 30, 2009 (Successor company), eight months ended August 31, 2009 (Predecessor Company) and cumulative period from inception (December 28, 1995) to August 31, 2009 (Predecessor Company)
F-58-59

Notes to Unaudited Consolidated Financial Statements	F-60-77
EX-5
EX-23.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Fibrocell Science, Inc. (a development stage company)
Exton, Pennsylvania
We have audited the accompanying consolidated balance sheets of Fibrocell Science, Inc. (in the development stage) as of December 31, 2009 (“Successor”) and 2008 (“Predecessor” as described in Note 1 of the notes to the consolidated financial statements) and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive loss, and cash flows for the year ended December 31, 2008 (“Predecessor”), for the period from January 1 to August 31, 2009 (“Predecessor”) and for the period from the Successor’s inception of operations (September 1, 2009) through December 31, 2009. We have also audited the statements of shareholders’ equity (deficit) for the period from December 28, 1995 (Predecessor’s inception) to December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting as of December 31, 2009. Our audit for the four months ended December 31, 2009 (“Successor”) and eight months ended August 31, 2009 (“Predecessor”) included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fibrocell Science, Inc. at December 31, 2009 (“Successor”) and 2008 (“Predecessor”), and the results of its operations and its cash flows for the year ended December 31, 2008 (“Predecessor”), for the period from January 1 to August 31, 2009 (“Predecessor”) and for the period from the Successor’s inception of operations (September 1, 2009) through December 31, 2009 and the statements of shareholders’ equity (deficit) for the period from December 28, 1995 (Predecessor’s inception) to August 31, 2009 and for the period from the Successor’s inception of operations (September 1, 2009) through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficit, and has limited cash resources that raise substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ BDO USA, LLP (formerly known as BDO Seidman, LLP)
Houston, Texas
March 31, 2010

Fibrocell Science, Inc.
(A Development Stage Company)
Consolidated Balance Sheets

	Successor	Predecessor
	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$1,362,488	$2,854,300
Accounts receivable, net	269,759	338,850
Inventory, net	226,032	467,246
Prepaid expenses	524,814	738,652
Other current assets	—	624,365
Current assets of discontinued operations, net	210	29,992

Total current assets	2,383,303	5,053,405
Other assets	250	—
Intangible assets	6,340,656	—

Total assets	$8,724,209	$5,053,405

Liabilities, Redeemable Preferred Stock, Shareholders’ Deficit and Noncontrolling Interest
Current liabilities:
Current debt	$47,795	$90,072,286
Accounts payable	245,023	415,909
Accrued expenses	536,855	1,647,713
Deferred revenue	—	7,522
Current liabilities of discontinued operations	7,405	209,458

Total current liabilities	837,078	92,352,888
Long-term debt	6,000,060	—
Deferred tax liability	2,500,000	—
Warrant liability	635,276	—
Other long-term liabilities	369,210	1,171,638

Total liabilities	10,341,624	93,524,526

Commitments and contingencies (see Note 13)

Redeemable preferred stock series A, $1,000 par value; 9,000 shares authorized; 3,250 shares issued	2,511,070	—

Equity
Fibrocell Science, Inc. shareholders’ deficit:
Predecessor common stock, $.001 par value; 100,000,000 shares authorized	—	41,639
Successor common stock, $.001 par value; 250,000,000 shares authorized	14,692	—
Additional paid-in capital	508,347	131,341,227
Predecessor treasury stock, at cost, 4,000,000 shares	—	(25,974,000)
Accumulated deficit during development stage	(5,049,999)	(194,057,337)

Total Fibrocell Science, Inc. shareholders’ deficit	(4,526,960)	(88,648,471)

Noncontrolling interest	398,475	177,350

Total deficit and noncontrolling interest	(4,128,485)	(88,471,121)

Total liabilities, redeemable preferred stock, shareholders’ deficit and noncontrolling interest	$8,724,209	$5,053,405

The accompanying notes are an integral part of these consolidated financial statements.

Fibrocell Science, Inc.
(A Development Stage Company)
Consolidated Statements of Operations

	Successor	Predecessor	Predecessor	Predecessor
				Cumulative period
				from December 28,
	For the four	For the eight		1995 (date of
	months ended	months ended	For the year ended	inception) to
	December 31, 2009	August 31, 2009	December 31, 2008	August 31, 2009
Revenue
Product sales	$329,941	$538,620	$1,104,885	$4,818,994
License fees	—	—	—	260,000

Total revenue	329,941	538,620	1,104,885	5,078,994
Cost of sales	182,048	424,139	602,511	2,279,335

Gross profit	147,893	114,481	502,374	2,799,659
Impairment of long-lived assets	—	—	6,732,754	6,732,754
Selling, general and administrative expenses	2,708,356	3,427,374	8,499,307	78,072,766
Research and development expenses	1,823,196	2,107,718	10,173,117	56,269,869

Operating loss	(4,383,659)	(5,420,611)	(24,902,804)	(138,275,730)
Other income (expense)
Interest income	1	248	181,514	6,989,539
Reorganization items, net	(72,477)	73,538,984	—	73,538,984
Other income/(expense)	—	(6,243)	—	316,338
Warrant expense	(319,084)	—	—
Interest expense	(247,174)	(2,232,138)	(3,899,239)	(18,790,218)

Income/(loss) from continuing operations before income taxes	(5,022,393)	65,880,240	(28,620,529)	(76,221,087)
Income tax benefit	—	—	—	190,754

Income/(loss) from continuing operations	(5,022,393)	65,880,240	(28,620,529)	(76,030,333)

Income/(loss) from discontinued operations, net of tax	(12,113)	46,923	(4,471,326)	(41,091,311)

Net (loss)/income	(5,034,506)	65,927,163	(33,091,855)	(117,121,644)

Deemed dividend associated with beneficial conversion	—	—	—	(11,423,824)
Preferred stock dividends	—	—	—	(1,589,861)
Plus/(less): Net loss/(income) attributable to noncontrolling interest	(15,493)	(205,632)	1,680,676	1,799,523

Net income/(loss) attributable to Fibrocell Science, Inc. common shareholders	$(5,049,999)	$65,721,531	$(31,411,179)	$(128,335,806)

Per share information:

Income/(loss) from continuing operations—basic and diluted	$(0.35)	$1.72	$(0.72)	$(4.30)
Loss from discontinued operations—basic and diluted	—	—	(0.12)	(2.32)
Income attributable to noncontrolling interest	—	—	—	0.10
Deemed dividend associated with beneficial conversion of preferred stock	—	—	—	(0.65)
Preferred stock dividends	—	—	—	(0.09)

Net income/(loss) attributable to common shareholders per common share—basic and diluted	$(0.35)	$1.72	$(0.84)	$(7.26)

Weighted average number of basic and diluted common shares outstanding	14,380,381	38,230,886	37,639,492	17,678,219

The accompanying notes are an integral part of these consolidated financial statements.

Fibrocell Science, Inc.
(A Development Stage Company)
Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss)

											Accumulated
	Series A		Series B							Accumulated	Deficit	Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During	Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income	Stage	(Deficit)
Issuance of common stock for cash on 12/28/95	—	$—	—	$—	2,285,291	$2,285	$(1,465)	—	$—	$—	$—	$820
Issuance of common stock for cash on 11/7/96	—	—	—	—	11,149	11	49,989	—	—	—	—	50,000
Issuance of common stock for cash on 11/29/96	—	—	—	—	2,230	2	9,998	—	—	—	—	10,000
Issuance of common stock for cash on 12/19/96	—	—	—	—	6,690	7	29,993	—	—	—	—	30,000
Issuance of common stock for cash on 12/26/96	—	—	—	—	11,148	11	49,989	—	—	—	—	50,000
Net loss	—	—	—	—	—	—	—	—	—	—	(270,468)	(270,468)

Balance, 12/31/96 (Predecessor)	—	$—	—	$—	2,316,508	$2,316	$138,504	—	$—	$—	$(270,468)	$(129,648)
Issuance of common stock for cash on 12/27/97	—	—	—	—	21,182	21	94,979	—	—	—	—	95,000
Issuance of common stock for services on 9/1/97	—	—	—	—	11,148	11	36,249	—	—	—	—	36,260
Issuance of common stock for services on 12/28/97	—	—	—	—	287,193	287	9,968	—	—	—	—	10,255
Net loss	—	—	—	—	—	—	—	—	—	—	(52,550)	(52,550)

Balance, 12/31/97 (Predecessor)	—	$—	—	$—	2,636,031	$2,635	$279,700	—	$—	$—	$(323,018)	$(40,683)
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit	Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During	Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income	Stage	(Deficit)
Issuance of common stock for cash on 8/23/98	—	$—	—	$—	4,459	$4	$20,063	—	$—	$—	$—	$20,067
Repurchase of common stock on 9/29/98	—	—	—	—	—	—	—	2,400	(50,280)	—	—	(50,280)
Net loss	—	—	—	—	—	—	—	—	—	—	(195,675)	(195,675)

Balance, 12/31/98 (Predecessor)	—	$—	—	$—	2,640,490	$2,639	$299,763	2,400	$(50,280)	$—	$(518,693)	$(266,571)
Issuance of common stock for cash on 9/10/99	—	—	—	—	52,506	53	149,947	—	—	—	—	150,000
Net loss	—	—	—	—	—	—	—	—	—	—	(1,306,778)	(1,306,778)

Balance, 12/31/99 (Predecessor)	—	$—	—	$—	2,692,996	$2,692	$449,710	2,400	$(50,280)	$—	$(1,825,471)	$(1,423,349)
Issuance of common stock for cash on 1/18/00	—	—	—	—	53,583	54	1,869	—	—	—	—	1,923
Issuance of common stock for services on 3/1/00	—	—	—	—	68,698	69	(44)	—	—	—	—	25
Issuance of common stock for services on 4/4/00	—	—	—	—	27,768	28	(18)	—	—	—	—	10
Net loss	—	—	—	—	—	—	—	—	—	—	(807,076)	(807,076)

Balance, 12/31/00 (Predecessor)	—	$—	—	$—	2,843,045	$2,843	$451,517	2,400	$(50,280)	$—	$(2,632,547)	$(2,228,467)
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit	Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During	Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income	Stage	(Deficit)
Issuance of common stock for services on 7/1/01	—	$—	—	$—	156,960	$157	$(101)	—	$—	$—	$—	$56
Issuance of common stock for services on 7/1/01	—	—	—	—	125,000	125	(80)	—	—	—	—	45
Issuance of common stock for capitalization of accrued salaries on 8/10/01	—	—	—	—	70,000	70	328,055	—	—	—	—	328,125
Issuance of common stock for conversion of convertible debt on 8/10/01	—	—	—	—	1,750,000	1,750	1,609,596	—	—	—	—	1,611,346
Issuance of common stock for conversion of convertible shareholder notes payable on 8/10/01	—	—	—	—	208,972	209	135,458	—	—	—	—	135,667
Issuance of common stock for bridge financing on 8/10/01	—	—	—	—	300,000	300	(192)	—	—	—	—	108
Retirement of treasury stock on 8/10/01	—	—	—	—	—	—	(50,280)	(2,400)	50,280	—	—	—
Issuance of common stock for net assets of Gemini on 8/10/01	—	—	—	—	3,942,400	3,942	(3,942)	—	—	—	—	—
Issuance of common stock for net assets of AFH on 8/10/01	—	—	—	—	3,899,547	3,900	(3,900)	—	—	—	—	—
Issuance of common stock for cash on 8/10/01	—	—	—	—	1,346,669	1,347	2,018,653	—	—	—	—	2,020,000
Transaction and fund raising expenses on 8/10/01	—	—	—	—	—	—	(48,547)	—	—	—	—	(48,547)
Issuance of common stock for services on 8/10/01	—	—	—	—	60,000	60	—	—	—	—	—	60
Issuance of common stock for cash on 8/28/01	—	—	—	—	26,667	27	39,973	—	—	—	—	40,000
Issuance of common stock for services on 9/30/01	—	—	—	—	314,370	314	471,241	—	—	—	—	471,555
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit	Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During	Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income	Stage	(Deficit)
Uncompensated contribution of services—3rd quarter	—	$—	—	$—	—	$—	$55,556	—	$—	$—	$—	$55,556
Issuance of common stock for services on 11/1/01	—	—	—	—	145,933	146	218,754	—	—	—	—	218,900
Uncompensated contribution of services—4th quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Net loss	—	—	—	—	—	—	—	—	—	—	(1,652,004)	(1,652,004)

Balance, 12/31/01 (Predecessor)	—	$—	—	$—	15,189,563	$15,190	$5,321,761	—	$—	$—	$(4,284,551)	$1,052,400
Uncompensated contribution of services—1st quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Issuance of preferred stock for cash on 4/26/02	905,000	905	—	—	—	—	2,817,331	—	—	—	—	2,818,236
Issuance of preferred stock for cash on 5/16/02	890,250	890	—	—	—	—	2,772,239	—	—	—	—	2,773,129
Issuance of preferred stock for cash on 5/31/02	795,000	795	—	—	—	—	2,473,380	—	—	—	—	2,474,175
Issuance of preferred stock for cash on 6/28/02	229,642	230	—	—	—	—	712,991	—	—	—	—	713,221
Uncompensated contribution of services—2nd quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Issuance of preferred stock for cash on 7/15/02	75,108	75	—	—	—	—	233,886	—	—	—	—	233,961
Issuance of common stock for cash on 8/1/02	—	—	—	—	38,400	38	57,562	—	—	—	—	57,600
Issuance of warrants for services on 9/06/02	—	—	—	—	—	—	103,388	—	—	—	—	103,388
Uncompensated contribution of services—3rd quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Uncompensated contribution of services—4th quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Issuance of preferred stock for dividends	143,507	144	—	—	—	—	502,517	—	—	—	(502,661)	—
Deemed dividend associated with beneficial conversion of preferred stock	—	—	—	—	—	—	10,178,944	—	—	—	(10,178,944)	—
Comprehensive income:
Net loss	—	—	—	—	—	—	—	—	—	—	(5,433,055)	(5,433,055)
Other comprehensive income, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	13,875	—	13,875

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(5,419,180)

Balance, 12/31/02 (Predecessor)	3,038,507	$3,039	—	$—	15,227,963	$15,228	$25,573,999	—	$—	$13,875	$(20,399,211)	$5,206,930
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit	Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During	Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income	Stage	(Deficit)
Issuance of common stock for cash on 1/7/03	—	$—	—	$—	61,600	$62	$92,338	—	$—	$—	$—	$92,400
Issuance of common stock for patent pending acquisition on 3/31/03	—	—	—	—	100,000	100	539,900	—	—	—	—	540,000
Cancellation of common stock on 3/31/03	—	—	—	—	(79,382)	(79)	(119,380)	—	—	—	—	(119,459)
Uncompensated contribution of services—1st quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Issuance of preferred stock for cash on 5/9/03	—	—	110,250	110	—	—	2,773,218	—	—	—	—	2,773,328
Issuance of preferred stock for cash on 5/16/03	—	—	45,500	46	—	—	1,145,704	—	—	—	—	1,145,750
Conversion of preferred stock into common stock—2nd qtr	(70,954)	(72)	—	—	147,062	147	40,626	—	—	—	—	40,701
Conversion of warrants into common stock—2nd qtr	—	—	—	—	114,598	114	(114)	—	—	—	—	—
Uncompensated contribution of services—2nd quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Issuance of preferred stock dividends	—	—	—	—	—	—	—	—	—	—	(1,087,200)	(1,087,200)
Deemed dividend associated with beneficial conversion of preferred stock	—	—	—	—	—	—	1,244,880	—	—	—	(1,244,880)	—
Issuance of common stock for cash—3rd qtr	—	—	—	—	202,500	202	309,798	—	—	—	—	310,000
Issuance of common stock for cash on 8/27/03	—	—	—	—	3,359,331	3,359	18,452,202	—	—	—	—	18,455,561
Conversion of preferred stock into common stock—3rd qtr	(2,967,553)	(2,967)	(155,750)	(156)	7,188,793	7,189	(82,875)	—	—	—	—	(78,809)
Conversion of warrants into common stock—3rd qtr	—	—	—	—	212,834	213	(213)	—	—	—	—	—
Compensation expense on warrants issued to non-employees	—	—	—	—	—	—	412,812	—	—	—	—	412,812
Issuance of common stock for cash—4th qtr	—	—	—	—	136,500	137	279,363	—	—	—	—	279,500
Conversion of warrants into common stock—4th qtr	—	—	—	—	393	—	—	—	—	—	—	—
Comprehensive income:
Net loss	—	—	—	—	—	—	—	—	—	—	(11,268,294)	(11,268,294)
Other comprehensive income, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	360,505	—	360,505

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(10,907,789)

Balance, 12/31/03 (Predecessor)	—	$—	—	$—	26,672,192	$26,672	$50,862,258	—	$—	$374,380	$(33,999,585)	$17,263,725
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit	Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During	Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income	Stage	(Deficit)
Conversion of warrants into common stock—1st qtr	—	$—	—	$—	78,526	$79	$(79)	—	$—	$—	$—	$—
Issuance of common stock for cash in connection with exercise of stock options—1st qtr	—	—	—	—	15,000	15	94,985	—	—	—	—	95,000
Issuance of common stock for cash in connection with exercise of warrants—1st qtr	—	—	—	—	4,000	4	7,716	—	—	—	—	7,720
Compensation expense on options and warrants issued to non-employees and directors—1st qtr	—	—	—	—	—	—	1,410,498	—	—	—	—	1,410,498
Issuance of common stock in connection with exercise of warrants—2nd qtr	—	—	—	—	51,828	52	(52)	—	—	—	—	—
Issuance of common stock for cash—2nd qtr	—	—	—	—	7,200,000	7,200	56,810,234	—	—	—	—	56,817,434
Compensation expense on options and warrants issued to non-employees and directors—2nd qtr	—	—	—	—	—	—	143,462	—	—	—	—	143,462
Issuance of common stock in connection with exercise of warrants—3rd qtr	—	—	—	—	7,431	7	(7)	—	—	—	—	—
Issuance of common stock for cash in connection with exercise of stock options—3rd qtr	—	—	—	—	110,000	110	189,890	—	—	—	—	190,000
Issuance of common stock for cash in connection with exercise of warrants—3rd qtr	—	—	—	—	28,270	28	59,667	—	—	—	—	59,695
Compensation expense on options and warrants issued to non-employees and directors—3rd qtr	—	—	—	—	—	—	229,133	—	—	—	—	229,133
Issuance of common stock in connection with exercise of warrants—4th qtr	—	—	—	—	27,652	28	(28)	—	—	—	—	—
Compensation expense on options and warrants issued to non-employees, employees, and directors—4th qtr	—	—	—	—	—	—	127,497	—	—	—	—	127,497
Purchase of treasury stock—4th qtr	—	—	—	—	—	—	—	4,000,000	(25,974,000)	—	—	(25,974,000)
Comprehensive income:
Net loss	—	—	—	—	—	—	—	—	—	—	(21,474,469)	(21,474,469)
Other comprehensive income, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	79,725	—	79,725
Other comprehensive income, net unrealized gain on available-for-sale investments	—	—	—	—	—	—	—	—	—	10,005	—	10,005

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(21,384,739)

Balance, 12/31/04 (Predecessor)	—	$—	—	$—	34,194,899	$34,195	$109,935,174	4,000,000	$(25,974,000)	$464,110	$(55,474,054)	$28,985,425
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit	Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During	Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income (Loss)	Stage	(Deficit)
Issuance of common stock for cash in connection with exercise of stock options—1st qtr	—	$—	—	$—	25,000	$25	$74,975	—	$—	$—	$—	$75,000
Compensation expense on options and warrants issued to non-employees—1st qtr	—	—	—	—	—	—	33,565	—	—	—	—	33,565
Conversion of warrants into common stock—2nd qtr	—	—	—	—	27,785	28	(28)	—	—	—	—	—
Compensation expense on options and warrants issued to non-employees—2nd qtr	—	—	—	—	—	—	(61,762)	—	—	—	—	(61,762)
Compensation expense on options and warrants issued to non-employees—3rd qtr	—	—	—	—	—	—	(137,187)	—	—	—	—	(137,187)
Conversion of warrants into common stock—3rd qtr	—	—	—	—	12,605	12	(12)	—	—	—	—	—
Compensation expense on options and warrants issued to non-employees—4th qtr	—	—	—	—	—	—	18,844	—	—	—	—	18,844
Compensation expense on acceleration of options—4th qtr	—	—	—	—	—	—	14,950	—	—	—	—	14,950
Compensation expense on restricted stock award issued to employee—4th qtr	—	—	—	—	—	—	606	—	—	—	—	606
Conversion of predecessor company shares	—	—	—	—	94	—	—	—	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(35,777,584)	(35,777,584)
Other comprehensive loss, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(1,372,600)	—	(1,372,600)
Foreign exchange gain on substantial liquidation of foreign entity										133,851		133,851
Other comprehensive loss, net unrealized gain on available-for-sale investments.	—	—	—	—	—	—	—	—	—	(10,005)	—	(10,005)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(37,026,338)

Balance, 12/31/05 (Predecessor)	—	$—	—	$—	34,260,383	$34,260	$109,879,125	4,000,000	$(25,974,000)	$(784,644)	$(91,251,638)	$(8,096,897)
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit		Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During		Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Noncontrolling	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income	Stage	Interest	(Deficit)
Compensation expense on options and warrants issued to non-employees—1st qtr	—	$—	—	$—	—	$—	$42,810	—	$—	$—	$—	$—	$42,810
Compensation expense on option awards issued to employees and directors—1st qtr	—	—	—	—	—	—	46,336	—	—	—	—	—	46,336
Compensation expense on restricted stock issued to employees—1st qtr	—	—	—	—	128,750	129	23,368	—	—	—	—	—	23,497
Compensation expense on options and warrants issued to non-employees—2nd qtr	—	—	—	—	—	—	96,177	—	—	—	—	—	96,177
Compensation expense on option awards issued to employees and directors—2nd qtr	—	—	—	—	—	—	407,012	—	—	—	—	—	407,012
Compensation expense on restricted stock to employees—2nd qtr	—	—	—	—	—	—	4,210	—	—	—	—	—	4,210
Cancellation of unvested restricted stock — 2nd qtr	—	—	—	—	(97,400)	(97)	97	—	—	—	—	—	—
Issuance of common stock for cash in connection with exercise of stock options—2nd qtr	—	—	—	—	10,000	10	16,490	—	—	—	—	—	16,500
Compensation expense on options and warrants issued to non-employees—3rd qtr	—	—	—	—	—	—	25,627	—	—	—	—	—	25,627
Compensation expense on option awards issued to employees and directors—3rd qtr	—	—	—	—	—	—	389,458	—	—	—	—	—	389,458
Compensation expense on restricted stock to employees—3rd qtr	—	—	—	—	—	—	3,605	—	—	—	—	—	3,605
Issuance of common stock for cash in connection with exercise of stock options—3rd qtr	—	—	—	—	76,000	76	156,824	—	—	—	—	—	156,900
Acquisition of Agera	—	—	—	—	—	—	—	—	—	—	—	2,182,505	2,182,505
Compensation expense on options and warrants issued to non-employees—4th qtr	—	—	—	—	—	—	34,772	—	—	—	—	—	34,772
Compensation expense on option awards issued to employees and directors—4th qtr	—	—	—	—	—	—	390,547	—	—	—	—	—	390,547
Compensation expense on restricted stock to employees—4th qtr	—	—	—	—	—	—	88	—	—	—	—	—	88
Cancellation of unvested restricted stock award—4th qtr	—	—	—	—	(15,002)	(15)	15	—	—	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(35,821,406)	(78,132)	(35,899,538)
Other comprehensive gain, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	657,182	—	—	657,182

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(35,242,356)

Balance 12/31/06 (Predecessor)	—	$—	—	$—	34,362,731	$34,363	$111,516,561	4,000,000	$(25,974,000)	$(127,462)	$(127,073,044)	$2,104,373	$(39,519,209)
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit		Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During		Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Noncontrolling	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income (Loss)	Stage	Interest	(Deficit)
Compensation expense on options and warrants issued to non-employees—1st qtr	—	$—	—	$—	—	$—	$39,742	—	$—	$—	$—	$—	$39,742
Compensation expense on option awards issued to employees and directors—1st qtr	—	—	—	—	—	—	448,067	—	—	—	—	—	448,067
Compensation expense on restricted stock issued to employees—1st qtr	—	—	—	—	—	—	88	—	—	—	—	—	88
Issuance of common stock for cash in connection with exercise of stock options—1st qtr	—	—	—	—	15,000	15	23,085	—	—	—	—	—	23,100
Expense in connection with modification of employee stock options —1st qtr	—	—	—	—	—	—	1,178,483	—	—	—	—	—	1,178,483
Compensation expense on options and warrants issued to non-employees—2nd qtr	—	—	—	—	—	—	39,981	—	—	—	—	—	39,981
Compensation expense on option awards issued to employees and directors—2nd qtr	—	—	—	—	—	—	462,363	—	—	—	—	—	462,363
Compensation expense on restricted stock issued to employees—2nd qtr	—	—	—	—	—	—	88	—	—	—	—	—	88
Compensation expense on option awards issued to employees and directors—3rd qtr	—	—	—	—	—	—	478,795	—	—	—	—	—	478,795
Compensation expense on restricted stock issued to employees—3rd qtr	—	—	—	—	—	—	88	—	—	—	—	—	88
Issuance of common stock upon exercise of warrants—3rd qtr	—	—	—	—	492,613	493	893,811	—	—	—	—	—	894,304
Issuance of common stock for cash, net of offering costs—3rd qtr	—	—	—	—	6,767,647	6,767	13,745,400	—	—	—	—	—	13,752,167
Issuance of common stock for cash in connection with exercise of stock options—3rd qtr	—	—	—	—	1,666	2	3,164	—	—	—	—	—	3,166
Compensation expense on option awards issued to employees and directors—4thqtr	—	—	—	—	—	—	378,827	—	—	—	—	—	378,827
Compensation expense on restricted stock issued to employees—4thqtr	—	—	—	—	—	—	88	—	—	—	—	—	88
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(35,573,114)	(246,347)	(35,819,461)
Other comprehensive gain, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	846,388	—	—	846,388

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(34,973,073)

Balance 12/31/07 (Predecessor)	—	$—	—	$—	41,639,657	$41,640	$129,208,631	4,000,000	$(25,974,000)	$718,926	$(162,646,158)	$1,858,026	$(56,792,935)
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit		Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During		Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Noncontrolling	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income (Loss)	Stage	Interest	(Deficit)
Compensation expense on vested options related to non-employees—1st qtr	—	$—	—	$—	—	$—	$44,849	—	$—	$—	$—	$—	$44,849
Compensation expense on option awards issued to employees and directors—1st qtr	—	—	—	—	—	—	151,305	—	—	—	—	—	151,305
Expense in connection with modification of employee stock options —1st qtr	—	—	—	—	—	—	1,262,815	—	—	—	—	—	1,262,815
Retirement of restricted stock	—	—	—	—	(165)	(1)	—	—	—	—	—	—	(1)
Compensation expense on vested options related to non-employees—2nd qtr	—	—	—	—	—	—	62,697	—	—	—	—	—	62,697
Compensation expense on option awards issued to employees and directors—2nd qtr	—	—	—	—	—	—	193,754	—	—	—	—	—	193,754
Compensation expense on vested options related to non-employees—3rd qtr	—	—	—	—	—	—	166,687	—	—	—	—	—	166,687
Compensation expense on option awards issued to employees and directors—3rd qtr	—	—	—	—	—	—	171,012	—	—	—	—	—	171,012
Compensation expense on vested options related to non-employees—4th qtr	—	—	—	—	—	—	(86,719)	—	—	—	—	—	(86,719)
Compensation expense on option awards issued to employees and directors—4th qtr	—	—	—	—	—	—	166,196	—	—	—	—	—	166,196
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(31,411,179)	(1,680,676)	(33,091,855)
Reclassification of foreign exchange gain on substantial liquidation of foreign entities	—	—	—	—	—	—	—	—	—	(2,152,569)	—	—	(2,152,569)
Other comprehensive gain, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	1,433,643	—	—	1,433,643

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(33,810,781)

Balance 12/31/08 (Predecessor)	—	$—	—	$—	41,639,492	$41,639	$131,341,227	4,000,000	$(25,974,000)	$—	$(194,057,337)	$177,350	$(88,471,121)
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During		Total
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Noncontrolling	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income (Loss)	Stage	Interest	(Deficit)
Compensation expense on vested options related to non-employees—1st qtr	—	$—	—	$—	—	$—	$1,746	—	$—	$—	$—	$—	$1,746
Compensation expense on option awards issued to employees and directors—1st qtr	—	—	—	—	—	—	138,798	—	—	—	—	—	138,798
Conversion of debt into common stock — 1st qtr 2009	—	—	—	—	37,564	38	343,962	—	—	—	—	—	344,000
Compensation expense on option awards issued to employees and directors—2nd qtr	—	—	—	—	—	—	112,616	—	—	—	—	—	112,616
Conversion of debt into common stock — 2nd qtr 2009	—	—	—	—	1,143,324	1,143	10,468,857	—	—	—	—	—	10,470,000
Compensation expense on option awards issued to employees and directors—2 months ended 8/31/09	—	—	—	—	—	—	35,382	—	—	—	—	—	35,382
Balance of expense due to cancellation of options issued to employees and directors in bankruptcy—2 months ended 8/31/09	—	—	—	—	—	—	294,912	—	—	—	—	—	294,912
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	—	—	65,721,531	205,632	65,927,163

Comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	65,927,163

Balance 8/31/09 (Predecessor)	—	—	—	—	42,820,380	$42,820	$142,737,500	4,000,000	$(25,974,000)	$—	$(128,335,806)	$382,982	$(11,146,504)
Cancellation of Predecessor common stock and fresh start adjustments	—	—	—	—	(42,820,380)	(42,820)	(150,426,331)	(4,000,000)	25,974,000	—	—	—	(124,495,151)
Elimination of Predecessor accumulated deficit and accumulated other comprehensive loss	—	—	—	—	—	—	—	—	—	—	128,335,806	—	128,335,806

Balance 9/1/09 (Predecessor)	—	—	—	—	—	—	(7,688,831)	—	—	—	—	382,982	(7,305,849)
Issuance of 11.4 million shares of common stock in connection with emergence from Chapter 11	—	—	—	—	11,400,000	11,400	5,460,600	—	—	—	—	—	5,472,000

Balance 9/1/09 (Successor)	—	—	—	—	11,400,000	11,400	(2,228,231)	—	—	—	—	382,982	(1,833,849)
Issuance of 2.7 million shares of common stock in connection with the exit financing	—	—	—	—	2,666,666	2,667	1,797,333	—	—	—	—	—	1,800,000
Issuance of common stock on Oct. 28, 2009	—	—	—	—	25,501	25	58,627	—	—	—	—	—	58,652
Compensation expense on shares issued to management	—	—	—	—	600,000	600	167,400	—	—	—	—	—	168,000
Compensation expense on option awards issued to directors	—	—	—	—	—	—	326,838	—	—	—	—	—	326,838
Compensation expense on option awards issued to non-employees	—	—	—	—	—	—	386,380	—	—	—	—	—	386,380
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(5,049,999)	15,493	(5,034,506)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(5,034,506)

Balance 12/31/09 (Successor)	—	$—	—	$—	14,692,167	$14,692	$508,347	—	$—	$—	$(5,049,999)	$398,475	$(4,128,485)

The accompanying notes are an integral part of these consolidated financial statements.

Fibrocell Science, Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows

	Successor	Predecessor		Predecessor
				Cumulative period
				from December 31,
				1995 (date of
	Four months ended	Eight months ended	For the year ended	inception) to
	December 31, 2009	August 31, 2009	December 31, 2008	August 31, 2009
Cash flows from operating activities:
Net (loss) income	$(5,049,999)	$65,721,531	$(31,411,179)	$(115,322,121)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Reorganization items, net	72,477	(74,648,976)	—	(74,648,976)
Expense related to equity awards and issuance of stock	881,218	583,453	2,132,597	10,608,999
Warrant expense	319,084	—	—	—
Uncompensated contribution of services	—	—	—	755,556
Depreciation and amortization	—	—	1,376,863	9,091,990
Provision for doubtful accounts	(46,619)	501	7,191	337,810
Provision for excessive and/or obsolete inventory	11,664	169,085	90,342	259,427
Amortization of debt issue costs	—	985,237	749,239	4,107,067
Amortization of debt discounts on investments	—	—	—	(508,983)
Loss on disposal or impairment of property and equipment	—	—	13,059,375	17,668,477
Foreign exchange gain on substantial liquidation of foreign entity	(2,614)	30,012	(2,152,569)	(2,256,408)
Net (loss) income attributable to non-controlling interest	15,493	205,632	(1,680,676)	(1,799,523)
Change in operating assets and liabilities, excluding effects of acquisition:
Decrease in restricted cash	—	—	451,383	—
Decrease (increase) in accounts receivable	23,544	91,666	(26,367)	(91,496)
Decrease in other receivables	4,740	23,632	46,870	218,978
Decrease (increase) in inventory	30,923	29,543	111,530	(455,282)
Decrease (increase) in prepaid expenses	(244,905)	628,197	64,362	34,341
Decrease (increase) in other assets	4,120	(112,441)	42,937	71,000
Increase (decrease) in accounts payable	107,622	(230,592)	(6,021)	57,648
Increase (decrease) in accrued expenses, liabilities subject to compromise and other liabilities	(425,794)	1,868,162	(2,874,518)	3,311,552
Increase (decrease) in deferred revenue	—	(7,522)	7,522	(50,096)

Net cash used in operating activities	(4,299,046)	(4,662,880)	(20,011,119)	(148,610,040)

Cash flows from investing activities:
Acquisition of Agera, net of cash acquired	—	—	(6,679)	(2,016,520)
Purchase of property and equipment	—	—	(33,337)	(25,515,170)
Proceeds from the sale of property and equipment, net of selling costs	—	—	6,444,386	6,542,434
Purchase of investments	—	—	—	(152,998,313)
Proceeds from sales and maturities of investments	—	—	—	153,507,000

Net cash provided by (used in) investing activities	—	—	6,404,370	(20,480,569)

Cash flows from financing activities:
Proceeds from convertible debt	—	—	—	91,450,000
Offering costs associated with the issuance of convertible debt	—	—	—	(3,746,193)
Proceeds from notes payable to shareholders, net	—	—	—	135,667
Proceeds from the issuance of redeemable preferred stock, net	2,870,000	—	—	12,931,800
Proceeds from the issuance of common stock, net	1,800,000	—	—	93,753,857
Costs associated with secured loan and debtor-in-possession loan	—	(360,872)		(360,872)
Proceeds from secured loan	—	500,471	—	500,471
Proceeds from debtor-in-possession loan	—	2,750,000	—	2,750,000
Payments on insurance loan	(21,891)	(63,983)	(15,336)	(79,319)
Cash dividends paid on preferred stock	—	—	—	(1,087,200)
Cash paid for fractional shares of preferred stock	—	—	—	(38,108)
Merger and acquisition expenses	—	—	—	(48,547)
Repurchase of common stock	—	—	—	(26,024,280)

Net cash provided by (used in) financing activities	4,648,109	2,825,616	(15,336)	170,137,276

Effect of exchange rate changes on cash balances	3,149	(6,760)	(114,335)	(36,391)
Net increase (decrease) in cash and cash equivalents	352,212	(1,844,024)	(13,736,420)	1,010,276
Cash and cash equivalents, beginning of period	1,010,276	2,854,300	16,590,720	—

Cash and cash equivalents, end of period	$1,362,488	$1,010,276	$2,854,300	$1,010,276

	Successor	Predecessor		Predecessor
				Cumulative period
				from December 31,
				1995 (date of
	Four months ended	Eight months ended	For the year ended	inception) to
	December 31, 2009	August 31, 2009	December 31, 2008	August 31, 2009
Supplemental disclosures of cash flow information:
Predecessor cash paid for interest	$—	$—	$3,150,000	$12,715,283

Non-cash investing and financing activities:
Predecessor deemed dividend associated with beneficial conversion of preferred stock	$—	$—	$—	$11,423,824

Predecessor preferred stock dividend	—	—	—	1,589,861

Successor accrued preferred stock dividend	42,740	—	—	—

Predecessor uncompensated contribution of services	—	—	—	755,556

Predecessor common stock issued for intangible assets	—	—	—	540,000

Predecessor common stock issued in connection with conversion of debt	—	10,814,000	—	10,814,000

Predecessor equipment acquired through capital lease	—	—	—	167,154

Successor/Predecessor financing of insurance premiums	81,517	—	87,623	87,623

Successor issuance of notes payable	—	6,000,060	—	6,000,060

Successor common stock issued in connection with reorganization	—	5,472,000	—	5,472,000

Successor intangible assets	—	6,340,656	—	6,340,656

Successor deferred tax liability in connection with fresh-start	—	2,500,000		2,500,000

Elimination of Predecessor common stock and fresh start adjustment	—	14,780,320	—	14,780,320

Successor accrued warrant liability	316,192	—	—	—

The accompanying notes are an integral part of these consolidated financial statements.

Fibrocell Science, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements
Note 1—Emergence from Voluntary Reorganization Under Chapter 11 Proceedings and Reorganization Plan
Background
On June 15, 2009 Isolagen, Inc. (“the Predecessor”) and Isolagen’s wholly owned subsidiary, Isolagen Technologies, Inc. (“Isolagen Tech”) (Isolagen and Isolagen Tech are referred as the “Debtors”), each filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware in Wilmington (the “Bankruptcy Court”) under Case Nos. 09-12072 and 09-12073, respectively.
On August 27, 2009 (the “Confirmation Date”), the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Debtors’ Joint First Amended Plan of Reorganization dated July 30, 2009, as supplemented by the Plan Supplement dated August 21, 2009 (as so modified and supplemented, the “Plan”). The (“Effective Date”) of the Plan was September 3, 2009. Isolagen and Isolagen Tech emerged from bankruptcy as the reorganized debtors, Fibrocell Science, Inc. (“Fibrocell” or the “Company” or the “Successor”) and Fibrocell Technologies, Inc. (“Fibrocell Tech”), respectively (collectively, the “Reorganized Debtors”), and the bankruptcy cases remain pending only to reconcile the claims asserted against the Debtors. Fibrocell now operates outside of the restraints of the bankruptcy process, free of the debts and liabilities discharged by the Plan.
Our officers and directors as of the effective date were all deemed to have resigned and a new board of directors was appointed. As of the effective date, our initial board of directors consisted of: David Pernock, Paul Hopper and Kelvin Moore. Dr. Robert Langer was appointed to the Board in late September 2009. Declan Daly remained as chief operating officer and chief financial officer of the reorganized company, and in November 2009, he was appointed to the Board of Directors. Mr. Daly received 5% of the New Common Stock which is subject to a two-year vesting schedule whereby 50% vested on the Effective Date, 25% shall vest on the first anniversary and 25% shall vest on the second anniversary. Mr. Daly was the acting interim chief executive officer until February 1, 2010.
Plan of Reorganization
Pursuant to the Plan, all our equity interests, including without limitation our common stock, options and warrants outstanding as of the effective date were cancelled. On the effective date, we completed an exit financing of common stock in the amount of $2 million, after which the equity holders of our company were:
•	7,320,000 shares, to our pre-bankruptcy lenders and the lenders that provided us our debtor-in-possession facility, collectively;

•	3,960,000 shares, to the holders of our 3.5% convertible subordinated notes;

•	600,000 shares, to our management as of the effective date, which was our chief operating officer;

•	120,000 shares, to the holders of our general unsecured claims; and

•	2,666,666 shares, to the purchasers of shares in the $2 million exit financing (our pre-bankruptcy lenders, the lenders that provided us our debtor-in-possession facility and the holders of our 3.5% convertible subordinated notes were permitted to participate in our exit financing).

In the Plan, in addition to the common stock set forth above, each holder of Isolagen’s 3.5% convertible subordinated notes, due November 2024, in the approximate non-converted aggregate principal amount of $81 million, received, in full and final satisfaction, settlement, release and discharge of and in exchange for any an all claims arising out of the 3.5% convertible subordinated notes, its pro rata share of an unsecured note in the principal amount of $6 million, or the New Note. The New Note has the following features:
•	12.5% interest payable quarterly in cash or, at our option, 15% payable in kind by capitalizing such unpaid amount and adding it to the principal as of the date it was due;

•	matures June 1, 2012;

•	at any time prior to the maturity date, we may redeem any portion of the outstanding principal of the New Notes in cash at 125% of the stated face value of the New Notes; provided that we will be obligated to redeem all outstanding New Notes upon the following events: (a) we or our subsidiary, Fibrocell Technologies, Inc. (formerly, Isolagen Technologies, Inc.) successfully complete a capital campaign raising in excess of $10,000,000; or (b) we or our subsidiary, Fibrocell Technologies, Inc., are acquired by, or sell a majority stake to, an outside party;

•	the New Notes contain customary representations, warranties and covenants, including a covenant that we and our subsidiary, Fibrocell Technologies, Inc., shall be prohibited from the incurrence of additional debt without obtaining the consent of 66 2/3% of the New Note holders.
Trading of Common Stock
The Predecessor’s common stock ceased trading on the NYSE Amex on May 6, 2009 and in June 2009 the NYSE Amex delisted the Predecessor’s common stock from listing on the NYSE Amex. Upon the Effective Date, the outstanding common stock of the Predecessor Company was cancelled for no consideration. Consequently, the Predecessor’s stockholders prior to the Effective Date no longer have any interest as stockholders of the Predecessor Company by virtue of their ownership of the Predecessor’s common stock prior to the emergence from bankruptcy. On October 21, 2009, the Successor Company was available for trading on the OTC Bulletin Board under the symbol “FCSC”.
Note 2—Basis of Presentation, Business and Organization
Fibrocell Science, Inc., a Delaware corporation, is the parent company of Fibrocell Technologies, Inc. a Delaware corporation (“Fibrocell Technologies”) and Agera Laboratories, Inc., a Delaware corporation (“Agera”). Fibrocell Technologies is the parent company of Isolagen Europe Limited, a company organized under the laws of the United Kingdom (“Isolagen Europe”), Isolagen Australia Pty Limited, a company organized under the laws of Australia (“Isolagen Australia”), and Isolagen International, S.A., a company organized under the laws of Switzerland (“Isolagen Switzerland”).
The Company is an aesthetic and therapeutic company focused on developing novel skin and tissue rejuvenation products. The Company’s clinical development product candidates are designed to improve the appearance of skin injured by the effects of aging, sun exposure, acne and burns with a patient’s own, or autologous, fibroblast cells produced in the Company’s proprietary Fibrocell Process. The Company also markets an advanced skin care line with broad application in core target markets through its Agera subsidiary.
In October 2006, the Predecessor Company reached an agreement with the U.S. Food and Drug Administration (“FDA”) on the design of a Phase III pivotal study protocol for the treatment of nasolabial fold wrinkles. The randomized, double-blind protocol was submitted to the FDA under the agency’s Special Protocol Assessment (“SPA”) regulations. Pursuant to this assessment process, the FDA has agreed that the Predecessor Company’s study design for two identical trials, including patient numbers, clinical endpoints, and statistical analyses, is acceptable to the FDA to form the basis of an efficacy claim for a marketing application. The randomized, double-blind, pivotal Phase III trials will evaluate the efficacy and safety of our product against placebo in approximately 400 patients with approximately 200 patients enrolled in each trial. The Predecessor Company completed enrollment of the study and commenced injection of subjects in early 2007. All injections were completed in January 2008 and top line results from this trial were publically announced in August 2008. The data analysis, including safety data, was publically released in October 2008. The related Biologics License Application (“BLA”) was submitted to the FDA in March 2009. In May 2009, the Predecessor Company announced that the FDA had completed its initial review of the Company’s BLA related to its nasolabial fold wrinkles product candidate and that the FDA had accepted (or filed) the BLA for full review.

On October 9, 2009, the FDA Cellular, Tissue and Gene Therapies Advisory Committee reviewed our nasolabial fold wrinkles product candidate. The Committee voted 11 “yes” to 3 “no” that the data presented on our product demonstrated efficacy, and 6 “yes” to 8 “no” that the data demonstrated safety; both for the proposed indication of treatment of nasolabial fold wrinkles. The Committee’s recommendations are not binding on the FDA, but the FDA will consider their recommendations during their review of our application. The United States Adopted Names (“USAN”) Council adopted the USAN name, azficel-T, for our nasolabial fold wrinkles product candidate on October 28, 2009, and the FDA is currently evaluating a proposed brand name, Laviv™.
On December 21, 2009, Fibrocell received a Complete Response letter from the FDA related to the BLA for azficel-T, an autologous cell therapy for the treatment of moderate to severe nasolabial fold wrinkles in adults. A Complete Response letter is issued by the FDA’s Center for Biologics Evaluation and Research (CBER) when the review of a file is completed and additional data are needed prior to approval. The Complete Response letter requested that Fibrocell Science provide data from a histopathological study on biopsied tissue samples from patients following injection of azficel-T. The letter also requested finalized Chemistry, Manufacturing and Controls (CMC) information regarding the manufacture of azficel-T as follow-up to discussions that occurred during the BLA review period, as well as revised policies and procedures. In addition, the Company has submitted a proposed protocol concerning a histopathological study on biopsied samples to the FDA and to the Company’s Investigational Review Board (“IRB”). The IRB has approved the protocol and the Company is currently awaiting the FDA’s comments on the protocol.
Basis of Presentation
In June 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification 105 (“ASC”), Generally Accepted Accounting Principles, which became the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”), superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”), and related accounting literature. This pronouncement reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant Securities and Exchange Commission guidance organized using the same topical structure in separate sections and will be effective for financial statements issued for reporting periods that end after September 15, 2009. This will have an impact on our financial disclosures since all future references to authoritative accounting literature will be references in accordance with ASC 105.
Financial Reporting by Entities in Reorganization under the Bankruptcy Code
Overall, ASC 852-10, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, (“ASC 852”) applies to the Company’s financial statements for the periods that the Company operated under the provisions of Chapter 11. ASC 852 does not change the application of generally accepted accounting principles in the preparation of financial statements. However, for periods including and subsequent to the filing of the Chapter 11 petition, ASC 852 does require that the financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain revenues, expenses, gains, and losses that were realized or incurred during the Chapter 11 proceedings have been classified as “reorganization items, net” on the accompanying consolidated statements of operations.

As of September 1, 2009, the Successor Company adopted fresh-start accounting in accordance with ASC 852-10. The Successor Company selected September 1, 2009, as the date to effectively apply fresh-start accounting based on the absence of any material contingencies at the September 3, 2009 effective date and the immaterial impact of transactions between September 1, 2009 and September 3, 2009. The adoption of fresh-start accounting resulted in the Successor Company becoming a new entity for financial reporting purposes. The Successor Company is a development stage company in accordance with ASC 915, Development Stage Entities. As such, the four month period results ended December 31, 2009 equal the cumulative to-date totals.
Accordingly, the financial statements prior to September 1, 2009 are not comparable with the financial statements for periods on or after September 1, 2009. References to “Successor” or “Successor Company” refer to the Company on or after September 1, 2009, after giving effect to the cancellation of Isolagen, Inc. common stock issued prior to the Effective Date, the issuance of new Fibrocell Science, Inc. common stock in accordance with the Plan, and the application of fresh-start accounting. References to “Predecessor” or “Predecessor Company” refer to the Company prior to September 1, 2009. See Note 5 — “Fresh-Start Accounting” in the notes to these Consolidated Financial Statements for further details.
For discussions on the results of operations, the Successor Company has combined the results of operations for the eight months ended August 31, 2009, with the results of operations for the four months ended December 31, 2009. The combined periods have been compared to the twelve months ended December 31, 2008. The Successor Company believes that the combined financial results provide management and investors a more meaningful analysis of the Successor Company’s performance and trends for comparative purposes.
Note 3—Going Concern
The Successor Company emerged from Bankruptcy in September 2009 and continues to operate as a going concern. At December 31, 2009, we had cash and cash equivalents of $1.4 million and working capital of $1.5 million. In early March 2010, we raised approximately $3.8 million less fees as a result of the issuance of common stock and warrants. We believe that our existing capital resources are adequate to sustain our operation through approximately mid-June 2010. As such, we will require additional cash resources prior to or during approximately mid-June 2010, or we will likely cease operations. The Successor Company will need to access the capital markets in the future in order to fund future operations. There is no guarantee that any such required financing will be available on terms satisfactory to the Successor Company or available at all. These matters create uncertainty relating to our ability to continue as a going concern. The accompanying consolidated financial statements do not reflect any adjustments relating to the recoverability and classification of assets or liabilities that might result from the outcome of these uncertainties.
Further, if we do raise additional cash resources prior to mid-June 2010, it may be raised in contemplation of or in connection with bankruptcy. In the event of a bankruptcy, it is likely that our common stock and common stock equivalents will become worthless and our creditors will receive significantly less than what is owed to them.
Through December 31, 2009, we have been primarily engaged in developing our initial product technology. In the course of our development activities, we have sustained losses and expect such losses to continue through at least 2010. In fiscal 2009 we financed our operations primarily through our existing cash, but as discussed above we now require additional financing. There is substantial doubt about our ability to continue as a going concern.
Our ability to complete additional offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of the Successor Company and the offering terms. Our ability to complete an offering is also dependent on the status of our FDA regulatory milestones and our clinical trials, and in particular, the status of our indication for the treatment of nasolabial fold wrinkles and the status of the related BLA, which cannot be predicted. There is no assurance that capital in any form would be available to us, and if available, on terms and conditions that are acceptable.

As a result of the conditions discussed above, and in accordance with generally accepted accounting principles in the United States, there exists substantial doubt about our ability to continue as a going concern, and our ability to continue as a going concern is contingent, among other things, upon our ability to secure additional adequate financing or capital prior to or during approximately mid-June 2010. If we do not obtain additional funding, or do not anticipate additional funding, prior to or during approximately mid-June 2010, we will likely enter into bankruptcy and/or cease operations. Further, if we do raise additional cash resources prior to mid-June 2010, it may be raised in contemplation of or in connection with bankruptcy. If we enter into bankruptcy, it is likely that our common stock and common stock equivalents will become worthless and our creditors will receive significantly less than what is owed to them.
Note 4—Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. In addition, management’s assessment of the Successor Company’s ability to continue as a going concern involves the estimation of the amount and timing of future cash inflows and outflows. Actual results may differ materially from those estimates.
Under fresh-start accounting, the Successor Company’s asset values are remeasured and allocated in conformity with ASC 805-20, Business Combinations, Identifiable Assets and Liabilities, and Any Noncontrolling Interest, (“ASC 805”). In addition, fresh-start accounting also requires that all liabilities, other than deferred taxes and pension and other postretirement benefit obligations, be reported at fair value or the present values of the amounts to be paid using appropriate market interest rates.
Estimates of fair value represent the Successor Company’s best estimates based on independent appraisals and valuations, industry data and trends to relevant market rates and transactions. The estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond the control of the Successor Company. Accordingly, we cannot provide assurance that the estimates, assumptions, and values reflected in the valuations will be realized, and actual results could vary materially. Any adjustments to the recorded fair values of these assets and liabilities may impact the amount of recorded intangibles.
Cash and Cash Equivalents
The Company considers highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.
Concentration of Credit Risk
As of December 31, 2009, the Successor Company maintains the majority of its cash primarily with one major U.S. domestic bank. The amounts held in this bank exceed the insured limit of $250,000. The terms of these deposits are on demand to minimize risk. The Successor Company has not incurred losses related to these deposits. Cash and cash equivalents of approximately $0.2 million, related to Agera and the Successor Company’s Swiss subsidiary, is maintained in two separate financial institutions. The Successor Company invests these funds primarily in demand deposit accounts.

Allowance for Doubtful Accounts
The Successor Company maintains an allowance for doubtful accounts related to its accounts receivable that have been deemed to have a high risk of collectability. Management reviews its accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. One foreign customer represents 87% and 94% of accounts receivable, net, at December 31, 2009 and December 31, 2008, respectively. Management analyzes historical collection trends and changes in its customer payment patterns, customer concentration, and creditworthiness when evaluating the adequacy of its allowance for doubtful accounts. In its overall allowance for doubtful accounts, the Successor Company includes any receivable balances that are determined to be uncollectible. Based on the information available, management believes the allowance for doubtful accounts is adequate; however, actual write-offs might exceed the recorded allowance.
The allowance for doubtful accounts related to continuing operations was $37,098 and $25,303 at December 31, 2009 and 2008, respectively. The allowance for doubtful accounts related to discontinued operations was zero and $51,354 at December 31, 2009 and 2008, respectively.
Inventory
Agera purchases the large majority of its inventory from one contract manufacturer. Agera accounts for its inventory on the first-in-first-out method. At December 31, 2009, Agera’s inventory of $0.2 million consisted of $0.2 million of raw materials and less than $0.1 million of finished goods. At December 31, 2008, Agera’s inventory of $0.5 million consisted of $0.2 million of raw materials and $0.3 million of finished goods.
Intangible assets
Intangible assets are research and development assets related to our primary study that were recognized upon emergence from bankruptcy (see Note 5). Intangibles are tested for recoverability whenever events or changes in circumstances indicate the carrying amount may not be recoverable. An impairment loss, if any, would be measured as the excess of the carrying value over the fair value determined by discounted cash flows. There was no impairment of the intangible assets as of December 31, 2009.
Revenue recognition
The Successor Company recognizes revenue over the period the service is performed in accordance with ASC 605, Revenue Recognition (“ASC 605”). In general, ASC 605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable and (4) collectability is reasonably assured.
Revenue from the sale of Agera’s products is recognized upon transfer of title, which is upon shipment of the product to the customer. The Successor Company believes that the requirements of ASC 605 are met when the ordered product is shipped, as the risk of loss transfers to our customer at that time, the fee is fixed and determinable and collection is reasonably assured. Any advanced payments are deferred until shipment.
Shipping and handling costs
Agera charges its customers for shipping and handling costs. Such charges to customers are presented net of the costs of shipping and handling, as selling, general and administrative expense, and are not significant to the consolidated statements of operations.
Advertising cost
Agera advertising costs are expensed as incurred and include the costs of public relations and certain marketing related activities. These costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Research and development expenses
Research and development costs are expensed as incurred and include salaries and benefits, costs paid to third-party contractors to perform research, conduct clinical trials, develop and manufacture drug materials and delivery devices, and a portion of facilities cost. Research and development costs also include costs to develop manufacturing, cell collection and logistical process improvements.
Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. Invoicing from third-party contractors for services performed can lag several months. The Successor Company accrues the costs of services rendered in connection with third-party contractor activities based on its estimate of management fees, site management and monitoring costs and data management costs. Actual clinical trial costs may differ from estimated clinical trial costs and are adjusted for in the period in which they become known.
Warrant Liability
We account for our warrants in accordance with U.S. GAAP. The warrants are measured at fair value and liability-classified under ASC 815, Derivatives and Hedging, (“ASC 815”) because the warrants contain “down-round protection” and therefore, do not meet the scope exception for treatment as a derivative under ASC 815. Since “down-round protection” is not an input into the calculation of the fair value of the warrants, the warrants cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under ASC 815. The fair value of the warrants is determined using the Black-Scholes option pricing model and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. We will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability.
Stock-based Compensation
We account for stock-based awards to employees and non-employees using the fair value based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. We use a Black-Scholes options-pricing model to determine the fair value of each option grant as of the date of grant for expense incurred. The Black-Scholes model requires inputs for risk-free interest rate, dividend yield, volatility and expected lives of the options. Expected volatility is based on historical volatility of our competitor’s stock since the Predecessor Company ceased trading as part of the bankruptcy and emerged as a new entity. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected lives for options granted represents the period of time that options granted are expected to be outstanding and is derived from the contractual terms of the options granted. We estimate future forfeitures of options based upon expected forfeiture rates.
Income taxes
An asset and liability approach is used for financial accounting and reporting for income taxes. Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws. In addition, a deferred tax asset can be generated by net operating loss (“NOLs”) carryover. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.
In the event the Company is charged interest or penalties related to income tax matters, the Company would record such interest as interest expense and would record such penalties as other expense in the consolidated statement of operations. No such charges have been incurred by the Company. As of December 31, 2009 and December 31, 2008, the Successor and Predecessor Company had no accrued interest related to uncertain tax positions.

At December 31, 2009 and December 31, 2008, the Successor and Predecessor have provided a full valuation allowance for the net deferred tax assets, the large majority of which relates to the future benefit of loss carryovers. In addition, as a result of fresh-start accounting, the Successor Company may be limited by section 382 of the Internal Revenue Service Code. The tax years 2006 through 2009 remain open to examination by the major taxing jurisdictions to which we are subject. The deferred tax liability at December 31, 2009 relates to the intangible assets recognized upon fresh-start accounting.
Earnings (Loss) per share data
Basic earnings (loss) per share is calculated based on the weighted average common shares outstanding during the period. Diluted earnings per share (“Diluted EPS’) also gives effect to the dilutive effect of stock options, warrants, restricted stock and convertible preferred stock calculated based on the treasury stock method.
The Predecessor and Successor Company’s potentially dilutive securities consist of potential common shares related to stock options, warrants, restricted stock and convertible preferred stock. Diluted EPS includes the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would be anti-dilutive. There were no potentially dilutive securities issued or outstanding for the four months ended December 31, 2009. There were no potentially dilutive securities for the eight months ended August 31, 2009, due to the cancellation of the convertible notes and the cancellation of all the outstanding stock option plans and the last known market price was less than exercise price.
Fair Value of Financial Instruments
The carrying values of certain of the Successor Company’s financial instruments, including cash equivalents and accounts payable approximates fair value due to their short maturities. The fair values of the Successor Company’s long-term obligations are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of risk. The carrying values of the Successor Company’s long-term obligations approximate their fair values.
The fair value of the reorganization value which applies in fresh-start accounting was estimated by applying the income approach and a market approach. This fair value measurement is based on significant inputs that are not observable in the market and, therefore, represents a Level 3 measurement as defined in ASC 820, Fair Value Measurements.
New Pronouncements
On December 15, 2009, the FASB issued ASU No. 2010-06 Fair Value Measurements and Disclosures Topic 820 “Improving Disclosures about Fair Value Measurements”. This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. The adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.
In August 2009, the FASB issued Accounting Standard Update No. 2009-05, Measuring Liabilities at Fair Value, or ASU 2009-05. ASU 2009-05 amends ASC 820, Fair Value Measurements. Specifically, ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following methods: 1) a valuation technique that uses a) the quoted market price of the identical liability when trades as an asset or b) quoted prices for similar liabilities or similar liabilities when trades as assets and/or 2) a valuation technique that is consistent with the principles of ASC Topic 820. ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to adjust inputs relating to the existence of transfer restrictions on that liability. The adoption of this standard did not have an impact on our financial position or results of operations; however, this standard may impact us in future periods.

In May 2009, the FASB released a new accounting pronouncement which establishes the accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This pronouncement requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. See “Basis of Presentation” for the related disclosures. The adoption of this pronouncement did not have a material impact on our financial statements.
In December 2007, the FASB issued a pronouncement which establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. We adopted the pronouncement on January 1, 2009 with no impact on operating results or financial position.
Note 5—Fresh-Start Accounting
On September 1, 2009, the Successor Company adopted fresh-start accounting upon the emergence of bankruptcy in accordance with ASC 852-10, Reorganization. Fresh-start accounting results in the Company becoming a new entity for financial reporting purposes. Accordingly, the Company’s consolidated financial statements for periods prior to September 1, 2009 are not comparable to consolidated financial statements presented on or after September 1, 2009. The Company selected September 1, 2009, as the date to apply fresh-start accounting based on the absence of any material contingencies at the September 3, 2009 effective date and the immaterial impact of transactions between September 1, 2009 and September 3, 2009.
Under ASC 852-10, the Successor Company must determine a value to be assigned to the equity of the emerging company as of the date of the adoption of fresh-start accounting. The Successor Company obtained an independent appraisal to value the equity and it served as the fair market value of the emerging Company’s equity.
Fresh-start accounting reflects the value of the Successor Company as determined in the confirmed Plan. Under fresh-start accounting, the Successor Company’s assets values are remeasured and allocated in conformity with ASC 805-20, Business Combinations, Identifiable Assets and Liabilities, and Any Noncontrolling Interest. Fresh-start accounting also requires that all liabilities should be stated at fair value. The portion of the reorganization value which was attributed to identified intangible assets was $6,340,656. This value is related to research and development assets that are not subject to amortization. In accordance with ASC 805-20, this amount is reported as intangibles in the consolidated financial statements as of December 31, 2009, and is not being amortized.
The following fresh-start Consolidated Balance Sheet presents the financial effects on the Successor Company with the implementation of the Plan and the adoption of fresh-start accounting. The effect of the consummation of the transactions contemplated in the Plan included the settlement of liabilities and the issuance of common stock.

The effects of the Plan and fresh-start reporting on the Successor Company’s Consolidated Balance Sheet are as follows:

	Predecessor	Reclassifications		Fresh Start		Successor
	August 31,	And Plan of		Accounting		September 1,
	2009	Reorganization		Adjustments		2009
Assets
Current assets:
Cash and cash equivalents	$1,010,277	$—		$—		$1,010,277
Accounts receivable, net	246,684	—		—		246,684
Inventory, net	268,619	—		—		268,619
Prepaid expenses	221,225	—		—		221,225
Other current assets	4,140	—		—		4,140
Current assets of discontinued operations, net	785	—		—		785

Total current assets	1,751,730	—		—		1,751,730
Intangible assets	—	—		6,340,656	(e)	6,340,656
Other assets	1,671	—		—		1,671

Total assets	$1,753,401	$—		$6,340,656		$8,094,057

Liabilities, Shareholders’ Equity/(Deficit) and Noncontrolling Interests
Current liabilities:
Current debt	$8,304	$—		$—		$8,304
Accounts payable	137,401	—		—		137,401

Accrued expenses	849,395	—		—		849,395
Liabilities subject to compromise	82,181,741	(82,181,741	)(a)	—		—
Prepetition secured loan, subject to compromise	500,471	(500,471	)(b)	—		—
Debtor-in-possession loan	2,750,000	(2,750,000	)(b)	—		—
Current liabilities of discontinued operations	25,668	—		—		25,668

Total current liabilities	86,452,980	(85,432,212)		—		1,020,768

Other long term liabilities of continuing operations	407,078	—		—		407,078
Notes payable	—	6,000,060	(a)	—		6,000,060
Deferred tax liability	—	—		2,500,000	(f)	2,500,000

Total liabilities	86,860,058	(79,432,152)		2,500,000		9,927,906

Commitments and contingencies

Shareholders’ Equity (Deficit):
Predecessor common stock	42,821	(42,821	)(c)	—		—
Predecessor additional paid-in capital	142,737,499	(25,931,179	)(c)	(116,806,320	)(g)	—
Predecessor treasury stock	(25,974,000)	25,974,000	(c)	—		—
Successor common stock	—	11,400	(a)(b)	—		11,400
Successor additional paid-in capital	—	5,460,600	(a)(b)	(7,688,831	)(g)	(2,228,231)
Accumulated deficit during development stage	(202,295,959)	73,960,152	(a)(b)(c)(d)	128,335,807	(g)	—

Total shareholders’ equity (deficit)	(85,489,639)	79,432,152		3,840,656		(2,216,831)

Noncontrolling interest	382,982	—		—		382,982

Total equity (deficit) and noncontrolling interests	(85,106,657)	79,432,152		3,840,656		(1,833,849)

Total liabilities, shareholders’ equity/(deficit) and noncontrolling interests	$1,753,401	$—		$6,340,656		$8,094,057

Notes to Plan of Reorganization and fresh-start accounting adjustments

(a)	This adjustment reflects the discharge of liabilities subject to compromise in accordance with the Plan of Reorganization and the issuance of $6 million in Notes payable and the issuance of 4,080,000 shares of Successor Company common stock in satisfaction of such claims.

(b)	This adjustment reflects the discharge of prepetition loan and debtor in-possession loan in accordance with the Plan of Reorganization and the issuance of 7,320,000 shares of the Successor Company common stock in satisfaction of such claims.

(c)	This adjustment reflects the cancellation of the Predecessor Company’s common stock, additional paid-in capital and treasury stock.

(d)	To reset accumulated deficit to zero for the consolidated subsidiaries included in the Plan of Reorganization.

(e)	This adjustment reflects the portion of the reorganization value which was attributed to identified intangible assets.

(f)	To record deferred tax liability as a result of the impact of fresh-start accounting fair value adjustments.

(g)	To reset Predecessor additional paid-in capital, accumulated deficit to zero and record net fresh-start adjustments.

Note 6—Liabilities Subject to Compromise and Reorganization Items
Liabilities subject to compromise refers to pre-petition obligations that were impacted by the Chapter 11 reorganization process. For further information regarding the discharge of liabilities subject to compromise, see Note 5- “Fresh-Start Accounting in the notes of these Financial Statements. As of December 31, 2009, there were no liabilities subject to compromise.
The Company incurred certain professional fees and other expenses directly associated with the bankruptcy proceedings. In addition, the Company has made adjustments to the carrying value of certain prepetition liabilities. Such costs and adjustments are classified as “reorganization items, net” and are presented separately in the unaudited consolidated statements of operations. For the year ended December 31, 2009, the following have been incurred:

	Successor	Predecessor
	Four months ended	Eight months ended
	December 31, 2009	August 31, 2009
Professional fees expense	$(13,825)	$(533,271)
Debt issuance costs related to DIP facility	—	(295,757)
Other debt issuance costs	—	(280,964)
Gain (loss) on discharge of liabilities subject to compromise	(58,652)	74,648,976

Total reorganization items, net	$(72,477)	$73,538,984

The $74.6 million gain from discharge of liabilities subject to compromise is the result of the settlement of 3.5% Subordinated Notes in exchange for $6.0 million in Notes Payable and 3,960,000 shares of the Successor company, Debtor-in-Possession Credit Facility and Prepetition Secured Loan in exchange for 7,320,000 shares of the Successor Company’s common stock and unsecured claims in exchange for 120,000 shares. On the Effective Date, all stock option plans of the Predecessor Company were cancelled.
Cash paid for reorganization items during the year ended December 31, 2009 was $0.6 million. Professional fees include financial, legal and valuation services directly associated with the reorganization process.
Note 7—Agera Laboratories, Inc.
On August 10, 2006, the Predecessor Company acquired 57% of the outstanding common shares of Agera. Agera is a skincare company that has proprietary rights to a scientifically-based advanced line of skincare products. Agera markets its product primarily in the United States and Europe. The results of Agera’s operations and cash flows have been included in the consolidated financial statements from the date of the acquisition. The assets and liabilities of Agera have been included in the consolidated balance sheets since the date of the acquisition.
Note 8— Discontinued Operations and Exit Costs
In 2007, the Predecessor Company completed the closure of its United Kingdom operation. As a result of the closure of the United Kingdom operation, the operations that the Predecessor Company previously conducted in Switzerland and Australia, which when closed had been absorbed into the United Kingdom operation, were also classified as discontinued operations in 2007. All assets, liabilities and results of operations of the United Kingdom, Switzerland and Australian operations are reflected as discontinued operations in the accompanying consolidated financial statements. All prior period information has been restated to reflect the presentation of discontinued operations.

The balance sheet components of discontinued operations as of December 31, 2009 and December 31, 2008 are comprised of less than $0.1 million and $0.2 million, respectively, of accrued expenses and other current liabilities.
The following sets forth the results of operations of discontinued operations for the four months ended December 31, 2009, eight months ended August 31, 2009 and for the year ended December 31, 2008:

	Successor	Predecessor	Predecessor
	Four months	Eight months	Year ended
	December 31,	August 31,	December 31,
(in millions)	2009	2009	2008
Net revenue	$—	$—	$—
Gross loss	—	—	—
Loss on sale of Swiss campus, before foreign currency gain	—	—	(6.3)
Operating gain/(loss)	—	0.2	(6.7)
Foreign exchange gain on substantial liquidation of foreign entity	—	—	2.1
Other income/(loss)	—	(0.1)	0.1

Income (loss) from discontinued operations	$—	$0.1	$(4.5)

Note 9—Property and Equipment
Property and equipment is comprised of:

	Successor	Predecessor
	Year ended	Year ended
	December 31,	December 31,
	2009	2008
Leasehold improvements	$—	$3,753,998
Lab equipment	—	1,447,218
Computer equipment and software	—	1,101,097
Office furniture and fixtures	—	18,236

	—	6,320,549
Less: Accumulated depreciation and amortization	—	(3,938,622)
Less: Impairment valuation	—	(2,381,927)

Property and equipment, net	$—	$—

The amounts of depreciation and amortization expense for the above property and equipment included in the statement of operations are as follows:

	Successor	Predecessor
	Year ended	Year ended
	December 31,	December 31,
	2009	2008
Depreciation expense related to continuing operations:
Selling, general, administrative, research and development expenses	$—	$1,032,032
In 2008, due to the likelihood of bankruptcy and in connection with the Company’s review for impairment of long-lived assets in accordance with ASC 360, “Accounting for the Impairment or Disposal of Long-lived Assets,” the Company has recorded a full impairment on all of its long-lived assets as of December 31, 2008, and as such, has recorded an impairment charge of $6.7 million during the year ended December 31, 2008. $2.4 million of this $6.7 million impairment charge recorded during the year ended December 31, 2008 related to property and equipment, as shown in the table above.

Note 10—Accrued Expenses
Accrued expenses are comprised of the following:

	Successor	Predecessor
	December 31,	December 31,
	2009	2008
Accrued professional fees	$147,410	$479,943
Accrued settlement fees	—	325,000
Accrued compensation	7,208	17,570
Accrued interest	246,578	525,000
Dividend on preferred stock payable	42,740	—
Accrued other	92,919	300,200

Accrued expenses	$536,855	$1,647,713

Note 11—Debt
As part of the Plan of Reorganization, the Successor Company was discharged of the Pre-petition Secured Loan, Debtor-in-Possession Credit Facility, related accrued interest and converted the 3.5% Convertible Subordinated Notes into new 12.5% Promissory notes as defined below. The Successor Company recorded a $74,648,976 gain relating to the extinguishment of debt as a result of this Plan of Reorganization.
The Successor Company’s outstanding long-term debt at December 31, 2009 consists of $6 million of 12.5% Unsecured Promissory Notes (“New Notes”). The New Notes have the following features: (1) 12.5% interest payable quarterly in cash or, at the Successor Company’s option, 15% payable in kind by capitalizing such unpaid amount and adding it to the principal as of the date it was due; (2) maturing June 1, 2012; (3) at any time prior to the maturity date, the Successor Company may redeem any portion of the outstanding principal of the New Notes in Cash at 125% of the stated face value of the New Notes. There is a mandatory redemption feature that requires the Successor Company to redeem all outstanding new notes if: (1) the Successor Company successfully completes a capital campaign raising in excess of $10 million; or (2) the Successor Company is acquired by, or sell a majority stake to, an outside party.
Total debt is comprised of the following:

	Successor	Predecessor
	December 31,	December 31,
	2009	2008
Convertible Subordinated Notes	$—	$90,072,286

Total Current Debt	—	90,072,286
Promissory Note	6,000,060	—

Total debt	$6,000,060	$90,072,286

Note 12—Income Taxes
Fibrocell Science, Inc. and Fibrocell Technologies, Inc. file a consolidated U.S. Federal income tax return. During the third quarter of 2006, the Company acquired a 57% interest in Agera (see Note 7). Agera files a separate U.S. Federal income tax return. The Company’s foreign subsidiaries, which comprise loss from discontinued operations, file income tax returns in their respective jurisdictions. The geographic source of loss from continuing operations is the United States.

The components of the income tax expense/(benefit) related to continuing operations, are as follows:

	Successor	Predecessor	Predecessor
	Four months	Eight months	Year ended
	December 31,	August 31,	December 31,
	2009	2009	2008
U.S. Federal:
Current.	$—	$—	$—
Deferred	—	—	—
U.S. State:
Current.	—	—	—
Deferred	—	—	—

	$—	$—	$—

The reconciliation between income taxes/(benefit) at the U.S. federal statutory rate and the amount recorded in the accompanying consolidated financial statements is as follows:

	Successor	Predecessor	Predecessor
	Four months	Eight months	Year ended
	December 31,	August 31,	December 31,
	2009	2009	2008
Tax/(benefit) at U.S. federal statutory rate	$(1,757,838)	$23,058,084	$(10,017,185)
Increase/(decrease) in domestic valuation allowance	2,303,065	(30,209,991)	11,815,611
State income taxes/(benefit) before valuation allowance, net of federal benefit	(357,619)	4,690,990	(1,797,593)
Deferred tax impact of reorganization	(172,395)	2,261,359	—
Other	(15,213)	199,558	(833)

	$—	$—	$—

The components of the Company’s net deferred tax liabilities at December 31, 2009 and 2008 are as follows:

	Successor	Predecessor
	December 31,	December 31,
	2009	2008
Deferred tax liabilities:
Intangible assets	$2,500,000	$—

Total deferred tax liabilities	$2,500,000	$—

Deferred tax assets:
Loss carryforwards	$32,942,543	$57,112,820
Property and equipment	1,559,631	1,708,838
Accrued expenses and other	1,551,822	2,625,285
Stock compensation	548,078	2,476,915

Total deferred tax assets	36,602,074	63,923,858
Less: valuation allowance	(36,602,074)	(63,923,858)

Total deferred tax assets	$—	$—

Net deferred tax liabilities	$2,500,000	$—

As of December 31, 2009, the Company had generated U.S. net operating loss carryforwards of approximately $68.9 million which expire from 2026 to 2029 and net loss carryforwards in certain non-US jurisdictions of approximately $24.9 million. The U.S. net operating loss carryforwards were reduced by approximately $74 million as a result of the Company’s emergence from bankruptcy (see Note 1, Emergence from Voluntary Reorganization Under Chapter 11 Proceedings and Reorganization Plan). The net operating loss carryforwards are available to reduce future taxable income. However, a, change in ownership, as defined by federal income tax regulations, could significantly limit the Company’s ability to utilize its U.S. net operating loss carryforwards. Additionally, because federal tax laws limit the time during which the net operating loss carryforwards may be applied against future taxes, if the Company fails to generate taxable income prior to the expiration dates it may not be able to fully utilize the net operating loss carryforwards to reduce future income taxes. As the Company has had cumulative losses and there is no assurance of future taxable income, valuation allowances have been recorded to fully offset the deferred tax asset at December 31, 2009 and 2008. The valuation allowance decreased by $27.3 million during 2009, due primarily to the impact from the Company’s reorganization described above and the current year net loss, and increased by $9.1 million during 2008, due primarily to the Company’s net loss in that period.
Note 13—Commitments and Contingencies
Legal Proceedings
In connection with certain federal securities and derivative litigations of Isolagen previously described in the Predecessor Company’s public reports, Mr. Jeffrey Tomz, who formerly served as Isolagen’s Chief Financial Officer, demanded reimbursement of his costs of defense, and reimbursement for the costs of responding to a Securities and Exchange Commission investigation of his alleged insider trading in Isolagen stock. In connection with the reorganized company’s exit from bankruptcy, Mr. Tomz’ claim was treated as a general unsecured claim and was awarded its pro rata share of the common stock issued to the general unsecured creditors.
Employment Agreements
On February 1, 2010, the Company entered into an employment agreement with Mr. Pernock pursuant to which Mr. Pernock agreed to serve as Chief Executive Officer of the Company for an initial term ending February 1, 2013, which may be renewed for an additional one-year term by mutual agreement. The agreement provides for an annual salary of $450,000. Mr. Pernock is entitled to receive an annual bonus each year, payable subsequent to the issuance of the Company’s final audited financial statements, but in no case later than 120 days after the end of its most recently completed fiscal year. The final determination on the amount of the annual bonus will be made by the Board of Directors (or the Compensation Committee of the Board of Directors, if such committee has been formed), based on criteria established by the Board of Directors (or the Compensation Committee of the Board of Directors, if such committee has been formed). The targeted amount of the annual bonus shall be 60% of Mr. Pernock’s base salary, although the actual bonus may be higher or lower.
Under the agreement, Mr. Pernock was granted a ten-year option to purchase 1,650,000 shares at an exercise price per share equal to the closing price of the Company’s common stock on the date of execution of the agreement, or February 1, 2010. The options vest as follows: (i) 250,000 shares upon execution of the agreement; (ii) 100,000 shares upon the closing of a strategic partnership or licensing deal with a major partner that enables the Company to significantly improve and/or accelerate its capabilities in such areas as research, production, marketing and/or sales and enable the Company to reach or exceed its major business milestones within the Company’s strategic and operational plans, provided Mr. Pernock is the CEO on the closing date of such partnership or licensing deal (the determination of whether any partnership or licensing deal meets the foregoing criteria will be made in good faith by the Board upon the closing of such partnership or licensing deal); and (iii) 1,300,000 shares in equal 1/36th installments (or 36,111 shares per installment) monthly over a three-year period, provided Executive is the CEO on each vesting date. The vesting of all options set forth above shall accelerate upon a “change in control” as defined in the agreement, provided Mr. Pernock is employed by the Company within 60 days prior to the date of such change in control.

If Mr. Pernock’s employment is terminated at the Company’s election at any time, for reasons other than death, disability, cause (as defined in the agreement) or a voluntary resignation, or by Mr. Pernock for good reason (as defined in the agreement), Mr. Pernock shall be entitled to receive severance payments equal to twelve months of Mr. Pernock’s base salary and of the premiums associated with continuation of Mr. Pernock’s benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment; provided that if anytime within eighteen months after a change in control either (i) Mr. Pernock is terminated, at the Company’s election at any time, for reasons other than death, disability, cause or voluntary resignation, or (ii) Mr. Pernock terminates the agreement for good reason, Mr. Pernock shall be entitled to receive severance payments equal to: (1) two years of Mr. Pernock’s base salary, (2) Mr. Pernock’s most recent annual bonus payment, and (3) the premiums associated with continuation of Mr. Pernock’s benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment for a period of one year after termination. All severance payments shall be made in a lump sum within ten business days of Mr. Pernock’s execution and delivery of a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in a form acceptable to the Company. If severance payments are being made, Mr. Pernock has agreed not to compete with the Company until twelve months after the termination of his employment.
Mr. Daly is entitled to receive an annual bonus, payable each year subsequent to the issuance of final audited financial statements, but in no case later than 120 days after the end of our most recently completed fiscal year. The final determination on the amount of the annual bonus will be made by the Compensation Committee of the Board of Directors, based primarily on criteria mutually agreed upon with Mr. Daly. The targeted amount of the annual bonus shall be 50% of Mr. Daly’s base salary. Mr, Daly’s annual based salary is $300,000. The actual annual bonus for any given period may be higher or lower than 50%. For any fiscal year in which Mr. Daly is employed for less than the full year (other than for 2009), he shall receive a bonus which is prorated based on the number of full months in the year which are worked. Mr. Daly is entitled to a bonus of $50,000 if we are able to complete a capital raise or series of capital raises in excess of $6.0 million, provided Mr. Daly is our chief operating officer at such time. Mr. Daly is entitled to a bonus of $50,000 if our BLA is approved by the FDA, provided Mr. Daly is our chief operating officer at such time.
Consulting Agreements
Effective upon our exit from bankruptcy on September 3, 2009, we entered into a consultant agreement, pursuant to which Dr. Langer agreed to provide consulting services to us, including serving as a scientific advisor. The agreement has a one year term, provided that either party may terminate the agreement on 30 days notice. The agreement provides Dr. Langer annual compensation of $50,000.
In October 2009, we entered into two consulting agreements with two individuals. We issued the two consultants options to purchase 200,000 shares and 150,000 shares, respectively. The options have an expiration date five years from the date of issuance and an exercise price of $0.75 per share.
In December 2009, we entered into a consulting agreement with one individual and issued the consultant options to purchase 100,000 shares. The options have an expiration date five years from the date of issuance and an exercise price of $1.25 per share.

Leases
The Company has entered into a lease for office, warehouse and laboratory facilities in Exton, Pennsylvania under a third party non-cancelable operating lease through 2013. Future minimum lease commitments at December 31, 2009 are as follows:

Year Ending
December 31,
2010	$1,177,570
2011	1,177,570
2012	1,177,570
2013	294,393

Total	$3,827,103

For the years ended December 31, 2009 and 2008, rental expense totaled $1.4 million and $1.5 million, respectively, (which includes rent expense related to discontinued operations of $0.1 million for the year ended December 31, 2008).
In April 2005, the Company entered into a non-cancelable three year operating lease for approximately 86,500 square feet in Exton, Pennsylvania. This facility houses members of the senior management team, quality and manufacturing personnel, and the corporate finance department. The Company began constructing a production line in a portion of this facility in anticipation of eventual FDA approval. The facility was completed during September 2005. This production line is expected to be utilized for the production of clinical supplies. During 2007, the Company extended the lease through March 31, 2013. Lease expense is recognized on a straight-line basis through March 31, 2013. The Exton, Pennsylvania minimum lease payments are included in the future minimum lease commitments table above through March 31, 2013.
Note 14-Equity
Redeemable Preferred Stock
On October 13, 2009, Successor Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”), pursuant to which the Company agreed to sell to the Purchasers in the aggregate: (i) 3,250 shares of Series A Convertible Preferred Stock, with a par value of $0.001 per share and a stated value of $1,000 per share (“Series A Preferred”), (ii) Class A warrants to purchase 501,543 shares of Company common stock (“Common Stock”) at an exercise price of $1.62 per share (the “Class A Warrants”); and (iii) Class B warrants to purchase 416,667 shares of Company common stock at an exercise price of $1.95 per share (the “Class B Warrants”) (the Class A Warrants and Class B Warrants, the “Warrants”).
The aggregate purchase price paid by the Purchasers for the Series A Preferred and the Warrants was $3,250,000 (representing $1,000 for each share of Series A Preferred together with a Class A Warrant and Class B Warrant). The Company intends to use the proceeds for working capital purposes.
Dividends; Rank; Liquidation
Holders of the Series A Preferred are entitled to receive cumulative dividends at the rate per share (as a percentage of the stated value per share) of 6% per annum (subject to increase in certain circumstances), payable quarterly in arrears on January 15, April 15, July 15 and October 15, beginning on April 15, 2010. The dividends are payable in cash, or at our option, in duly authorized, validly issued, fully paid and non-assessable shares of common stock equal to 110% of the cash dividend amount payable on the dividend payment date, or a combination thereof; provided that we may not pay the dividends in shares of common stock unless we meet certain conditions described in the Certificate of Designation, including that the resale of the shares has been registered under the Securities Act. If we pay the dividend in shares of common stock, the common stock will be valued for such purpose at 80% of the average of the volume weighted average price for the 10 consecutive trading days ending on the trading day that is immediately prior to the dividend payment date.

The Series A Preferred ranks senior to all shares of common stock.
Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of the Series A Preferred shall be entitled to receive out of our assets, whether capital or surplus, an amount equal to the stated value of the common stock, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under the Certificate of Designation, for each share of Series A Preferred before any distribution or payment shall be made to the holders of any junior securities, and if our assets are insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series A Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.
Conversion; Conversion Price; Forced Conversion; Optional Redemption
Each share of Series A Preferred is convertible into a number of shares of common stock equal to (1) the stated value of the share ($1,000), divided by (2) $1.30, subject to adjustment as discussed below. We refer to this price as the Conversion Price.
With certain exceptions, if, at any time while the Series A Preferred is outstanding, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents at an effective price per share that is lower than the then Conversion Price, then the Conversion Price will be reduced to equal the lower price (“down-round” provision). The Conversion Price is also subject to proportional adjustment in the event of any stock split, stock dividend, reclassification or similar event with respect to the common stock.
Commencing six months from the date of the agreement pursuant to which we issued the Series A Preferred, if the volume weighted average price for each of any 20 consecutive trading days exceeds 200% of the then effective Conversion Price and various other equity conditions are satisfied (including that the resale of the shares underlying the Series A Preferred has been registered under the Securities Act), upon 30 days notice, the Series A Preferred plus all accrued and unpaid dividends will automatically convert into shares of common stock.
Commencing two years from the date of the agreement pursuant to which we issued the Series A Preferred, upon 30 days notice and provided various other equity conditions are satisfied (including that the resale of the shares underlying the Series A Preferred has been registered under the Securities Act), we may redeem some or all of the then outstanding Series A Preferred for cash in an amount equal to the 150% of the stated value of the Series A Preferred.
Voting
The holders of the Series A Preferred have no voting rights except with respect to specified matters affecting the rights of the Series A Preferred.
Negative Covenants
As long as any shares of Series A Preferred are outstanding, we may not, directly or indirectly: (a) amend our charter documents in any manner that materially and adversely affects any rights of the holders of the Series A Preferred; (b) pay cash dividends or distributions on our junior securities (including the common stock); or (c) enter into any transaction with any affiliate of ours which would be required to be disclosed in any public filing, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of our disinterested directors.
Triggering Events
In the event of a Triggering Event (as defined in the Certificate of Designation and described below), any holder of Series A Preferred may require us to redeem all of its Series A Preferred, at a redemption price equal to the greater of (a) 130% of the stated value and (b) the product of (i) the volume weighted average price on the trading day immediately preceding the date of the Triggering Event and (ii) the stated value divided by the then Conversion Price, plus all accrued but unpaid dividends thereon and all liquidated damages and other costs, expenses or amounts due in respect of the Series A Preferred. Triggering Events include, among other things, bankruptcy related events, change of control transactions (as defined in the Certificate of Designation), and various types of failures to perform under, and breaches of, the transaction documents.

Since the Successor’s common stock was not trading on October 13, 2009, the market value of the Successor Company’s common stock was determined by the exit financing transaction on September 9, 2009 which was $0.75 per common share. The preferred stock has been classified within the mezzanine section between liabilities and equity in its consolidated balance sheets because any holder of Series A Preferred may require the Successor Company to redeem all of its Series A Preferred in the event of a “triggering event” (as defined in the Certificate of Designation) which is outside of the control of the Successor Company. The Successor Company recorded accrued dividends at a rate of 6% per annum on the Series A Preferred stock of $42,740 for the four months ended December 31, 2009.
Viriathus Capital LLC and John Carris Investments LLC were co-placement agents for the Transaction, and received cash compensation of $325,000 and warrants to purchase 250,000 shares of Common Stock at an exercise price of $1.30 per share.
Registration Rights
In connection with the Series A Preferred purchase agreement, the Successor Company entered into a Registration Rights Agreements with the purchasers of the Series A Preferred, which requires us to register the resale of the 110% of the shares of common stock underlying the Series A Preferred, the shares of common stock underlying the Class A warrants, Class B warrants and placement agent warrant, and all shares of common stock issuable as dividends on the Series A Preferred assuming all dividend payments are made in shares of common stock and the Series A Preferred is held for at least 3 years. The Successor Company filed a Form S-1 registration statement with the SEC on November 27, 2009. The Registration Statement was effective on February 12, 2010.
Note 15-Warrants
Series A and B Warrants
As disclosed above in Note 14 , in connection with the preferred stock transaction, the Successor Company issued Class A warrants to purchase 501,543 shares of Common Stock at an exercise price of $1.62 per share Class A Warrants; and Class B Warrants to purchase 416,667 shares of Company common stock at an exercise price of $1.95 per share. The warrants were exercisable immediately after grant and expire five years thereafter. With certain exceptions, if, at any time while the warrants are outstanding, the Successor Company sells or grants any option to purchase or sells or grants any right to reprice, any common stock or common stock equivalents at an effective price per share that is lower than the then exercise price of the relevant warrant, then the relevant warrants, then the exercise price of such warrants will be reduced to equal the lower price (“down-round” provision). As a result of the “down-round” price protection, the warrants are liability-classified and they are re-measured on the Company’s reporting dates. The value of the Class A and B Warrants was computed using the Black-Scholes option pricing model. The Company recorded the issuance of the Class A and B Warrants at their approximate fair market value of $0.3 million.
Placement Agent Warrants
As disclosed above in Note 14, the Successor Company issued Placement Agent Warrants to purchase an aggregate of 250,000 shares of the Company’s common stock to the Company’s placement agents in connection with their roles in the Offering. The placement warrants are also subject to “the down-round” price protection, the warrants are liability-classified and they are re-measured on the Company’s reporting dates.

The Successor Company recorded the issuance of the Placement Agent Warrants at their approximate fair market value of approximately $0.1 million. The warrants were exercisable immediately after grant and expire five years thereafter. The fair market of the warrants granted to the co-placement agents, based on the Black-Scholes valuation model, is estimated to be $0.33 per warrant. The value of the warrants granted was offset against the proceeds received from the sale of the Series A Preferred Stock.
The Successor Company recognizes these warrants as a liability at the fair value on each reporting date. The Company measured the fair value of these warrants as of December 31, 2009, and recorded warrant expense of $319,084 resulting from the increase in the liability associated with the fair value of the warrants for the year ended December 31, 2009. The Successor Company has accounted for the Series A and B warrants and the placement warrants as a liability due to the “down-round” price protection provision. The Company computed the value of the warrants using the Black-Scholes method.
The fair market value of the warrants was computed using the Black-Scholes option-pricing model with the following key assumptions as of the dates indicated:

	December 31,	October 13,
	2009	2009
Expected life (years)	4.8 years	5 years
Interest rate	2.7%	2.3%
Dividend yield	—	—
Volatility	66%	66%
The fair value of the warrants will continue to be classified as a liability until such time as the warrants are exercised, expire or an amendment of the warrant agreements renders these warrants to be no longer classified as a liability. The estimated fair value of our warrant liability, at December 31, 2009, was $635,276.
Note 16—Equity-based Compensation
Total stock-based compensation expense recognized using the straight-line attribution method in the consolidated statement of operations is as follows:

	Successor	Predecessor	Predecessor
	Four months	Eight months	Twelve months
	December 31,	August 31,	December 31,
	2009	2009	2008
Stock option compensation expense for employees and directors	$326,838	$581,707	$1,945,082
Restricted stock expense	168,000	—	—
Equity awards for nonemployees issued for services	386,380	1,746	187,515

Total stock-based compensation expense	$881,218	$583,453	$2,132,597

Successor Company
Our board of directors adopted the 2009 Equity Incentive Plan (the “Plan”) effective September 3, 2009. The Plan is intended to further align the interests of the Successor Company and its stockholders with its employees, including its officers, non-employee directors, consultants and advisors by providing incentives for such persons to exert maximum efforts for the success of the Successor Company. The Plan allows for the issuance of up to 4,000,000 shares of the Successor Company’s common stock. The types of awards that may be granted under the Plan include options (both nonqualified stock options and incentive stock options), stock appreciation rights, stock awards, stock units, and other stock-based awards. Notwithstanding the foregoing, to the extent the Successor Company is unable to obtain shareholder approval of the Plan within one year of the effective date, any incentive stock options issued pursuant to the Plan shall automatically be considered nonqualified stock options, and to the extent a holder of an incentive stock option exercises his or her incentive stock option prior to such shareholder approval date, such exercised option shall automatically be considered to have been a nonqualified stock option. The term of each award is determined by the Board at the time each award is granted, provided that the terms of options may not exceed ten years.

As part of the emergence from Chapter 11, the Successor Company granted stock options to directors and non-employees for services in September 2009. In addition, restricted stock was issued to the chief executive officer which is subject to a two-year vesting schedule whereby 50% vested immediately on September 3, 2009, 25% shall vest on the first anniversary, and 25% shall vest on the second anniversary. The Successor Company issued additional stock options in the fourth quarter of 2009 to the chief executive officer, employees and non-employees for services.
During the period September 2009 through December 2009, the weighted average fair market value using the Black-Scholes option-pricing model of the options granted was $0.33 for this period. The fair market value of the stock options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

Four Months Ended
December 31,
2009
Expected life (years)	2.7 years
Interest rate	1.4%
Dividend yield	—
Volatility	67%
There were no stock options exercised during the period September 2009 through December 2009.
A summary of option activity for the four months ended December 31, 2009 is as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Options	Shares	Price	Term	Value

Outstanding at September 1, 2009	—	$0.00
Four months ended December 31, 2009:
Granted	2,807,000	0.77
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2009	2,807,000	$0.77	4.67	$0.38

Options exercisable at December 31, 2009	2,130,000	$0.76	4.67	$0.39

The following table summarizes the Successor Company’s non-vested stock options since September 1, 2009:

	Non-vested Options
		Weighted-
	Number of	Average Fair
	Shares	Value
Non-vested at September 1, 2009	—	$—
Granted	2,807,000	—
Vested	(2,130,000)	—
Forfeited	—	—

Non-vested at December 31, 2009	677,000	$0.36

The total fair value of shares vested during the four months ended December 31, 2009 was $0.7 million. As of December 31, 2009, there was $0.2 million of total unrecognized compensation cost, related to non-vested stock options which vest over time. That cost is expected to be recognized over a weighted-average period of 1 year. As of December 31, 2009, there was $83,000 of total unrecognized compensation expense related to performance-based, non-vested employee and consultant stock options. That cost will be recognized when the performance criteria within the respective performance-based option grants become probable of achievement.
Restricted stock
The following table summarizes the Successor’s restricted stock activity for the four months ended December 31, 2009:

	Non-vested Options
		Weighted-
	Number of	Average Fair
	Shares	Value
Non-vested at September 1, 2009	—	$—
Granted	600,000	0.48
Vested	(300,000)	0.48
Forfeited	—	—

Non-vested at December 31, 2009	300,000	$0.48

As of December 31, 2009, there was $0.1 million of total unrecognized compensation cost related to non-vested restricted stock that is expected to be recognized over a weighted-average period of 1.67 years.
Predecessor Company
Prior to the Effective Date, the Predecessor Company maintained stock-based incentive compensation plans for employees and directors of the Company. On the Effective Date, the following stock option plans were terminated (and any and all awards granted under such plans were terminated and will no longer be of any force or effect): (1) the 2001 Stock Option and Appreciation Rights Plan, (2) the 2003 Stock Option and Appreciation Rights Plan, (3) the 2005 Stock Option and Appreciation Rights Plan. As a result of the cancellation of the stock options, the Predecessor Company recorded additional stock compensation expense of $0.3 million for the unrecognized stock compensation expense.

Note 17—Segment Information and Geographical information
The Successor Company has two reportable segments: Fibrocell Therapy and Agera. The Fibrocell Therapy segment specializes in the development and commercialization of autologous cellular therapies for soft tissue regeneration. The Agera segment maintains proprietary rights to a scientifically-based advanced line of skincare products. There is no intersegment revenue. The following table provides operating financial information for the continuing operations of the Successor Company’s two reportable segments:

	Segment
	Successor		Successor
Four Months Ended December 31, 2009	Fibrocell Therapy	Agera	Consolidated
Total operating revenue	$—	$329,941	$329,941

Segment loss from continuing operations	$(5,026,024)	$3,631	$(5,022,393)

Supplemental information related to continuing operations

Depreciation and amortization expense	$—	$—	$—
Total assets, including assets from discontinued operations as of December 31, 2009	8,092,816	631,393	8,724,209
Property and equipment, net	—	—	—
Intangible assets, net	6,340,656	—	6,340,656

	Segment
	Predecessor		Predecessor
Eight Months Ended August 31, 2009	Isolagen Therapy	Agera	Consolidated
Total operating revenue	$—	$538,620	$538,620

Segment income from continuing operations	$65,498,934	$381,306	$65,880,240

An intercompany receivable as of December 31, 2009, of $1.0 million, due from the Agera segment to the Fibrocell Therapy segment, is eliminated in consolidation. This intercompany receivable is primarily due to the intercompany management fee charge to Agera by Fibrocell Technologies, Inc., as well as Agera working capital needs provided by Fibrocell Technologies, Inc., and has been excluded from total assets of the Fibrocell Therapy segment in the above table. There is no intersegment revenue. Total assets on the consolidated balance sheet at December 31, 2009 are approximately $8.7 million, which includes assets of discontinued operations of less than $0.1 million.

	Segment
	Predecessor		Predecessor
Year Ended December 31, 2008	Isolagen Therapy	Agera	Consolidated
Total operating revenue	$—	$1,104,885	$1,104,885

Segment loss from continuing operations	$(24,334,980)	$(4,285,549)	$(28,620,529)

Supplemental information related to continuing operations

Depreciation and amortization expense	$1,050,024	$326,839	$1,376,863
Total assets, including assets from discontinued operations as of December 31, 2008	4,019,714	1,033,691	5,053,405
Property and equipment, net	—	—	—
Intangible assets, net	—	—	—

An intercompany receivable of $1.0 million, due from the Agera segment to the Isolagen Therapy segment as of December 31, 2008, is eliminated in consolidation. This intercompany receivable is primarily due to the intercompany management fee charge to Agera by Isolagen, as well as Agera working capital needs provided by Isolagen, and has been excluded from total assets of the Isolagen Therapy segment in the above table. Total assets on the consolidated balance sheet at December 31, 2008 are approximately $5.1 million, which includes assets of continuing operations of $5.1 million and assets of discontinued operations of less than $0.1 million.
Geographical information concerning the Successor Company’s operations and assets is as follows:

	Revenue	Revenue
	Successor	Predecessor
	Four months ended	Eight months ended	Year ended
	December 31, 2009	August 31, 2009	December 31, 2008
United States	$68,526	$187,289	$312,139
United Kingdom	251,615	308,244	712,105
Other	9,800	43,087	80,641

	$329,941	$538,620	$1,104,885

During the four months ended December 31, 2009, revenue from one foreign customer and one domestic customer represented 79% and 15% of consolidated revenue, respectively. During the eight months ended August 31, 2009, revenue from one foreign customer and one domestic customer represented 57% and 23% of consolidated revenue, respectively. During 2008, revenue from one foreign customer and one domestic customer represented 64% and 20% of consolidated revenue, respectively.
As of December 31, 2009 and December 31, 2008, one foreign customer represented 87% and 94%, respectively, of accounts receivable, net.
Note 18—Subsequent Events
Subsequent events have been evaluated by the Successor Company through March 31, 2010, which is the date the financial statements were available to be issued.
On February 1, 2010, the Company entered into an employment agreement with Mr. Pernock pursuant to which Mr. Pernock agreed to serve as Chief Executive Officer of the Company for an initial term ending February 1, 2013, which may be renewed for an additional one-year term by mutual agreement. The agreement provides for an annual salary of $450,000. Mr. Pernock is entitled to receive an annual bonus each year, payable subsequent to the issuance of the Company’s final audited financial statements, but in no case later than 120 days after the end of its most recently completed fiscal year. The final determination on the amount of the annual bonus will be made by the Board of Directors (or the Compensation Committee of the Board of Directors, if such committee has been formed), based on criteria established by the Board of Directors (or the Compensation Committee of the Board of Directors, if such committee has been formed). The targeted amount of the annual bonus shall be 60% of Mr. Pernock’s base salary, although the actual bonus may be higher or lower.

Under the agreement, Mr. Pernock was granted a ten-year option to purchase 1,650,000 shares at an exercise price per share equal to the closing price of the Company’s common stock on the date of execution of the agreement, or February 1, 2010. The options vest as follows: (i) 250,000 shares upon execution of the agreement; (ii) 100,000 shares upon the closing of a strategic partnership or licensing deal with a major partner that enables the Company to significantly improve and/or accelerate its capabilities in such areas as research, production, marketing and/or sales and enable the Company to reach or exceed its major business milestones within the Company’s strategic and operational plans, provided Mr. Pernock is the CEO on the closing date of such partnership or licensing deal (the determination of whether any partnership or licensing deal meets the foregoing criteria will be made in good faith by the Board upon the closing of such partnership or licensing deal); and (iii) 1,300,000 shares in equal 1/36th installments (or 36,111 shares per installment) monthly over a three-year period, provided Executive is the CEO on each vesting date. The vesting of all options set forth above shall accelerate upon a “change in control” as defined in the agreement, provided Mr. Pernock is employed by the Company within 60 days prior to the date of such change in control.
If Mr. Pernock’s employment is terminated at the Company’s election at any time, for reasons other than death, disability, cause (as defined in the agreement) or a voluntary resignation, or by Mr. Pernock for good reason (as defined in the agreement), Mr. Pernock shall be entitled to receive severance payments equal to twelve months of Mr. Pernock’s base salary and of the premiums associated with continuation of Mr. Pernock’s benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment; provided that if anytime within eighteen months after a change in control either (i) Mr. Pernock is terminated, at the Company’s election at any time, for reasons other than death, disability, cause or voluntary resignation, or (ii) Mr. Pernock terminates the agreement for good reason, Mr. Pernock shall be entitled to receive severance payments equal to: (1) two years of Mr. Pernock’s base salary, (2) Mr. Pernock’s most recent annual bonus payment, and (3) the premiums associated with continuation of Mr. Pernock’s benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment for a period of one year after termination. All severance payments shall be made in a lump sum within ten business days of Mr. Pernock’s execution and delivery of a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in a form acceptable to the Company. If severance payments are being made, Mr. Pernock has agreed not to compete with the Company until twelve months after the termination of his employment.
On March 2, 2010, the Company entered into a Securities Purchase Agreement with certain accredited investors, pursuant to which the Company agreed to sell to the purchasers in the aggregate 5,076,667 shares of Company common stock at a purchase price of $0.75 per share. Each purchaser will also receive a warrant to purchase the same number of shares of common stock acquired in the offering at an exercise price of $0.98 per share. The aggregate purchase price to be paid by the purchasers at closing for the common stock and the warrants will be $3,807,500. The financing is subject to customary closing conditions. None of the shares to be issued to the investors nor the shares underlying the warrants to be issued to the investors or the placement agents will be or have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Viriathus Capital LLC and John Carris Investments LLC were co-placement agents for the transaction.

PART I — FINANCIAL INFORMATION
ITEM 1. Financial statements.
Fibrocell Science, Inc.
(A Development Stage Company)
Consolidated Successor Balance Sheets
(unaudited)

	September 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$205,083	$1,362,488
Accounts receivable, net	278,815	269,759
Inventory, net	208,111	226,032
Prepaid expenses and other current assets	562,957	525,024

Total current assets	1,254,966	2,383,303
Property and equipment, net of accumulated depreciation of $5,612 and $0, respectively	24,062	—
Other assets	250	250
Intangible assets	6,340,656	6,340,656

Total assets	$7,619,934	$8,724,209

Liabilities, Redeemable Preferred Stock, Shareholders’ Deficit and Noncontrolling Interest
Current liabilities:
Current debt	$—	$47,795
Accounts payable	1,073,376	245,023
Accrued expenses	2,094,432	544,260

Total current liabilities	3,167,808	837,078
Long-term debt	6,000,060	6,000,060
Deferred tax liability	2,500,000	2,500,000
Warrant liability	4,653,838	635,276
Other long-term liabilities	284,007	369,210

Total liabilities	16,605,713	10,341,624

Commitments and contingencies

Preferred stock series A, $0.001 par value; 9,000 shares authorized; 3,250 shares issued and outstanding	2,365,309	2,511,070
Preferred stock series B, $0.001 par value; 9,000 shares authorized; 2,977 shares issued and outstanding	391,766	—
Preferred stock series B, $0.001 par value; subscription receivable	(792,000)	—

Fibrocell Science, Inc. shareholders’ deficit:
Successor common stock, $0.001 par value; 250,000,000 shares authorized	19,769	14,692
Additional paid-in capital	1,924,899	508,347
Accumulated deficit during development stage	(13,331,244)	(5,049,999)

Total Fibrocell Science, Inc. shareholders’ deficit	(11,386,576)	(4,526,960)

Noncontrolling interest	435,722	398,475

Total deficit and noncontrolling interest	(10,950,854)	(4,128,485)

Total liabilities, preferred stock, shareholders’ deficit and noncontrolling interest	$7,619,934	$8,724,209

The accompanying notes are an integral part of these consolidated financial statements.

Fibrocell Science, Inc.
(A Development Stage Company)
Consolidated Statements of Operations
(unaudited)

	Successor	Successor	Predecessor
	For the three months	For the one month	For the two months
	ended September 30,	ended September 30,	ended August 31,
	2010	2009	2009
Revenue
Product sales	$243,677	$75,029	$130,740

Total revenue	243,677	75,029	130,740
Cost of sales	118,916	53,323	252,420

Gross profit	124,761	21,706	(121,680)
Selling, general and administrative expenses	1,583,418	1,372,122	1,158,959
Research and development expenses	1,387,466	556,242	614,511

Operating loss	(2,846,123)	(1,906,658)	(1,895,150)
Other income (expense)
Interest income	—	1	1
Reorganization items, net	—	—	74,132,188
Other expense	—	—	(6,243)
Warrant income	1,265,571	—	—
Interest expense	(211,919)	(58,333)	(290,063)

Income (loss) from continuing operations	(1,792,471)	(1,964,990)	71,940,733

Income (loss) from discontinued operations, net of tax	(8,575)	5,799	216,203

Net income (loss)	(1,801,046)	(1,959,191)	72,156,936

Net income (loss) attributable to noncontrolling interest	(20,859)	1,644	(214,292)

Net income (loss) attributable to Fibrocell Science, Inc. common shareholders	(1,821,905)	$(1,957,547)	$71,942,644

Per share information:

Income (loss) from continuing operations-basic and diluted	$(0.09)	$(0.13)	$1.85

Net income (loss) attributable to common shareholders per common share—basic and diluted	$(0.09)	$(0.13)	$1.85

Weighted average number of basic and diluted common shares outstanding	19,557,842	14,666,666	38,820,380

The accompanying notes are an integral part of these consolidated financial statements.

Fibrocell Science, Inc.
(A Development Stage Company)
Consolidated Statements of Operations
(unaudited)

	Successor	Successor	Successor	Predecessor	Predecessor
			Cumulative period		Cumulative period
	For the nine	For the one	from September 1,		from December 28,
	months ended	month ended	2009 (date of	For the eight	1995 (date of
	September 30,	September 30,	inception) to	months ended	inception) to
	2010	2009	September 30, 2010	August 31, 2009	August 31, 2009
Revenue
Product sales	$716,809	$75,029	$1,046,750	$538,620	$4,818,994
License fees	—	—	—	—	260,000

Total revenue	716,809	75,029	1,046,750	538,620	5,078,994
Cost of sales	395,351	53,323	577,399	424,139	2,279,335

Gross profit	321,458	21,706	469,351	114,481	2,799,659
Selling, general and administrative expenses	5,424,661	1,372,122	8,133,017	3,427,374	84,805,520
Research and development expenses	4,053,817	556,242	5,877,013	2,107,718	56,269,869

Operating loss	(9,157,020)	(1,906,658)	(13,540,679)	(5,420,611)	(138,275,730)
Other income (expense)
Interest income	—	1	1	248	6,989,539
Reorganization items, net	3,303	—	(69,174)	73,538,984	73,538,984
Other income (expense)	—	—	—	(6,243)	316,338
Warrant income	1,560,757	—	1,241,673	—	—
Interest expense	(612,917)	(58,333)	(860,091)	(2,232,138)	(18,790,218)

Income (loss) from continuing operations before income taxes	(8,205,877)	(1,964,990)	(13,228,270)	65,880,240	(76,221,087)
Income tax benefit	—	—	—	—	190,754

Income (loss) from continuing operations	(8,205,877)	(1,964,990)	(13,228,270)	65,880,240	(76,030,333)
Income (loss) from discontinued operations	(38,121)	5,799	(50,234)	46,923	(41,091,311)

Net income (loss)	(8,243,998)	(1,959,191)	(13,278,504)	65,927,163	(117,121,644)
Deemed dividend associated with beneficial conversion	—	—	—	—	(11,423,824)
Preferred stock dividends	—	—	—	—	(1,589,861)
Net income/(loss) attributable to noncontrolling interest	(37,247)	1,644	(52,740)	(205,632)	1,799,523

Net income (loss) attributable to Fibrocell Science, Inc. common shareholders.	$(8,281,245)	$(1,957,547)	$(13,331,244)	$65,721,531	$(128,335,806)

Per share information:
Income (loss) from continuing operations-basic and diluted	$(0.45)	$(0.13)	$(0.77)	$1.72	$(4.30)
Loss from discontinued operations-basic and diluted	—	—	—	—	(2.32)
Income attributable to noncontrolling interest	—	—	(0.01)	—	0.10

Deemed dividend associated with beneficial conversion of preferred stock	—	—	—	—	(0.65)
Preferred stock dividends	—	—	—	—	(0.09)

Net income (loss) attributable to common shareholders per common share—basic and diluted	$(0.45)	$(0.13)	$(0.78)	$1.72	$(7.26)

Weighted average number of basic and diluted common shares outstanding	18,291,301	14,666,666	17,104,057	38,230,886	17,678,219

The accompanying notes are an integral part of these consolidated financial statements.

Fibrocell Science, Inc.
(A Development Stage Company)
Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss)

											Accumulated
	Series A		Series B								Deficit	Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Accumulated Other	During	Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income	Stage	(Deficit)
Issuance of common stock for cash on 12/28/95	—	$—	—	$—	2,285,291	$2,285	$(1,465)	—	$—	$—	$—	$820
Issuance of common stock for cash on 11/7/96	—	—	—	—	11,149	11	49,989	—	—	—	—	50,000
Issuance of common stock for cash on 11/29/96	—	—	—	—	2,230	2	9,998	—	—	—	—	10,000
Issuance of common stock for cash on 12/19/96	—	—	—	—	6,690	7	29,993	—	—	—	—	30,000
Issuance of common stock for cash on 12/26/96	—	—	—	—	11,148	11	49,989	—	—	—	—	50,000
Net loss	—	—	—	—	—	—	—	—	—	—	(270,468)	(270,468)

Balance, 12/31/96 (Predecessor)	—	$—	—	$—	2,316,508	$2,316	$138,504	—	$—	$—	$(270,468)	$(129,648)
Issuance of common stock for cash on 12/27/97	—	—	—	—	21,182	21	94,979	—	—	—	—	95,000
Issuance of common stock for services on 9/1/97	—	—	—	—	11,148	11	36,249	—	—	—	—	36,260
Issuance of common stock for services on 12/28/97	—	—	—	—	287,193	287	9,968	—	—	—	—	10,255
Net loss	—	—	—	—	—	—	—	—	—	—	(52,550)	(52,550)

Balance, 12/31/97(Predecessor)	—	$—	—	$—	2,636,031	$2,635	$279,700	—	$—	$—	$(323,018)	$(40,683)
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit	Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During	Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income	Stage	(Deficit)
Issuance of common stock for cash on 8/23/98	—	$—	—	$—	4,459	$4	$20,063	—	$—	$—	$—	$20,067
Repurchase of common stock on 9/29/98	—	—	—	—	—	—	—	2,400	(50,280)	—	—	(50,280)
Net loss	—	—	—	—	—	—	—	—	—	—	(195,675)	(195,675)

Balance, 12/31/98 (Predecessor)	—	$—	—	$—	2,640,490	$2,639	$299,763	2,400	$(50,280)	$—	$(518,693)	$(266,571)
Issuance of common stock for cash on 9/10/99	—	—	—	—	52,506	53	149,947	—	—	—	—	150,000
Net loss	—	—	—	—	—	—	—	—	—	—	(1,306,778)	(1,306,778)

Balance, 12/31/99 (Predecessor)	—	$—	—	$—	2,692,996	$2,692	$449,710	2,400	$(50,280)	$—	$(1,825,471)	$(1,423,349)
Issuance of common stock for cash on 1/18/00	—	—	—	—	53,583	54	1,869	—	—	—	—	1,923
Issuance of common stock for services on 3/1/00	—	—	—	—	68,698	69	(44)	—	—	—	—	25
Issuance of common stock for services on 4/4/00	—	—	—	—	27,768	28	(18)	—	—	—	—	10
Net loss	—	—	—	—	—	—	—	—	—	—	(807,076)	(807,076)

Balance, 12/31/00 (Predecessor)	—	$—	—	$—	2,843,045	$2,843	$451,517	2,400	$(50,280)	$—	$(2,632,547)	$(2,228,467)
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit	Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During	Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income	Stage	(Deficit)
Issuance of common stock for services on 7/1/01	—	$—	—	$—	156,960	$157	$(101)	—	$—	$—	$—	$56
Issuance of common stock for services on 7/1/01	—	—	—	—	125,000	125	(80)	—	—	—	—	45
Issuance of common stock for capitalization of accrued salaries on 8/10/01	—	—	—	—	70,000	70	328,055	—	—	—	—	328,125
Issuance of common stock for conversion of convertible debt on 8/10/01	—	—	—	—	1,750,000	1,750	1,609,596	—	—	—	—	1,611,346
Issuance of common stock for conversion of convertible shareholder notes payable on 8/10/01	—	—	—	—	208,972	209	135,458	—	—	—	—	135,667
Issuance of common stock for bridge financing on 8/10/01	—	—	—	—	300,000	300	(192)	—	—	—	—	108
Retirement of treasury stock on 8/10/01	—	—	—	—	—	—	(50,280)	(2,400)	50,280	—	—	—
Issuance of common stock for net assets of Gemini on 8/10/01	—	—	—	—	3,942,400	3,942	(3,942)	—	—	—	—	—
Issuance of common stock for net assets of AFH on 8/10/01	—	—	—	—	3,899,547	3,900	(3,900)	—	—	—	—	—
Issuance of common stock for cash on 8/10/01	—	—	—	—	1,346,669	1,347	2,018,653	—	—	—	—	2,020,000
Transaction and fund raising expenses on 8/10/01	—	—	—	—	—	—	(48,547)	—	—	—	—	(48,547)
Issuance of common stock for services on 8/10/01	—	—	—	—	60,000	60	—	—	—	—	—	60
Issuance of common stock for cash on 8/28/01	—	—	—	—	26,667	27	39,973	—	—	—	—	40,000
Issuance of common stock for services on 9/30/01	—	—	—	—	314,370	314	471,241	—	—	—	—	471,555
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit	Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During	Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income	Stage	(Deficit)
Uncompensated contribution of services—3rd quarter	—	$—	—	$—	—	$—	$55,556	—	$—	$—	$—	$55,556
Issuance of common stock for services on 11/1/01	—	—	—	—	145,933	146	218,754	—	—	—	—	218,900
Uncompensated contribution of services—4th quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Net loss	—	—	—	—	—	—	—	—	—	—	(1,652,004)	(1,652,004)

Balance, 12/31/01 (Predecessor)	—	$—	—	$—	15,189,563	$15,190	$5,321,761	—	$—	$—	$(4,284,551)	$1,052,400
Uncompensated contribution of services—1st quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Issuance of preferred stock for cash on 4/26/02	905,000	905	—	—	—	—	2,817,331	—	—	—	—	2,818,236
Issuance of preferred stock for cash on 5/16/02	890,250	890	—	—	—	—	2,772,239	—	—	—	—	2,773,129
Issuance of preferred stock for cash on 5/31/02	795,000	795	—	—	—	—	2,473,380	—	—	—	—	2,474,175
Issuance of preferred stock for cash on 6/28/02	229,642	230	—	—	—	—	712,991	—	—	—	—	713,221
Uncompensated contribution of services—2nd quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Issuance of preferred stock for cash on 7/15/02	75,108	75	—	—	—	—	233,886	—	—	—	—	233,961
Issuance of common stock for cash on 8/1/02	—	—	—	—	38,400	38	57,562	—	—	—	—	57,600
Issuance of warrants for services on 9/06/02	—	—	—	—	—	—	103,388	—	—	—	—	103,388
Uncompensated contribution of services—3rd quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Uncompensated contribution of services—4th quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Issuance of preferred stock for dividends	143,507	144	—	—	—	—	502,517	—	—	—	(502,661)	—
Deemed dividend associated with beneficial conversion of preferred stock	—	—	—	—	—	—	10,178,944	—	—	—	(10,178,944)	—
Comprehensive income:
Net loss	—	—	—	—	—	—	—	—	—	—	(5,433,055)	(5,433,055)
Other comprehensive income, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	13,875	—	13,875

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(5,419,180)

Balance, 12/31/02 (Predecessor)	3,038,507	$3,039	—	$—	15,227,963	$15,228	$25,573,999	—	$—	$13,875	$(20,399,211)	$5,206,930
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit	Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During	Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income	Stage	(Deficit)
Issuance of common stock for cash on 1/7/03	—	$—	—	$—	61,600	$62	$92,338	—	$—	$—	$—	$92,400
Issuance of common stock for patent pending acquisition on 3/31/03	—	—	—	—	100,000	100	539,900	—	—	—	—	540,000
Cancellation of common stock on 3/31/03	—	—	—	—	(79,382)	(79)	(119,380)	—	—	—	—	(119,459)
Uncompensated contribution of services—1st quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Issuance of preferred stock for cash on 5/9/03	—	—	110,250	110	—	—	2,773,218	—	—	—	—	2,773,328
Issuance of preferred stock for cash on 5/16/03	—	—	45,500	46	—	—	1,145,704	—	—	—	—	1,145,750
Conversion of preferred stock into common stock—2nd qtr	(70,954)	(72)	—	—	147,062	147	40,626	—	—	—	—	40,701
Conversion of warrants into common stock—2nd qtr	—	—	—	—	114,598	114	(114)	—	—	—	—	—
Uncompensated contribution of services—2nd quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Issuance of preferred stock dividends	—	—	—	—	—	—	—	—	—	—	(1,087,200)	(1,087,200)
Deemed dividend associated with beneficial conversion of preferred stock	—	—	—	—	—	—	1,244,880	—	—	—	(1,244,880)	—
Issuance of common stock for cash—3rd qtr	—	—	—	—	202,500	202	309,798	—	—	—	—	310,000
Issuance of common stock for cash on 8/27/03	—	—	—	—	3,359,331	3,359	18,452,202	—	—	—	—	18,455,561
Conversion of preferred stock into common stock—3rd qtr	(2,967,553)	(2,967)	(155,750)	(156)	7,188,793	7,189	(82,875)	—	—	—	—	(78,809)
Conversion of warrants into common stock—3rd qtr	—	—	—	—	212,834	213	(213)	—	—	—	—	—
Compensation expense on warrants issued to non-employees	—	—	—	—	—	—	412,812	—	—	—	—	412,812
Issuance of common stock for cash—4th qtr	—	—	—	—	136,500	137	279,363	—	—	—	—	279,500
Conversion of warrants into common stock—4th qtr	—	—	—	—	393	—	—	—	—	—	—	—
Comprehensive income:
Net loss	—	—	—	—	—	—	—	—	—	—	(11,268,294)	(11,268,294)
Other comprehensive income, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	360,505	—	360,505

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(10,907,789)

Balance, 12/31/03 (Predecessor)	—	$—	—	$—	26,672,192	$26,672	$50,862,258	—	$—	$374,380	$(33,999,585)	$17,263,725
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit	Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During	Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income	Stage	(Deficit)
Conversion of warrants into common stock—1st qtr	—	$—	—	$—	78,526	$79	$(79)	—	$—	$—	$—	$—
Issuance of common stock for cash in connection with exercise of stock options—1st qtr	—	—	—	—	15,000	15	94,985	—	—	—	—	95,000
Issuance of common stock for cash in connection with exercise of warrants—1st qtr	—	—	—	—	4,000	4	7,716	—	—	—	—	7,720
Compensation expense on options and warrants issued to non-employees and directors—1st qtr	—	—	—	—	—	—	1,410,498	—	—	—	—	1,410,498
Issuance of common stock in connection with exercise of warrants—2nd qtr	—	—	—	—	51,828	52	(52)	—	—	—	—	—
Issuance of common stock for cash—2nd qtr	—	—	—	—	7,200,000	7,200	56,810,234	—	—	—	—	56,817,434
Compensation expense on options and warrants issued to non-employees and directors—2nd qtr	—	—	—	—	—	—	143,462	—	—	—	—	143,462
Issuance of common stock in connection with exercise of warrants—3rd qtr	—	—	—	—	7,431	7	(7)	—	—	—	—	—
Issuance of common stock for cash in connection with exercise of stock options—3rd qtr	—	—	—	—	110,000	110	189,890	—	—	—	—	190,000
Issuance of common stock for cash in connection with exercise of warrants—3rd qtr	—	—	—	—	28,270	28	59,667	—	—	—	—	59,695
Compensation expense on options and warrants issued to non-employees and directors—3rd qtr	—	—	—	—	—	—	229,133	—	—	—	—	229,133
Issuance of common stock in connection with exercise of warrants—4th qtr	—	—	—	—	27,652	28	(28)	—	—	—	—	—
Compensation expense on options and warrants issued to non-employees, employees, and directors—4th qtr	—	—	—	—	—	—	127,497	—	—	—	—	127,497
Purchase of treasury stock—4th qtr	—	—	—	—	—	—	—	4,000,000	(25,974,000)	—	—	(25,974,000)
Comprehensive income:
Net loss	—	—	—	—	—	—	—	—	—	—	(21,474,469)	(21,474,469)
Other comprehensive income, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	79,725	—	79,725
Other comprehensive income, net unrealized gain on available-for-sale investments	—	—	—	—	—	—	—	—	—	10,005	—	10,005

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(21,384,739)

Balance, 12/31/04 (Predecessor)	—	$—	—	$—	34,194,899	$34,195	$109,935,174	4,000,000	$(25,974,000)	$464,110	$(55,474,054)	$28,985,425
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit	Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During	Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income (Loss)	Stage	(Deficit)
Issuance of common stock for cash in connection with exercise of stock options—1st qtr	—	$—	—	$—	25,000	$25	$74,975	—	$—	$—	$—	$75,000
Compensation expense on options and warrants issued to non-employees—1st qtr	—	—	—	—	—	—	33,565	—	—	—	—	33,565
Conversion of warrants into common stock—2nd qtr	—	—	—	—	27,785	28	(28)	—	—	—	—	—
Compensation expense on options and warrants issued to non-employees—2nd qtr	—	—	—	—	—	—	(61,762)	—	—	—	—	(61,762)
Compensation expense on options and warrants issued to non-employees—3rd qtr	—	—	—	—	—	—	(137,187)	—	—	—	—	(137,187)
Conversion of warrants into common stock—3rd qtr	—	—	—	—	12,605	12	(12)	—	—	—	—	—
Compensation expense on options and warrants issued to non-employees—4th qtr	—	—	—	—	—	—	18,844	—	—	—	—	18,844
Compensation expense on acceleration of options—4th qtr	—	—	—	—	—	—	14,950	—	—	—	—	14,950
Compensation expense on restricted stock award issued to employee—4th qtr	—	—	—	—	—	—	606	—	—	—	—	606
Conversion of predecessor company shares	—	—	—	—	94	—	—	—	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(35,777,584)	(35,777,584)
Other comprehensive loss, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(1,372,600)	—	(1,372,600)
Foreign exchange gain on substantial liquidation of foreign entity										133,851		133,851
Other comprehensive loss, net unrealized gain on available-for-sale investments	—	—	—	—	—	—	—	—	—	(10,005)	—	(10,005)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(37,026,338)

Balance, 12/31/05 (Predecessor)	—	$—	—	$—	34,260,383	$34,260	$109,879,125	4,000,000	$(25,974,000)	$(784,644)	$(91,251,638)	$(8,096,897)
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit		Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During		Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Noncontrolling	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income	Stage	Interest	(Deficit)
Compensation expense on options and warrants issued to non-employees—1st qtr	—	$—	—	$—	—	$—	$42,810	—	$—	$—	$—	$—	$42,810
Compensation expense on option awards issued to employees and directors—1st qtr	—	—	—	—	—	—	46,336	—	—	—	—	—	46,336
Compensation expense on restricted stock issued to employees—1st qtr	—	—	—	—	128,750	129	23,368	—	—	—	—	—	23,497
Compensation expense on options and warrants issued to non-employees—2nd qtr	—	—	—	—	—	—	96,177	—	—	—	—	—	96,177
Compensation expense on option awards issued to employees and directors—2nd qtr	—	—	—	—	—	—	407,012	—	—	—	—	—	407,012
Compensation expense on restricted stock to employees—2nd qtr	—	—	—	—	—	—	4,210	—	—	—	—	—	4,210
Cancellation of unvested restricted stock — 2nd qtr	—	—	—	—	(97,400)	(97)	97	—	—	—	—	—	—
Issuance of common stock for cash in connection with exercise of stock options—2nd qtr	—	—	—	—	10,000	10	16,490	—	—	—	—	—	16,500
Compensation expense on options and warrants issued to non-employees—3rd qtr	—	—	—	—	—	—	25,627	—	—	—	—	—	25,627
Compensation expense on option awards issued to employees and directors—3rd qtr	—	—	—	—	—	—	389,458	—	—	—	—	—	389,458
Compensation expense on restricted stock to employees—3rd qtr	—	—	—	—	—	—	3,605	—	—	—	—	—	3,605
Issuance of common stock for cash in connection with exercise of stock options—3rd qtr	—	—	—	—	76,000	76	156,824	—	—	—	—	—	156,900
Acquisition of Agera	—	—	—	—	—	—	—	—	—	—	—	2,182,505	2,182,505
Compensation expense on options and warrants issued to non-employees—4th qtr	—	—	—	—	—	—	34,772	—	—	—	—	—	34,772
Compensation expense on option awards issued to employees and directors—4th qtr	—	—	—	—	—	—	390,547	—	—	—	—	—	390,547
Compensation expense on restricted stock to employees—4th qtr	—	—	—	—	—	—	88	—	—	—	—	—	88
Cancellation of unvested restricted stock award—4th qtr	—	—	—	—	(15,002)	(15)	15	—	—	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(35,821,406)	(78,132)	(35,899,538)
Other comprehensive gain, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	657,182	—	—	657,182

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(35,242,356)

Balance 12/31/06 (Predecessor)	—	$—	—	$—	34,362,731	$34,363	$111,516,561	4,000,000	$(25,974,000)	$(127,462)	$(127,073,044)	$2,104,373	$(39,519,209)
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit		Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During		Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Noncontrolling	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income (Loss)	Stage	Interest	(Deficit)
Compensation expense on options and warrants issued to non-employees—1st qtr	—	$—	—	$—	—	$—	$39,742	—	$—	$—	$—	$—	$39,742
Compensation expense on option awards issued to employees and directors—1st qtr	—	—	—	—	—	—	448,067	—	—	—	—	—	448,067
Compensation expense on restricted stock issued to employees—1st qtr	—	—	—	—	—	—	88	—	—	—	—	—	88
Issuance of common stock for cash in connection with exercise of stock options—1st qtr	—	—	—	—	15,000	15	23,085	—	—	—	—	—	23,100

Expense in connection with modification of employee stock options —1st qtr	—	—	—	—	—	—	1,178,483	—	—	—	—	—	1,178,483
Compensation expense on options and warrants issued to non-employees—2nd qtr	—	—	—	—	—	—	39,981	—	—	—	—	—	39,981
Compensation expense on option awards issued to employees and directors—2nd qtr	—	—	—	—	—	—	462,363	—	—	—	—	—	462,363
Compensation expense on restricted stock issued to employees—2nd qtr	—	—	—	—	—	—	88	—	—	—	—	—	88
Compensation expense on option awards issued to employees and directors—3rd qtr	—	—	—	—	—	—	478,795	—	—	—	—	—	478,795
Compensation expense on restricted stock issued to employees—3rd qtr	—	—	—	—	—	—	88	—	—	—	—	—	88
Issuance of common stock upon exercise of warrants—3rd qtr	—	—	—	—	492,613	493	893,811	—	—	—	—	—	894,304
Issuance of common stock for cash, net of offering costs—3rd qtr	—	—	—	—	6,767,647	6,767	13,745,400	—	—	—	—	—	13,752,167
Issuance of common stock for cash in connection with exercise of stock options—3rd qtr	—	—	—	—	1,666	2	3,164	—	—	—	—	—	3,166
Compensation expense on option awards issued to employees and directors—4thqtr	—	—	—	—	—	—	378,827	—	—	—	—	—	378,827
Compensation expense on restricted stock issued to employees—4thqtr	—	—	—	—	—	—	88	—	—	—	—	—	88

Comprehensive loss:

Net loss	—	—	—	—	—	—	—	—	—	—	(35,573,114)	(246,347)	(35,819,461)
Other comprehensive gain, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	846,388	—	—	846,388

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(34,973,073)

Balance 12/31/07 (Predecessor)	—	$—	—	$—	41,639,657	$41,640	$129,208,631	4,000,000	$(25,974,000)	$718,926	$(162,646,158)	$1,858,026	$(56,792,935)
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit		Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During		Shareholders’
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Noncontrolling	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income (Loss)	Stage	Interest	(Deficit)
Compensation expense on vested options related to non-employees—1st qtr	—	$—	—	$—	—	$—	$44,849	—	$—	$—	$—	$—	$44,849
Compensation expense on option awards issued to employees and directors—1st qtr	—	—	—	—	—	—	151,305	—	—	—	—	—	151,305
Expense in connection with modification of employee stock options —1st qtr	—	—	—	—	—	—	1,262,815	—	—	—	—	—	1,262,815

Retirement of restricted stock	—	—	—	—	(165)	(1)	—	—	—	—	—	—	(1)
Compensation expense on vested options related to non-employees—2nd qtr	—	—	—	—	—	—	62,697	—	—	—	—	—	62,697
Compensation expense on option awards issued to employees and directors—2nd qtr	—	—	—	—	—	—	193,754	—	—	—	—	—	193,754
Compensation expense on vested options related to non-employees—3rd qtr	—	—	—	—	—	—	166,687	—	—	—	—	—	166,687
Compensation expense on option awards issued to employees and directors—3rd qtr	—	—	—	—	—	—	171,012	—	—	—	—	—	171,012
Compensation expense on vested options related to non-employees—4th qtr	—	—	—	—	—	—	(86,719)	—	—	—	—	—	(86,719)
Compensation expense on option awards issued to employees and directors—4th qtr	—	—	—	—	—	—	166,196	—	—	—	—	—	166,196

Comprehensive loss:

Net loss	—	—	—	—	—	—	—	—	—	—	(31,411,179)	(1,680,676)	(33,091,855)
Reclassification of foreign exchange gain on substantial liquidation of foreign entities	—	—	—	—	—	—	—	—	—	(2,152,569)	—	—	(2,152,569)
Other comprehensive gain, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	1,433,643	—	—	1,433,643

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(33,810,781)

Balance 12/31/08 (Predecessor)	—	$—	—	$—	41,639,492	$41,639	$131,341,227	4,000,000	$(25,974,000)	$—	$(194,057,337)	$177,350	$(88,471,121)
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During		Total
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Noncontrolling	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income (Loss)	Stage	Interest	(Deficit)
Compensation expense on vested options related to non-employees—1st qtr	—	$—	—	$—	—	$—	$1,746	—	$—	$—	$—	$—	$1,746
Compensation expense on option awards issued to employees and directors—1st qtr	—	—	—	—	—	—	138,798	—	—	—	—	—	138,798
Conversion of debt into common stock – 1st qtr 2009	—	—	—	—	37,564	38	343,962	—	—	—	—	—	344,000
Compensation expense on option awards issued to employees and directors—2nd qtr	—	—	—	—	—	—	112,616	—	—	—	—	—	112,616
Conversion of debt into common stock – 2nd qtr 2009	—	—	—	—	1,143,324	1,143	10,468,857	—	—	—	—	—	10,470,000
Compensation expense on option awards issued to employees and directors—2 months ended 8/31/09	—	—	—	—	—	—	35,382	—	—	—	—	—	35,382
Balance of expense due to cancellation of options issued to employees and directors in bankruptcy—2 months ended 8/31/09	—	—	—	—	—	—	294,912	—	—	—	—	—	294,912

Comprehensive income:

Net income	—	—	—	—	—	—	—	—	—	—	65,721,531	205,632	65,927,163

Comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	65,927,163

Balance 8/31/09 (Predecessor)	—	$—	—	$—	42,820,380	$42,820	$142,737,500	4,000,000	$(25,974,000)	$—	$(128,335,806)	$382,982	$(11,146,504)
Cancellation of Predecessor common stock and fresh start adjustments	—	—	—	—	(42,820,380)	(42,820)	(150,426,331)	(4,000,000)	25,974,000	—	—	—	(124,495,151)
Elimination of Predecessor accumulated deficit and accumulated other comprehensive loss	—	—	—	—	—	—	—	—	—	—	128,335,806	—	128,335,806

Balance 9/1/09 (Predecessor)	—	$—	—	$—	—	$—	$(7,688,831)	—	$—	$—	$—	$382,982	$(7,305,849)
Issuance of 11.4 million shares of common stock in connection with emergence from Chapter 11	—	—	—	—	11,400,000	11,400	5,460,600	—	—	—	—	—	5,472,000

Balance 9/1/09 (Successor)	—	$—	—	$—	11,400,000	$11,400	$(2,228,231)	—	$—	$—	$—	$382,982	$(1,833,849)
Issuance of 2.7 million shares of common stock in connection with the exit financing	—	—	—	—	2,666,666	2,667	1,797,333	—	—	—	—	—	1,800,000
Issuance of common stock on Oct. 28, 2009	—	—	—	—	25,501	25	58,627	—	—	—	—	—	58,652
Compensation expense on shares issued to management	—	—	—	—	600,000	600	167,400	—	—	—	—	—	168,000
Compensation expense on option awards issued to directors	—	—	—	—	—	—	326,838	—	—	—	—	—	326,838
Compensation expense on option awards issued to non-employees	—	—	—	—	—	—	386,380	—	—	—	—	—	386,380

Comprehensive loss:

Net loss	—	—	—	—	—	—	—	—	—	—	(5,049,999)	15,493	(5,034,506)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(5,034,506)

Balance 12/31/09 (Successor)	—	$—	—	$—	14,692,167	$14,692	$508,347	—	$—	$—	$(5,049,999)	$398,475	$(4,128,485)
The accompanying notes are an integral part of these consolidated financial statements.

											Accumulated
	Series A		Series B							Accumulated	Deficit
	Preferred Stock		Preferred Stock		Common Stock		Additional	Treasury Stock		Other	During		Total
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Development	Noncontrolling	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income (Loss)	Stage	Interest	(Deficit)
Issuance of 5.1 million shares of common stock in March 2010, net of issuance costs of $338,100	—	$—	—	$—	5,076,664	$5,077	$3,464,323	—	$—	$—	$—	$—	$3,469,400
Warrant fair value associated with common shares issued in March 2010	—	—	—	—	—	—	(2,890,711)	—	—	—	—	—	(2,890,711)
Compensation expense on shares issued to management – 1Q10	—	—	—	—	—	—	18,000	—	—	—	—	—	18,000
Compensation expense on option awards issued to directors/employees-1Q10	—	—	—	—	—	—	324,377	—	—	—	—	—	324,377
Compensation expense on option awards issued to non-employees-1Q10	—	—	—	—	—	—	18,391	—	—	—	—	—	18,391
Compensation expense on shares issued to management – 2Q10	—	—	—	—	—	—	18,000	—	—	—	—	—	18,000
Compensation expense on option awards issued to directors/employees-2Q10	—	—	—	—	—	—	222,011	—	—	—	—	—	222,011
Compensation expense on option awards issued to non-employees-2Q10	—	—	—	—	—	—	33,206	—	—	—	—	—	33,206
Compensation expense on shares issued to management – 3Q10	—	—	—	—	—	—	18,000	—	—	—	—	—	18,000
Compensation expense on option awards issued to directors/employees-3Q10	—	—	—	—	—	—	183,231	—	—	—	—	—	183,231
Compensation expense on option awards issued to non-employees-3Q10	—	—	—	—	—	—	7,724	—	—	—	—	—	7,724

Comprehensive loss:

Net loss	—	—	—	—	—	—	—	—	—	—	(8,281,245)	37,247	(8,243,998)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(8,243,998)

Balance 9/30/10 (Successor)	—	$—	—	$—	19,768,831	$19,769	$1,924,899	—	$—	$—	$(13,331,244)	$435,722	$(10,950,854)

The accompanying notes are an integral part of these consolidated financial statements.

Fibrocell Science, Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(unaudited)

	Successor	Successor	Successor	Predecessor	Predecessor
			Cumulative		Cumulative
			period from		period from
			September 1,		December 28,
	Nine months	One month	2009 (date of	Eight months	1995 (date of
	ended	ended	inception) to	ended	inception) to
	September 30,	September 30,	September 30,	August 31,	August 31,
	2010	2009	2010	2009	2009
Cash flows from operating activities:
Net (loss) income	$(8,281,245)	$(1,957,547)	$(13,331,244)	$65,721,531	$(115,322,121)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Reorganization items, net	—	—	72,477	(74,648,976)	(74,648,976)
Expense related to equity awards and issuance of stock	842,940	745,616	1,724,158	583,453	10,608,999
Warrant income	(1,560,757)	—	(1,241,673)	—	—
Uncompensated contribution of services	—	—	—	—	755,556
Depreciation and amortization	5,612	—	5,612	—	9,091,990
Provision for doubtful accounts	(12,839)	668	(59,458)	501	337,810
Provision for excessive and/or obsolete inventory	(51,165)	5,126	(39,501)	169,085	259,427
Amortization of debt issue costs	—	—	—	985,237	4,107,067
Amortization of debt discounts on investments	—	—	—	—	(508,983)
Loss on disposal or impairment of property and equipment	—	—	—	—	17,668,477

Foreign exchange (gain) loss on substantial liquidation of foreign entity	(3,031)	(7,084)	(5,645)	30,012	(2,256,408)
Net loss (income) attributable to non-controlling interest	37,247	(1,644)	52,740	205,632	(1,799,523)
Change in operating assets and liabilities, excluding effects of acquisition:
Decrease (increase) in accounts receivable	3,783	15,226	27,327	91,666	(91,496)
Decrease (increase) in other receivables	(105)	4,126	4,635	23,632	218,978
Decrease (increase) in inventory	69,086	23,508	100,009	29,543	(455,282)
Decrease (increase) in prepaid expenses	(37,812)	(301,488)	(282,717)	628,197	34,341
Decrease (increase) in other assets	—	4,120	4,120	(112,441)	71,000
Increase (decrease) in accounts payable	828,353	4,184	935,975	(230,592)	57,648
Increase (decrease) in accrued expenses, liabilities subject to compromise and other liabilities	1,228,707	(192,824)	802,913	1,868,162	3,311,552
Decrease in deferred revenue	—	—	—	(7,522)	(50,096)

Net cash used in operating activities	(6,931,226)	(1,658,013)	(11,230,272)	(4,662,880)	(148,610,040)

Cash flows from investing activities:
Acquisition of Agera, net of cash acquired	—	—	—	—	(2,016,520)
Purchase of property and equipment	(29,675)	—	(29,675)	—	(25,515,170)
Proceeds from the sale of property and equipment, net of selling costs	—	—	—	—	6,542,434
Purchase of investments	—	—	—	—	(152,998,313)
Proceeds from sales and maturities of investments	—	—	—	—	153,507,000

Net cash used in investing activities	(29,675)	—	(29,675)	—	(20,480,569)

Cash flows from financing activities:
Proceeds from convertible debt	—	—	—	—	91,450,000
Offering costs associated with the issuance of convertible debt	—	—	—	—	(3,746,193)
Proceeds from notes payable to shareholders, net	—	—	—	—	135,667
Proceeds from the issuance of preferred stock, net	—	—	—	—	12,931,800
Proceeds from the issuance of redeemable preferred stock series A, net	—	—	2,870,000	—	—
Proceeds from the issuance of redeemable preferred stock series B, net	2,388,168	—	2,388,168	—	—
Deposit received for issuance of shares in October 2010	130,000	—	130,000	—	—
Proceeds from the issuance of common stock, net	3,469,400	1,800,000	5,269,400	—	93,753,857
Costs associated with secured loan and debtor-in-possession loan	—	—	—	(360,872)	(360,872)
Proceeds from secured loan	—	—	—	500,471	500,471
Proceeds from debtor-in-possession loan	—	—	—	2,750,000	2,750,000
Payments on insurance loan	(47,795)	(8,304)	(69,686)	(63,983)	(79,319)
Cash dividends paid on preferred stock	(139,750)	—	(139,750)	—	(1,087,200)
Cash paid for fractional shares of preferred stock	—	—	—	—	(38,108)
Merger and acquisition expenses	—	—	—	—	(48,547)
Repurchase of common stock	—	—	—	—	(26,024,280)

Net cash provided by financing activities	5,800,023	1,791,696	10,448,132	2,825,616	170,137,276

Effect of exchange rate changes on cash balances	3,473	3,174	6,622	(6,760)	(36,391)
Net increase (decrease) in cash and cash equivalents	(1,157,405)	136,857	(805,193)	(1,844,024)	1,010,276

	Successor	Successor	Successor	Predecessor	Predecessor
			Cumulative		Cumulative
			period from		period from
			September 1,		December 28,
	Nine months	One month	2009 (date of	Eight months	1995 (date of
	ended	ended	inception) to	ended	inception) to
	September 30,	September 30,	September 30,	August 31,	August 31,
	2010	2009	2010	2009	2009
Cash and cash equivalents, beginning of period	1,362,488	1,010,276	1,010,276	2,854,300	—

Cash and cash equivalents, end of period	$205,083	$1,147,133	$205,083	$1,010,276	$1,010,276

Supplemental disclosures of cash flow information:
Predecessor cash paid for interest	$—	$—	$—	$—	$12,715,283

Successor cash paid for dividends	139,750	—	139,750	—	—

Non-cash investing and financing activities:
Predecessor deemed dividend associated with beneficial conversion of preferred stock	$—	$—	$—	$—	$11,423,824

Predecessor preferred stock dividend	—	—	—	—	1,589,861

Successor accrued preferred stock dividend	85,183	—	85,183	—	—

Predecessor uncompensated contribution of services	—	—	—	—	755,556

Predecessor common stock issued for intangible assets	—	—	—	—	540,000

Predecessor common stock issued in connection with conversion of debt	—	—	—	10,814,000	10,814,000

Predecessor equipment acquired through capital lease	—	—	—	—	167,154

Successor/Predecessor financing of insurance premiums	—	—	81,517	—	87,623

Successor issuance of notes payable	—	—	—	6,000,060	6,000,060

Successor common stock issued in connection with reorganization	—	—	—	5,472,000	5,472,000

Successor intangible assets	—	—	—	6,340,656	6,340,656

Successor deferred tax liability in connection with fresh-start	—	—	—	2,500,000	2,500,000

Elimination of Predecessor common stock and fresh start adjustment	—	—	—	14,780,320	14,780,320

Successor subscription receivable	792,000	—	792,000	—	—
Successor accrued warrant liability	5,579,319	—	5,895,511	—	—

The accompanying notes are an integral part of these consolidated financial statements.

Fibrocell Science, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements
Note 1—Emergence from Voluntary Reorganization Under Chapter 11 Proceedings and Reorganization Plan
Background
On June 15, 2009 Isolagen, Inc. (the “Predecessor”) and Isolagen’s wholly owned subsidiary, Isolagen Technologies, Inc. (“Isolagen Tech”) (Isolagen and Isolagen Tech are referred as the “Debtors”), each filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware in Wilmington (the “Bankruptcy Court”) under Case Nos. 09-12072 and 09-12073, respectively.
On August 27, 2009 (the “Confirmation Date”), the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Debtors’ Joint First Amended Plan of Reorganization dated July 30, 2009, as supplemented by the Plan Supplement dated August 21, 2009 (as so modified and supplemented, the “Plan”). The effective date of the Plan (“Effective Date”) was September 3, 2009. Isolagen and Isolagen Tech emerged from bankruptcy as the reorganized debtors, Fibrocell Science, Inc. (“Fibrocell” or the “Company” or the “Successor”) and Fibrocell Technologies, Inc. (“Fibrocell Technologies”), respectively (collectively, the “Reorganized Debtors”). Fibrocell now operates outside of the restraints of the bankruptcy process, free of the debts and liabilities discharged by the Plan.
The Predecessor Company’s officers and directors as of the effective date were all deemed to have resigned and a new board of directors was appointed. As of the effective date, the Successor Company’s initial board of directors consisted of: David Pernock, Paul Hopper and Kelvin Moore. Dr. Robert Langer was appointed to the Board in late September 2009. Declan Daly remained as chief operating officer and chief financial officer of the reorganized company, and in November 2009, he was appointed to the Board of Directors. Mr. Daly received 5% of the Common Stock of the Successor as of the date of his appointment, which is subject to a two-year vesting schedule whereby 50% vested on the Effective Date, 25% shall vest on the first anniversary and 25% shall vest on the second anniversary. Mr. Daly was the acting interim chief executive officer until February 1, 2010. On February 1, 2010, David Pernock became the Chief Executive Officer. Marc Mazur was appointed to the Board of Directors in April 2010. George J. Korkos, M.D., D.D.S., F.A.C.S. was appointed to the Board of Directors in July 2010.
Plan of Reorganization
Pursuant to the Plan, all of the Predecessor Company’s equity interests, including without limitation its common stock, options and warrants outstanding as of the effective date were cancelled. On the effective date, the Successor Company completed an exit financing of common stock in the amount of $2 million, after which the equity holders of the Successor Company were:
• 7,320,000 shares, to our pre-bankruptcy lenders and the lenders that provided us our debtor-in-possession facility, collectively;
• 3,960,000 shares, to the holders of our 3.5% convertible subordinated notes;
• 600,000 shares, to our management as of the effective date, which was our chief operating officer;
• 120,000 shares, to the holders of our general unsecured claims; and
• 2,666,666 shares, to the purchasers of shares in the $2 million exit financing (our pre-bankruptcy lenders, the lenders that provided us our debtor-in-possession facility and the holders of our 3.5% convertible subordinated notes were permitted to participate in our exit financing).

In the Plan, in addition to the common stock set forth above, each holder of Isolagen’s 3.5% convertible subordinated notes, due November 2024, in the approximate non-converted aggregate principal amount of $81 million, received, in full and final satisfaction, settlement, release and discharge of and in exchange for any and all claims arising out of the 3.5% convertible subordinated notes, its pro rata share of an unsecured note in the principal amount of $6 million, or the Notes. The Notes have the following features:
• 12.5% interest payable quarterly in cash or, at the Company’s option, 15% payable in kind by capitalizing such unpaid amount and adding it to the principal as of the date it was due;
• matures June 1, 2012;
• at any time prior to the maturity date, the Company may redeem any portion of the outstanding principal of the Notes in cash at 125% of the stated face value of the Notes; provided that the Company will be obligated to redeem all outstanding Notes upon the following events: (a) the Company or its subsidiary, Fibrocell Technologies, Inc. (formerly, Isolagen Technologies, Inc.) successfully complete a capital campaign raising in excess of $10,000,000; or (b) the Company or its subsidiary, Fibrocell Technologies, Inc., are acquired by, or sell a majority stake to, an outside party;
• the Notes contain customary representations, warranties and covenants, including a covenant that the Company and its subsidiary, Fibrocell Technologies, Inc., shall be prohibited from the incurrence of additional debt without obtaining the consent of 66 2/3% of the Note holders.
Trading of Common Stock
The Predecessor’s common stock ceased trading on the NYSE Amex on May 6, 2009 and in June 2009 the NYSE Amex delisted the Predecessor’s common stock from listing on the NYSE Amex. Upon the Effective Date, the outstanding common stock of the Predecessor Company was cancelled for no consideration. Consequently, the Predecessor’s stockholders prior to the Effective Date no longer have any interest as stockholders of the Predecessor Company by virtue of their ownership of the Predecessor’s common stock prior to the emergence from bankruptcy. On October 21, 2009, the Successor Company was available for trading on the OTC Bulletin Board under the symbol “FCSC”.
Note 2—Basis of Presentation, Business and Organization
Fibrocell is the parent company of Fibrocell Technologies and Agera Laboratories, Inc., a Delaware corporation (“Agera”). Fibrocell Technologies is the parent company of Isolagen Europe Limited, a company organized under the laws of the United Kingdom (“Isolagen Europe”), Isolagen Australia Pty Limited, a company organized under the laws of Australia (“Isolagen Australia”), and Isolagen International, S.A., a company organized under the laws of Switzerland (“Isolagen Switzerland”).
The Company is an aesthetic and therapeutic company focused on developing novel skin and tissue rejuvenation products. The Company’s clinical development product candidates are designed to improve the appearance of skin injured by the effects of aging, sun exposure, acne and burns with a patient’s own, or autologous, fibroblast cells produced in the Company’s proprietary Fibrocell Process. The Company also markets an advanced skin care line with broad application in core target markets through its Agera subsidiary.
In October 2006, the Predecessor Company reached an agreement with the U.S. Food and Drug Administration (“FDA”) on the design of a Phase III pivotal study protocol for the treatment of nasolabial fold wrinkles. The randomized, double-blind protocol was submitted to the FDA under the agency’s Special Protocol Assessment (“SPA”) regulations. Pursuant to this assessment process, the FDA has agreed that the Predecessor Company’s study design for two identical trials, including patient numbers, clinical endpoints, and statistical analyses, is acceptable to the FDA to form the basis of an efficacy claim for a marketing application. The randomized, double-blind, pivotal Phase III trials will evaluate the efficacy and safety of our product against placebo in approximately 400 patients with approximately 200 patients enrolled in each trial. The Predecessor Company completed enrollment of the study and commenced injection of subjects in early 2007. All injections were completed in January 2008 and top line results from this trial were publically announced in August 2008. The data analysis, including safety data, was publically released in October 2008. The related Biologics License Application (“BLA”) was submitted to the FDA in March 2009. In May 2009, the Predecessor Company announced that the FDA had completed its initial review of the Company’s BLA related to its nasolabial fold wrinkles product candidate and that the FDA had accepted (or filed) the BLA for full review.

On October 9, 2009, the FDA Cellular, Tissue and Gene Therapies Advisory Committee reviewed the Company’s nasolabial fold wrinkles product candidate. The Committee voted 11 “yes” to 3 “no” that the data presented on our product demonstrated efficacy, and 6 “yes” to 8 “no” that the data demonstrated safety; both for the proposed indication of treatment of nasolabial fold wrinkles. The Committee’s recommendations are not binding on the FDA, but the FDA will consider their recommendations during their review of our application. The United States Adopted Names (“USAN”) Council adopted the USAN name, azficel-T, for our nasolabial fold wrinkles product candidate on October 28, 2009, and the FDA is currently evaluating a proposed brand name, Laviv™.
On December 21, 2009, Fibrocell received a Complete Response letter from the FDA related to the BLA for azficel-T, an autologous cell therapy for the treatment of moderate to severe nasolabial fold wrinkles in adults. A Complete Response letter is issued by the FDA’s Center for Biologics Evaluation and Research (CBER) when the review of a file is completed and additional data are needed prior to approval. The Complete Response letter requested that Fibrocell Science provide data from a histopathological study on biopsied tissue samples from patients following injection of azficel-T. The histology study (IT-H-001) will evaluate tissue treated with azficel-T as compared to tissue treated with sterile saline (placebo). The study will also provide information about the skin after treatment, including evaluation of collagen and elastin fibrils, and cellular structure of the sampled tissues. The Company submitted a proposed protocol concerning a histopathological study on biopsied samples to the FDA and to the Company’s Investigational Review Board (“IRB”). The IRB has approved the protocol and the Company received the comments from the FDA on the protocol in May 2010.
On May 13, 2010, the Company announced the initiation of a small histology study of azficel-T, an autologous cell therapy currently under review by the U.S. Food and Drug Administration (FDA) for the treatment of moderate to severe nasolabial fold wrinkles. The study has a target enrollment of approximately 20 participants from the completed and statistically significant pivotal Phase III studies of azficel-T (IT-R-005 and IT-R-006). The Company announced on July 8, 2010, the completion of enrollment of and first treatment visits for participants in its histology study of azficel-T. The second treatment visits for participants enrolled in the histology study of azficel-T were completed by the end of July. The third treatment visits for participants enrolled in the histology study of azficel-T were completed by the end of August.
The Complete Response letter also requested finalized Chemistry, Manufacturing and Controls (CMC) information regarding the manufacture of azficel-T as follow-up to discussions that occurred during the BLA review period, as well as revised policies and procedures.
The Company anticipates filing its response to the FDA’s Complete Response letter by the end of 2010. There is no assurance that the FDA will accept the Company’s response as it may find that the Company’s response does not provide sufficient information to address its Complete Response letter. Even if the FDA accepts the Company’s response for complete evaluation, there is no assurance that it will approve our product. The FDA, under the Prescription Drug User Fee Act (“PDUFA”), has a target six months review window to completely evaluate the Company’s response upon acceptance of the response.
Basis of Presentation
For discussions on the results of operations, the Successor Company has compared the three and nine months ended September 30, 2010 (Successor Company) to the three and nine months ended September 30, 2009 (Predecessor Company). The Successor Company believes that the financial results provide management and investors a more meaningful analysis of the Successor Company’s performance and trends for comparative purposes.
The consolidated financial statements and notes thereto presented herein are unaudited. In the opinion of management, all adjustments (consisting of normal accruals) have been made that are necessary to present fairly the financial position of the Company as of September 30, 2010, and the results of its operations and cash flows for the nine months ended September 30, 2010 and the cumulative period from September 1, 2009 (date of inception) to September 30, 2010. These financial statements should be read in conjunction with the financial statements that were included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2009.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification 105 (“ASC”), Generally Accepted Accounting Principles, which became the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”), superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”), and related accounting literature. This pronouncement reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant Securities and Exchange Commission (“SEC”) guidance organized using the same topical structure in separate sections and will be effective for financial statements issued for reporting periods that end after September 15, 2009. The impact on the Company’s financial disclosures is that references to authoritative accounting literature will be references in accordance with ASC 105.
Financial Reporting by Entities in Reorganization under the Bankruptcy Code
Overall, ASC 852-10, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, (“ASC 852”) applies to the Company’s financial statements for the periods that the Company operated under the provisions of Chapter 11. ASC 852 does not change the application of generally accepted accounting principles in the preparation of financial statements. However, for periods including and subsequent to the filing of the Chapter 11 petition, ASC 852 does require that the financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain revenues, expenses, gains, and losses that were realized or incurred during the Chapter 11 proceedings have been classified as “reorganization items, net” on the accompanying consolidated statements of operations.
As of September 1, 2009, the Successor Company adopted fresh-start accounting in accordance with ASC 852-10. The Successor Company selected September 1, 2009, as the date to effectively apply fresh-start accounting based on the absence of any material contingencies at the September 3, 2009 effective date and the immaterial impact of transactions between September 1, 2009 and September 3, 2009. The adoption of fresh-start accounting resulted in the Successor Company becoming a new entity for financial reporting purposes. The Successor Company is a development stage company in accordance with ASC 915, Development Stage Entities.
Accordingly, the financial statements prior to September 1, 2009 are not comparable with the financial statements for periods on or after September 1, 2009. References to “Successor” or “Successor Company” refer to the Company on or after September 1, 2009, after giving effect to the cancellation of Isolagen, Inc. common stock issued prior to the Effective Date, the issuance of new Fibrocell Science, Inc. common stock in accordance with the Plan, and the application of fresh-start accounting. References to “Predecessor” or “Predecessor Company” refer to the Company prior to September 1, 2009. See Note 5 — “Fresh-Start Accounting” in the notes to these Consolidated Financial Statements for further details.
Note 3—Going Concern
The Successor Company emerged from Bankruptcy in September 2009 and continues to operate as a going concern. At September 30, 2010, the Successor Company had cash and cash equivalents of approximately $0.2 million and negative working capital of $1.1 million. In early July 2010, the Successor Company raised approximately $2.7 million less fees as a result of the issuance of preferred stock and warrants. In early September 2010, the Successor Company raised approximately $0.7 million less fees as a result of the issuance of preferred stock and warrants. The Successor Company has also raised approximately $1.0 million less fees as the result of the issuance of preferred stock and warrants in the period from October 1, 2010 to November 12, 2010.
The Company has not yet received $0.7 million in subscription proceeds from the above raises. Although the Company believes that these outstanding funds will be received, there is no guarantee that these funds will be received.

As of November 12, 2010, the Company had cash and cash equivalents of approximately $0.2 million and liabilities of approximately $1.6 million. Thus, the Successor Company will require to raise additional cash resources in the very near future, or it will likely cease operations. The Successor Company will need to access the capital markets in the future in order to fund future operations. There is no guarantee that any such required financing will be available on terms satisfactory to the Successor Company or available at all. These matters create uncertainty relating to its ability to continue as a going concern. The accompanying consolidated financial statements do not reflect any adjustments relating to the recoverability and classification of assets or liabilities that might result from the outcome of these uncertainties.
Further, if the Successor Company raises additional cash resources in the very near future, it may be raised in contemplation of or in connection with bankruptcy. In the event of a bankruptcy, it is likely that its common stock and common stock equivalents will become worthless and our creditors will receive significantly less than what is owed to them.
Through September 30, 2010, the Successor Company has been primarily engaged in developing its initial product technology. In the course of its development activities, the Company has sustained losses and expects such losses to continue through at least 2010. During the nine months ended September 30, 2010, the Successor Company financed its operations primarily through its existing cash, but as discussed above it now requires additional financing. There is substantial doubt about the Successor Company’s ability to continue as a going concern.
The Successor Company’s ability to complete additional offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of the Successor Company and the offering terms. The Successor Company’s ability to complete an offering is also dependent on the status of its FDA regulatory milestones and its clinical trials, and in particular, the status of its indication for the treatment of nasolabial fold wrinkles and the status of the related BLA, which cannot be predicted. There is no assurance that capital in any form would be available to the Company, and if available, on terms and conditions that are acceptable.
As a result of the conditions discussed above, and in accordance with GAAP, there exists substantial doubt about the Successor Company’s ability to continue as a going concern, and its ability to continue as a going concern is contingent, among other things, upon its ability to secure additional adequate financing or capital in the very near future. If the Successor Company does not obtain additional funding, or does not anticipate additional funding, in the very near future, it will likely enter into bankruptcy and/or cease operations. Further, if it does raise additional cash resources in the very near future, it may be raised in contemplation of or in connection with bankruptcy. If the Successor Company enters into bankruptcy, it is likely that its common stock and common stock equivalents will become worthless and its creditors, including preferred stock, will receive significantly less than what is owed to them.
Note 4—Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and notes. In addition, management’s assessment of the Successor Company’s ability to continue as a going concern involves the estimation of the amount and timing of future cash inflows and outflows. Actual results may differ materially from those estimates.
Cash and Cash Equivalents
The Company considers highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.
Concentration of Credit Risk
As of September 30, 2010, the Successor Company maintains the majority of its cash primarily with one major U.S. domestic bank. The amounts held in this bank do not exceed the insured limit of $250,000. The terms of these deposits are on demand to minimize risk. The Successor Company has not incurred losses related to these deposits. Cash and cash equivalents of approximately $0.1 million, related to Agera and the Successor Company’s Swiss subsidiary, is maintained in two separate financial institutions. The Successor Company invests these funds primarily in demand deposit accounts.

Allowance for Doubtful Accounts
The Successor Company maintains an allowance for doubtful accounts related to its accounts receivable that have been deemed to have a high risk of collectability. Management reviews its accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. One foreign customer represents 89% and 87% of accounts receivable, net, at September 30, 2010 and December 31, 2009, respectively. Management analyzes historical collection trends and changes in its customer payment patterns, customer concentration, and creditworthiness when evaluating the adequacy of its allowance for doubtful accounts. In its overall allowance for doubtful accounts, the Successor Company includes any receivable balances that are determined to be uncollectible. Based on the information available, management believes the allowance for doubtful accounts is adequate; however, actual write-offs might exceed the recorded allowance.
The allowance for doubtful accounts was $24,259 and $37,098 at September 30, 2010 and December 31, 2009, respectively.
Inventory
Agera purchases the large majority of its inventory from one contract manufacturer. Agera accounts for its inventory on the first-in-first-out method. At September 30, 2010, Agera’s inventory of $0.2 million consisted of $0.1 million of raw materials and $0.1 million of finished goods. At December 31, 2009, Agera’s inventory of $0.2 million consisted of $0.2 million of raw materials and less than $0.1 million of finished goods.
Property and equipment
Property and equipment is carried at cost less accumulated depreciation and amortization. Generally, depreciation and amortization for financial reporting purposes is provided by the straight-line method over the estimated useful life of three years, except for leasehold improvements which are amortized using the straight-line method over the remaining lease term or the life of the asset, whichever is shorter. The cost of repairs and maintenance is charged as an expense as incurred.
Intangible assets
Intangible assets are research and development assets related to the Successor Company’s primary study that was recognized upon emergence from bankruptcy (see Note 5). Intangibles are tested for recoverability whenever events or changes in circumstances indicate the carrying amount may not be recoverable. An impairment loss, if any, would be measured as the excess of the carrying value over the fair value determined by discounted cash flows. There was no impairment of the intangible assets as of September 30, 2010.
Revenue recognition
The Successor Company recognizes revenue over the period the service is performed in accordance with ASC 605, Revenue Recognition (“ASC 605”). In general, ASC 605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable and (4) collectability is reasonably assured.
Revenue from the sale of Agera’s products is recognized upon transfer of title, which is upon shipment of the product to the customer. The Successor Company believes that the requirements of ASC 605 are met when the ordered product is shipped, as the risk of loss transfers to our customer at that time, the fee is fixed and determinable and collection is reasonably assured. Any advanced payments are deferred until shipment.

Shipping and handling costs
Agera charges its customers for shipping and handling costs. Such charges to customers are presented net of the costs of shipping and handling, as selling, general and administrative expense, and are not significant to the consolidated statements of operations.
Advertising cost
Agera advertising costs are expensed as incurred and include the costs of public relations and certain marketing related activities. These costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.
Research and development expenses
Research and development costs are expensed as incurred and include salaries and benefits, costs paid to third-party contractors to perform research, conduct clinical trials, develop and manufacture drug materials and delivery devices, and a portion of facilities cost. Research and development costs also include costs to develop manufacturing, cell collection and logistical process improvements.
Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. Invoicing from third-party contractors for services performed can lag several months. The Successor Company accrues the costs of services rendered in connection with third-party contractor activities based on its estimate of management fees, site management and monitoring costs and data management costs. Actual clinical trial costs may differ from estimated clinical trial costs and are adjusted for in the period in which they become known.
Warrant Liability
The warrants for the Successor Company are measured at fair value and liability-classified under ASC 815, Derivatives and Hedging, (“ASC 815”) because the warrants contain “down-round protection” and therefore, do not meet the scope exception for treatment as a derivative under ASC 815. Since “down-round protection” is not an input into the calculation of the fair value of the warrants, the warrants cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under ASC 815. The fair value of the warrants is determined using the Black-Scholes option pricing model and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. The Successor Company will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability.
Stock-based Compensation
The Successor Company accounts for stock-based awards to employees and non-employees using the fair value based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. The Successor Company uses a Black-Scholes options-pricing model to determine the fair value of each option grant as of the date of grant for expense incurred. The Black-Scholes model requires inputs for risk-free interest rate, dividend yield, volatility and expected lives of the options. Expected volatility is based on historical volatility of the Company’s competitor’s stock since the Predecessor Company ceased trading as part of the bankruptcy and emerged as a new entity. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected lives for options granted represents the period of time that options granted are expected to be outstanding and is derived from the contractual terms of the options granted. The Successor Company estimates future forfeitures of options based upon expected forfeiture rates.
Income taxes
An asset and liability approach is used for financial accounting and reporting for income taxes. Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws. In addition, a deferred tax asset can be generated by net operating loss (“NOLs”) carryover. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

In the event the Company is charged interest or penalties related to income tax matters, the Company would record such interest as interest expense and would record such penalties as other expense in the consolidated statements of operations. No such charges have been incurred by the Company. As of September 30, 2010 and December 31, 2009, the Successor Company had no accrued interest related to uncertain tax positions.
At September 30, 2010 and December 31, 2009, the Company has provided a full valuation allowance for the net deferred tax assets, the large majority of which relates to the future benefit of loss carryovers. In addition, as a result of fresh-start accounting, the Successor Company may be limited by section 382 of the Internal Revenue Service Code. The tax years 2006 through 2009 remain open to examination by the major taxing jurisdictions to which we are subject. The deferred tax liability at September 30, 2010 and December 31, 2009, relates to the intangible assets recognized upon fresh-start accounting.
Earnings (loss) per share data
Basic earnings (loss) per share is calculated based on the weighted average common shares outstanding during the period. Diluted earnings per share (“Diluted EPS’) also gives effect to the dilutive effect of stock options, warrants, restricted stock and convertible preferred stock calculated based on the treasury stock method.
The Predecessor and Successor Company’s potentially dilutive securities consist of potential common shares related to stock options, warrants, restricted stock and convertible preferred stock. Diluted EPS includes the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would be anti-dilutive. The Company does not present diluted earnings per share for years in which it incurred net losses as the effect is anti-dilutive. There were no potentially dilutive securities for the eight months ended August 31, 2009, due to the cancellation of the convertible notes and the cancellation of all the outstanding stock option plans and the last known market price was less than exercise price.
Fair Value of Financial Instruments
The carrying values of certain of the Successor Company’s financial instruments, including cash equivalents and accounts payable approximates fair value due to their short maturities. The fair values of the Successor Company’s long-term obligations are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of risk. The carrying values of the Successor Company’s long-term obligations approximate their fair values.
The fair value of the reorganization value which applies in fresh-start accounting was estimated by applying the income approach and a market approach. This fair value measurement is based on significant inputs that are not observable in the market and, therefore, represents a Level 3 measurement as defined in ASC 820, Fair Value Measurements.
Adoption of Standards
In March 2010, the FASB amended the disclosure requirements so that SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This revised guidance is effective immediately and we adopted this pronouncement on March 31, 2010 and have revised the disclosures as required.
On December 15, 2009, the FASB issued ASU No. 2010-06 Fair Value Measurements and Disclosures Topic 820 “Improving Disclosures about Fair Value Measurements”. This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

Note 5—Fresh-Start Accounting
On September 1, 2009, the Successor Company adopted fresh-start accounting upon the emergence of bankruptcy in accordance with ASC 852-10, Reorganization. Fresh-start accounting results in the Company becoming a new entity for financial reporting purposes. Accordingly, the Company’s consolidated financial statements for periods prior to September 1, 2009 are not comparable to consolidated financial statements presented on or after September 1, 2009. The Company selected September 1, 2009, as the date to apply fresh-start accounting based on the absence of any material contingencies at the September 3, 2009 effective date and the immaterial impact of transactions between September 1, 2009 and September 3, 2009.
Under ASC 852-10, the Successor Company must determine a value to be assigned to the equity of the emerging company as of the date of the adoption of fresh-start accounting. The Successor Company obtained an independent appraisal to value the equity and it served as the fair market value of the emerging Company’s equity.
Fresh-start accounting reflects the value of the Successor Company as determined in the confirmed Plan. Under fresh-start accounting, the Successor Company’s assets values are remeasured and allocated in conformity with ASC 805-20, Business Combinations, Identifiable Assets and Liabilities, and any Noncontrolling Interest. Fresh-start accounting also requires that all liabilities should be stated at fair value. The portion of the reorganization value which was attributed to identified intangible assets was $6,340,656. This value is related to research and development assets that are not subject to amortization. In accordance with ASC 805-20, this amount is reported as intangibles in the consolidated financial statements as of September 30, 2010, and is not being amortized.
The following fresh-start Consolidated Balance Sheet presents the financial effects on the Successor Company with the implementation of the Plan and the adoption of fresh-start accounting. The effect of the consummation of the transactions contemplated in the Plan included the settlement of liabilities and the issuance of common stock.
The effects of the Plan and fresh-start reporting on the Successor Company’s Consolidated Balance Sheet are as follows:

	Predecessor	Reclassifications		Fresh Start		Successor
	August 31,	And Plan of		Accounting		September 1,
	2009	Reorganization		Adjustments		2009
Assets
Current assets:
Cash and cash equivalents	$1,010,277	$—		$—		$1,010,277
Accounts receivable, net	246,684	—		—		246,684
Inventory, net	268,619	—		—		268,619
Prepaid expenses	221,225	—		—		221,225
Other current assets	4,140	—		—		4,140
Current assets of discontinued operations, net	785	—		—		785

Total current assets	1,751,730	—		—		1,751,730
Intangible assets	—	—		6,340,656	(e)	6,340,656
Other assets	1,671	—		—		1,671

Total assets	$1,753,401	$—		$6,340,656		$8,094,057

Liabilities, Shareholders’ Equity/(Deficit) and Noncontrolling Interests
Current liabilities:
Current debt	$8,304	$—		$—		$8,304
Accounts payable	137,401	—		—		137,401

Accrued expenses	849,395	—		—		849,395
Liabilities subject to compromise	82,181,741	(82,181,741	)(a)	—		—
Prepetition secured loan, subject to compromise	500,471	(500,471	)(b)	—		—
Debtor-in-possession loan	2,750,000	(2,750,000	)(b)	—		—
Current liabilities of discontinued operations	25,668	—		—		25,668

Total current liabilities	86,452,980	(85,432,212)		—		1,020,768

	Predecessor	Reclassifications		Fresh Start		Successor
	August 31,	And Plan of		Accounting		September 1,
	2009	Reorganization		Adjustments		2009
Other long term liabilities of continuing operations	407,078	—		—		407,078
Notes payable	—	6,000,060	(a)	—		6,000,060
Deferred tax liability	—	—		2,500,000	(f)	2,500,000

Total liabilities	86,860,058	(79,432,152)		2,500,000		9,927,906

Commitments and contingencies

Shareholders’ Equity (Deficit):
Predecessor common stock	42,821	(42,821	)(c)	—		—
Predecessor additional paid-in capital	142,737,499	(25,931,179	)(c)	(116,806,320	)(g)	—
Predecessor treasury stock	(25,974,000)	25,974,000	(c)	—		—
Successor common stock	—	11,400	(a)(b)	—		11,400
Successor additional paid-in capital	—	5,460,600	(a)(b)	(7,688,831	)(g)	(2,228,231)

Accumulated deficit during development stage	(202,295,959)	73,960,152	(a)(b)(c)(d)	128,335,807	(g)	—

Total shareholders’ equity (deficit)	(85,489,639)	79,432,152		3,840,656		(2,216,831)

Noncontrolling interest	382,982	—		—		382,982

Total equity (deficit) and noncontrolling interests	(85,106,657)	79,432,152		3,840,656		(1,833,849)

Total liabilities, shareholders’ equity/(deficit) and noncontrolling interests	$1,753,401	$—		$6,340,656		$8,094,057

Notes to Plan of Reorganization and fresh-start accounting adjustments

(a)	This adjustment reflects the discharge of liabilities subject to compromise in accordance with the Plan of Reorganization and the issuance of $6 million in Notes payable and the issuance of 4,080,000 shares of Successor Company common stock in satisfaction of such claims.

(b)	This adjustment reflects the discharge of prepetition loan and debtor in-possession loan in accordance with the Plan of Reorganization and the issuance of 7,320,000 shares of the Successor Company common stock in satisfaction of such claims.

(c)	This adjustment reflects the cancellation of the Predecessor Company’s common stock, additional paid-in capital and treasury stock.

(d)	To reset accumulated deficit to zero for the consolidated subsidiaries included in the Plan of Reorganization.

(e)	This adjustment reflects the portion of the reorganization value which was attributed to identified intangible assets.

(f)	To record deferred tax liability as a result of the impact of fresh-start accounting fair value adjustments.

(g)	To reset Predecessor additional paid-in capital, accumulated deficit to zero and record net fresh-start adjustments.
Note 6—Liabilities Subject to Compromise and Reorganization Items
Liabilities subject to compromise refers to pre-petition obligations that were impacted by the Chapter 11 reorganization process. For further information regarding the discharge of liabilities subject to compromise, see Note 5- “Fresh-Start Accounting in the notes of these Financial Statements. As of September 30, 2010, there were no liabilities subject to compromise.
The Company incurred certain professional fees and other expenses directly associated with the bankruptcy proceedings. In addition, the Company has made adjustments to the carrying value of certain prepetition liabilities. Such costs and adjustments are classified as “reorganization items, net” and are presented separately in the unaudited consolidated statements of operations. There were no reorganization costs for the three months ended September 30, 2010. For the nine months ended September 30, 2010, there was $13,150 in professional fees offset by the gain from discharge of a liability of $16,453 for a net gain of $3,303.

For the nine months ended September 30, 2009, the following have been incurred:

	Successor	Predecessor
	One month ended	Two months ended	Eight months ended
	September 30, 2009	August 31, 2009	August 31, 2009
Professional fees (expense)	$—	$(334,738)	$(533,271)
Debt issuance costs related to DIP facility	—	(182,050)	(295,757)
Other debt issuance costs	—	—	(280,964)
Gain on discharge of liabilities subject to compromise	—	74,648,976	74,648,976

Total reorganization items, net	$—	$74,132,188	$73,538,984

The $74.6 million gain from discharge of liabilities subject to compromise is the result of the settlement of 3.5% Subordinated Notes in exchange for $6.0 million in Notes Payable and 3,960,000 shares, Debtor-in-Possession Credit Facility and Prepetition Secured Loan in exchange for 7,320,000 shares of the Successor Company’s common stock and unsecured claims in exchange for 120,000 shares. On the Effective Date, all stock option plans of the Predecessor company were cancelled.
Cash paid for reorganization items during the three and nine months ended September 30, 2009 was $0.4 and $0.6 million, respectively. Professional fees include financial, legal and valuation services directly associated with the reorganization process.
Note 7—Agera Laboratories, Inc.
On August 10, 2006, the Predecessor Company acquired 57% of the outstanding common shares of Agera. Agera is a skincare company that has proprietary rights to a scientifically-based advanced line of skincare products. Agera markets its product primarily in the United States and Europe. The results of Agera’s operations and cash flows have been included in the consolidated financial statements from the date of the acquisition. The assets and liabilities of Agera have been included in the consolidated balance sheets since the date of the acquisition.
Note 8—Accrued Expenses
Accrued expenses are comprised of the following:

	Successor
	September 30,	December 31,
	2010	2009
Accrued professional fees	$447,790	$147,410
Accrued compensation	360,136	7,208
Accrued interest	858,538	246,578
Dividend on preferred stock payable	85,183	42,740
Accrued other	342,785	100,324

Accrued expenses	$2,094,432	$544,260

Note 9-Equity
Preferred Stock Series A
In October 2009, the Successor Company completed an offering of Series A Preferred Stock, Class A Warrants and Class B Warrants (the “October 2009 Offering”). Each of the foregoing securities were subject to the “down-round” protection, which provisions require the lowering of the conversion price or exercise price, as applicable, to the purchase price in the current offering, or $0.75, and with respect to the warrants, the number of shares issuable under the warrants issued in the October 2009 Offering will be proportionately increased such that the aggregate exercise price payable, after taking into consideration the decrease in exercise price, shall be equal to the aggregate exercise price prior to such adjustment. The preferred stock has been classified within the mezzanine section between liabilities and equity in its consolidated balance sheets because any holder of Series A Preferred Stock may require the Successor Company to redeem all of its Series A Preferred Stock in the event of a triggering event which is outside of the control of the Successor Company. The Successor Company records accrued dividends at a rate of 6% per annum on the Series A Preferred stock. A dividend payment of $91,000 was paid in April 2010 for the dividends accrued as of March 31, 2010 and $48,750 was paid in July 2010 for the dividends accrued as of June 30, 2010. As of September 30, 2010, $48,750 is accrued for dividends payable.
Preferred Stock Series B
On July 16, 2010, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”), pursuant to which the Company agreed to sell to the Purchasers in the aggregate: (i) 2,702 shares of Series B Convertible Preferred Stock, with a par value of $0.001 per share and a stated value of $1,000 per share (“Series B Preferred”), and (ii) warrants to purchase 4,503,334 shares of Company common stock (“Common Stock”) at an exercise price of $0.8054 per share (the “Warrants”). Of the foregoing, to date, the Company has not received $210,000 in subscription proceeds representing 210 shares Series B Preferred and Warrants to purchase 350,000 shares. The Successor Company records accrued dividends at a rate of 6% per annum on the Series B Preferred stock. As of September 30, 2010, $36,433 is accrued for dividends payable.
The aggregate purchase price paid by the Purchasers for the Series B Preferred and the Warrants was $2,702,000 (representing $1,000 for each share of Series B Preferred together with the Warrants). The Company used the proceeds for working capital purposes.
Viriathus Capital LLC and John Carris Investments LLC were co-placement agents for the Transaction, and received, in the aggregate, cash compensation of $216,160 and warrants to purchase 360,267 shares of Common Stock at an exercise price of $0.60 per share.
On September 8, 2010, the Company entered into Securities Purchase Agreements (the “Purchase Agreements”) with certain accredited investors (the “Purchasers”), pursuant to which the Company agreed to sell to the Purchasers in the aggregate: (i) 725 shares of Series B Convertible Preferred Stock, with a par value of $0.001 per share and a stated value of $1,000 per share (“Series B Preferred”), and (ii) warrants to purchase 1,208,333 shares of Company common stock (“Common Stock”) at an exercise price of $0.8054 per share (the “Warrants”) (the “Transactions”).
The aggregate purchase price to be paid by the Purchasers for the Series B Preferred and the Warrants will be $725,000 (representing $1,000 for each share of Series B Preferred together with Warrants). Of the foregoing, to date, the Company has not received $450,000 in subscription proceeds representing 450 shares Series B Preferred and Warrants to purchase 750,000 shares. Upon receipt of these subscription proceeds, the Company will issue the foregoing securities. The remaining securities sold in the Transactions have been issued. The Company intends to use the proceeds for working capital purposes.
Viriathus Capital LLC and John Carris Investments LLC were co-placement agents for the Transactions, and will receive cash compensation of $58,000 and warrants to purchase 96,667 shares of Common Stock at an exercise price of $0.60 per share (assuming all subscription proceeds are received in the Transactions).
Common Stock Offering
On March 2, 2010, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”), pursuant to which the Company sold to the Purchasers in the aggregate 5,076,664 shares of common stock at a purchase price of $0.75 per share. Each Purchaser also received a warrant to purchase the same number of shares of common stock acquired in the offering at an exercise price of $0.98 per share (the “Warrants“).

The aggregate purchase price paid by the Purchasers for the common stock and the warrants was $3,807,500. The Company used the proceeds for working capital purposes.
Viriathus Capital LLC and John Carris Investments LLC were co-placement agents for the transaction, and received cash compensation of $304,600 and warrants to purchase 406,133 shares of common stock at an exercise price of $0.75 per share upon the closing.
Note 10-Warrants
Preferred Stock Series A Class A and B Warrants and Placement Agent Warrants
As disclosed above in Note 9, the Successor Company issued Class A warrants, Class B warrants and placement agent warrants in connection with the October 2009 preferred stock transaction. The warrants are liability classified since they have “down-round” price protection and they are re-measured on the Company’s reporting dates. As a result of the March 2, 2010 common stock financing and the “down-round” provision, the Class A warrants, Class B warrants and placement agent warrants were reissued to purchase 2.6 million shares of Common Stock at an exercise price of $0.60 per share.
Preferred Stock Series B Warrants and Co-placement Agent Warrants
In connection with the Series B Convertible Preferred Stock transaction, the Successor Company issued 5,711,666 warrants at an exercise price of $0.8054 per share and 456,934 placement agent warrants at an exercise price of $0.60 per share. The warrants are liability classified since they have “down-round” price protection and they are re-measured on the Company’s reporting dates. The weighted average fair market value of the warrants, at the date of issuance, granted to the accredited investors and co-placement agents, based on the Black-Scholes valuation model, is estimated to be $0.43 per warrant and $0.46 per warrant, respectively.
Common Stock Warrants and Co-placement Agent Warrants
In connection with the March 2, 2010 financing, the Successor Company issued 5,076,664 warrants at an exercise price of $0.98 per share to the accredited investors and 406,133 warrants at an exercise price of $0.75 to the co-placement agents upon closing. The warrants are liability classified since they have “down-round” price protection and they are re-measured on the Company’s reporting dates. The warrants were exercisable immediately after grant and expire five years thereafter. The fair market value of the warrants, at the date of issuance, granted to the accredited investors and co-placement agents, based on the Black-Scholes valuation model, is estimated to be $0.52 per warrant and $0.58 per warrant, respectively. As a result of the Convertible Preferred Stock Series B financing and the “down-round” provision, the Common Stock warrants and placement agent warrants were reissued to purchase 8.8 million shares of Common Stock at an exercise price of $0.60 per share.
The Successor Company recognizes these warrants as a liability at the fair value on each reporting date due to the “down-round” price protection provision. The Company measured the fair value of these warrants as of September 30, 2010, and recorded warrant income of $1.3 million resulting from the decrease in the liability associated with the fair value of the warrants for the three months ended September 30, 2010. The Company computed the value of the warrants using the Black-Scholes method. The fair value of the warrants will continue to be classified as a liability until such time as the warrants are exercised, expire or an amendment of the warrant agreements renders these warrants to be no longer classified as a liability.
The weighted average fair market value of the warrants was computed using the Black-Scholes option-pricing model with the following key assumptions as of the date indicated:

September 30,
2010
Expected life (years)	4.5 years
Interest rate	1.1%
Dividend yield	—
Volatility	63%

Rollforward of warrant liability from December 31, 2009 through September 30, 2010:

	December 31, 2009	Additions	Revaluation	September 30, 2010
Preferred stock class A warrants	$275,378	$—	$68,565	$343,943
Preferred stock class B warrants	207,611	—	136,332	343,943
Preferred stock co-placement warrants	152,287	—	(14,710)	137,577
Common stock warrants	—	2,654,752	(453,877)	2,200,875
Common stock placement warrants	—	235,958	(101,211)	134,747
Preferred stock series B warrants	—	2,466,374	(1,100,968)	1,365,406
Preferred stock series B co-placement warrants	—	222,235	(94,888)	127,347

Total	$635,276	$5,579,319	$(1,560,757)	$4,653,838

Warrant liability is comprised of the following as of September 30, 2010:

	Successor
	Number of	Fair Value of	Balance as of
	Warrants	Warrants	September 30, 2010
Preferred stock class A warrants	1,354,164	$0.25	$343,943
Preferred stock class B warrants	1,354,164	0.25	343,943
Preferred stock co-placement warrants	541,667	0.25	137,577
Common stock warrants	8,291,885	0.27	2,200,875
Common stock placement warrants	507,666	0.27	134,747
Preferred stock series B warrants	5,711,666	0.24	1,365,406
Preferred stock series B co-placement warrants	456,934	0.28	127,347

Total	18,218,146		$4,653,838

Warrant liability is comprised of the following as of December 31, 2009:

	Successor
	Number of	Fair Value of	Balance as of
	Warrants	Warrants	December 31, 2009
Preferred stock class A warrants	501,543	$0.55	$275,378
Preferred stock class B warrants	416,667	0.50	207,611
Preferred stock co-placement warrants	250,000	0.61	152,287

Total	1,168,210		$635,276

Note 11—Equity-based Compensation
Total stock-based compensation expense recognized in the three and nine months ended September 30, 2010, using the straight-line attribution method in the consolidated statement of operations is as follows:

	Successor	Successor
	Three months ended	Nine months ended
	September 30, 2010	September 30, 2010
Stock option compensation expense for employees and directors	$183,231	$729,619
Restricted stock expense	18,000	54,000
Equity awards for nonemployees issued for services	7,724	59,321

Total stock-based compensation expense	$208,955	$842,940

Total stock-based compensation expense recognized in the one month ended September 30, 2009 (successor) and the eight months ending August 31, 2009 (Predecessor) using the straight-line attribution method in the consolidated statement of operations is as follows:

	Successor	Predecessor
	One month ended	Eight months ended
	September 30, 2009	August 31, 2009
Stock option compensation expense for employees and directors	$286,622	$581,707
Restricted stock expense	150,000	—
Equity awards for nonemployees issued for services	308,994	1,746

Total stock-based compensation expense	$745,616	$583,453

On February 23, 2010, modifications were made to all fiscal year 2009 grants for directors and employees. The modifications provided for all options granted under the 2009 Plan in fiscal year 2009 to extend to a ten year term and allowed Directors to extend the exercise period after departure to one year. As a result of the modifications, the Successor Company recognized incremental compensation cost of $163,445 in the nine months ended September 30, 2010.
On February 1, 2010, the Successor Company granted options to purchase 1,650,000 shares of common stock to the chief executive officer. The weighted average fair market value using the Black-Scholes option-pricing model of these options granted was $0.63.
On April 1, 2010 and June 16, 2010, the Successor Company granted options to purchase 800,000 shares of common stock to a director and consultants. The weighted average fair market value using the Black-Scholes option-pricing model of these options granted was $0.46.
During the three months ended September 30, 2010, the Successor Company granted 720,000 shares of common stock to directors and consultant. The weighted average fair value using the Black-Scholes option-pricing model of these options granted was $0.34. The fair market value of the stock options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

Successor
Three Months Ended
September 30, 2010
Expected life (years)	4.9 years
Interest rate	1.5%
Dividend yield	—
Volatility	63%
There were no stock options exercised during the three and nine months ended September 30, 2010.
The total fair value of shares vested during the third quarter 2010 was $0.2 million. As of September 30, 2010, there was $0.9 million of total unrecognized compensation cost, related to non-vested stock options which vest over time. That cost is expected to be recognized over a weighted-average period of 2.2 years. As of September 30, 2010, there was $0.3 million of total unrecognized compensation expense related to performance-based, non-vested employee and consultant stock options. That cost will be recognized when the performance criteria within the respective performance-based option grants become probable of achievement.
Restricted stock
As of September 30, 2010, there was $0.1 million of total unrecognized compensation cost related to non-vested restricted stock that is expected to be recognized over a weighted-average period of 0.9 years.
Predecessor Company
Prior to September 3, 2009, the Predecessor Company maintained stock-based incentive compensation plans for employees and directors of the Company. On the Effective Date, the following stock option plans were terminated (and any and all awards granted under such plans were terminated and will no longer be of any force or effect): (1) the 2001 Stock Option and Appreciation Rights Plan, (2) the 2003 Stock Option and Appreciation Rights Plan, and (3) the 2005 Stock Option and Appreciation Rights Plan.

Note 12—Segment Information and Geographical information
The Successor Company has two reportable segments: Fibrocell Therapy and Agera. The Fibrocell Therapy segment specializes in the development and commercialization of autologous cellular therapies for soft tissue regeneration. The Agera segment maintains proprietary rights to a scientifically-based advanced line of skincare products. There is no intersegment revenue. The following table provides operating financial information for the continuing operations of the Successor Company’s two reportable segments:

	Segment
	Successor		Successor
Three Months Ended September 30, 2010	Fibrocell Therapy	Agera	Consolidated
Total operating revenue	$—	$243,677	$243,677

Segment loss from continuing operations	$(1,816,681)	$24,210	$(1,792,471)

Supplemental information related to continuing operations

Depreciation and amortization expense	$2,472	$—	$2,472

	Segment
	Successor		Successor
Nine Months Ended September 30, 2010	Fibrocell Therapy	Agera	Consolidated
Total operating revenue	$—	$716,809	$716,809

Segment income (loss) from continuing operations	$(8,219,599)	$13,722	$(8,205,877)

Supplemental information related to continuing operations

Depreciation and amortization expense	$5,612	$—	$5,612
Total assets as of September 30, 2010	7,030,849	589,085	7,619,934
Property and equipment, net	24,062	—	24,062
Intangible assets	6,340,656	—	6,340,656
An intercompany receivable as of September 30, 2010, of $0.9 million, due from the Agera segment to the Fibrocell Therapy segment, is eliminated in consolidation. This intercompany receivable is primarily due to the intercompany management fee charge to Agera by Fibrocell Technologies, as well as Agera working capital needs provided by Fibrocell Technologies, and has been excluded from total assets of the Fibrocell Therapy segment in the above table. There is no intersegment revenue. Total assets on the consolidated balance sheet at September 30, 2010 are approximately $7.6 million.

	Segment
	Predecessor		Predecessor
One Month Ended September 30, 2009	Isolagen Therapy	Agera	Consolidated
Total operating revenue	$—	$75,029	$75,029

Segment loss from continuing operations	$(1,953,067)	$(11,923)	$(1,964,990)

	Segment
	Predecessor		Predecessor
Two Months Ended August 31, 2009	Isolagen Therapy	Agera	Consolidated
Total operating revenue	$—	$130,740	$130,740

Segment income from continuing operations	$71,465,993	$474,740	$71,940,733

	Segment
	Predecessor		Predecessor
Eight Months Ended August 31, 2009	Isolagen Therapy	Agera	Consolidated
Total operating revenue	$—	$538,620	$538,620

Segment loss from continuing operations	$65,498,934	$381,306	$65,880,240

Supplemental information related to continuing operations

Depreciation and amortization expense	$—	$—	$—
Total assets as of September 30, 2009	7,886,894	592,746	8,479,640
Property and equipment, net	—	—	—
Intangible assets, net	—	—	—
An intercompany receivable as of September 30, 2009, of $1.0 million, due from the Agera segment to the Fibrocell Therapy segment, is eliminated in consolidation. This intercompany receivable is primarily due to the intercompany management fee charge to Agera by Fibrocell Technologies, Inc., as well as Agera working capital needs provided by Fibrocell Technologies, Inc., and has been excluded from total assets of the Fibrocell Therapy segment in the above table. There is no intersegment revenue. Total assets on the consolidated balance sheet at September 30, 2009 are approximately $8.5 million, which includes assets of discontinued operations of less than $0.1 million.
Geographical information concerning the Successor Company’s and Predecessor Company’s operations and assets are as follows:

	Revenue	Revenue	Revenue
	Successor	Successor	Predecessor
	Three months ended	One month ended	Two months ended
	September 30, 2010	September 30, 2009	August 31, 2009
United States	$54,367	$16,259	$40,656
United Kingdom	181,931	58,567	84,134
Other	7,379	203	5,950

	$243,677	$75,029	$130,740

	Revenue	Revenue	Revenue
	Successor	Successor	Predecessor
	Nine months ended	One month ended	Eight months ended
	September 30, 2010	September 30, 2009	September 30, 2009
United States	$176,215	$16,259	$187,289
United Kingdom	472,721	58,567	308,244
Other	67,873	203	43,087

	$716,809	$75,029	$538,620

During the three months ended September 30, 2010, revenue from one foreign customer and one domestic customer represented 75% and 15% of consolidated revenue, respectively. During the one month ended September 30, 2009, revenue from one foreign customer and one domestic customer represented 78% and 17% of consolidated revenue, respectively. During the two months ended August 31, 2009 revenue from one foreign customer and one domestic customer represented 64% and 20% of consolidated revenue, respectively.

During the nine months ended September 30, 2010, revenue from one foreign customer and one domestic customer represented 73% and 17% of consolidated revenue, respectively. During the one month ended September 30, 2009, revenue from one foreign customer and one domestic customer represented 78% and 17% of consolidated revenue, respectively. During the eight months ended August 31, 2009, revenue from one foreign customer and one domestic customer represented 57% and 23% of consolidated revenue, respectively.
As of September 30, 2010 and December 31, 2009, one foreign customer represented 89% and 87%, respectively, of accounts receivable, net.
Note 13—Subsequent Events
The Successor Company has raised approximately $1.7 million less fees as the result of the issuance of preferred stock and warrants in the period from October 1, 2010 to November 17, 2010. The Successor Company has also raised approximately $4.3 million less fees as the result of the issuance of preferred stock and warrants in December 2010 and January 2011.
Viriathus Capital LLC and John Carris Investments LLC were co-placement agents for the Transactions, and will receive cash compensation of $476,477 and warrants to purchase (i) 1,729 shares of Common Stock at an exercise price of $0.60 per share and (ii) 686,880 shares of Common Stock at an exercise price of $0.50 per share.
In connection with the September offering, the Company recorded on its September 30, 2010 balance sheet a $450,000 receivable of subscription proceeds, representing two subscriptions for an aggregate of 450 shares of Series B Preferred and warrants to purchase 750,000 shares. On November 17, 2010, the Company entered into a Termination Agreement with the two Subscribers owing the $450,000 to terminate their Securities Purchase Agreements. As a result, the Subscribers are no longer obligated to pay the Company the $450,000 and the Company is not obligated to issue the Series B Preferred shares or warrants. Accordingly, the $450,000 receivable will not be reflected on future balance sheets.
The Company announced on November 3, 2010, that it has signed an agreement to establish a joint venture (JV) with Hefei Meifu Bio-Tech Limited Co. (Meifu) for developing and marketing autologous fibroblast therapies in Asia, excluding Japan. The JV will be called Fibrocell Science Asia Co. Ltd.
Under the terms of the agreement, Fibrocell will provide access to its intellectual property, clinical data and manufacturing processes. Meifu will be responsible for all costs associated with construction and operation of a manufacturing facility in Hefei and commercialization, as well as all ongoing operational, research and development expenses.
On January 14, 2011, the board of directors agreed to provide: (i) Mr. David Pernock, Chief Executive Officer and President, with an option to purchase 2,100,000 shares of Company common stock; (ii) Mr. Declan Daly, Chief Financial Officer, with an option to purchase 1,065,000 shares of Company common stock; and (iii) Messrs. Kelvin Moore, Robert Langer, Marc Mazur, and George Korkos, each a director of the Company, with an option to purchase 200,000 shares of Company common stock. Each of the foregoing options has: (i) a ten-year term, (ii) an exercise price equal to the closing price of the Company’s common stock on the date of grant, and (iii) vests 50% on the date of grant; 25% on the one-year anniversary of the date of grant; and 25% on the two-year anniversary of the date of grant; provided in each case that the grantee is providing service to the Company on the vesting date.

FIBROCELL SCIENCE, INC.
10,073,693 Shares of Common Stock

PROSPECTUS

February _____, 2011
You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
          The following table sets forth the costs and expenses, other than underwriting discounts, payable by the registrant in connection with the sale of the shares of common stock being registered. All amounts are estimates except the fees payable to the SEC.

SEC Registration Fee	$162.26
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$5,000
Miscellaneous	$1,000
Total	$11,162.26

Item 14. Indemnification of Directors and Officers
          Fibrocell’s Certificate of Incorporation and Bylaws authorize it to indemnify directors, officers, employees and agents of Fibrocell against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any action, suit or proceeding, if the party to be indemnified acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of Fibrocell, and, with respect to any criminal action or proceeding, such party had no reasonable cause to believe his conduct was unlawful. The Certificate of Incorporation and the Bylaws of Fibrocell also authorize it to indemnify directors, officers, employees and agents of Fibrocell who are or were a party to or threatened to be a party to, any threatened, pending, or completed action or suit by or in the right of Fibrocell to procure a judgment in its favor by reason of the fact the he was a director, officer, employee or agent of Fibrocell or of another entity at the request of Fibrocell, against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Fibrocell, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to Fibrocell unless and to the extent that the court in which such suit or action was brought shall determine on application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
          The Bylaws also permit Fibrocell to enter into indemnity agreements with individual directors, officers, employees, and other agents. Fibrocell reserves the right to enter into such agreements with its directors and executive officers effective upon the closing of this offering. These agreements, together with the Bylaws and Certificate of Incorporation, may require Fibrocell, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors’ and officers’ insurance if available on reasonable terms.
          Fibrocell’s Certificate of Incorporation provides that directors shall have no personal liability to Fibrocell or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to Fibrocell or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of Delaware as it may from time to time be amended or any successor provision thereto, or (iv) for any transaction from which a director derived an improper personal benefit.
          Fibrocell currently has directors’ and officers’ liability insurance. Delaware General Corporation Law, Section 145, and the Certificate of Incorporation and Bylaws of Fibrocell provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Fibrocell has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 15. Recent Sales of Unregistered Securities
          On August 27, 2009, the United States Bankruptcy Court for the District of Delaware in Wilmington entered an order, or Confirmation Order, confirming the Joint First Amended Plan of Reorganization dated July 30, 2009, as supplemented by the Plan Supplement dated August 21, 2009, or the Plan, of Isolagen, Inc. and Isolagen’s wholly owned subsidiary, Isolagen Technologies, Inc. The effective date of the Plan was September 3, 2009.
          Pursuant to the Plan, all Isolagen equity interests, including without limitation its common stock, options and warrants outstanding as of the effective date were cancelled. On the effective date, Fibrocell completed an exit financing of common stock in the amount of $2 million. Fibrocell issued the following shares of common stock pursuant to the Plan:
▪ 7,320,000 shares, to its pre-bankruptcy lenders and the lenders that provided its debtor-in-possession facility, collectively;
▪ 3,960,000 shares, to the holders of the 3.5% convertible subordinated notes issued by Isolagen;
▪ 600,000 shares, to its management as of the effective date, which was its chief operating officer;
▪ 120,000 shares, to the holders of its general unsecured claims; and
▪ 2,666,666 shares, to the purchasers of shares in the exit financing (its pre-bankruptcy lenders, the lenders that provided the debtor-in-possession facility and the holders of the 3.5% convertible subordinated notes were permitted to participate in the exit financing).
          The common stock issued pursuant to the Plan was issued pursuant to Section 1145 of the United States Bankruptcy Code, which exempts the issuance of securities from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”).
          A condition precedent to Fibrocell’s exit from bankruptcy was that it execute an investment banking agreement with John Carris Investments LLC and Viriathus Capital LLC. In connection with this agreement, Fibrocell was required to pay a retainer, which consisted in part of the issuance of options to purchase an aggregate of 1,000,000 shares of common stock at $0.75 per share. These securities were issued pursuant to the exemption from registration permitted under Section 4(2) of the Securities Act.
          In October 2009, the Series A Preferred and the Class A and Class B warrants were sold in a transaction exempt from registration under the Securities Act, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each purchaser represented that it was an “accredited investor” as defined in Regulation D.
          In October 2009, Fibrocell entered into two consulting agreements with two individuals. Fibrocell issued the two consultants options to purchase 200,000 shares and 150,000 shares, respectively. The options have an expiration date five years from the date of issuance and an exercise price of $0.75 per share. The options were issued in a transaction exempt from registration under the Securities Act of 1933, in reliance on Section 4(2) thereof.
          In March 2010, Fibrocell sold the common stock and warrant being registered in this registration statement in a transaction exempt from registration under the Securities Act, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each purchaser represented that it was an “accredited investor” as defined in Regulation D.
          In July, September, October and November 2010, Fibrocell sold Series B Preferred and warrants in a transaction exempt from registration under the Securities Act, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each purchaser represented that it was an “accredited investor” as defined in Regulation D.
          In December 2010 and January 2011, Fibrocell sold Series D Preferred and warrants in a transaction exempt from registration under the Securities Act, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each purchaser represented that it was an “accredited investor” as defined in Regulation D.

Item 16. Exhibits and Financial Statement Schedules

Exhibit
Number	Description
2.1
Debtors’ First Amended Joint Plan of Reorganization dated July 30, 2009 and Disclosure Statement (filed as Exhibit 10.2 to the Company’s Form 10-Q for quarter ended June 30, 2009, filed on August 12, 2009 and as Exhibit 99.1 to our Form 8-K filed September 2, 2009)

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Form 8-K filed September 2, 2009)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Form 8-K filed September 2, 2009)

3.3	Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to our Form 8-K filed October 14, 2009)

3.4
Certificate of Designation of Preferences, Rights and Limitations of Series B 6% Cumulative Perpetual Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to our Form 8-K filed July 20, 2010)

3.5
Certificate of Designation of Preferences, Rights and Limitations of Series D 6% Cumulative Perpetual Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to our Form 8-K filed December 27, 2010)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Form 10-Q filed November 23, 2009)

4.2	Form of Class A/B Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to our Form 8-K filed October 14, 2009)

4.3	Form of 12.5% Promissory Note (incorporated by reference to Exhibit 10.1 to our Form 8-K filed September 10, 2009)

4.4	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to our Form 10-Q filed November 23, 2009)

4.5	Common Stock Purchase Warrant issued in March 2010 offering (incorporated by reference to Exhibit 4.1 to our Form 8-K filed March 3, 2010)

4.6	Common Stock Purchase Warrant issued in July, September, October and November 2010 offerings (incorporated by reference to Exhibit 4.1 to our Form 8-K filed July 20, 2010)

4.7	Form of Placement Agent Warrant issued in July, September, October and November 2010 offerings (incorporated by reference to our Form 8-K filed July 20, 2010)

*5	Opinion of Cozen O’Connor

10.1	Securities Purchase Agreement dated October 13, 2009 between the Company and the Series A Preferred Stock Purchasers (incorporated by reference to Exhibit 10.1 to our Form 8-K filed October 14, 2009)

10.2	Employment Agreement between the Company and Declan Daly (incorporated by reference to Exhibit 10.1 to our Form 10-Q filed November 23, 2009)

10.3	Consulting Agreement between the Company and Robert Langer (incorporated by reference to Exhibit 10.2 to our Form 10-Q filed November 23, 2009)

10.4	2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to our Form 10-Q filed November 23, 2009)

10.5	Lease Agreement between Isolagen, Inc and The Hankin Group dates April 7, 2005 (previously filed as an exhibit to the company’s Form 8-K, filed on April 12, 2005)

10.6	Purchase Option Agreement between Isolagen, Inc and 405 Eagleview Associates dated April 7, 2005 (previously filed as an exhibit to the company’s Form 8-K, filed on April 12, 2005)

10.7
Intellectual Property Purchase Agreement between Isolagen Technologies, Inc., Gregory M. Keller, and PacGen Partners (previously filed as an exhibit to the company’s amended Form S-1, as filed on October 24, 2003)

10.8	Employment Agreement between the Company and David Pernock (incorporated by reference to Exhibit 10.1 to our Form 8-K filed February 1, 2010)

Exhibit
Number	Description
10.9	Registration Rights Agreement between the Company and the Series A Preferred Stock Purchasers, dated October 13, 2009 (incorporated by reference to Exhibit 10.2 to our Form 8-K filed October 14, 2009)

10.10	Securities Purchase Agreement dated March 2, 2010 (incorporated by reference to Exhibit 10.1 to our Form 8-K filed March 3, 2010)

10.11	Registration Rights Agreement dated March 2, 2010 (incorporated by reference to Exhibit 10.1 to our Form 8-K filed March 3, 2010)

10.12	Securities Purchase Agreement dated July 13, 2010 (incorporated by reference to Exhibit 10.1 to our Form 8-K filed July 20, 2010)

10.13	Registration Rights Agreement dated July 16, 2010 (incorporated by reference to Exhibit 10.2 to our Form 8-K filed July 20, 2010)

10.14	Employment Agreement between the Company and Declan Daly (incorporated by reference to Exhibit 10.1 to our Form 8-K filed August 27, 2010)

21	List of Subsidiaries (previously filed as an exhibit to the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006)

*23.1	Consent of BDO USA, LLP (formerly known as BDO Seidman, LLP)

*23.2	Consent of Cozen O’Connor (included in Exhibit 5)

24.1	Power of Attorney (included on signature page)

*	Filed herewith.
     Item 17. Undertakings
     The undersigned registrant hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     2. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     3. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     i. If the registrant is relying on Rule 430B:
     A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

     ii. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     4. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exton, Commonwealth of Pennsylvania, on February 9, 2011.

FIBROCELL SCIENCE, INC.
By:	/s/ David Pernock
	Name:	David Pernock
	Title:	Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ * David Pernock	Chairman of the Board and Chief Executive Officer	February 9, 2011

/s/ Declan Daly Declan Daly	Director, Chief Financial Officer, Chief Operating Officer and Controller	February 9, 2011

/s/ * Kelvin Moore	Director	February 9, 2011

/s/ * Robert Langer	Director	February 9, 2011

/s/ * Mark Mazur	Director	February 9, 2011

/s/ * George Korkos	Director	February 9, 2011

By:	/s/ Declan Daly
Declan Daly
Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description
2.1
Debtors’ First Amended Joint Plan of Reorganization dated July 30, 2009 and Disclosure Statement (filed as Exhibit 10.2 to the Company’s Form 10-Q for quarter ended June 30, 2009, filed on August 12, 2009 and as Exhibit 99.1 to our Form 8-K filed September 2, 2009)

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Form 8-K filed September 2, 2009)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Form 8-K filed September 2, 2009)

3.3	Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to our Form 8-K filed October 14, 2009)

3.4
Certificate of Designation of Preferences, Rights and Limitations of Series B 6% Cumulative Perpetual Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to our Form 8-K filed July 20, 2010)

3.5
Certificate of Designation of Preferences, Rights and Limitations of Series D 6% Cumulative Perpetual Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to our Form 8-K filed December 27, 2010)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Form 10-Q filed November 23, 2009)

4.2	Form of Class A/B Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to our Form 8-K filed October 14, 2009)

4.3	Form of 12.5% Promissory Note (incorporated by reference to Exhibit 10.1 to our Form 8-K filed September 10, 2009)

4.4	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to our Form 10-Q filed November 23, 2009)

4.5	Common Stock Purchase Warrant issued in March 2010 offering (incorporated by reference to Exhibit 4.1 to our Form 8-K filed March 3, 2010)

4.6	Common Stock Purchase Warrant issued in July, September, October and November 2010 offerings (incorporated by reference to Exhibit 4.1 to our Form 8-K filed July 20, 2010)

4.7	Form of Placement Agent Warrant issued in July, September, October and November 2010 offerings (incorporated by reference to our Form 8-K filed July 20, 2010)

* 5	Opinion of Cozen O’Connor

10.1	Securities Purchase Agreement dated October 13, 2009 between the Company and the Series A Preferred Stock Purchasers (incorporated by reference to Exhibit 10.1 to our Form 8-K filed October 14, 2009)

10.2	Employment Agreement between the Company and Declan Daly (incorporated by reference to Exhibit 10.1 to our Form 10-Q filed November 23, 2009)

10.3	Consulting Agreement between the Company and Robert Langer (incorporated by reference to Exhibit 10.2 to our Form 10-Q filed November 23, 2009)

10.4	2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to our Form 10-Q filed November 23, 2009)

10.5	Lease Agreement between Isolagen, Inc and The Hankin Group dates April 7, 2005 (previously filed as an exhibit to the company’s Form 8-K, filed on April 12, 2005)

10.6	Purchase Option Agreement between Isolagen, Inc and 405 Eagleview Associates dated April 7, 2005 (previously filed as an exhibit to the company’s Form 8-K, filed on April 12, 2005)

10.7
Intellectual Property Purchase Agreement between Isolagen Technologies, Inc., Gregory M. Keller, and PacGen Partners (previously filed as an exhibit to the company’s amended Form S-1, as filed on October 24, 2003)

10.8	Employment Agreement between the Company and David Pernock (incorporated by reference to Exhibit 10.1 to our Form 8-K filed February 1, 2010)

Exhibit
Number	Description
10.9	Registration Rights Agreement between the Company and the Series A Preferred Stock Purchasers, dated October 13, 2009 (incorporated by reference to Exhibit 10.2 to our Form 8-K filed October 14, 2009)

10.10	Securities Purchase Agreement dated March 2, 2010 (incorporated by reference to Exhibit 10.1 to our Form 8-K filed March 3, 2010)

10.11	Registration Rights Agreement dated March 2, 2010 (incorporated by reference to Exhibit 10.1 to our Form 8-K filed March 3, 2010)

10.12	Securities Purchase Agreement dated July 13, 2010 (incorporated by reference to Exhibit 10.1 to our Form 8-K filed July 20, 2010)

10.13	Registration Rights Agreement dated July 16, 2010 (incorporated by reference to Exhibit 10.2 to our Form 8-K filed July 20, 2010)

10.14	Employment Agreement between the Company and Declan Daly (incorporated by reference to Exhibit 10.1 to our Form 8-K filed August 27, 2010)

21	List of Subsidiaries (previously filed as an exhibit to the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006)

*23.1	Consent of BDO USA, LLP (formerly known as BDO Seidman, LLP)

*23.2	Consent of Cozen O’Connor (included in Exhibit 5)

24.1	Power of Attorney (included on signature page)

*	Filed herewith.